UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.    )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒Preliminary Proxy Statement

☐Confidential, for Use of the Commission Only (as permitted by Rule 14a-6 (e) (2))

☐Definitive Proxy Statement

☐Definitive Additional Materials

☐Soliciting Material Pursuant to Section 240.14a-11 (c) or Section 240.14a-12

PEAK RESORTS, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

☐No fee required.

☒Fee computed on table below per Exchange Act Rules 14a-6 (i) (1) and 0-11.

(1)Title of each class of securities to which transaction applies: Common stock, $0.01 par value

(2)Aggregate number of securities to which transaction applies: Peak Resorts, Inc. will acquire 100% of the outstanding capital stock of Snow Time, Inc. in exchange for $76 million, $70 million payable in cash and $6 million of which will be paid in a number of shares of Peak Resorts, Inc. common stock based on the average closing price of the common stock during the 20 trading days preceding the closing of the acquisition. The aggregate number of securities and price per share is not determinable until the closing date of the acquisition.

(3)Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): See above.

(4)Proposed maximum aggregate value of transaction: $76,000,000.00

(5)Total fee paid:

$9,212.00

☐Fee paid previously with preliminary materials.

☐Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)Amount previously paid:

(2)Form, Schedule or Registration Statement No.:

(3)Filing Party:

(4)Date Filed:

i

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON OCTOBER 31, 2018

Dear Peak Resorts, Inc. Stockholders:

We are pleased to invite you to attend a special meeting of the Peak Resorts stockholders to be held at 10:00 a.m., Central time, telephonically (the “Special Meeting”).  At the Special Meeting, we will ask you to consider the following proposals:

1.

To approve, in accordance with Nasdaq Rule 5635(a), the issuance of the Series A Preferred Stock, Option Warrants, Financing Warrant, Extension Warrant and Common Stock upon conversion of the Series A Preferred Stock and exercise of the Option Warrants, Financing Warrant and Extension Warrant pursuant to the terms of the Commitment Letter (each as defined herein) (the “Nasdaq Proposal”); and

2.

To approve any motion properly brought before the Special Meeting to adjourn the Special Meeting, if necessary, to solicit additional votes in favor of the Nasdaq Proposal (the “Adjournment Proposal”).

These items of business are more fully described in the Proxy Statement accompanying this Notice of Special Meeting.

Stockholders of record as of the close of business on October 2, 2018 may vote at the Special Meeting or any postponements or adjournments thereof.

This Notice of Special Meeting and the accompanying Proxy Statement and form of proxy are being made available to all stockholders entitled to vote at the Special Meeting on or about October 4, 2018.

Your vote is important.  Whether or not you plan to attend the Special Meeting in person, we urge you to submit your vote via the Internet, telephone or mail.

We appreciate your continued support of Peak Resorts and look forward to either greeting you in person at the Special Meeting or receiving your proxy.

By Order of the Board of Directors,

Christopher J. Bub
Vice President,
Chief Financial Officer and
Corporate Secretary

Wildwood, Missouri
October 4, 2018

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON OCTOBER 31, 2018.  THIS PROXY STATEMENT AND THE ANNUAL REPORT ARE AVAILABLE AT:
http://ir.peakresorts.com/docs

ii

PROXY STATEMENT
______________________

SPECIAL MEETING OF STOCKHOLDERS
To Be Held On Wednesday, October 31, 2018
______________________

PEAK RESORTS’ MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.39

PEAK RESORTS, INC. AND SUBSIDIARIES NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTSF-31

INDEPENDENT AUDITOR’S REPORT...........................................................................................................................................F-36

SNOW TIME, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.............................................F-44

SNOW TIME, INC. AND SUBSIDIARIES NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS.F-55

ANNEX A  STOCK PURCHASE AGREEMENT.................................................................................................................................A-1

iii

PEAK RESORTS, INC.
17409 Hidden Valley Dr.
Wildwood, Missouri 63025

PROXY STATEMENT
FOR THE SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON WEDNESDAY, October 31, 2018

GENERAL INFORMATION

This Proxy Statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by our Board of Directors for use at the Special Meeting of Stockholders (the “Special Meeting”) of Peak Resorts, Inc., a Missouri corporation (“Peak Resorts” or the “Company”), and any postponements, adjournments or continuations thereof.  The Special Meeting will be held on Wednesday, October 31, 2018 at 10:00 a.m., Central Time telephonically for the purposes contained in the accompanying Notice of Special Meeting of Stockholders and in this Proxy Statement.  This Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended April 30, 2018 (the “Annual Report”) are first being mailed on or about October 4, 2018 to all stockholders entitled to vote at the Special Meeting.  This Proxy Statement summarizes the information that you will need to know to vote in an informed manner.

SUMMARY TERM SHEET

The following is a summary of the material provisions of the Stock Purchase Agreement, dated September 24, 2018 (the “Acquisition Agreement”) entered into by and among Peak Resorts and the stockholders (the “Sellers”) of Snow Time, Inc., a privately held Delaware corporation (“Snow Time”) pursuant to which, at the closing, we will acquire 100% of the outstanding capital stock of Snow Time held by the Sellers (the “Acquisition”).  The following summary is qualified in its entirety by reference to the complete text of the Acquisition Agreement, a copy of which is attached as Annex A to this Proxy Statement and incorporated herein by reference. This summary may not contain all of the information about the Acquisition Agreement that is important to you.  You should refer to the full text of the Acquisition Agreement for details of the transaction and the terms and conditions of the proposed Acquisition.

It is important to understand that we are not required to seek, nor are we seeking, stockholder approval of the proposed Acquisition of Snow Time or the issuance of shares of our common stock, $0.01 per share (the “Common Stock”), to the Sellers as consideration for the Acquisition.  Rather, we are only seeking approval of the Nasdaq Proposal, as described herein.

Information about the Parties

Peak Resorts

Peak Resorts, a Missouri corporation, is a leading owner and operator of high-quality, individually branded ski resorts in the U.S. and operates 14 ski resorts primarily located in the Northeast and Midwest, 13 of which are owned.  The majority of the resorts are located within 100 miles of major metropolitan markets, including New York City, Boston, Philadelphia, Cleveland and St. Louis, enabling day and overnight drive accessibility.  The Company’s resorts are comprised of nearly 1,859 acres of skiable terrain appropriate to a wide range of ages and abilities.  The activities, services and amenities available at the Company’s resorts include skiing, snowboarding, terrain parks, tubing, dining, lodging, equipment rentals and sales, ski and snowboard instruction, zip lines, mountain coasters, mountain biking, hiking and other summer activities.  Peak Resorts’ Common Stock is traded on the Nasdaq Global Market under the symbol “SKIS”.  The principal executive offices of Peak Resorts are located at 17409 Hidden Valley Drive, Wildwood, Missouri 63025, and its telephone number is (636) 938-7474.

Snow Time

Snow Time, a privately held Delaware corporation, owns and operates three ski resorts in Pennsylvania: Liberty Mountain Resort, Whitetail Resort and Roundtop Mountain Resort.  The three resorts are within driving distance of the Baltimore-Washington D.C. market, which comprises nearly 10 million people, and welcomed more than 600,000 visitors during the 2017/2018 ski season. Snow Time’s resorts offer a combined 65 trails, more than 325 skiable acres, and an average of approximately 700 vertical feet of terrain. Snow Time also operates two 18-hole golf courses, a 115-room hotel and 22,000 square foot conference center at Liberty Mountain Resort, and more than 20 food and beverage locations across its three resorts.  Snow Time’s principal executive offices are located at 100 Boxwood Lane, Suite 2, York, Pennsylvania 17402, and its telephone number is (717) 757-1508.  See “Business of Snow Time” for additional information about the business and operations of Snow Time.

The Acquisition and Acquisition Agreement

On September 24, 2018, Peak Resorts entered into the Acquisition Agreement with the stockholders of Snow Time, as Sellers, pursuant to which, at the closing, the Company will acquire 100% of the outstanding capital stock of Snow Time held by the Sellers.  Upon consummation of the Acquisition, we will own the assets and businesses of Snow Time.

The aggregate purchase price payable by the Company is $76.0 million, comprised of $70.0 million payable in cash and the remainder payable in shares of the Company’s Common Stock with a value equal to $6.0 million, determined based on the average closing price of the Common Stock for the 20 trading days immediately preceding the closing of the Acquisition.

Closing of the Acquisition is subject to customary closing conditions, including the completion of satisfactory due diligence relating to title and environmental matters.  The Company’s obligation to consummate the Acquisition is not subject to any condition related to the availability of financing.  The parties intend to close the Acquisition on or about November 8, 2018, subject to extension upon mutual consent, provided that either party may terminate the Acquisition Agreement if closing does not occur on or before November 30, 2018.  The Company has agreed to pay the Sellers a fee of $650,000 upon termination of the Agreement (other than as a result of a breach by Sellers of their representations, warranties, covenants and agreements under the Agreement).

See “Proposal 1: The Nasdaq Proposal” for additional information on the Acquisition and Acquisition Agreement.

The Commitment Letter

In connection with the Company’s entry into the Acquisition Agreement, the Company has entered into a commitment letter, dated as of September 20, 2018 (the “Commitment Letter”), with Cap 1 LLC (“Cap 1”), pursuant to which and subject to the terms and conditions set forth therein, Cap 1 has committed to provide a two-year senior secured term loan facility in the amount of $50.0 million (the “Term Loan”) to fund a portion of the cash consideration to be paid to the Sellers pursuant to the terms of the Agreement.  The Term Loan will be secured by all real property on which the resorts acquired pursuant to the Agreement are located and improvements thereon, together with related rights.  Interest on the Term Loan will be charged at a rate of 6.95%, subject to a 2.0% increase upon an event of default.  Amounts due under the Term Loan may be prepaid without penalty.  The Term Loan may be extended for an additional one-year period at the Company’s option.  If extended, the Company has agreed to issue Cap 1 a warrant to purchase 666,667 shares of Common Stock, exercisable immediately at $7.50 per share (the “Extension Warrant”).

Pursuant to the terms of the Commitment Letter, the Company has agreed that, as a condition to the funding of the Term Loan, it will exercise the existing option (the “Cap 1 Option”) to issue to Cap 1 an additional 20,000 shares of Series A Cumulative Convertible Preferred Stock (the “Series A Preferred Stock”), along with additional warrants to purchase up to 2,719,018 shares of Common Stock at exercise prices ranging from $6.50 to $9.00 per share (the “Option Warrants”), for an aggregate consideration of $20.0 million as provided by the terms of the Securities Purchase Agreement between the Company and Cap 1, dated as of August 22, 2016 (the “Cap 1 Agreement”).  The Company intends to use the proceeds from the sale of the Series A Preferred Stock to fund the remainder of the cash portion of the Acquisition purchase price.  As consideration for the Term Loan and in lieu of fees, upon funding, the Company has also agreed to issue Cap 1 an additional warrant to purchase 1,750,000 shares of Common Stock at $10.00 per share (the “Financing Warrant”).

The funding of the Term Loan is contingent on the satisfaction of certain conditions as described in this Proxy Statement, including obtaining stockholder approval to issue the Series A Preferred Stock, Option Warrants, Financing Warrants and Extension Warrants, and Common stock issuable thereunder, pursuant to Nasdaq Rule 5635(a).

See “Proposal 1: The Nasdaq Proposal” for additional information on the Commitment Letter, terms of the warrants and transactions contemplated thereunder.

Interests of Certain Persons

Cap 1 and its affiliates are currently the beneficial owners of approximately 40% of the Company’s common stock, which includes 5,898,668 shares issuable upon conversion of the Series A Preferred Stock and full exercise of the warrants currently held by Cap 1. Following the closing of the Acquisition, and assuming consummation of the transactions contemplated by the Term Loan, Cap 1 and its affiliates will be the beneficial owners of approximately 54% of the Company’s common stock, assuming full conversion of the Series A Preferred Stock and full exercise of all warrants held by Cap 1 (except for the Extension Warrant).  Full exercise of all warrants currently held by Cap 1 and warrants issuable to Cap 1 pursuant to the Commitment Letter would require Cap 1 to pay approximately $57.5 million in aggregate exercise prices, ranging from $6.50 per share to $10.00 per share. The closing price of the Company’s Common Stock on October 1, 2018 was $4.96. Cap 1 has agreed that for a period of up to three years following closing of the Acquisition, Cap 1 would be required to vote any shares of Common Stock acquired upon exercise of any warrant held by Cap 1 in accordance with the recommendations of the board of directors on matters submitted to a vote of the stockholders, subject to certain exceptions with respect to non-routine matters such as tender offers, mergers, acquisitions and similar transactions.

Rory A. Held is a member of the Company’s Board of Directors and was nominated for election by Cap 1 pursuant to the terms of the Stockholders’ Agreement between the Company and Cap 1 dated as of November 2, 2016 (the “Stockholders’ Agreement”).  Mr. Held serves as Executive Vice President and Portfolio Manager of Summer Road LLC, which serves as a family office and provides investment management services to Cap 1.  Mr. Held has no equity interest in, or other relationship with, Cap 1 or Summer Road LLC and is not compensated by Cap 1 or Summer Road LLC for his services as a director of the Company.  Mr. Held has no direct or indirect interest in the Acquisition or the securities issuable to Cap 1 pursuant to the terms of the Commitment Letter.

See “Proposal 1: The Nasdaq Proposal” for additional information on the ownership and voting rights of Cap 1.

Voting Agreement

Effective as of October 1 2018, Mr. Timothy Boyd, Mr. Stephen Mueller and Mr. Richard Deutsch, in their respective capacities as stockholders of Peak Resorts, and Cap 1 have entered into a voting agreement with the Company pursuant to which such stockholders agreed, among other things, to vote their respective shares of Common Stock of Peak Resorts in favor of the approval of the Nasdaq Proposal and Adjournment Proposal and against any action, proposal, transaction, or agreement that could reasonably be expected to interfere with, delay, discourage, adversely affect, or inhibit approval of the Nasdaq Proposal or the timely consummation of the Acquisition (the “Voting Agreement”).  Notwithstanding the foregoing, the Voting Agreement will not impair the right or ability of stockholders who are also directors to exercise their fiduciary duties in their capacities as directors of the Company.  Collectively, Messrs. Boyd, Mueller and Deutsch and Cap 1 own approximately 43.4% of the voting power of the Company.

Effect of the Transactions on Peak Resorts Stockholders

The Company’s stockholders will continue to hold their existing shares of Peak Resorts Common Stock following the Acquisition and transactions contemplated pursuant to the terms of the Commitment Letter.  However, the issuance of the Common Stock to the Sellers in connection with the Acquisition and the issuance of the Common Stock underlying the Series A Preferred Stock and various warrants to Cap 1 in connection with the Commitment Letter will dilute the ownership and voting interests of Peak Resorts’ current stockholders.

See “The Proposed Acquisition of Snow Time and Related Financing” and “Principal Stockholders” for additional information.

Risk Factors

There are a number of risks relating to the Acquisition and financing thereof pursuant to the terms of the Commitment Letter. See “Risk Factors” for a discussion of these risks.

QUESTIONS AND ANSWERS ABOUT THE TRANSACTIONS AND THE SPECIAL MEETING

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this Proxy Statement.  You should read this entire Proxy Statement carefully.  Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this Proxy Statement.

Q:Which items will be voted on at the Special Meeting?

A:Stockholders will vote on the following items at the Special Meeting:

1.

To approve, in accordance with Nasdaq Rule 5635, the issuance of the Series A Preferred Stock, Option Warrants, Financing Warrant, Extension Warrant and Common Stock upon conversion of the Series A Preferred Stock and exercise of the Option Warrants, Financing Warrant and Extension Warrant pursuant to the terms of the Commitment Letter (the “Nasdaq Proposal”); and

2.

To approve any motion properly brought before the Special Meeting to adjourn the Special Meeting, if necessary, to solicit additional votes in favor of the Nasdaq Proposal (the “Adjournment Proposal”).

Q:How does the Board of Directors recommend I vote on these proposals?

A:The Board of Directors recommends a vote:

1.	FOR the Nasdaq Proposal; and
2.	FOR the Adjournment Proposal.
Q:Who pays for the proxy solicitation process?

A:Peak Resorts will pay the cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes.  We may, on request, reimburse brokerage firms and other nominees for their expenses in forwarding proxy materials to beneficial owners.  In addition to soliciting proxies by mail, we expect that our directors, officers and employees may solicit proxies in person or by telephone or facsimile.  None of these individuals will receive any additional or special compensation for doing this, although we may reimburse these individuals for their reasonable out-of-pocket expenses.

Q:Why are we seeking stockholder approval of the Nasdaq Proposal?

A:Our Common Stock is traded on Nasdaq. Nasdaq Listing Rule 5635(a) requires us to seek stockholder approval with respect to issuances of our Common Stock when the shares to be issued are being issued in connection with the acquisition of the stock of another company, including as part of the acquisition funding, and are equal to 20% or more of our outstanding Common Stock before the issuance.  The issuance of the Series A Preferred Stock, Option Warrants, Financing Warrant and Extension Warrant to Cap 1 to be issued in connection with the Acquisition of Snow Time would result in the potential issuance of 8,315,335 shares of the Company’s Common Stock to Cap 1 upon conversion of the Series A Preferred Stock and full exercise of the Option Warrants, Financing Warrant and Extension Warrant, which exceeds 20% of the Company’s pre-Acquisition issued and outstanding shares of Common Stock. As such, under Nasdaq rules, we are required to seek stockholder approval of the issuance of these securities to Cap 1.

Q:Have any of our stockholders agreed to vote in favor of the Nasdaq Proposal?

A.

Yes, certain stockholders of the Company having approximately 43.4% of our Company’s voting power have entered into the Voting Agreement pursuant to which they have agreed, among other things, to vote in favor of the Nasdaq Proposal and the Adjournment Proposal.

Q:What will be the effect of the failure to adopt the Nasdaq Proposal?

A:We are not seeking stockholder approval for the Acquisition or the issuance of the Snow Time Shares to the Sellers.  However, we intend to fund the $70.0 million cash portion of the Acquisition purchase price with proceeds from the Term Loan and sale of the securities pursuant to the Cap 1 Option exercise. Cap 1’s obligation to fund the Term Loan is conditioned upon our ability to exercise the Cap 1 Option. As consideration for the Term Loan, we have also agreed to issue the Financing Warrant to Cap 1, and upon the extension of the Term Loan, we will be required to issue Cap 1 the Extension Warrant. We are seeking stockholder approval of the Nasdaq Proposal to enable us to satisfy our obligations and the conditions set forth in the Commitment Letter.

If the stockholders do not approve the Nasdaq Proposal, we will need to seek alternative sources of financing to pay all or a portion of the cash portion of the Acquisition purchase price. If we are not able to obtain such financing, we will not be able to close the Acquisition, the transaction will be terminated, and we will be required to pay a termination fee in the amount of $650,000.

Please see “Proposal 1: The Nasdaq Proposal” and “Risk Factors” for additional information and risks relating to the Acquisition.

Q:Who may vote at the Special Meeting?

A:Only the holders of shares of our Common Stock and shares of our Series A Preferred Stock of record at the close of trading on October 2, 2018 (the “Record Date”) are entitled to receive notice of, to attend, and to vote at the Special Meeting. As of the Record Date, there were 13,982,400 shares of Common Stock issued and outstanding, held by ten holders of record.

As of the Record Date, there were 20,000 shares of Series A Preferred Stock issued and outstanding, held by one holder of record, Cap 1. Subject to the conditions and in accordance with the terms set forth in the Certificate of Designation governing the Series A Preferred Stock, the Series A Preferred Stock is convertible into shares of Common Stock. The terms of the Series A Preferred Stock provide that as the holder, Cap 1 is entitled to vote, on an as-converted basis, together with holders of our Common Stock on all matters submitted to a vote of the holders of our Common Stock. As of the Record Date, Cap 1 has the right to vote the equivalent of 3,179,650 shares of Common Stock, as calculated pursuant to the conversion provisions of the Certificate of Designation (together with the outstanding shares of Common Stock on the Record Date, the “Voting Shares”). Together with the 2,026,500 shares of Common Stock held by Cap 1 and its affiliates, Cap 1 and its affiliates have the right to vote 5,206,150 shares on the Record Date, representing approximately 30.3% of the shares entitled to vote on the proposals presented in this Proxy Statement.

At the Record Date for the Special Meeting, the Company’s directors and executive officers have the right to vote 2,272,320 shares of Common Stock, which represents approximately 13.2% of the total shares entitled to vote at the Special Meeting. Collectively at the Record Date, the Company’s directors, executive officers and Cap 1 and its affiliates have the right to vote 7,478,470 shares of Common Stock, or approximately 43.6% of the shares entitled to vote.

Unless otherwise, indicated, references to “shares” throughout this Proxy statement refer to shares of our Common Stock and shares of Series A Preferred Stock. Each Voting Share is entitled to one vote on each matter at the Special Meeting.

Q:What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

A:Stockholder of Record.  If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the stockholder of record with respect to those shares, and the proxy materials were sent directly to you by Peak Resorts.

Beneficial Owner of Shares Held in Street Name.  If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the “beneficial owner” of shares held in “street name,” and the proxy materials were forwarded to you by that organization.  The organization holding your account is considered the stockholder of record for purposes of voting at the Special Meeting.  As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account.  Beneficial owners are also invited to attend the Special Meeting.  However, since a beneficial owner is not the stockholder of record, you may not vote your shares in person at the Special Meeting unless you follow the procedures for obtaining a legal proxy from your broker, bank or other nominee.  If you request a printed copy of our proxy materials by mail, your broker, bank or nominee will provide a voting instruction card for you to use.

Q:How do I vote?

A:If you are a stockholder of record, there are four ways to vote:

•	In person. You may vote in person at the Special Meeting. The Company will give you a ballot when you arrive.
•	Via the Internet. You may vote by proxy via the Internet by following the instructions found on the proxy card included within these proxy materials.
•	By Telephone. You may vote by proxy by calling the toll free number found on the proxy card included within these proxy materials.
•	By Mail. If you received printed proxy materials, you may vote by proxy by filling out the proxy card included within these proxy materials and returning it in the envelope provided.

If your shares are held in street name, you will receive voting instructions from your broker, bank or other nominee.  You must follow the voting instructions provided by your broker, bank or other nominee in order to instruct your broker, bank or other nominee on how to vote your shares.  Street name stockholders should generally be able to vote by returning an instruction card, or by telephone or on the Internet.  However, the availability of telephone and Internet voting will depend on the voting process of your broker, bank or other nominee.  As discussed above, if you are a street name stockholder, you may not vote your shares in person at the Special Meeting unless you obtain a legal proxy from your broker, bank or other nominee.

Please note that the Internet and telephone voting facilities will close at 11:59 p.m., Eastern Time on the day before the Special Meeting.

Q:If I submit a proxy, how will it be voted?

A:When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Special Meeting in accordance with the instructions of the stockholder.  If no specific instructions are given, the shares will be voted in accordance with the recommendations of our Board of Directors as described above.  If the Special Meeting is adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have revoked your proxy instructions, as described below under “Can I change my vote or revoke my proxy?”  Timothy Boyd and Christopher Bub have been designated as proxies by our Board of Directors.

Q:What should I do if I get more than one set of voting materials for the Special Meeting?

A:Stockholders may receive more than one set of voting materials, including multiple proxy cards or voting instruction cards.  For example, stockholders who hold shares in more than one brokerage account may receive separate sets of voting instructions for each brokerage account in which shares are held.  Stockholders of record whose shares are registered in more than one name will receive more than one proxy card.  You should vote in accordance with all of the proxy cards and voting instruction cards you receive relating to the Special Meeting to ensure that all of your shares are counted.

Q:Can I change my vote or revoke my proxy?

A:You may change your vote or revoke your proxy prior to the taking of the vote at the Special Meeting.  If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Special Meeting by:

•	entering a new vote by Internet or by telephone;
•	returning a later-dated proxy card;
•	notifying our Secretary, in writing, at Peak Resorts, Inc., 17409 Hidden Valley Drive, Wildwood, Missouri 63025; or
•	completing a written ballot at the Special Meeting.

If you are a street name stockholder, your broker, bank or other nominee can provide you with instructions on how to change your vote.

Q:Can I attend the Special Meeting in person?

A:You are invited to attend the Special Meeting if you are a registered stockholder or a street name stockholder as of the close of trading on October 2, 2018, the Record Date.  In order to enter the Special Meeting, you must present a form of photo identification acceptable to us, such as a valid driver’s license or passport.  If you hold your shares beneficially in street name, you will need to provide proof of stock ownership as of the Record Date.  Please note that since a street name stockholder is not the stockholder of record, you may not vote your shares in person at the Special Meeting unless you follow the procedures of your broker, bank or other nominee for obtaining a legal proxy.  Please be aware that attendance at the Special Meeting will not, by itself, revoke a proxy.

Q:How many shares must be present or represented to conduct business at the Special Meeting?

A:At the Special Meeting, the presence in person or by proxy of a majority of the shares issued and outstanding and entitled to vote at the Special Meeting is required for the Special Meeting to proceed.  If you have returned valid proxy instructions or attend the Special Meeting in person, your shares will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters at the Special Meeting.  If there is no quorum, the chairman of the meeting or a majority of the shares present at the Special Meeting may adjourn the Special Meeting to another date.  Abstentions are counted as shares present and entitled to vote for purposes of determining a quorum.  Since there are no non-routine matters being voted on at the Special Meeting, we will not have any broker non-votes at the Special Meeting, which are described in more detail below.

Q:What are broker non-votes?

A:Generally, a broker non-vote occurs when a bank, broker or other nominee that holds shares in “street name” for customers is precluded from exercising voting discretion on a particular proposal because (i) the beneficial owner has not instructed the bank, broker or other nominee how to vote, and (ii) the bank, broker or other nominee lacks discretionary voting power to vote the shares. A bank, broker or other nominee does not have discretionary voting power with respect to the approval of “non-routine” matters absent specific voting instructions from the beneficial owners of the shares.

If the proposals to be acted upon at any meeting include both routine and non-routine matters, the banker, broker or other nominee may turn in a proxy card for uninstructed shares that votes with respect to routine matters but not with respect to non-routine matters.  The “non-vote” with respect to non-routine matters is called a “broker non-vote.”  Each of the NASDAQ Proposal and the Adjournment Proposal is considered a non-routine matter.  Since there are no non-routine matters being voted on at the Special Meeting, we will not have any broker non-votes at the Special Meeting.  As a result, banks, brokers and other nominees are not allowed to vote on these matters unless they have received voting instructions from the beneficial owner of the shares.  Your bank, broker or other nominee will send you instructions on how you can instruct them to vote on these proposals.  If you do not provide voting instructions, your bank, broker or other nominee will not vote your shares on these proposals.

Q:What is the voting requirement to approve each of the proposals?

A:The Nasdaq Proposal must be approved by the affirmative vote of a majority of votes cast, meaning the number of shares voted “for” a proposal must exceed the number of shares voted “against” such proposal. Abstentions are not considered votes cast for the foregoing purpose, and will have no effect on the vote for the Nasdaq Proposal.

The Adjournment Proposal must be approved by the affirmative vote of holders of a majority of our common stock present in person or represented by proxy at the Special Meeting and entitled to vote.  An abstention will have the effect of a vote against the Adjournment Proposal.

Stockholders are not entitled to dissenter’s rights for their shares in connection with the proposals included in this Proxy Statement.

Q:Who will tabulate the votes?

A: A representative of Computershare Trust Company, N.A., our transfer agent, will serve as the Inspector of Election and will tabulate the votes at the Special Meeting.

Q:How can I find the results of the Special Meeting?

A:Preliminary results will be announced at the Special Meeting.  Final results also will be published in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission (the “SEC”) within four business days after the Special Meeting.  If the official results are not available at that time, we will provide preliminary voting results in the Current Report on Form 8-K and will provide the final results in an amendment to the Current Report on Form 8-K as soon as they become available.

Q:Will my vote be kept confidential?

A:Proxies, ballots and voting tabulations are handled on a confidential basis to protect your voting privacy.  This information will not be disclosed, except as required by law.

Q:What if I need to change my mailing address?

A:You may contact our transfer agent, Computershare Trust Company, N.A., Stockholder Services, by telephone at (800) 962-4284 (toll free within the U.S.) or (781) 575-4247 (outside the U.S.), or online at https://www-us.computershare.com/Investor/, if you need to change your mailing address.

Q:Will representatives of Peak Resorts’ independent registered public accounting firm and Snow Time’s independent accounting firm be at the Special Meeting?

A:Representatives of RSM US LLP, Peak Resorts’ independent registered public accounting firm, and RKL LLP, Snow Time’s independent accounting firm, are expected to have representatives at the Special Meeting who will have the opportunity to make a statement and who will be available to answer appropriate questions.

Q:What are the implications of being an “emerging growth company”?

A:We are an “emerging growth company,” as that term is used in the Jumpstart Our Business Startups Act of 2012 and, as such, have elected to comply with certain reduced public company reporting requirements.  As an emerging growth company, we are permitted to provide less extensive disclosure about our executive compensation. We have elected to take advantage of scaled disclosure requirements for executive compensation.  We will remain an emerging growth company until the earlier of (i) the end of the fiscal year in which our annual revenues exceed $1.07 billion; (ii) the end of the fiscal year in which the fifth anniversary of our initial public offering occurred; (iii) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt; and (iv) the date on which we qualify as a large accelerated filer.

   Q:What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

A:Stockholder Proposals

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our Secretary in a timely manner.  For a stockholder proposal to be considered for inclusion in our proxy statement for our 2019 annual meeting of stockholders, our Secretary must receive the written proposal at our principal executive offices not later than April 30, 2019.  In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to:

Peak Resorts, Inc.

Attn: Secretary

17409 Hidden Valley Drive

Wildwood, MO  63025

Our Amended and Restated By-Laws, as amended, (the “By-laws”) also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our By-laws provide that the only business that may be conducted at an annual meeting is business that is (i) specified in our proxy materials with respect to such meeting given by or at the direction of the Board of Directors or the persons calling the meeting pursuant to the Amended and Restated Articles of Incorporation, (ii) otherwise properly brought before the annual meeting by or at the direction of our Board of Directors, or (iii) properly brought before the annual meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our Secretary, which notice must contain the information specified in our By-laws.  To be timely for our 2019 annual meeting of stockholders, our Secretary must receive the written notice at our principal executive offices (i) not earlier than July 11, 2019 and (ii) not later than August 10, 2019.

In the event that we hold our 2019 annual meeting of stockholders more than 30 days before the one-year anniversary of the annual meeting to be held on October 9, 2018, then notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the close of business on the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs.

If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting does not appear to present his, her or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.

Nomination of Director Candidates

You may propose director candidates for consideration by our nominating and corporate governance committee.  Any such recommendations should include the nominee’s name, qualifications, other relevant biographical information and an indication of the willingness of the proposed nominee to serve on our Board of Directors and should be directed to:

Peak Resorts, Inc.

Attn: Chair of the Nominating and Corporate Governance Committee

17409 Hidden Valley Drive

Wildwood, MO  63025

In addition, our By-laws permit stockholders to nominate directors for election at an annual meeting of stockholders.  To nominate a director, the stockholder must provide the information required by our By-laws.  In addition, the stockholder must give timely notice to our Secretary in accordance with our By-laws, which, in general, require that the notice be received by our Secretary within the time period described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in a proxy statement.  The By-laws also permit any stockholder to nominate a director for election pursuant to a written agreement with the Company that has been approved by the Board of Directors if that nominee meets the qualifications set forth in such written agreement.

Availability of By-laws

A copy of our By-laws is available on our website at www.peakresorts.com under the “Investors—Corporate Governance” sections of the website.  You may also contact our Secretary at our principal executive offices for a copy of the relevant By-law provisions regarding the requirements for making stockholder proposals and nominating director candidates.

RISK FACTORS

Before you make your decision regarding how to vote on the Nasdaq Proposal and Adjournment Proposal set forth in this Proxy Statement, you should carefully consider each of the following risk factors and all of the other information contained in this Proxy Statement.  The risk factors described below related primarily to the Acquisition of Snow Time and the integration of Snow Time and its business, as well as risks relating to the transaction contemplated by the Commitment Letter.

The risk factors described below are not the only risks that we will face following the Acquisition.  Furthermore, additional risks and uncertainties not currently known to us may also materially and adversely affect our business operations and financial condition or the price of our Common Stock.  Additional information on material risks related to the Company, which may also affect the success of the acquired Snow Time resorts and business, can be found in Peak Resorts’ Annual Report on Form 10-K, as updated by the Company’s subsequent Quarterly Reports on Form 10-Q, all of which are filed with the SEC.  You should also read and consider the other information in this proxy statement.  Please see the section entitled “Where You Can Find More Information” of this Proxy Statement.

Risks Relating to the Acquisition
If we fail to obtain stockholder approval of the Nasdaq Proposal, we may be unable to consummate the Acquisition.

We intend to pay the cash portion of the Acquisition purchase price with the $50 million Term Loan funds and $20 million in proceeds from the sale of the Series A Preferred Stock, and issuance of accompanying Option Warrants, to Cap 1 pursuant to the terms of the Commitment Letter.  Funding of the Term Loan is conditioned upon our ability to issue the Series A Preferred Stock and Option Warrants to Cap 1.  Additionally, we have agreed to issue to Cap 1 the Financing Warrant and Extension Warrant, as may be necessary, pursuant to the terms of the Commitment Letter.  Issuance of the Common Stock underlying the Series A Preferred Stock and various warrants to Cap 1 will result in the issuance of more than 20% of the total number of shares of our Common Stock outstanding before the transactions contemplated by the Acquisition Agreement and Commitment Letter. Nasdaq Listing Rule 5635(a) requires stockholder approval when, in connection with an acquisition of stock or assets of another company, we issue a number of shares of our Common Stock that equals or exceeds 20% of the total number of shares of our Common Stock or voting power outstanding before the transaction.

If we fail to obtain the necessary stockholder approval, Cap 1 will not be required to fund the Term Loan, and we will be required to find alternative financing sources to fund the Snow Time Acquisition.  Even if we are able to secure alternative financing on similar terms, there is no assurance that such financing will be available to us before the November 30, 2018 Acquisition Agreement termination date, or that the Sellers will agree to an extension.  In such case, we will likely forfeit our opportunity to close the Acquisition and be required to pay the termination fee of $650,000 to the Sellers.

Failure to satisfy the Acquisition closing conditions and consummate the Acquisition could negatively impact our business, financial condition, results of operations or stock prices.

Completion of the Acquisition is subject to various customary closing conditions, including the accuracy of the representations and warranties of the parties contained in the Acquisition Agreement, the parties’ performance and compliance in all material respects with the agreements and covenants contained in the Acquisition Agreement, no material adverse effect to Snow Time, issuance of title commitments, satisfactory completion of environmental and other due diligence, and such other conditions as are set forth in the Acquisition Agreement.  The required conditions to closing may not be satisfied in a timely manner, if at all, or they may be waived.  Satisfaction of certain of the closing conditions is out of our control.  If the Acquisition is not consummated for these or any other reasons, our ongoing business may be adversely affected and will be subject to a number of risks and consequences, including the following:

•

we must pay the substantial fees and expenses we incurred related to the Acquisition, such as legal, accounting, printing, and synergy planning fees and expenses, even if the Acquisition is not consummated and, except in certain circumstances, we may not be able to recover such fees and expenses;

•

matters relating to the Acquisition may require substantial commitments of time and resources by our management, which could otherwise have been devoted to other opportunities that may have been beneficial to us;

•	the market price of our Common Stock may decline to the extent that the current market price reflects a market assumption that the Acquisition will be consummated;
•	we may experience negative reactions to the termination of the Acquisition from resort visitors, business partners, lenders, and employees; and

•	we would not realize any of the anticipated benefits of having consummated the Acquisition.

In addition, any delay in the consummation of the Acquisition, or any uncertainty about the consummation of the Acquisition, may adversely affect our future business, growth, revenue, and results of operations.

The Acquisition could harm our business, operating results, or financial condition.

We may incur substantial expenses in connection with the integration of the business, policies, procedures, operations, technologies, and systems of Snow Time.  There are a large number of systems and functions that must be integrated, including, but not limited to, management information, accounting and finance, payroll, and benefits and regulatory compliance.  Acquisitions are particularly challenging because the prior practices of target companies may not meet the requirements of the Sarbanes-Oxley Act of 2002 or U.S. GAAP standards.  While we have assumed that a certain level of expenses would be incurred, there are a number of factors beyond our control that could affect the total amount or the timing of all of the expected integration expenses.  Moreover, many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time.

We may be unable to successfully integrate our business with the business of Snow Time and realize the anticipated benefits of the Acquisition.

The Acquisition involves the combination of the businesses of two companies that currently operate as independent companies.  Our management will be required to devote significant attention and resources to integrating our business practices and operations with those of Snow Time. Potential difficulties we may encounter as part of the integration process include, but are not limited to, the following:

•	inability to successfully combine our business with the business of Snow Time in a manner that permits us to achieve the full synergies anticipated from the Acquisition;
•

complexities associated with managing our business and the business of Snow Time following the Acquisition, including the challenge of integrating complex systems, technology, networks, and other assets of each of the companies in a seamless manner that minimizes any adverse impact on customers, suppliers, employees, and other constituencies;

•	integrating the workforces of the two companies while maintaining focus on providing consistent, high quality customer service; and
•	potential unknown liabilities and unforeseen increased expenses or delays associated with the Acquisition, including costs to integrate the two companies that may exceed anticipated costs.

Any of the difficulties listed above could adversely affect our ability to maintain relationships with resort visitors, suppliers, employees, lenders, and other constituencies or our ability to achieve the anticipated benefits of the Acquisition.

Our actual financial and operating results after the Acquisition could differ materially from any expectations or guidance provided by us concerning future results, including (without limitation) expectations or guidance with respect to the financial impact of any cost savings and other potential synergies.

We currently expect to realize an increase in gross revenue and other synergies as a result of the proposed Acquisition.  These expectations are subject to numerous assumptions, however, including assumptions derived from our diligence efforts concerning the status of and prospects for Snow Time’s business, which we do not currently control, and assumptions relating to the near-term prospects for our industry generally and the markets for Snow Time’s resorts in particular. Additional assumptions that we have made include, without limitation, the following:

•	projections of future revenues;
•	anticipated cost savings and other synergies associated with the Acquisition;
•	our expected capital structure after the Acquisition;
•	amount of goodwill and intangibles that will result from the Acquisition;
•	the fair value of the assets acquired and liabilities assumed from Snow Time;
•	certain other purchase accounting adjustments that we expect to record in our financial statements in connection with the Acquisition;

•	Acquisition costs, including transaction costs payable to our financial, legal, and accounting advisors; and
•	other financial and strategic risks of the Acquisition.

We cannot provide any assurances with respect to the accuracy of our assumptions, including our assumptions with respect to future revenues or revenue growth rates, if any, of Snow Time, and we cannot provide assurances with respect to our ability to realize any cost savings that we currently anticipate.  Risks and uncertainties that could cause our actual results to differ materially from currently anticipated results include, but are not limited to, those discussed in this “Risk Factors” section and those relating to our business and industry as discussed in our filings with the SEC.  Any failure to integrate Snow Time successfully and to realize the financial benefits we currently anticipate from the Acquisition would have a material adverse impact on our future operating results and financial condition and could materially and adversely affect the trading price or trading volume of our Common Stock.

The obligations and liabilities of Snow Time, some of which may be unanticipated or unknown, may be greater than we have anticipated, which may diminish the value of Snow Time to us.

Snow Time’s obligations and liabilities, some of which may not have been disclosed to us or may not be reflected or reserved for in Snow Time’s historical financial statements, may be greater than we have anticipated.  The obligations and liabilities of Snow Time could have a material adverse effect on Snow Time’s value to us or on our business, financial condition, or results of operations.  In the event that we are responsible for liabilities substantially in excess of any amounts recovered through rights to indemnification or alternative remedies that might be available to us, or any applicable insurance, we could suffer consequences that would substantially reduce our earnings and cash flows or otherwise materially and adversely affect our business, financial condition, or results of operations.

Our future results following the Acquisition may differ materially from the financial information included in this Proxy Statement.

The financial information contained in this Proxy Statement is presented for purposes of presenting our historical consolidated financial statements and is not necessarily indicative of the financial condition or results of operations of the Company following the Acquisition.  The financial information reflects adjustments, which are based upon preliminary estimates, to allocate the purchase price to Snow Time’s acquired assets and liabilities.  The purchase price allocation reflected in this Proxy Statement is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of Snow Time as of the date of the consummation of the Acquisition.  In addition, the assumptions used in preparing the financial information may not prove to be accurate, and other factors may affect our financial condition and results of operations following the Acquisition.

Risks Relating to the Term Loan
We may be unable to secure the Term Loan.

We expect to use the net proceeds of the Term Loan to pay part of the cash portion of the Acquisition purchase price. However, the funding of the Term Loan is contingent on the satisfaction of certain conditions, including (i) the execution and delivery of mutually acceptable loan documentation and satisfaction of other customary conditions for debt facilities of this type; (ii) the absence of any circumstance that could reasonably be expected to have a material adverse effect on Snow Time; (iii) satisfaction of the terms and covenants, including consent rights of the Company’s current lenders, under the Company’s existing debt agreements; (iv) consummation of the Acquisition in accordance with the Acquisition Agreement; and (v) exercise of the Cap 1 Option by the Company. The Company is required to obtain shareholder approval to issue the additional shares of Series A Preferred Stock and warrants to Cap 1 pursuant to the Cap 1 Option exercise and the terms of the Commitment Letter, as required by the Nasdaq Listing Rules and as described in this Proxy Statement.

Satisfaction of certain of these conditions is out of our control.  If we are unable to satisfy such conditions, we may be unable to secure the Term Loan and will be required to find alternative debt or equity capital on acceptable terms or at all in order to consummation the Acquisition.  We cannot assure you that we will be able to obtain the Term Loan from Cap 1 or any alternative financing.  Our inability to obtain financing may prevent us from fulfilling our obligations under the Acquisition Agreement to consummate the Acquisition.

Funding of the Term Loan is subject to the consent of our existing lenders and entry into a mutually acceptable intercreditor agreement among Cap 1 and our existing lenders.

We are currently a party to various debt agreements with our existing lenders that provide our lenders with certain rights regarding the Acquisition and entry into the Term Loan with Cap 1, including the rights of the lenders to consent to the incurrence of additional debt. Funding of the Term Loan is also conditioned upon the receipt of any required consents from our existing lenders.

While our lenders have given us their contingent consents on the incurrence of the Term Loan debt, their final consents are subject to certain specified conditions, including (i) the final structure and terms of the Term Loan, including with respect to the borrower entity and Term Loan collateral; (ii) satisfactory final loan documentation; and (iii) entry into an intercreditor agreement among Cap 1, EPR Properties and Royal Banks of Missouri with respect to the Company’s indebtedness.  The willingness of our lenders to grant their consents and to negotiate and finalize an intercreditor agreement is within their discretion and not subject to our control.  If our lenders do not consent to the incurrence of the Term Loan debt, we will be required to find alternative financing sources for the Acquisition.  We cannot assure you that we will be able to obtain such financing in a timely manner and as such, may not be able to consummate the Acquisition.  In that event, we would be required to pay the $650,000 termination fee to the Sellers.

We may not be able to refinance, extend or repay the Term Loan when it comes due, which would have a material adverse affect on our financial condition.

Under the proposed Term Loan provisions, we are required to repay the Term Loan debt in full within two years from the date of the Term Loan closing, subject to a one-year extension at our option. We anticipate that we will need to refinance the Term Loan debt in order to repay the Term Loan funds when they mature, which may include entering into a new credit facility or the issuance of debt or equity capital. If we are unable to repay the Term Loan debt at maturity, and we are otherwise unable to extend the maturity date or refinance this obligation, we would be in default. We cannot provide any assurances that we will be able to raise the necessary amount of capital to repay the Term Loan debt, or that we will be able to extend the maturity date or otherwise refinance this obligation. A default on the Term Loan would result in a default under existing credit agreements, and our lenders would have the right to exercise their rights and remedies to collect, which would include foreclosing on our assets and may require us to seek bankruptcy protection.

Receipt of the Term Loan funds and issuance of additional Series A Preferred Stock will significantly increase our leverage and further reduce the cash available and our flexibility to operate our business.

Issuance of the Term Loan will significantly increase our already substantial debt and we will become more significantly leveraged, resulting in increased risk of default on our obligations and an increase in debt service requirements which will adversely affect our financial condition. We may also incur additional indebtedness in the future.

The amount of debt we incur and our increased Series A Preferred Stock dividend obligations may have significant, and potentially adverse, consequences to us and our stockholders, including:

•

impairing our ability to meet one or more of the financial covenants contained in our existing debt agreements or to generate cash sufficient to pay interest or principal due under those agreements, which could result in an acceleration of some or all of our outstanding debt;

•	limiting our ability to borrow money, dispose of assets, or fund our working capital, capital expenditures, dividend payments, debt service, strategic initiatives or other obligations;
•	limiting our flexibility in planning for, or reacting to, changes in the economy, the markets, regulatory requirements, our operations or our business;
•	making us more highly leveraged than some of our competitors, which may place us at a competitive disadvantage;
•	making us more vulnerable to downturns in the economy or our business;
•	requiring a substantial portion of our cash flow from operations to make debt service payments;
•	increasing the risk of a future credit ratings downgrade of us, which could increase future debt costs and limit the future availability of financing;
•	preventing us from borrowing additional funds as needed or taking advantage of business opportunities, including other resort acquisitions, as they arise; and
•	inhibiting our ability to pay cash dividends on our Common Stock, repurchase Common Stock or redeem Series A Preferred Stock.

To the extent that we incur additional indebtedness, the risks described above could increase.  In addition, our actual cash requirements in the future may be greater than expected.  Our cash flow from operations may not be sufficient to service our outstanding debt or to repay the outstanding debt as it becomes due, and we may not be able to borrow money, sell assets, or otherwise raise funds on acceptable terms, or at all, to service or refinance our debt.

Risks Relating to our Common Stock and Control

The issuance of shares of our Series A Preferred Stock to Cap 1 as a condition to the Term Loan funding reduces the relative voting power of holders of our Common Stock, may dilute the ownership of such holders and may adversely affect the market price of our Common Stock.

As holders of our Series A Preferred Stock are entitled to vote on an as-converted basis together with holders of our Common Stock on all matters submitted to a vote of the holders of our Common Stock, the issuance of 20,000 additional Series A Preferred Stock to Cap 1 further reduces the relative voting power of the holders of our Common Stock.  Holders of our Common Stock have no preemptive rights to purchase any securities in order to maintain their proportionate interest in the Company.  Immediately following the closing of the Acquisition, and assuming consummation of the transactions contemplated by the Term Loan, Cap 1 and its affiliates will hold approximately 38.9% of the voting power of the Company, the final percentage being subject to the number of shares issued to the Snow Time Sellers as consideration for the Acquisition.  This significant voting power and ownership interest could adversely affect prevailing market prices of our Common Stock.  Furthermore, sales by holders of a substantial number of shares of our Common Stock in the public market, or the perception that such sales might occur, could have a material adverse effect on the price of our Common Stock.

Cap 1 may exercise significant influence over us and may be able to control us in the future.

Under the terms of the Series A Preferred Stock, the Series A Preferred Stock generally ranks, with respect to the liquidation, dividends and redemption, senior to other securities.  The Stockholders’ Agreement provides that, so long as the Cap 1 beneficially owns, on an as-converted basis, at least 11.4% of the outstanding equity securities of the Company, Cap 1’s approval is required in order for the Company or any subsidiary to: (a) materially change the nature of its business from owning, operating and managing ski resorts; or (b) acquire or dispose of any resorts, assets, or properties for aggregate consideration equal to or greater than 30% of the enterprise value of the Company and its subsidiaries.

The Stockholders’ Agreement grants to Cap 1 the right to nominate a director so long as it beneficially owns, on an as-converted basis, at least 20% of the outstanding equity securities of the Company, subject to satisfaction of reasonable qualification standards and Nominating and Corporate Governance Committee approval of the nominee.  Notwithstanding the fact that all directors will be subject to fiduciary duties to us and to applicable law, the interests of the directors designated by Cap 1 may differ from the interests of our security holders as a whole or of our other directors.

Assuming the conversion of the Series A Preferred Stock and exercise of all warrants held by Cap 1 (except for the Extension Warrant), Cap 1 would own approximately 54% of the outstanding shares of our Common Stock upon consummation of the transactions contemplated by the Term Loan.  Additional preemptive rights and rights of first offer in the documents governing the Series A Preferred Stock, Option Warrants, Financing Warrant and Extension Warrant may allow Cap 1 to maintain its ownership position upon the issuance of additional equity capital by the Company.  Holders of our Series A Preferred Stock are entitled to vote, on an as-converted basis, together with holders of our Common Stock on all matters submitted to a vote of the holders of our Common Stock.  While obtaining 54% of the Company’s voting power would require Cap 1 to pay approximately $57.5 million in aggregate exercise prices ranging from $6.50 to $10.00 per share, Cap 1 may, in the future, have the ability to control the outcome of any matter submitted for the vote of the holders of our Common Stock.

Our Series A Preferred Stock has rights and privileges that are not held by, and are preferential to, the rights of holders of our Common Stock, which could adversely affect our liquidity and financial condition, and may result in the interests of the holders of our Series A Preferred Stock differing from those of our Common Stockholders.

The holders of Series A Preferred Stock have the right to receive a liquidation preference entitling them to be paid out of our assets available for distribution to stockholders before any payment may be made to holders of any other class or series of capital stock as well as a preferential right to receive cumulative dividends at the rate of 8% per annum on the liquidation value of $1,000 per share.  The holders of our Series A Preferred Stock also have certain redemption and conversion rights, and there are limitations on the Company’s ability to redeem other securities.

These dividend obligations could impact our liquidity and reduce the amount of cash flows available for working capital, capital expenditures, growth opportunities, acquisitions, Common Stock dividends and other general corporate purposes.  Our obligations to the holders of our Series A Preferred Stock could limit our ability to obtain additional financing or increase our borrowing costs, which could have a material adverse effect on our business, financial condition, results of operations or cash flows.  The preferential rights could also result in divergent interests between the holders of shares of Series A Preferred Stock and holders of our Common Stock.

The issuance of the Series A Preferred Stock, Option Warrants, Financing Warrant and Extension Warrant, and the Common Stock issuable upon conversion or exercise thereof, may impact the control of the Company.  The existence of a single stockholder with this level of significant ownership percentage and director nomination rights may discourage or deter third parties from attempting to gain control of the Company, which could result in stockholders not being able to participate in any possible premiums which might be obtained in the absence of anti-takeover provisions.  Any transaction which may be so discouraged or avoided could be a transaction that the Company’s Common Stockholders might consider to be in their best interests.  However, the Board of Directors has a fiduciary duty to act in the best interests of the Company’s stockholders at all times.

Completion of the transactions contemplated by the Term Loan could result in the issuance of a significant amount of additional shares of our Common Stock, which could depress the trading price of the Common Stock.

Conversion of the Series A Preferred Stock and exercise of the Option Warrants, Financing Warrant and Extension Warrant, if granted, issued in connection with the Term Loan will result in the issuance of a significant amount of Peak Resorts Common Stock. The issuance of such a significant amount of our Common Stock could depress the trading price of the Common Stock, and you may lose all or a part of your investment.

The market price of our common stock may decline as a result of the Acquisition or the issuance of additional securities to Cap 1.

We currently anticipate that the Acquisition will be accretive to earnings per share, after factoring in synergies and excluding costs to achieve synergies and other one-time costs related to the Acquisition.  This expectation is based on preliminary estimates that are subject to change and risks and uncertainties, as described in this section and throughout the Proxy Statement.  We could also encounter additional transaction and integration-related costs, may fail to realize all of the benefits anticipated in the Acquisition, or be subject to other factors that affect preliminary estimates.  Any of these factors could cause a decrease in our earnings per share or decrease the expected accretive effect of the Acquisition and contribute to a decrease in the price of our Common Stock.

In addition, we are unable to predict the potential effects of the issuance of the Series A Preferred Stock, Option Warrants, Financing Warrant and Extension Warrant, and the Common Stock underlying these securities, on the trading activity and market price of our Common Stock.  Sales of a substantial number of shares of our Common Stock in the public market, or the perception that such sales might occur, could have a material adverse effect on the price of our Common Stock.

The risks and uncertainties described in this Proxy Statement are not the only ones we face.  We face a number of additional risks related to the operations of our business.  You should carefully consider each of the risk factors set forth in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended April 30, 2018, in evaluating our business and prospects.  Additional risks and uncertainties not presently known to us or that we currently consider immaterial may also impair our business operations.  If any of the risks actually occur, our business and financial results could be harmed.  In that case the trading price of our Common Stock could decline.

15

CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS

Certain information contained herein are not statements of historical or current fact constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended.  These statements may be identified by the use of words such as “may,” “will,” “expect,” “should,” “anticipate,” “intend,” “believe” and “plan.”  The forward-looking statements contained in this Proxy Statement include, without limitation, statements related to: the planned Acquisition of Snow Time and the timing and financing thereof; the ability to meet closing conditions for the Acquisition and related financing; and the effect of the Acquisition on the business, operations, financial condition and results of operations of the Company.  These and other forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could significantly affect expected results.  Results may be materially affected by factors such as: risks associated with acquisitions generally; risks relating to the Term Loan financing, including the consent rights of lenders under the Company’s existing debt agreements and the need to obtain stockholder approval in order to issue Cap 1 the Series A Preferred Stock and various warrants in satisfaction of the terms of the Commitment Letter; terms and suitability of alternative financing sources, if needed; failure to retain key management and employees; issues or delays in the successful integration of the Snow Time operations with those of the Company, including incurring or experiencing unanticipated costs and/or delays or difficulties; difficulties or delays in the successful transition of the operations, systems and personnel of Snow Time; future levels of revenues being lower than expected and costs being higher than expected; failure or inability to implement growth strategies in a timely manner; unfavorable reaction to the acquisition by resort visitors, competitors, vendors and employees; conditions affecting the industry generally; local and global political and economic conditions; conditions in the securities market that are less favorable than expected; and other risks described in the Company’s filings with the SEC, including the Company’s Annual Report on Form 10-K for the year ended April 30, 2018, as may be updated from time to time in the Company’s subsequent SEC filings.

Actual results could differ materially from those projected in the forward-looking statements.  The Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

THE PROPOSED ACQUISITION OF SNOW TIME AND RELATED FINANCING

The following section and the section entitled “The Acquisition Agreement” in this Proxy Statement describe the material aspects of the Acquisition, the Term Loan financing and the material terms of the Acquisition agreement. This discussion may not contain all of the information that is important to you; accordingly, we encourage you to read carefully this entire Proxy Statement, including the Acquisition Agreement attached as Annex A to this Proxy Statement, and the other documents to which we refer in this Proxy Statement.

General Description

We have called the Special Meeting to solicit proxies from the holders of Peak Resorts Voting Shares to vote on the Nasdaq Proposal and Adjournment Proposal in connection with the Acquisition of Snow Time. The Nasdaq Proposal asks stockholders to approve, in accordance with Nasdaq Rule 5635(a), the issuance of the Series A Preferred Stock, Option Warrants, Financing Warrant, Extension Warrant and Common Stock upon conversion of the Series A Preferred Stock and exercise of the Option Warrants, Financing Warrant and Extension Warrant pursuant to the terms of the Commitment Letter with Cap 1 which sets forth the terms of the committed financing for the Acquisition. The Adjournment Proposal asks stockholders to approve any motion properly brought before the Special Meeting to adjourn the Special Meeting, if necessary, to solicit additional votes in favor of the Nasdaq Proposal.

The Acquisition

On September 24, 2018, Peak Resorts entered into the Acquisition Agreement with the stockholders of Snow Time (referred to herein as the Sellers), pursuant to which, at the closing, the Company will own 100% of the outstanding capital stock of Snow Time held by the Sellers. Upon consummation of the Acquisition, the Company will acquire the assets and businesses of Snow Time, including Liberty Mountain Resort, Roundtop Mountain Resort and Whitetail Resort, which are day and overnight drive ski resorts located in southern Pennsylvania serving the Baltimore and Washington, D.C. metropolitan areas. Such resorts include two 18-hole golf courses, a 115-room hotel and conference center and more than 20 food and beverage locations across the three resorts, among other amenities.

The aggregate purchase price payable by the Company is $76.0 million, comprised of $70.0 million payable in cash and the remainder payable in shares of the Company’s Common Stock with a value equal to $6.0 million, determined based on the average closing price of the Common Stock for the 20 trading days immediately preceding the closing of the Acquisition. The purchase price is subject to customary purchase price adjustments related to prepaid services, working capital and transaction expenses, as described in the Acquisition Agreement.

The Term Loan Financing

As previously disclosed by the Company, on August 22, 2016, the Company entered into the Securities Purchase Agreement with Cap 1, referred to herein as the Cap 1 Agreement, in connection with the sale and issuance (the “2016 Private Placement”) of $20 million in Series A Preferred Stock and three warrants (the “2016 Warrants”) to purchase shares of the Company’s Common Stock that expire 12 years from the date of issuance, as follows: (i) 1,538,462 shares of Common Stock at $6.50 per share; (ii) 625,000 shares of Common Stock at $8.00 per share; and (iii) 555,556 shares of Common Stock at $9.00 per share. On November 2, 2016, the Company completed the sale and issuance of the 20,000 shares of Series A Preferred Stock and the 2016 Warrants to Cap 1 in the 2016 Private Placement.  The Cap 1 Agreement grants to the Company the right to require Cap 1 to purchase an additional 20,000 shares of Series A Preferred Stock for $1,000 per share, along with additional warrants (referred to herein as the Option Warrants), all on the same terms as the 2016 Private Placement, subject to certain conditions (referred to herein as the Cap 1 Option).

In connection with the Company’s entry into the Acquisition Agreement, the Company has entered into the Commitment Letter with Cap 1, pursuant to which and subject to the terms and conditions set forth therein, Cap 1 has committed to provide a two-year senior secured term loan facility in the amount of $50.0 million (referred to herein as the Term Loan) to fund a portion of the cash consideration to be paid to the Sellers pursuant to the terms of the Acquisition Agreement. The Term Loan will be secured by all real property on which the resorts acquired pursuant to the Acquisition Agreement are located and improvements thereon, together with related rights. Interest on the Term Loan will be charged at a rate of 6.95% and be payable on a quarterly basis, subject to a 2.0% increase upon an event of default. Amounts due under the Term Loan may be prepaid without penalty. The Term Loan may be extended for an additional one-year period at the Company’s option. If extended, the Company has agreed to issue Cap 1 the Extension Warrant, which represents a right to purchase 666,667 shares of Common Stock, exercisable immediately at $7.50 per share and expiring ten years from the date of issuance.

Pursuant to the terms of the Commitment Letter, the Company has agreed that as a condition to the funding of the Term Loan, it will exercise the existing Cap 1 Option as provided by the terms of the Cap 1 Agreement. The Company intends to use the $20.0 million in proceeds from the sale of the Series A Preferred Stock to Cap 1 upon exercise of the Cap 1 Option to fund the remainder of the cash portion of the Acquisition purchase price. The terms of the Option Warrants to be issued to Cap 1 upon exercise of the Cap 1 Option will be identical to those issued to Cap 1 in the 2016 Private Placement and will be exercisable for 12 years to purchase (i) 1,538,462 shares of Common Stock at $6.50 per share; (ii) 625,000 shares of Common Stock at $8.00 per share; and (iii) 555,556 shares of Common Stock at $9.00 per share, in each case, subject to adjustments.

As consideration for the Term Loan and in lieu of fees, upon funding, the Company has also agreed to issue Cap 1 the Financing Warrant to purchase 1,750,000 shares of Common Stock at $10.00 per share, which shall be immediately exercisable and expire ten years from the date of issuance.

The funding of the Term Loan is contingent on the satisfaction of certain conditions, including (i) the execution and delivery of mutually acceptable loan documentation and satisfaction of other customary conditions for debt facilities of this type; (ii) the absence of any circumstance that could reasonably be expected to have a material adverse effect on Snow Time; (iii) satisfaction of the terms and covenants, including consent rights of the Company’s current lenders, under the Company’s existing debt agreements; (iv) consummation of the Acquisition in accordance with the Acquisition Agreement; and (v) exercise of the Cap 1 Option by the Company. The issuance of the Series A Preferred Stock, Option Warrants, Financing Warrant and Exercise Warrant, and Common Stock issuable thereunder, to Cap 1 pursuant to the terms of the Commitment Letter requires stockholder approval under Nasdaq Listing Rule 5635(a), as described in this Proxy Statement.

Background of the Acquisition

We were contacted on or about March 15, 2018 by Mirus Resort Advisors (“Mirus”), Snow Time’s investment banker, indicating that its client, Snow Time, was exploring the possibility of a sale and would be seeking bids by potential purchasers.  For reasons set forth below under “Our Reasons for the Acquisition,” it was decided on April 27, 2018 to enter into a Confidential Mutual Non-Disclosure/Confidentiality Agreement with Snow Time to permit the commencement of initial due diligence. After reviewing the information and discussions among management and the board of directors, we prepared a bid and submitted the bid to Mirus.

We were subsequently notified by Mirus that we were one of two companies that Snow Time desired to speak with further. Company management met on May 8, 2018 with Snow Time’s senior management personnel and visited Snow Time’s three resorts.  On June 19, 2018, in response to Mirus’ inquiry memo dated June 11, 2018, we submitted a term sheet to Mirus responding to several questions asked by Snow Time.  We then reviewed a response from Mirus which stated Snow Time’s asking price for its acquisition.

On July 9, 2018, Company management met with the board of directors and after deliberation and board approval, we submitted an initial letter of intent for the acquisition of Snow Time.  Following additional discussions and negotiations with Snow Time, and additional meetings among Company management and the board of directors, on July 24, 2018, we submitted an executed non-binding letter of intent.

Snow Time accepted the letter of intent on July 25, 2018.  Shortly thereafter, we and our advisors were provided access to additional due diligence materials through an online data room established by Mirus.  Our senior management, legal, accounting and other advisors then conducted detailed financial, legal, operational and technical due diligence.

While we conducted the due diligence of Snow Time from July 2018 through September 2018, and Snow Time and its advisors conducted the due diligence of Peak Resorts, the parties also negotiated the terms of the Acquisition Agreement. On August 27, 2018, Peak Resorts management and counsel met with Snow Time management and its counsel to further discuss the terms of the Acquisition Agreement and the business and operations of Snow Time.

On September 18, 2018, the board of directors received final information and presentations on the Snow Time Acquisition and approved the terms of the Acquisition Agreement. At that time, the board authorized entry into the Acquisition Agreement, subject to the approval of the committed financings.

On September 24, 2018, after finalizing the terms of the Commitment Letter, we entered into the Acquisition Agreement with Snow Time and publicly announced the Acquisition.

Our Reasons for the Acquisition

In the ordinary course of business, our board of directors and senior management regularly review and assess various strategic alternatives available to us that may enhance stockholder value. A part of our growth strategy is to identify appropriate opportunities that would enhance our profitable growth through acquisition.

When evaluating the Snow Time Acquisition, our board of directors, with the advice of the senior management team and our financial and legal advisors, considered the following factors:

•

The board expects the Acquisition to allow us an opportunity to grow our market share by expanding the number of destinations for our Peak Pass holders in the Northeast while growing our presence in the very attractive and densely populated markets of Baltimore and Washington, D.C. These additional markets give the Company a wider marketing network and customer base.
•

The board determined that the broad array of summer amenities offered by the Snow Time resorts will be additive to our existing summer business in the Northeast.  These summer amenities are expected to further mitigate the risk of the seasonality of our business.

•

The board determined the full array of winter activities available to visitors at the Snow Time resorts will help to enhance the value of the Peak Pass. The Peak Pass features a total of six pass options valid at seven of Peak Resorts’ different mountain locations across four states in the Northeast.  Peak Resorts intends to add the Snow Time resorts to the Peak Pass portfolio. Since introducing the Peak Pass in 2015, Peak Resorts has consistently sought to ensure that our unlimited pass offerings for all ages provide unmatched value, particularly as many of our customers live within driving distance of our resorts and visit us frequently throughout the season.

•	The board determined that the presence of night skiing at the Snow time locations further expands this highly sought-after amenity.
•

The board, along with senior management, reviewed the condition of the Snow Time resorts and determined them to be in turn-key condition, therefore reducing the short-term capital expenditure considerations that can be significant when evaluating the financial potential of proposed targets.

•	The board assessed the opportunity for improved operating results as a consequence of spreading fixed expenses over a larger revenue base.
•	The board determined that the geographic position and similarities of the Snow Time resorts with the current Peak Resorts will allow for combined synergies and a stronger financial position.
•	The board, along with senior management, has determined that the strength of the existing management team of Snow Time resorts will complement the current Peak Resorts management team.

In the course of its deliberations, the board of directors also considered a variety of risks, uncertainties, and other potentially negative factors concerning the Acquisition of Snow Time, including without limitation the risks described under the section entitled “Risk Factors” and the following:

•

The fact that, if the Nasdaq Proposal is approved and the Acquisition is consummated and funded with the Term Loan, Cap 1 and its affiliates would have the right to own, upon full exercise of all warrants held by Cap 1, approximately 54% of our Common Stock assuming full conversion of all shares of Series A Preferred Stock and warrants held by Cap 1 upon consummation of all transactions contemplated by the Commitment Letter (excluding issuance of the Extension Warrant). The board did consider the restrictions on voting proposed by Cap 1 in connection with its acquisition of Common Stock upon exercise of the warrants held by Cap 1, as more fully discussed in “Interests of Our Officers, Directors and Affiliates in the Acquisition” below.

•	The rights of the Company’s existing lenders to consent to the incurrence of additional indebtedness and the Company’s short and long-term debt service commitments.
•	The risks and costs that could be borne by us if the Acquisition is not completed, including the payment of the Termination Fee.
•	That the Acquisition and consummation of the transactions in connection with the Terms Loan will be dilutive to our current stockholders.

The foregoing discussion of the information considered by the board is not intended to be exhaustive, but includes the material factors that the board considered in approving and recommending the Snow Time Acquisition. The board, together with our management and our financial and legal advisors, conducted numerous discussion of the factors described above. In view of the wide variety of factors considered by the board in connection with its evaluation of the Acquisition and the complexity of these factors, the board did not consider it practical to, nor did it attempt to, quantify, rank, or otherwise assign any specific or relative weights to the specific factors that it considered in the course of reaching its decision. In addition, individual directors may have assigned different weights to different factors. The board discussed the factors described above, including asking questions of our management and legal and financial advisors, and, by the unanimous vote, determined that the Acquisition was in the best interests of our stockholders and the Company.

The above explanation of the reasoning of the board and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Statement Concerning Forward-Looking Statements.”

Interests of Our Officers, Directors and Affiliates in the Acquisition

Mr. Rory Held, a member of our board of directors, was nominated to serve on our board of directors by Cap 1 pursuant to the terms of the Stockholders’ Agreement between the Company and Cap 1.  Mr. Held serves as Executive Vice President and Portfolio Manager of Summer Road LLC, which serves as a family office and provides investment management services to Cap 1.  Mr. Held has no equity interest in, or other relationship with, Cap 1 or Summer Road LLC and is not compensated by Cap 1 or Summer Road LLC for his services as a director of the Company.  Mr. Held has no direct or indirect interest in the Acquisition or the securities issuable to Cap 1 pursuant to the terms of the Commitment Letter.

Cap 1 has interests in the Acquisition that are different from, or in addition to, those of Peak Resorts stockholders generally as a participant in the Acquisition financing.   Cap 1 and its affiliates are currently the beneficial owners of approximately 40% of the Company’s common stock, which includes 5,898,668 shares issuable upon conversion of the Series A Preferred Stock acquired in the 2016 Private Placement and full exercise of the 2016 Warrants currently held by Cap 1. Following the closing of the Acquisition, and assuming consummation of the transactions contemplated by the Term Loan, Cap 1 and its affiliates will be the beneficial owners of approximately 54% of the Company’s common stock, assuming full conversion of all Series A Preferred Stock held by Cap 1 and full exercise of the 2016 Warrants, Option Warrants and Financing Warrant (excluding the Extension Warrant).  Full exercise of these warrants would require Cap 1 to pay approximately $57.5 million in aggregate exercise prices, ranging from $6.50 per share to $10.00 per share. The closing price of the Company’s Common Stock on October 1, 2018 was $4.96. Cap 1 has agreed that for up to three years following closing of the Acquisition, Cap 1would be required to vote any shares of Common Stock acquired upon exercise of any warrant held by Cap 1 in accordance with the recommendations of the board of directors on matters submitted to a vote of the stockholders, subject to certain exceptions with respect to non-routine matters such as tender offers, mergers, acquisitions and similar transactions.

These interests and arrangements may create potential conflicts of interest. The board was aware of these potential conflicts of interest and considered them, among other matters, in reaching their respective decisions to approve the Acquisition Agreement and Term Loan provisions as set forth in the Commitment Letter.

As of the Record Date, Cap 1 has the right to vote 5,206,150 Voting Shares, or approximately 30.3% of the voting power of the Company. Messrs. Boyd, Mueller and Deutsch, in their capacities as stockholders, and Cap 1, who together hold approximately 43.4% of the voting power of the Company, have entered into the Voting Agreement and have agreed to vote for the Nasdaq Proposal and Adjournment Proposal.

Pursuant to the terms of the Stockholders’ Agreement, for so long as at least 50% of the Series A Preferred Stock issued in the 2016 Private Placement is outstanding and Cap 1 beneficially owns, on a fully diluted, as-converted basis, at least 11.4% of the outstanding equity securities of the Company (the “11.4% Ownership Requirement”), Cap 1 has pre-emptive rights with respect to future issuances of securities, subject to standard exceptions. Furthermore, for so long as Cap 1 meets the 11.4% Ownership Requirement, Cap 1’s approval is required in order for the Company or any subsidiary to (i) materially change the nature of its business from owning, operating and managing ski resorts; (ii) acquire or dispose of any resorts, assets or properties for aggregate consideration equal to or greater than 30% of the enterprise value of the Company and its subsidiaries; or (iii) agree to do any of the foregoing.

Effect of the Transactions on Peak Resorts Stockholders

The Company’s stockholders will continue to hold their existing shares of Peak Resorts Common Stock following the Acquisition and transactions contemplated pursuant to the terms of the Commitment Letter.  However, the issuance of the Common Stock to the Sellers in connection with the Acquisition and the issuance of the Common Stock underlying the Series A Preferred Stock and various warrants to Cap 1 in connection with the Commitment Letter will dilute the ownership and voting interests of Peak Resorts’ current stockholders. At the initial Conversion Price of $6.29 per share, which is subject to adjustment, Cap 1 would receive 3,179,650 shares of Common Stock upon conversion of the Series A Preferred Stock issuable pursuant to the terms of the Commitment Letter. Cap 1 would also receive an additional 5,135,685 shares of Common Stock upon full issuance of the Option Warrants, Financing Warrant and Extension Warrant.  Cap 1 will pay $20.0 million to the Company as consideration for the 20,000 shares of Series A Preferred Stock to be issued pursuant to the Commitment Letter. Full exercise of the Option Warrants, Financing Warrant and Extension Warrant would require Cap 1 to pay approximately $42.5 million in aggregate exercise prices, ranging from $6.50 per share to $10.00 per share. The closing price of the Company’s Common Stock on October 1, 2018 was $4.96.

Anticipated Accounting Treatment of the Acquisition

Peak Resorts prepares its financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  The Acquisition will be accounted for by Peak Resorts using GAAP.  The Company will allocate the purchase price of the Snow Time capital stock to the fair value of Snow Time’s tangible and identifiable intangible assets acquired and liabilities assumed at the Acquisition closing date, with the excess purchase price, if any, being recorded as goodwill.

Material U.S. Federal Income Tax Consequences of the Transactions

The transactions will not result in any taxable gain or loss for U.S. federal income tax purposes to Peak Resorts or to any of its stockholders in his, her or its capacity as a Peak Resorts stockholder.

Regulatory or Other Approvals

Except with respect to obtaining our stockholder’s approval of the Nasdaq Proposal, there are no other regulatory or governmental approvals that must be obtained by any party prior to the closing of the Acquisition.

THE ACQUISITION AGREEMENT

The following discussion of the terms and conditions of the Acquisition Agreement is subject to and is qualified in its entirety by reference to the Acquisition Agreement, which is attached to this Proxy Statement as Annex A and is incorporated herein by reference. This summary may not contain all of the information about the Acquisition Agreement that is important to you. You should refer to the full text of the Acquisition Agreement for details of the transaction and the terms and conditions of the Acquisition Agreement.

The Acquisition Agreement has been filed with this Proxy Statement to provide you with information regarding its terms. It is not intended to provide any other factual information about the Company, the Sellers or their respective businesses, or the actual conduct of their respective businesses during the period prior to the consummation of the Acquisition. The Acquisition Agreement contains representations and warranties that are the product of negotiations among the parties thereto and made to, and solely for the benefit of, each other as of specified dates. The assertions embodied in those representations and warranties are subject to qualifications and limitations agreed to by the respective parties and are also qualified in important part by confidential disclosure schedules delivered by the parties in connection with the Acquisition Agreement. The representations and warranties may have been made for the purpose of allocating contractual risk between the parties to the agreements instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Acquisition Agreement, which information may or may not be fully reflected in the Company’s public disclosures.

The Proposed Acquisition of Snow Time

Pursuant to the terms of the Acquisition Agreement, we will acquire 100% of the outstanding capital stock of Snow Time from the Sellers. Upon consummation of the Acquisition, Snow Time will become our wholly-owned subsidiary.

Consideration

The aggregate purchase price payable by the Company is $76.0 million, comprised of $70.0 million payable in cash and the remainder payable in shares of the Company’s Common Stock with a value equal to $6.0 million, determined based on the average closing price of the common stock for the 20 trading days immediately preceding the closing of the Acquisition. The purchase price is subject to customary purchase price adjustments related to prepaid services, working capital and transaction expenses, as described in the Acquisition Agreement. The purchase price will be increased in an amount equal to the dividends payable on the shares of Common Stock payable to the Sellers under the Agreement if the Acquisition closing occurs after the record date set in connection with the Company’s next Common Stock dividend, if any.

Representations, Warranties and Covenants

The Acquisition Agreement contains customary representations, warranties and covenants of the Sellers and the Company. Until closing of the Acquisition, the Sellers are required to operate the business of Snow Time in the ordinary course and comply with certain other covenants regarding the business operations.

Indemnification

The Acquisition Agreement contains mutual indemnification provisions pursuant to which the parties have agreed to indemnify the other from and against losses resulting from certain breaches of the Acquisition Agreement, provided that the aggregate liability provided by the Sellers shall not exceed $7.6 million.

Closing and Conditions to Close

The parties intend to close the Acquisition on or about November 8, 2018, subject to extension upon mutual consent.  Closing of the Acquisition is subject to customary closing conditions, including completion of satisfactory due relating to title and environmental matters. Our obligation to consummate the Acquisition is not subject to any condition related to the availability of financing.

Termination

The Acquisition may be terminated any time before closing (i) by the written mutual consent of the parties; (ii) upon notice by any party that the transactions contemplated by the Acquisition Agreement have been enjoined or otherwise prohibited by a court of competent jurisdiction or any other governmental agency; (iii) upon written notice at any time on or after November 30, 2018 (the “Termination Date”) by any party if the closing has not occurred by the Termination Date, provided that the terminating party shall not be in breach of the Acquisition Agreement; (iv) upon written notice by one party that the other has breached the Acquisition

Agreement. If the Acquisition Agreement is terminated, other than as a result of a breach by Sellers of their representations, warranties, covenants or agreements, the Company has agreed to pay the Sellers a termination fee of $650,000.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined balance sheet as of July 31, 2018, and the unaudited pro forma condensed combined statements of operations for the year ended April 30, 2018 and the three months ended July 31, 2018 (together, the “Pro Forma Financial Data”), are based upon the historical consolidated financial statements of Peak Resorts, Inc. (“Peak”) and Snow Time, Inc. (“Snow Time”) after giving effect to the acquisition of Snow Time by Peak and related financing transactions (the “Snow Time Acquisition”), and after applying the assumptions, reclassifications and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial data.

Peak and Snow Time have different fiscal year ends.  For ease of reference, all pro forma statements use Peak’s year end and no adjustments were made to Snow Time’s reported information for its different period end dates.  Accordingly, the unaudited pro forma condensed combined balance sheet as of July 31, 2018, combines Peak’s historical unaudited condensed consolidated balance sheet as of July 31, 2018, and Snow Time’s historical unaudited consolidated balance sheet as of June 30, 2018, and is presented as if the Snow Time Acquisition had occurred on July 31, 2018.  The unaudited pro forma condensed combined statements of operations for the year ended April 30, 2018, combines the historical audited results of Peak for the year ended April 30, 2018, and the historical audited results of Snow Time for the twelve months ended March 31, 2018.  The unaudited pro forma condensed combined statements of operations for the three months ended July 31, 2018, combines the historical unaudited results of Peak for the three months ended July 31, 2018, and the historical unaudited results of Snow Time for the three months ended June 30, 2018.  The unaudited pro forma condensed combined statements of operations are presented as if the Snow Time Acquisition occurred on May 1, 2017.

The Pro Forma Financial Data is presented for informational purposes only, and does not purport to represent what Peak and Snow Time’s actual consolidated results of operations or consolidated financial condition would have been had the Snow Time Acquisition actually occurred on the date indicated, nor are they necessarily indicative of future consolidated results of operations or consolidated financial condition.  The Pro Forma Financial Data should be reviewed in conjunction with Peaks’ historical consolidated financial statements and accompanying notes included in this Proxy Statement, and Snow Time’s historical consolidated financial statements and accompanying notes included in this Proxy Statement.

The historical consolidated financial information has been adjusted in the Pro Forma Financial Data to give effect to pro forma events that are, based upon available information and certain assumptions, (i) directly attributable to the Snow Time Acquisition, (ii) factually supportable and reasonable under the circumstances, and (iii) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the combined results.

The Snow Time Acquisition will be accounted for using the acquisition method of accounting.  Peak is the acquirer for accounting purposes, and thus Peak will, with the exception of certain excluded items (see Note 6, Item G), acquire all the assets, including identifiable intangible assets, and assume all of the liabilities of Snow Time (the “Net Assets”).  For purposes of the Pro Forma Financial Data, the Net Assets have been valued based on preliminary estimates of their fair values, which will be revised as additional information becomes available.  The actual adjustments to Peak’s consolidated financial statements as of the closing of the Snow Time Acquisition will depend on a number of factors, including additional information available and the actual balance of the Net Assets.  Therefore, the actual adjustments will differ from the pro forma adjustments, and the differences may be material.

The Pro Forma Financial Data does not reflect costs to integrate the operations of Peak and Snow Time or any cost savings, operating synergies or revenue enhancements that the combined companies may achieve as a result of the Snow Time Acquisition.

Unaudited Pro Forma Condensed Combined Balance Sheet

as of July 31, 2018

						Pro Forma for
			(See Note 1)	(See Notes 5 and 6)		the Snow Time
	Historical		Reclassifications	Adjustments for the		Acquisition
	July 31, 2018	June 30, 2018	for the Snow Time	the Snow Time		July 31, 2018
	Peak Resorts	Snow Time	Acquisition	Acquisition		Combined
	(In thousands)
Assets
Current assets:
Cash and cash equivalents	$10,085	$14,377	$-	$(11,657)	A,B,F,G	$12,805
Restricted cash	1,440	-	-	-		1,440
Income tax receivable	4,587	-	-	-		4,587
Accounts receivable	2,872	124	-	-		2,996
Inventory	2,097	517	-	-		2,614
Prepaid expenses and deposits	10,034	1,006	-	-		11,040
Total current assets	31,115	16,024	-	(11,657)		35,482

Investments	-	39	-	-		39
Property and equipment, net	209,102	66,504	-	(202)	G,H	275,404
Land held for development	37,640	2,827	-	-		40,467
Restricted cash, construction	8,589	-	-	-		8,589
Goodwill and other intangible
assets, net	-	1,892	(1,892)	-		-
Goodwill	4,382	-	1,500	9,112	I	14,994
Intangible assets, net	721	-	392	2,208	J	3,321
Other assets	2,513	-	-	-		2,513
Total assets	$294,062	$87,286	$-	(539)		$380,809

Liabilities and Stockholders' Equity
Current liabilities:
Revolving lines of credit	$12,415	$-	$-	-		$12,415
Current maturities of long-term debt	2,421	-	-	-		2,421
Accounts payable	-	1,604	(1,604)	-		-
Accrued liabilities	-	746	(746)	-		-
Sales and amusement tax collected	-	24	(24)	-		-
Accounts payable and accrued expenses	10,507	-	2,374	-		12,881
Accrued salaries, wages and related
taxes and benefits	1,036	-	-	-		1,036
Unearned revenue	16,756	3,330	-	-	K	20,086
Current portion of deferred gain on
sale/leaseback	333	-	-	-		333
Total current liabilities	43,468	5,704	-	-		49,172

Long-term debt, less
current maturities	165,768	-	-	49,885	A	215,653
Deferred gain on sale/leaseback	2,429	-	-	-		2,429
Deferred income taxes	7,809	-	-	5,758	L	13,567
Other liabilities	495	1,871	-	(1,621)	G	745
Total liabilities	219,969	7,575	-	54,022		281,566

Series A Preferred Stock	17,401	-	-	16,500	B	33,901

Stockholders' equity:
Common Stock	140	274	-	(262)	M,N	152
Additional paid-in capital	86,687	1	-	9,487	B,M,N	96,175
Accumulated deficit	(30,135)	79,436	-	(80,286)	F,M	(30,985)
Total stockholders' equity	56,692	79,711	-	(71,061)		65,342
Total liabilities and
stockholders' equity	$294,062	$87,286	$-	(539)		$380,809

See accompanying notes to unaudited pro forma condensed combined financial data

Unaudited Pro Forma Combined Statements of Operations

for the Year Ended April 30, 2018

						Pro Forma for the
						Snow Time
	Historical		(See Note 1)	(See Notes 5 and 6)		Acquisition
	Twelve months	Twelve months	Reclassifications	Adjustments for the		Twelve months
	April 30, 2018	March 31, 2018	for the Snow Time	Snow Time		April 30, 2018
	Peak Resorts	Snow Time	Acquisition	Acquisition		Combined
	(dollars in thousands, except per share amounts)

Net revenue	$131,662	$48,499	$897	$-		$181,058
Operating expenses:
Resort operating expenses	96,593		36,601	-		133,194
Depreciation and amortization	13,231	-	6,621	147	H,J	19,999
General and administrative expenses	5,797	11,135	(7,835)	(4)	O	9,093
Land and building rent	1,401	-	-	-		1,401
Real estate and other taxes	2,286	-	929	-		3,215
Restructuring and impairment charges	2,135	-	-	-		2,135
Cost of operations	-	16,520	(16,520)	-		-
Direct operating expenses	-	13,491	(13,491)	-		-
Other operating expenses	-	4,680	(4,680)	-		-
	121,443	45,826	1,625	143		169,037
Income from operations	10,219	2,673	(728)	(143)		12,021

Other (expense) income:

Interest expense, net	(13,322)	-	46	(3,579)	D,E,G E	(16,855)
Gain on sale/leaseback	333	-	-	-		333
Other income (expense)	160	(755)	682	-		87
	(12,829)	(755)	728	(3,579)		(16,435)

(Loss) income before income taxes	(2,610)	1,918	-	(3,722)		(4,414)
Income tax (benefit) expense	(3,962)	-	-	(454)	P	(4,416)
Net income (loss)	$1,352	$1,918	$-	$(3,268)		$2

Less declaration and accretion of
Series A Preferred Stock dividends	(1,600)	-	-	(1,600)	C	(3,200)
Net (loss) income attributable
to common shareholders	$(248)	$1,918	$-	$(4,868)		$(3,198)

Basic and diluted shares outstanding	14,060,739			1,151,079	N	15,211,818

Basic and diluted loss per share earnings per share	$(0.02)					$(0.21)

See accompanying notes to unaudited pro forma condensed combined financial data

Unaudited Pro Forma Combined Statements of Operations

for the Three Months Ended July 31, 2018

						Pro Forma for the
						Snow Time
	Historical		(See Note 1)	(See Notes 5 and 6)		Acquisition
	Three months	Three months	Reclassifications	Adjustments for the		Three months
	July 31, 2018	June 30, 2018	for the Snow Time	Snow Time		July 31, 2018
	Peak Resorts	Snow Time	Acquisition	Acquisition		Combined
	(dollars in thousands, except per share amounts)

Net revenue	$7,007	$2,930	$48	$-		$9,985
Operating expenses:
Resort operating expenses	14,271	-	5,434	-		19,705
Depreciation and amortization	3,298	-	2,146	37	H,J	5,481
General and administrative expenses	1,256	2,538	(1,855)	(10)	O	1,929
Land and building rent	336	-	-	-		336
Real estate and other taxes	687	-	2	-		689
Restructuring and impairment charges	177	-	-	-		177
Cost of operations	-	2,045	(2,492)	-		(447)
Direct operating expenses	-	2,461	(2,460)	-		1
Other operating expenses	-	783	(784)	-		(1)
	20,025	7,827	(9)	27		27,870
Income from operations	(13,018)	(4,897)	57	(27)		(17,885)

Other (expense) income:

Interest expense, net	(3,479)	-	73	(956)	D,E,G	(4,362)
Gain on sale/leaseback	83	-	-	-		83
Other income (expense)	32	130	(130)	-		32
	(3,364)	130	(57)	(956)		(4,247)

(Loss) income before income taxes	(16,382)	(4,767)	-	(983)		(22,132)
Income tax benefit	(4,587)	-	-	(1,623)	P	(6,210)
Net income (loss)	$(11,795)	$(4,767)	$-	$640		$(15,922)

Less declaration of
Series A Preferred Stock dividends	(400)	-	-	(400)	C	(800)
Net (loss) income attributable
to common shareholders	$(12,195)	$(4,767)	$-	$240		$(16,722)

Basic and diluted shares outstanding	14,085,60314,085,603			1,151,079	N	15,236,682

Basic and diluted loss per share	$(0.87)					$(1.10)

See accompanying notes to unaudited pro forma condensed combined financial data

Notes to Unaudited Pro Forma Condensed Combined Financial Data
(dollars in thousands, except per share amounts)

1. Basis of Presentation
General

On September 24, 2018, Peaks Resorts, Inc. (“Peak”) entered into a stock purchase agreement (the “Acquisition Agreement”) to acquire 100% of the outstanding capital stock of Snow Time, Inc. (“Snow Time”) for total consideration of $76,000, $70,000 of which will be paid in cash and $6,000 of which will be payable in a number of shares of Peak’s common stock with a value based on the average closing price of the common stock for the 20 days prior to the acquisition closing, in each case subject to adjustment. The cash portion of the Snow Time Acquisition purchase price is expected to be funded with the proceeds of debt and preferred stock issued by Peak.  The acquisition of the Snow Time capital stock and related financing transactions are referred to in these notes as the “Snow Time Acquisition.”  The unaudited pro forma condensed combined financial data was prepared using the acquisition method of accounting and was based on the historical financial statements of Peak and Snow Time (the “Pro Forma Financial Data”).  The historical consolidated financial information has been adjusted in the Pro Forma Financial Data to give effect to pro forma events that are, based upon available information and certain assumptions, (i) directly attributable to the Snow Time Acquisition, (ii) factually supportable and reasonable under the circumstances, and (iii) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the combined results.

Peak and Snow Time have different fiscal year ends. For ease of reference, all pro forma statements use Peak’s year end and no adjustments were made to Snow Time’s reported information for its different period end dates.  Accordingly, the unaudited pro forma condensed combined balance sheet as of July 31, 2018, combines Peak’s historical unaudited condensed consolidated balance sheet as of July 31, 2018, and Snow Time’s historical unaudited consolidated balance sheet as of June 30, 2018, and is presented as if the Snow Time Acquisition had occurred on July 31, 2018. The unaudited pro forma condensed combined statements of operations for the year ended April 30, 2018, combines the historical audited results of Peak for the year ended April 30, 2018, and the historical audited results of Snow Time for the twelve months ended March 31, 2018. The unaudited pro forma condensed combined statements of operations for the three months ended July 31, 2018, combines the historical unaudited results of Peak for the three months ended July 31, 2018, and the historical unaudited results of Snow Time for the three months ended June 30, 2018.  The unaudited pro forma condensed combined statements of operations are presented as if the Snow Time Acquisition occurred on May 1, 2017.

Acquisition Accounting

The Snow Time Acquisition will be accounted for using the acquisition method of accounting.  For the purposes of the Pro Forma Financial Data, Peak has been treated as the acquirer and will account for the transaction by using its historical accounting information and accounting policies and adding the assets acquired, including identifiable intangible assets and liabilities assumed from Snow Time (the “Net Assets”) as of the date of the Snow Time Acquisition at their respective fair values.  The process for estimating the fair values of the Net Assets requires the use of significant estimates and assumptions.  The amount by which the acquisition date fair value of the purchase price (consideration transferred) exceeds the fair value of net identifiable assets acquired (see Note 4) will be recognized as goodwill.  The purchase price allocation is subject to finalization of Peak’s analysis of the fair value of the Net Assets as of the date of the Snow Time Acquisition.  Accordingly, the purchase price allocation reflected in this Pro Forma Financial Data is preliminary and will be adjusted upon the completion of the final valuation. Such adjustments could be material.  The final valuation is expected to be completed as soon as practicable but no later than one year after the consummation of the Snow Time Acquisition.

Accounting Policies

The unaudited Pro Forma Financial Data does not assume any differences in accounting policies between Peak and Snow Time.  Upon consummation of the Snow Time Acquisition, Peak will review Snow Time’s accounting policies, and as a result of that review, Peak may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the Pro Forma Financial Data.  At this time, Peak is not aware of any difference that would have a material impact Pro Forma Financial Data.

Reclassifications

Certain reclassifications have been made to the historical financial statements of Snow Time to conform to Peak’s presentation. These adjustments primarily relate to (i) reclassifying depreciation expense included in cost of goods sold and direct operating expenses to the depreciation caption, (ii) reclassifying ancillary revenue from the other income caption below operating income to the net revenue caption, and (iii) reclassifying incentive compensation expense from the other expense caption to the general and administrative expenses caption.

2. Transactions with Cap 1 LLC

In connection with the Snow Time Acquisition, Peak entered into a commitment letter (the “Commitment Letter”) with Cap 1 LLC (“Cap 1”), dated as of September 20, 2018, pursuant to which Cap 1 has committed to provide a two-year 6.95% fixed rate senior secured term loan facility (the “Term Loan”) in the amount of $50,000 to fund a portion of the cash consideration to be paid as part of the consideration transferred in the Snow Time Acquisition.  For the purpose of the Pro Forma Financial Data, the amounts presented as pro forma for the Snow Time Acquisition assume the funding of $50,000 under the Term Loan on May 1, 2017. For the purpose of the Pro Forma Financial Data, no value has been ascribed to certain common stock warrants to be issued in connection with the Term Loan, as the exact terms of the warrants are expected to be finalized in connection with the final Term Loan agreements.

Pursuant to the terms of the Commitment Letter, Peak agreed that as a condition to the funding of the Term Loan, it would exercise an existing option to issue Cap 1 an additional 20,000 shares of Peak’s Series A Cumulative Convertible Preferred Stock (the “Preferred Stock”), along with warrants (the “Warrants”) to purchase common stock, for an aggregate consideration of $20,000, which will be used to fund the remainder of the cash portion of the Snow Time Acquisition purchase price.  For the purpose of the unaudited pro forma condensed combined statements of operations, the amounts presented as pro forma for the Snow Time Acquisition assume the issuance of the Preferred Stock for consideration received of $20,000 on May 1, 2017.  For the purpose of the Pro Forma Financial Data, an estimated value of $3,500 has been ascribed to the Warrants based on the value of similar warrants issued by Peak to Cap 1 in 2016.

3. The Snow Time Acquisition

Pursuant to the Acquisition Agreement, upon the date the Snow Time Acquisition closes, Snow Time will become a wholly-owned subsidiary of Peak.  Under the terms of the Acquisition Agreement, Peak will acquire all of the outstanding capital stock of Snow Time for cash consideration of $70,000, subject to adjustment, and common stock of Peak with a value of $6,000.  The Pro Forma Financial Data assumes the total cash consideration paid for the Snow Time Acquisition was $66,315, with total consideration transferred of $72,315.  These amounts reflect the $70,000 cash portion of the Snow Time Acquisition purchase price adjusted for certain working capital items as provided by the Acquisition Agreement.

4. Preliminary Allocation of Consideration Transferred to Net Assets Acquired

The acquisition method of accounting requires that the purchase price (consideration transferred) in a business combination be allocated to the Net Assets acquired based on their estimated fair value. For the purpose of the Pro Forma Financial Data, Peak has made a preliminary allocation of the purchase price to the Net Assets acquired as follows:

Tangible assets and liabilities:
Accounts receivable	$124
Inventories	517
Property and equipment	66,302
Land held for development	2,827
Other current and long-term assets	1,045
Accounts payable and accrued liabilities	(2,374)
Unearned revenue	(3,330)
Deferred income taxes	(5,758)
Other long-term liabilities	(250)
Intangible assets:
Trade name, customer lists and liquor licenses	2,600
Goodwill	10,612
Total preliminary purchase price allocation	$72,315

The following table reconciles the historical value of the Net Assets as of July 31, 2018 to the fair value of the Net Assets:

Historical value of Net Assets at July 31, 2018	$79,711
Net assets excluded from the Snow Time Acquisition	(12,958)
Elimination of the historical value of intangible assets	(1,892)
Recognition of intangible assets acquired:
Identifiable intangible assets	2,600
Goodwill	10,612

Adjustments to the historical carrying value of assets
and liabilities based on Peaks’ preliminary
estimates of fair value:
Deferred income taxes	(5,758)
Fair value of Net Assets	$72,315

5. Pro Forma Adjustments for the Transactions with Cap 1 LLC

Adjustments included in the column under the heading “Adjustments for the Snow Time Acquisition” which relate to the transactions with Cap 1 reflect the following:

A.Reflects the receipt of the $50,000 proceeds from the Term Loan and the use of all or a portion of those proceeds to pay a portion of the $66,315 cash consideration for the Snow Time Acquisition and to pay $115 of financing costs associated with the Term Loan.

B.Reflects the receipt of the $20,000 proceeds from the sale of the Preferred Stock and Warrants and the use of all or a portion of those proceeds to pay the remaining portion of the $66,315 cash consideration for the Snow Time Acquisition.

C.Reflects the accretion or payment of Preferred Stock dividends of $400 and $1,600 for the three months ended July 31, 2018 and for the year ended April 30, 2018, respectively.

D.Reflects amortization of deferred financing costs associated with the Term Loan of $14 and $58 for the three months ended July 31, 2018 and for the year ended April 30, 2018, respectively.

E.Reflects interest expense associated with the Term Loan of $869 and $3,475 for the three months ended July 31, 2018 and for the year ended April 30, 2018, respectively.

6. Pro Forma Adjustments for the Snow Time Acquisition

Adjustments in the column under the heading “Adjustments for the Snow Time Acquisition” which are necessary to reflect the Snow Time Acquisition and related acquisition accounting include the following:

F.Reflects the cash payment of estimated acquisition related fees and expenses by Peak of $850 incurred subsequent to July 31, 2018, with a corresponding decrease in retained earnings.

G.Reflects the elimination of (i) cash of $14,377, property and equipment of $202 and long-term liabilities of $1,621 which are excluded from Net Assets acquired under the terms of the Acquisition Agreement and (ii) the elimination of $46 and $73 of interest associated with excluded cash and investments for the year ended April 30, 2018 and the three months ended July 31, 2018, respectively.

H.At this time there is insufficient information as to the specific nature, age and condition of Snow Time’s property and equipment to make a reasonable estimation of fair value or the corresponding adjustment to depreciation expense.  For the purpose of the Pro Forma Financial Data, the carrying value of property and equipment acquired from Snow Time has been used in the purchase price allocation.  For each $1,000 fair value adjustment to property and equipment, assuming a weighted average useful life of 10 years, depreciation expense would change by approximately $25 and $100 in each quarterly and annual period, respectively.

I.Reflects (i) the elimination of Snow Time’s historical goodwill of $1,500 and (ii) recognition of $10,612 of goodwill resulting from the Snow Time Acquisition.

J.Reflects (i) the elimination of Snow Time’s historical intangible assets of $392, (ii) the recognition of intangible assets of $2,600 for Snow Time’s trade names, customer lists and liquor licenses, and (iii) the recognition of intangible asset amortization expense of $37 and $147 for the three months ended July 31, 2018 and the year ended April 30, 2018, respectively, related to the definite-lived intangible assets recognized assuming a weighted-average useful life of 15 years.  For the purpose of the Pro Forma Financial Data, the fair value of identifiable intangible assets was estimated based on Peak’s experience from previous acquisitions.

K.Snow Time’s historic unearned revenue represents payments collected from customers for services to be provided during the 2018/2019 snow sports season.  For the purpose of the Pro Forma Financial Data, the carrying value of the liability for unearned revenue acquired from Snow Time has been used in the purchase price allocation.

L.Reflects the recognition of $5,758 of deferred tax liabilities related to the difference between the book value and tax basis of the Net Assets acquired.

M.Reflects the elimination of the historical equity of Snow Time in accordance with acquisition accounting.

N.Reflects the payment of acquisition consideration in the form of 1,151,079 shares of Peak common stock valued, under the terms of the Acquisition Agreement, at $6,000 with a total par value of $12.

O.Reflects the elimination of Snow Time’s acquisition related expenses of $10 and $4 for the three months ended July 31, 2018 and the year ended April 30, 2018, respectively.

P.Snow Time provides for income taxes under Subchapter S of the Internal Revenue code and as such does not account for income taxes in its financial statements.  Reflects (i) the provision for income taxes for the income (loss) before taxes of Snow Time under the tax rules applicable to Peak and (ii) the tax effect of the above adjustments to the unaudited pro forma condensed combined statements of operations.

BUSINESS OF SNOW TIME

General

Snow Time is engaged in the ownership, operation and management of three ski resorts in South Central Pennsylvania:  Liberty Mountain Resort in Carroll Valley, Roundtop Mountain Resort in Lewisberry and Whitetail Resort in Mercersburg. Its primary business segment representing over 80% of its revenues is related to snowsports, including skiing, snowboarding and snow tubing.  Snow Time also operates business activities unrelated to snowsports, such as golf, lodging, outdoor adventure activities, conferences and events.

Snow Time History

Snow Time, a privately held Delaware corporation, was founded in 1964 through the formation and development of Ski Roundtop near York, Pennsylvania.  In 1974, Snow Time acquired the Charnita resort near Gettysburg, Pennsylvania and renamed it Ski Liberty.  In 1981, Snow Time expanded to the north with the acquisition of the Windham Mountain Club in the Catskill Mountains of New York.  The resort was renamed Ski Windham and was developed into a prominent resort catering to the metro New York City area before being sold by Snow Time in 2005 to a group of local homeowners.  In 1999, Snow Time acquired the Whitetail Ski Area, which was the primary competitor of Snow Time’s Roundtop Mountain Resort and Liberty Mountain Resort.

Over the course of many years, Snow Time has rebranded the resorts as Liberty Mountain Resort, Roundtop Mountain Resort and Whitetail Resort to more appropriately represent the resorts as more than the traditional ski areas. Snow Time has expanded its resort offerings into a variety of activities in addition to winter sports in order to capitalize on the opportunities available in the local market areas.  The growth of the hospitality business at Liberty Mountain, largely related to the development of the 82,000 square feet Highland Lodge, has significantly transformed the resort into a four-season destination.  Roundtop Mountain has also capitalized on recreation and adventure activities by offering visitors zip line tours, adventure camps, paintball, challenge courses, a water slide and other warm weather activities.  Whitetail has similarly expanded its non-winter activities into golf and adventure camps.  Nearly 20% of Snow Time’s revenues are now related to activities other than snowsports.

Snow Time has three stockholders of record.  Historical price information for Snow Time has not been presented, as there has not been an established trading market in Snow Time’s common stock.  Since April 1, 2016, Snow Time has paid one dividend, totaling $100,000 in the aggregate, to stockholders of record on November 1, 2017.

Employees

Snow Time employs approximately 200 year-round full-time employees and over 3,500 seasonal and part-time employees.

Competition

Snow Time’s resorts market to the populous metropolitan areas of Baltimore, Washington D.C. and Northern Virginia as well as the more local regions in Southern Pennsylvania, namely Harrisburg, Lancaster and York.  The majority of Snow Time’s guests resides in Maryland and Virginia and travel for day visits to the resorts.  The vast majority of its guests travel less than two hours to enjoy skiing and snowboarding, whereas the majority of guests for snow tubing and various summer activities travel less than one hour.  Conferences, weddings and golf packages draw visitors from varying locations in the multi-state region.  Resort visitation ranges from year to year based on many factors, the most significant of which is favorable weather.  Snow Time’s visitation has ranged from 600,000 to 750,000 annual visitors in recent years.

Snow Time’s resorts compete with many other types of recreational activities, competing for the disposable income and time of residents within its market areas.  Snow Time has several competitors in the surrounding regions with respect to snowsports, but believes superior guest services and regular investment in upgrades, improvements and maintenance differentiate its resorts from those of its competitors.

SNOW TIME’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of Snow Time’s financial condition and results of operations should be read in conjunction with the consolidated financial statements and the notes thereto included in this Proxy Statement.

Overview

Snow Time is engaged in the ownership, operation and management of three ski resorts in South Central Pennsylvania with the primary activities of skiing, snowboarding and snow tubing (collectively, snowsports).  Snow Time also operates business activities unrelated to snowsports including golf, lodging, outdoor adventure activities, conferences and events, the combination of which represents approximately 19.0% of total revenues for each of the Snow Time fiscal years ended March 31, 2018 and 2017.

The opening and closing dates of Snow Time’s ski resorts are dependent upon weather conditions, but its peak ski season generally runs from mid-December through mid-March.  Like other day ski resort and overnight drive ski resort operators, Snow Time earns snowsports revenues in six principal categories. In order of their contribution, they are: lift and tubing tickets, food and beverage sales, ski instruction, equipment rentals, lodging, and retail.

Snow Time’s largest source of revenue is the sale of lift tickets (including season passes) which represented approximately 44.6% and 46.0% of net revenue for the Snow Time fiscal years ending March 31, 2018 and 2017, respectively. Lift ticket revenue is driven by the volume of lift tickets and season passes sold and the pricing of these items.

The cost structure of Snow Time’s operations has significant fixed and variable components. Significant variable expenses include retail and food and beverage cost of sales, labor costs, power and utilities. As such, operating margins can fluctuate based on the level of revenues.

Seasonality

Snow Time’s revenues are highly seasonal in nature, with the majority of revenue generated during the ski season, which occurs during the winter months in Snow Time’s third and fourth fiscal quarters.  Snow Time’s properties also provide activities in the non-winter months including golf, lodging, outdoor adventure activities, conferences and events, the combination of which represented approximately 19.0% of Snow Time’s net operating revenues for its fiscal years ended March 31, 2018 and 2017, respectively.  As a result of the limited non-winter activities, Snow Time’s resorts typically experience operating losses and negative operating cash flows during the first and second quarters of each fiscal year.

The seasonality of Snow Time’s revenues amplifies the effect of events outside Snow Time’s control, especially weather.  Adverse weather could lower attendance due to suboptimal skiing conditions or limited access to resorts, render snowmaking wholly or partially ineffective in maintaining ski conditions, and increase operating costs related to snowmaking efforts and inefficient labor utilization.

Weather Impact

The timing and duration of favorable weather conditions significantly influences the timing and volume of skier visits and the associated revenue. Cold weather is an essential element to a successful ski season and Snow Time’s snowmaking capabilities are sufficient to rapidly cover the ski slopes when the cold temperatures arrive.  Natural snowfall further stimulates the skiing market in the region.  Snow Time sells season passes and other multi-visit products prior to the start of the ski season to help mitigate any negative effects unfavorable weather may have on its revenues.  In addition to its continued investment in snowmaking technologies and related infrastructure, Snow Time relies on its season pass and multi-visit products, in addition to its non-winter activities, to help mitigate the impact on revenues from adverse weather.

Skier Visits

Snow Time’s ski resorts operate in the Southeast region as defined by the Kottke Report, a ski industry data publication. Snow Time’s skier visits of 497,000 in fiscal 2018 were up 19.1% from fiscal 2017.  Snow Time’s increase in skier visits compares to a 0.5% decrease in total skier visits across the Southeast resorts as reported by the Kottke Report.  Snow Time’s total resort visits, which include tubing visits, were up 14.2% from fiscal 2017.  Skier visits grew in 2018 largely due to an extended season through late March resulting from below average March temperatures and natural snow events.

Capital Projects

Reinvestment into its resort properties has been a core priority of Snow Time throughout its history.  Snow Time regularly reinvests in new technologies to enhance the guest service experience at its resorts. Maintaining the infrastructure of its resorts has also been a central theme of Snow Time’s annual capital program.

Fiscal Year Ended March 31, 2018, as Compared to the Fiscal Year Ended March 31, 2017
Results of Operations

The following table presents Snow Time’s consolidated statements of operations for the years ended March 31, 2018 and 2017:

(in whole dollars)	2018	2017	$ change	% change
Revenues
Lift and Tubing Tickets	$22,116,014	$19,702,020	$2,413,994	12.3%
Food & Beverage Income	10,132,788	8,492,470	1,640,318	19.3%
Ski Instruction	4,812,745	3,830,961	981,784	25.6%
Equipment Rentals	4,081,211	3,299,150	782,061	23.7%
Lodging	2,508,392	2,022,140	486,252	24.0%
Retail	2,151,501	1,766,885	384,616	21.8%
Other	2,696,779	2,589,531	107,248	4.1%
Total Revenues	48,499,430	41,703,157	6,796,273	16.3%

Cost of Operations
Resort Operating Expenses
Costs of Operations	12,191,396	10,227,291	1,964,105	19.2%
Direct Operating Expenses	13,490,792	13,146,758	344,034	2.6%
Other Operating Expenses	4,679,853	4,168,531	511,322	12.3%
Total Cost of Operations	30,362,041	27,542,580	2,819,461	10.2%

Depreciation	6,671,574	6,091,767	579,807	9.5%
General and Administrative Expenses	8,792,592	7,696,101	1,096,491	14.2%
	15,464,166	13,787,868	1,676,298	12.2%
Income From Operations	2,673,223	372,709	2,300,514	617.2%
Other Income (Expense)	(754,829)	894,509	(1,649,338)	-184.4%
Net Income	$1,918,394	$1,267,218	$651,176	51.4%

Net Revenue.  Net revenue increased $6.8 million, or 16.3%, for the year ended March 31, 2018 as compared with the year ended March 31, 2017.  The increase was primarily attributable to increased resort attendance resulting from strong March 2018 results and the increased conference and event business at the recently completed Liberty Mountain Resort Highland Lodge.

Cost of Operations.  Resort operating costs increased $2.8 million, or 10.2%, for the year ended March 31, 2018, compared with the previous year.  Labor and other operational costs increased primarily as the result of the increased number of days of operation as compared to the previous year.  Two of Snow Time’s resorts experienced an early ending to the ski season in fiscal 2017 which resulted in significant costs saving for labor and operations in that year.  Costs of goods sold margins for retail and food and beverage remained stable; however, total costs rose commensurate with the increase in revenues for those categories.

Depreciation.  Depreciation increased by $0.6 million, or 9.5%, on a higher depreciable base which included, among other new assets, the expansion of the Whitetail Resort base lodge which was placed in service during the previous year.

General and Administrative Expenses.  General and administrative expenses increased $1.1 million, or 14.2%, for the year ended March 31, 2018 compared with the year ended March 31, 2017, primarily due to higher incentive compensation expense and employee benefits.

Liquidity and Capital Resources
Cash Flow

Net cash provided by operations totaled $11.5 million for the year ended March 31, 2018, as compared to net cash provided of $6.6 million for the year ended March 31, 2017.  The growth in net cash provided by operations was attributable to multiple factors including growth in net income, accounts payable, deferred compensation items and other liabilities relating largely to deposits from customers for future services.

Net cash used in investing activities totaled $7.6 million for the year ended March 31, 2018, as compared to net cash used of $10.5 million for the previous year.  The decline resulted from a significant reduction in capital expenditures in fiscal 2018 and the investment of nearly $5.0 million in Treasury securities.  Capital expenditures in fiscal 2017 were significantly higher than those in fiscal 2018 primarily as a result of the expansion of the Whitetail Resort base lodge.

Net cash used in financing activities was limited to $0.1 million for stockholder dividends in fiscal 2018.

Liquidity and Significant Uses of Cash

Snow Time’s available cash is consistently highest in its fourth quarter primarily due to the seasonality of its resort business. Snow Time held $15.1 million of cash and cash equivalents as of March 31, 2018, not including marketable securities of $5.0 million, for total cash and liquid investments of $20.1 million.  This level compared to $11.4 million at March 31, 2017.

Snow Time currently anticipates cash flow from operations will continue to provide a significant source of its future cash flows and believes that cash flow from operations and available cash on hand will be sufficient to fund its recurring capital expenditure requirements and other currently anticipated cash needs for the next twelve months and beyond.

Snow Time’s principal liquidity requirements over the next twelve months will be primarily for capital expenditure needs, continuing operations and working capital needs. Snow Time has historically invested significant cash in capital expenditures for its resort operations and expects to continue to invest in the future.  Planned capital expenditures for the fiscal year ending March 31, 2019 total $3.3 million.

M&T Bank Credit Facility

Snow Time maintains an available credit facility in the amount of $20.0 million with M&T Bank at a stated interest rate of 1.8% above the LIBOR rate.  As of March 31, 2018 and 2017, there were no outstanding borrowings; however, Snow time has outstanding letters of credit against this facility in the amount of $0.4 million.  As of March 31, 2018, Snow Time was in compliance with all covenants of the loan agreements.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with U.S. GAAP requires that management make certain estimates and assumptions that affect amounts reported in the financial statements and accompanying notes.  Actual results may differ from those estimates and assumptions and the differences may be material.  Significant accounting policies, estimates and judgments that management believes are the most critical to aid in fully understanding and evaluating the reported financial results are discussed below.

Goodwill

Snow Time accounts for intangible assets as required by the Financial Accounting Standards Board (“’FASB”) Accounting Standards Update (“ASU”) Topic 350, “Goodwill and Other Intangibles.” Goodwill and other intangibles are tested annually for impairment, or sooner when circumstances indicate an impairment exists.  This analysis is performed by comparing the respective carrying values of asset groups to the current and expected future cash flows, on an undiscounted basis, to be generated from such asset group.  Goodwill of $1,500,000 was recorded upon the purchase of a golf and conference facility at Liberty Mountain Resort.  Management determined that no impairment of goodwill exists at March 31, 2018 and 2017.

Income Taxes

Snow Time has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code.  Under those provisions, Snow Time does not pay federal or state corporate income taxes on its taxable income.  Instead, the stockholders of Snow Time are taxed on their proportionate share of Snow Time’s taxable income.  Snow Time distributes funds to stockholders at its discretion to cover those income taxes.

Long-Lived Assets, Excluding Goodwill

Snow Time evaluates the impairment of long-lived assets whenever events or circumstances indicate that the carrying amount of the assets may not be recoverable.  An asset is considered to be impaired when the undiscounted estimated net cash flows to be generated by the asset are less than the carrying amount.  The impairment recognized is the amount by which the carrying amount exceeds the fair value amount.  Fair value estimates are based on assumptions concerning the amount and timing of estimated future cash flows and discount rates reflecting varying degrees of perceived risk.  Snow Time has concluded that no impairment adjustments were required during the years ended March 31, 2018 and 2017.

Three Months Ended June 30, 2018, as Compared to the Three Months Ended June 30, 2017
Results of Operations

The following table presents Snow Time’s consolidated statements of operations for the three months ended June 30, 2018 and 2017:

(in whole dollars)	2018	2017	$ change	% change
Revenues
Food & Beverage Income	$1,339,190	$1,246,290	$92,900	7.5%
Lodging	623,066	592,305	30,761	5.2%
Other	967,528	982,660	(15,132)	-1.5%
Total Revenues	2,929,784	2,821,255	108,529	3.8%

Cost of Operations
Resort Operating Expenses
Costs of Operations	936,771	1,135,986	(199,215)	-17.5%
Direct Operating Expenses	2,460,803	2,455,103	5,700	0.2%
Other Operating Expenses	783,495	742,089	41,406	5.6%
Total Cost of Operations	4,181,069	4,333,178	(152,109)	-3.5%

Depreciation	1,698,835	1,503,812	195,023	13.0%
General and Administrative Expenses	1,947,612	1,897,134	50,478	2.7%
	3,646,447	3,400,946	245,501	7.2%
Income From Operations	(4,897,732)	(4,912,869)	15,137	-0.3%
Other Income (Expense)	129,693	124,806	4,887	3.9%
Net Income	$(4,768,039)	$(4,788,063)	$20,024	-0.4%

Net Revenue.  Net revenue increased $0.1 million, or 3.8%, for the three months ended June 30, 2018 as compared with the three months ended June 30, 2017.  The increase was primarily attributable to increased resort attendance for conferences and event business at the Liberty Mountain Resort Highland Lodge.

Cost of Operations.  Resort operating costs decreased $0.2 million, or 3.5%, for the three months ended June 30, 2018, compared with the three months ended June 30, 2017.  The reduction in costs was attributable to fewer large maintenance and repair projects as compared to the three months ended June 30, 2017.

Depreciation. Depreciation increased by $0.2 million, or 13.0%, on a higher depreciable base which included, among other new assets, the addition of a new fleet of rental skis at Whitetail Resort.

General and Administrative Expenses.  General and administrative expenses increased $0.05 million, or 2.7%, for the three months ended June 30, 2018 compared with the three months ended June 30, 2017, primarily due to general inflationary factors.

Liquidity and Capital Resources
Cash Flow

Net cash used in operations totaled $4.3 million for the three months ended June 30, 2018, as compared to net cash used of $3.3 million for the three months ended June 30, 2017.  The change in net cash used in operations was attributable to multiple factors, including payments of accounts payable and recognition of unearned revenue from customers for prepaid business.

Net cash provided by investing activities totaled $3.5 million for the three months ended June 30, 2018, as compared to net cash used in investing activities of $0.6 million for the three months ended June 30, 2017.  This level resulted from the redemption of Treasury securities of nearly $5.0 million and an increase in capital expenditures as compared to the prior comparable period.

Liquidity and Significant Uses of Cash

Snow Time held $14.4 million of cash and cash equivalents at June 30, 2018.  This level compared to $15.1 million of cash and cash equivalents as of March 31, 2018, not including marketable securities of $5.0 million, for total cash and liquid investments of $20.1 million at March 31, 2018.  Snow Time currently anticipates cash flow from operations will continue to provide a significant source of its future cash flows and believes that cash flow from operations and available cash on hand will be sufficient to fund its recurring capital expenditure requirements and other currently anticipated cash needs for the next twelve months and beyond.

Snow Time’s principal liquidity requirements over the next twelve months will be primarily for capital expenditure needs, continuing operations and working capital needs. Snow Time has historically invested significant cash in capital expenditures for its resort operations and expects to continue to invest in the future.

M&T Bank Credit Facility

Snow Time maintains an available credit facility in the amount of $20 million with M&T Bank at a stated interest rate of 1.8% above the LIBOR rate.  As of June 30, 2018 and March 31, 2018, there were no outstanding borrowings; however, Snow Time has outstanding letters of credit against this facility in the amount of $0.4 million.  At June 30, 2018, Snow Time was in compliance with all covenants of the loan agreements.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with U.S. GAAP requires that management make certain estimates and assumptions that affect amounts reported in the financial statements and accompanying notes.  Actual results may differ from those estimates and assumptions and the differences may be material.  Significant accounting policies, estimates and judgments that management believes are the most critical to aid in fully understanding and evaluating the reported financial results are discussed below.

Goodwill

Snow Time accounts for intangible assets as required by the FASB’s ASU Topic 350, “Goodwill and Other Intangibles.” Goodwill and other intangibles are tested annually for impairment, or sooner when circumstances indicate an impairment exists.  This analysis is performed by comparing the respective carrying values of asset groups to the current and expected future cash flows, on an undiscounted basis, to be generated from such asset group.  Goodwill of $1,500,000 was recorded upon the purchase of a golf and conference facility at Liberty Mountain Resort.  Management determined that no impairment of goodwill exists at June 30, 2018 and March 31, 2018.

Income Taxes

Snow Time has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code.  Under those provisions, Snow Time does not pay federal or state corporate income taxes on its taxable income.  Instead, the stockholders of Snow Time are taxed on their proportionate share of Snow Time’s taxable income.  Snow Time distributes funds to stockholders at its discretion to cover those income taxes.

Long-Lived Assets, Excluding Goodwill

Snow Time evaluates the impairment of long-lived assets whenever events or circumstances indicate that the carrying amount of the assets may not be recoverable.  An asset is considered to be impaired when the undiscounted estimated net cash flows to be generated by the asset are less than the carrying amount.  The impairment recognized is the amount by which the carrying amount exceeds the fair value amount.  Fair value estimates are based on assumptions concerning the amount and timing of estimated future cash flows and discount rates reflecting varying degrees of perceived risk.  Snow Time has concluded that no impairment adjustments were required during the three-month periods ended June 30, 2018 and 2017.

PEAK RESORTS’ MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of Peak Resorts’ financial condition and results of operations should be read in conjunction with the consolidated financial statements and the notes thereto included elsewhere in this Proxy Statement.

Overview

We own or lease and operate 14 ski resorts throughout the Midwestern, Northeastern and Southeastern (which includes Pennsylvania) United States.  Our ski resorts, which include both day ski resorts and overnight drive ski resorts, offer snow skiing, snowboarding and other snow sports.  During the last two ski seasons, we had an average of 1.6 million skier visits each year.

We operate in a single reportable business segment—resort operations.  The consolidated financial data presented in this Report is comprised of the data of our 14 ski resorts.

The opening and closing dates of our ski resorts are dependent upon weather conditions, but our peak ski season generally runs from early December through mid-April.

Like other day ski resort and overnight drive ski resort operators, we earn our revenues in six principal categories.  In order of their contribution, they are: lift and tubing tickets, food and beverage sales, equipment rentals, hotel/lodging, ski instruction, and retail.

Our largest source of revenue is the sale of lift tickets (including season passes) which represented approximately 46.8%, 47.1% and 47.6% of net revenue for the years ending April 30, 2018, 2017 and 2016, respectively.  Lift ticket revenue is driven by the volume of lift tickets and season passes sold and the pricing of these items.  Most of our season pass products are sold before the start of the ski season.  For the 2017/2018, 2016/2017 and 2015/2016 ski seasons, approximately 36.3%, 34.5% and 38.1%, respectively, of total lift revenue recognized was comprised of season pass revenue.  Season pass revenue, although collected prior to the ski season, is recognized ratably over the ski season based upon the number of days our resorts are open.

The cost structure of our operations has significant fixed and variable components. Our significant variable expenses include retail and food and beverage cost of sales, labor costs and power and utilities. As such, operating margins can fluctuate based on the level of revenues.

Recent Developments
2017 Tax Act

On December 22, 2017, the United States government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “2017 Tax Act”). The 2017 Tax Act made broad changes to the federal tax code which impacts us. The 2017 Tax Act included provisions that, among other things, provide for i) the reduction of the federal corporate tax rate, ii) the elimination of the corporate alternative minimum tax, iii) a new limitation on the deductibility of interest expense, iv) changes in the treatment of net operating losses after December 31, 2017, and v) bonus depreciation that allows for full expensing of qualified property.

Subsequent to the passage the 2017 Tax Act, SEC issued Staff Accounting Bulletin No. 118 (“SAB 118”), which provides guidance on accounting for the impact of the 2017 Tax Act.  SAB 118 provides for a measurement period, not to exceed one year from enactment of the 2017 Tax Act, for companies to complete accounting for the impact of the 2017 Tax Act under the FASB’s Accounting Standards Codification 740, “Income Taxes” (“ASC 740”).  In accordance with SAB 118, a company must reflect the income tax effect of those aspects of the 2017 Tax Act for which the accounting under ASC 740 is complete.  To the extent that a company’s accounting for income effects of the 2017 Tax Act is incomplete, but the company can determine a reasonable estimate, the company must record a provisional estimate in its financial statement.  If a company cannot determine a provisional estimate, it should continue to apply ASC 740 on the basis of the provision of the tax laws that were in effect immediately before the enactment of the 2017 Tax Act.

We recorded an income tax benefit of $4.0 million for the year ended April 30, 2018, which includes a $0.1 million discrete benefit at the 2017 Tax Act enactment date and an additional benefit of $3.5 million which was directly attributable to the impact of the 2017 Tax Act’s reduced corporate tax rate that became effective January 1, 2018.  The additional benefit arises because we are a calendar year taxpayer and the seasonality of our business results in significant losses during the first eight months of fiscal 2018 which produce a federal benefit at the prior corporate tax rate of 34%, and significant income during the period January to April 2018 which was subject to the lower 21% corporate tax rate implemented by the 2017 Tax Act.

Our effective tax rate for the period from the enactment of the 2017 Tax Act through the end of our fiscal year ending April 30, 2018, was 27.0%.

Chief Financial Officer Succession Plan

On August 16, 2017, the Company announced its succession plan for its former Chief Financial Officer, Stephen J. Mueller.  Mr. Mueller stepped down from his position as the Company’s Chief Financial Officer and Secretary on October 3, 2017 and assumed a new role as Executive Vice President.  In connection with this transition, Christopher J. Bub became our Vice President, Chief Financial Officer and Secretary.  Mr. Bub previously served as the Company’s Vice President and Chief Accounting Officer.

Royal Banks of Missouri Credit Facilities

On October 27, 2017, we renewed and increased our existing credit facility with Royal Banks of Missouri (the “2017 Royal Banks Credit Facility”).  The 2017 Royal Banks Credit Facility provides for a $10 million working capital line of credit to be used for general business purposes and a $15 million acquisition line of credit to be used i) to pay off $12.4 million of principal and accrued interest outstanding under the previous credit agreement with Royal Banks of Missouri (the “Original Credit Facility”) and ii) for the acquisition of additional ski resort properties.  On October 27, 2017, we used $12.4 million of the borrowing capacity available under the acquisition line of credit to pay off all outstanding amounts under the Original Credit Facility, including amounts outstanding under a term loan which bore interest at the prime rate plus 1.00% per annum with an original maturity date of January 26, 2020.  As of April 30, 2018, approximately $12.4 million was outstanding under the acquisition line of credit and no amounts were outstanding under the working capital line of credit.

The term of the 2017 Royal Banks Credit Facility is 14 months with loans payable in monthly interest only installments charged at the bank’s prime rate plus 1.00% per annum, with any outstanding principal amounts due at the end of the term. Beginning on January 31, 2018, we were required to fund a debt service account by depositing in three equal monthly installments an amount equal to the estimated annual interest due in connection with outstanding loans under the 2017 Royal Banks Credit Facility. We are required to maintain a minimum debt service coverage ratio (as defined in the credit agreement) of 1.25 to 1.00. In addition, were our fixed charge coverage ratio (as defined in the credit agreement) to fall below 1.50 to 1.00, we would be required to prefund certain other debt service payments, and should the ratio fall below 1.25 to 1.00, we would be prohibited from paying common or preferred dividends.  The 2017 Royal Banks Credit Facility is secured by the assets of our subsidiaries which operate our Hidden Valley, Paoli Peaks, Snow Creek, Crotched Mountain and Attitash resorts.

Impairment Loss

During the year ended April 30, 2018, we incurred approximately $1.6 million of fixed asset impairment losses in connection with our decision to cease operation of a restaurant and certain hotel-like amenities at a condominium building adjacent to our Attitash ski resort. In connection with our 2007 acquisition of the Attitash ski resort, we acquired property and equipment constituting the commercial core of a condominium building located adjacent to the resort.  Since this acquisition, we have i) provided management services to the condominium’s owners association under a management services agreement (the “Management Services Agreement”), ii) sponsored a rental management program whereby unoccupied condominium units may be rented as hotel rooms and iii) operated a restaurant and other hotel-type amenities in the areas of the building which we own. In December 2017, we determined we would not be able to renew the Management Services Agreement upon its expiration on April 30, 2018 and, as a result, decided to terminate the rental management program and cease operation of the hotel-type amenities as of that date.

The Company conducts an assessment of the carrying value of goodwill annually, as of last day of March, or more frequently if circumstances arise which would indicate the fair value of a reporting unit with goodwill is below its carrying amount.  As a result of the annual assessment as of March 31, 2018, the Company incurred an impairment loss of $0.4 million of goodwill associated with the acquisition of its Alpine Valley ski resort.  The Company did not record any impairment of goodwill for the years ended April 30, 2017 or 2016.

Seasonality

Our revenues are highly seasonal in nature.  The vast majority of revenue is generated during the ski season, which occurs during the winter months in our third and fourth fiscal quarters.  Some of our properties offer off season attractions, such as golf, roller coasters, swimming, summer concerts and zip rides; however, these activities do not comprise a substantial portion of our annual revenues.  As a result, our resorts typically experience operating losses and negative operating cash flows during the first and second quarters of each fiscal year.

The seasonality of our revenues amplifies the effect of events outside our control, especially weather. While our geographically diverse operating locations help mitigate the effect of weather conditions, adverse weather could lower attendance due to suboptimal skiing conditions or limited access to our resorts, render snowmaking wholly or partially ineffective in maintaining ski conditions, and increase operating costs related to snowmaking efforts and inefficient labor utilization. During years ended April 30,

2018, 2017 and 2016, the percentage of revenue we recognized in our third and fourth fiscal quarters, combined, was 87.6%, 87.3% and 87.9%, respectively.  As a result, the operating results for any quarterly period are not necessarily indicative of the results that may be achieved for any subsequent quarter or for a full year.

Weather Impact

The timing and duration of favorable weather conditions significantly influences the timing and volume of skier visits and the associated revenue.  While natural snowfall early in the ski season influences skier visits, all of our ski resorts have snowmaking capabilities in the event that the natural snowfall is insufficient.  Cold weather, however, is essential to a successful ski season and there is no way to predict future weather conditions.  We sell season passes prior to the start of the ski season to help mitigate any negative effects unfavorable weather may have on our revenues.

During the 2017/2018 ski season we encountered significant weather-driven challenges, including bitterly cold weather which depressed skier visits at times and rainy weather during a holiday weekend which depressed skier visits during one of our historically busiest weekends.  Favorable weather conditions in the Northeast towards the end of the ski season helped to mitigate the impact of unfavorable weather conditions in the middle of the season.  Similarly, we faced significant weather challenges during the 2016/2017 ski season due to unseasonably warm weather in the Midwest midway through the ski season.

In addition to our continued investment in snow making technologies and infrastructure, we rely on our season pass products to help mitigate the impact on our revenues from adverse weather.

Season Pass Products

For the 2016/2017 ski season we introduced the Peak Pass which allows skiers to utilize any of our resorts in the Northeastern or Southeastern (which includes Pennsylvania) United States.  The introduction of the Peak Pass contributed to the increased revenue we experienced in our 2018 and 2017 fiscal years as compared to our 2016 fiscal year, despite significant weather challenges during those fiscal years.  Our pre-season season pass sales for the upcoming 2018/2019 increased 16.0% in dollars and 14.0% in units as compared to the 2017/2018 season, and the 2017/2018 season pre-season pass sales increased 8.6% in both dollars and units as compared to the same period for the 2016/2017 ski season.

Skier Visits

Our ski resorts operate in the Northeast, Midwest and Southeast (which includes Pennsylvania) markets as defined by the Kottke Report.  Our skier visits of 1.7 million in fiscal 2018 were up 7.4% from fiscal 2017.  This compares to a 4.5% increase in total skier visits across the entire industry to Northeast, Midwest and Southeast resorts as reported by the Kottke Report.  Our total resort visits, which include tubing visits, were up 7.1% from fiscal 2017.  Total visits to our Northeast and Southeast resorts, in particular, increased to 1.25 million in fiscal 2018 from 1.22 million in fiscal 2017.  Total visits to our Midwest resorts increased to 0.59 million in fiscal 2018 from 0.49 million in fiscal 2017.

Capital Projects

As part of our mission to build value by investing in our current properties through expansions, new products and amenities that will elevate our customers’ skiing and off-season experiences, during fiscal 2018 we completed one major project and continued to move forward with capital improvement projects at our Hunter Mountain, Hidden Valley and Mount Snow resorts.

•

At Hunter Mountain, we continued the Hunter North expansion project to increase the resort’s skiable acreage by approximately 25% and add automated snowmaking, a six-passenger detachable high-speed chair lift and parking area.  We expect to complete the project during the 2018/2019 ski season.

•

At Mount Snow, we completed construction on the West Lake Water project in November 2017, and immediately began using this new snowmaking infrastructure as we opened the resort for the 2017/2018 ski season.  The West Lake Water project included i) construction of a new water storage reservoir for snowmaking with capacity of up to 120 million gallons, ii) construction of three new pump houses, iii) installation of snowmaking pipelines, and iv) other related improvements.

•

At Mount Snow, we continued construction on the Carinthia Ski Lodge project. The Carinthia Ski Lodge project includes the construction of a new ski lodge at the resort’s Carinthia base, comprised of a three-story, 36,000-square foot skier service building which will include i) a restaurant, cafeteria and bars with seating for over 600 people, ii) retail facilities, and iii) a sales center for lift tickets and equipment rentals. We expect to complete the Carinthia Ski Lodge project prior to the 2018/2019 ski season.

•

At Hidden Valley, we continued the permitting process and made preparations for the construction of a zip line tour which we anticipate will generate additional sales and diversify that resort’s revenue base.  We anticipate completing the project during calendar year 2019.

Fiscal Years Ended April 30, 2018, 2017 and 2016
Results of Operations

The following table presents our consolidated statements of operations for the years ended April 30, 2018, 2017 and 2016 (dollars in thousands):

				Percent increase	Percent increase
	Year ended April 30,			(decrease)	(decrease)
	2018	2017	2016	2018/2017	2017/2016
Revenues
Lift and tubing tickets	$61,683	$58,100	$45,541	6.2%	27.6%
Food and beverage	24,749	23,078	15,816	7.2%	45.9%
Equipment rental	9,991	8,582	7,036	16.4%	22.0%
Ski instruction	9,128	8,562	6,580	6.6%	30.1%
Hotel/lodging	9,874	9,731	7,972	1.5%	22.1%
Retail	6,748	6,395	4,560	5.5%	40.2%
Summer activities	4,459	4,549	4,302	(2.0)%	5.7%
Other	5,030	4,252	3,922	18.3%	8.4%
	131,662	123,249	95,729	6.8%	28.7%
Costs and expenses
Resort operating expenses
Labor and labor related expenses	53,026	48,253	39,331	9.9%	22.7%
Retail and food and beverage cost of sales	11,855	10,820	7,735	9.6%	39.9%
Power and utilities	8,331	7,843	6,839	6.2%	14.7%
Other	23,381	20,403	18,310	14.6%	11.4%
	96,593	87,319	72,215	10.6%	20.9%

Depreciation and amortization	13,231	12,713	10,709	4.1%	18.7%
General and administrative expenses	5,797	5,431	4,513	6.7%	20.3%
Land and building rent	1,401	1,395	1,386	0.4%	0.6%
Real estate and other taxes	2,286	2,322	1,932	(39.7)%	20.2%
Restructuring and impairment loss	2,135	-	-	100.0%	0.0%
	121,443	109,180	90,755	11.2%	20.3%
Gain on involuntary conversion	-	-	195	0.0%	(100)%
Income from operations	10,219	14,069	5,169	(27.4)%	172.2%

Other Income (expense)
Interest, net of amounts capitalized of
$1,256, $1,545 and $867 in
2018, 2017 and 2016, respectively	(13,322)	(12,473)	(10,814)	6.8%	15.3%
Gain on sale/leaseback	333	333	333	0.0%	0.0%
Other income	160	61	8	162.3%	662.5%
	(12,829)	(12,079)	(10,473)	6.2%	15.3%

(Loss) income before income taxes	(2,610)	1,990	(5,304)	> (100.0)%	> 100%
Income tax (benefit) expense	(3,962)	749	(2,078)	> (100.0)%	> 100%
Net income (loss)	$1,352	$1,241	$(3,226)	8.9%	> 100%

Reported EBITDA	$25,585	$26,782	$16,240	(4.5)%	64.9%

Reported EBITDA

Reported EBITDA is not a measure of financial performance under U.S. GAAP.  We have chosen to include “Reported EBITDA” (which we define as net income before interest, income taxes, depreciation, amortization, gain on sale/leaseback, other income and expense and other non-recurring items) as a measurement of our results of operations because we consider this measurement to be a significant indication of our financial performance and available capital resources.  Because of large depreciation and other charges relating to our ski resorts operations, it is difficult for management to fully and accurately evaluate our financial results and available capital resources using net income alone.  In addition, the use of this non-U.S. GAAP measure provides an indication of our ability to service debt, and we consider it an appropriate measure to use because of our highly leveraged position.

We believe that by providing investors with Reported EBITDA, they will have a clearer understanding of our financial performance and cash flows because Reported EBITDA i) is widely used in the ski industry to measure a company’s operating performance without regard to items excluded from the calculation of such measure; ii) helps investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the effect of our capital structure and asset base from our operating results; and iii) is used by our Board of Directors, management and our lenders for various purposes, including as a measure of our operating performance and as a basis for planning.

The items we exclude from net income to arrive at Reported EBITDA are significant components for understanding and assessing our financial performance and liquidity.  Reported EBITDA should not be considered in isolation or as an alternative to, or substitute for, net income, net change in cash and cash equivalents or other financial statement data presented in our consolidated financial statements as indicators of financial performance or liquidity.  Because Reported EBITDA is not a measurement determined in accordance with U.S. GAAP and is susceptible to varying calculations, Reported EBITDA, as presented, may not be comparable to other similarly titled measures of other companies, limiting its usefulness as a comparative measure.

Reconciliations of net income (loss) to Reported EBITDA for the years ended April 30, 2018, 2017 and 2016, were as follows (dollars in thousands):

	Year ended April 30,
	2018	2017	2016

Net income (loss)	$1,352	$1,241	$(3,226)
Income tax (benefit) expense	(3,962)	749	(2,078)
Interest expense, net	13,322	12,473	10,814
Depreciation and amortization	13,231	12,713	10,709
Restructuring and impairment charges	2,135	-	-
Other income	(160)	(61)	(8)
Gain on sale/leaseback	(333)	(333)	(333)
Gain on involuntary conversion	-	-	(195)
Insurance loss	-	-	400
Hunter Mountain season pass liability acquisition adjustment	-	-	157
	$25,585	$26,782	$16,240

Year Ended April 30, 2018, Compared with the Year Ended April 30, 2017

Net Revenue.  Net revenue increased $8.4 million, or 6.8%, for the year ended April 30, 2018, compared with the year ended April 30, 2017.  The increase is primarily attributable to increased resort attendance driven, in part, by earlier ski season opening dates which led to higher ticket, rentals, retail and food and beverage sales.

Resort Operating Costs.  Resort operating costs increased $9.3 million, or 10.6%, for the year ended April 30, 2018, compared with the previous year.  Labor costs increased by $4.8 million, or 9.9%, due to i) lower pre-season staffing levels in fiscal 2017 as compared to fiscal 2018, ii) increased staffing needs due to earlier ski season opening dates and higher attendance in fiscal 2018, and iii) increases in the minimum wage which impacted certain of our resorts.  Other resort operating expenses increased by $3.0 million, or 14.6%, primarily as a result of increased maintenance and supplies costs.  During fiscal 2017, we experienced low liquidity levels and, as a result, implemented employee furloughs and strict spending controls on discretionary costs.  By the end of fiscal 2017, our liquidity levels had normalized.  As a result, our staffing levels returned to a more normal level, and our resorts incurred increased costs as they prepared for the 2017/2018 ski season.  Cost of goods sold related to food and beverage and retail sales increased $1.0 million, or 9.6%, due to increased food and beverage and retail sales stemming from higher resort attendance.

Depreciation and Amortization.  Depreciation and amortization increased by $0.5 million, or 4.1%, on a higher depreciable base which included, among other new assets, the West Lake Water project which was placed in service during the year.

General and Administrative Costs.  General and administrative expenses increased $0.4 million, or 6.7%, for the year ended April 30, 2018 compared with the year ended April 30, 2017, primarily due to higher incentive compensation expense and lower professional fee expense.

Restructuring and Impairment.  During the year ended April 30, 2018 we incurred restructuring and impairment charges totaling $2.1 million which included i) $1.7 million related to our decision to terminate a rental management program and cease operation of hotel-type amenities at a condominium property adjacent to our Attitash ski resort, and ii) $0.4 million related to the impairment of goodwill associated with our Alpine Valley ski resort.

Interest.  Excluding amounts capitalized, interest expense increased by $0.8 million, or 6.8%, primarily as a result of increases in the interest rates on adjustable rate debt, partially offset by the effect of a $1.7 million net repayment of interest bearing debt over the course of the year.

Income Taxes.  The income tax benefit for the year ended April 30, 2018, was $4.0 million, which compares with income tax expense of $0.7 million for the year ended April 30, 2017.  The benefit for fiscal 2018 is primarily as result of positive impacts from the enactment of the 2017 Tax Act which, among other effects, i) reduced our deferred tax liabilities and ii) reduced our effective income tax rate for the four months ending April 30, 2018.

Year Ended April 30, 2017, Compared with the Year Ended April 30, 2016

The increase in skier and tube visits we experienced during fiscal 2017 as compared to fiscal 2016 was the primary driver for increases in six of our seven principal revenue categories.  The Company experienced improved weather conditions, specifically in the Northeast, which helped to drive additional skier visits.

Lift and tubing revenue increased $12.6 million, or 27.6%, for fiscal 2017 compared to fiscal 2016.  Season pass sales and seasonal program sales increased $2.7 million, or 15.7%, from fiscal 2016 to fiscal 2017.

Food and beverage revenue increased $7.3 million, or 45.9%, for fiscal 2017 compared to fiscal 2016, $2.2 million of which was due to an increase in yield per skier and $5.1 million of which was due to increased skier visits.

An increase in rental revenue of $1.5 million, or 22.0%, for fiscal 2017 compared to fiscal 2016 was offset by a decrease in yield per skier visit of $0.7 million. Ski instruction revenue increased $2.0 million, or 30.1%, for fiscal 2017 compared to fiscal 2016.

Hotel and lodging revenue increased $1.8 million, or 22.1%, for fiscal 2017 compared to fiscal 2016.

Retail revenue increased $1.6 million, or 35.9%, for fiscal 2017 compared to fiscal 2016.

Revenue from summer activities increased $0.4 million, or 10.4%, for fiscal 2017 compared to fiscal 2016, which is primarily attributable to the inclusion of Hunter Mountain’s results in the consolidated financial statements for all of fiscal 2017.  We acquired Hunter Mountain on January 6, 2016, and as such, its summer activities were not included in fiscal 2016 results.

Other income increased $0.3 million, or 8.4%, for fiscal 2017 compared to fiscal 2016, as a result of the inclusion of Hunter Mountain’s results in the consolidated financial statements for all of fiscal 2017.  Hunter Mountain’s results were included only as of the acquisition date in fiscal year 2016.

The inclusion of Hunter Mountain’s results in the consolidated financial statements for all of fiscal 2017 also contributed to increases in our expenses, as illustrated below.

Labor and labor related expenses increased $8.9 million, or 22.7%, for fiscal 2017 versus fiscal 2016, $5.8 million of which was due to a longer operating season in fiscal 2017 compared to fiscal 2016.

Retail and food and beverage cost of sales increased $3.1 million, or 39.9%, for fiscal 2017 versus fiscal 2016, $1.4 million of which is a result of increased retail and food and beverage revenue.

Power and utility expense increased $1.0 million, or 14.7%, for fiscal 2017 versus fiscal 2016. Of the increase, $0.6 million is a result of increased snowmaking hours.

Other operating expense increased $2.1 million, or 11.4%, for fiscal 2017 versus fiscal 2016, $1.1 million of which is a result of the Hunter Mountain acquisition and the remaining $1.0 million of which is a result of costs tied to increased resort visits, such as credit card processing fees, insurance, supplies, payroll processing fees, repairs and maintenance.  Depreciation and amortization increased $2.0 million, or 18.7%, for fiscal 2017 versus fiscal 2016, as a result of the inclusion of Hunter Mountain’s results in the consolidated financial statements for all of fiscal 2017.

General and administrative expenses increased $0.9 million, or 20.3%, for fiscal 2017 versus fiscal 2016 primarily due to an increase in professional fees of $0.6 million related to incremental public company expenses and the Private Placement transaction and an increase in salaries and related benefits of $0.3 million.

Real estate and other taxes increased $0.4 million, or 20.2%, for fiscal 2017 versus fiscal 2016.

The increase in interest expense, net of $1.7 million was a result of the debt incurred in connection with the Hunter Mountain acquisition in the third quarter of fiscal 2016 and the debt incurred pursuant to the bridge loan agreement with EPR in fiscal 2017, which has been repaid.

Income tax increased $2.8 million as a result of an increase in the earnings before income tax expense of $7.3 million for fiscal 2017 versus fiscal 2016.

Liquidity and Capital Resources

Cash Flow

Net cash used in operating activities was $0.2 million for the year ended April 30, 2018, as compared with net cash provided by operating activities of $12.7 million and $10.2 million for the years ended April 30, 2017 and 2016, respectively.  The reduction in net cash provided by operating activities in fiscal 2018 as compared with fiscal 2017, is primarily due to the prepayment of interest to EPR Properties and its affiliates (“EPR”), our primary lender, and lower income before income taxes.  Under the terms of the various borrowing agreements we have with EPR, we are required to, at EPR’s discretion, either prepay a certain amount of interest payments to EPR or deposit the equivalent amount of cash in a restricted account to fund interest payments to EPR.  As of April 30, 2018, we had prepaid interest to EPR of $8.9 million, which is included in the caption prepaid expenses and deposits in our consolidated balance sheet as of April 30, 2018.  As of April 30, 2017, we had no prepaid interest to EPR, although we had deposited a similar amount of interest payments into a restricted cash account to fund interest payments to EPR, which was included in the caption restricted cash in our consolidated balance sheet for the year ended April 30, 2017.  The increase in net cash provided by operating activities in fiscal 2017 as compared with fiscal 2016 was primarily the result of higher net income, partially offset by a decrease in accounts payable balances at April 30, 2017 as compared with April 30, 2016, as we reduced the number of average days our accounts payable balance was outstanding.

Net cash used in investing activities was $31.1 million, $11.5 million and $46.7 million for the years ended April 30, 2018, 2017 and 2016, respectively.  Cash used by investing activities during fiscal 2018 related to capital expenditures with the most significant expenditures related to the completion of the West Lake Water Project and ongoing construction of the Carinthia Base Lodge Project at Mount Snow.  Cash used by investing activities in fiscal 2017 related entirely to capital expenditures.  Cash used by investing activities in fiscal 2016 primarily included $33.4 million for the acquisition of the Hunter Mountain ski resort and $13.8 million for capital expenditures.  The presentation of cash used by investing activities for the years ended April 30, 2017 and 2016, reflects a change in the presentation of changes in restricted cash balances due to the adoption of a new accounting standard regarding the presentation of restricted cash in the statement of cash flows.

Net cash used in financing activities for the year ended April 30, 2018, was $10.8 million, which compares to net cash provided by financing activities of $10.8 million and $48.6 million for the years ended April 30, 2017 and 2016, respectively.  During fiscal 2018 we made net repayments of borrowings of $5.9 million and made distributions to our common and preferred shareholders of $4.7 million.  Net cash flows provided by financing activities during fiscal 2017 primarily related to the $19.6 million of net proceeds from the issuance of our Series A Preferred Stock, partially offset by the payment of deferred financing costs of $4.5 million, the net repayments of borrowings of $3.4 million and distributions to our common shareholders of $1.0 million.  Net cash flows provided by financing activities during fiscal 2016 primarily related to i) net proceeds of $35.1 million from borrowings to finance our acquisition of the Hunter Mountain ski resort and ii) the release of $22.0 million of EB-5 investor funds from escrow to fund construction of the West Lake Water project, partially offset by iii) the net repayment of other borrowings of $0.8 million, iv) distributions to our common shareholders of $7.7 million and v) the payment of deferred financing costs of $1.4 million.

Liquidity and Significant Uses of Cash

Our available cash is consistently highest in our fourth quarter primarily due to the seasonality of our resort business.  We had $23.1 million of cash and cash equivalents as of April 30, 2018, compared with $33.7 million at April 30, 2017.  In addition, we had restricted cash balances on hand as of April 30, 2018, for i) the financing of our Carinthia Ski Lodge project and ii) interest payments on our revolving credit facilities in the amount of $12.2 million and $1.2 million, respectively.  We generate the majority of our cash from operations during the ski season, which occurs during our third and fourth fiscal quarters.  We currently anticipate cash flow from operations will continue to provide a significant source of our future cash flows, and believe that cash flow from operations, availability on credit facilities and available cash on hand will be sufficient to fund our recurring capital expenditure requirements and other currently anticipated cash needs for the next 12 months

Our principal liquidity requirements over the next 12 months will be for i) debt service requirements in connection with our credit facilities and other debt, ii) capital expenditures to complete planned major projects, iii) capital expenditure needs for of our continuing operations, and iv) working capital needs including the payment of operating leases.  We have historically invested significant cash in capital expenditures for our resort operations and expect to continue to invest in the future.

We currently anticipate we will spend between approximately $28.0 to $32.0 million on capital expenditures during fiscal 2019, which includes approximately $11.5 million to $12.5 million to complete the Carinthia Ski Lodge Project, approximately $1.5 million to $2.5 million to finish construction of the zip tour at Hidden Valley, and approximately $8.5 million to $9.5 million on the expansion of Hunter North terrain.  We also expect to spend approximately $6.0 million to $8.0 million on resort maintenance capital expenditures, which is consistent with our historical maintenance capital expenditures that are needed to maintain and improve the level of service and overall experiences we strive to provide our visitors.  The Carinthia Ski Lodge Project is being funded with proceeds raised pursuant to the EB-5 Program.  We currently plan to use cash on hand and/or cash flow generated from future operations to provide the cash necessary to execute our other capital projects and believe that these sources of cash will be adequate to meet our needs.  Capital expenditures for fiscal 2017 were approximately $8.6 million, which reflects temporary decreased spending due to lower than normal liquidity levels experienced during fiscal 2017 as a result of unfavorably warm weather during the 2015/2016 ski season and unexpected delays in the release of EB-5 Program funds used to finance the West Lake Water project that was recently completed.

We continually evaluate opportunities to acquire new ski resorts.  We expect that we would finance the acquisition of any new ski resorts through a combination of cash on hand, existing credit facilities, new financing arrangements or the issuance of debt or equity.

The outstanding shares of the Company’s Series A Preferred Stock accrue cumulative dividends on a daily basis in arrears at the rate of 8% per annum on the liquidation value of $1,000 per share.  All accrued and accumulated dividends on the Series A Preferred Stock are required to be paid prior and in preference to any cash dividend on our common stock. In addition, until the earlier of i) such date as no Series A Preferred Stock remains outstanding and ii) January 1, 2027, we are prohibited from paying any dividend on capital stock when there are accrued or unpaid dividends with respect to the Series A Preferred Stock.  We intend to pay the Series A Preferred Stock dividends which are $1.6 million annually, or $0.4 million quarterly.

On July 10, 2018, our Board of Directors approved i) a cash dividend payment of $1.0 million ($0.07 per share of common stock) payable on August 10, 2018 to common shareholders of record on July 26, 2018, and ii) a cash dividend payment of $0.4 million payable on August 10, 2018 to the holder of our Series A Preferred Stock.

Financing Arrangements

Long-term debt at April 30, 2018 and 2017, consisted primarily of borrowings pursuant to the loans and other credit facilities with EPR Properties, our primary lender, Royal Banks of Missouri, our primary banking partner, and EB-5 limited partnerships.

We have presented in the table below the composition of our long-term debt as of April 30, 2018 and April 30, 2017 (dollars in thousands):

	2018	2017
EPR Secured Notes due 2034	$93,162	$93,162
EPR Secured Notes due 2036	21,000	21,000
EB-5 Development Notes due 2021	52,000	51,500
Royal Banks of Missouri Note	-	9,875
Wildcat Mountain Note due 2020	3,231	3,425
Capital Leases	2,426	4,493
Other borrowings	1,184	2,870
Less: Unamortized debt issuance costs	(4,552)	(5,240)
	168,451	181,085
Less: Current maturities	(2,614)	(3,592)
	$165,837	$177,493

EPR Secured Notes

The Company has various secured borrowings (the “EPR Secured Notes”) under a master credit and security agreement and other related agreements, as amended, (together, the “EPR Agreement”) with EPR. Each of the EPR Secured Notes is secured by one or more of the Company’s resort properties and is guaranteed by the Company.  The EPR Secured Notes bear interest at specified interest rates which are subject to increase each year by the lesser of i) three times the percentage increase in the Consumer Price Index (as defined) or ii) a capped index (the “Capped CPI Index”) which is 1.75% for the Hunter Mountain Secured Note and 1.50% for all other notes.

Financial covenants set forth in the EPR Agreement consist of i) a maximum leverage ratio (as defined) of 65%, above which the Company and certain of its subsidiaries are prohibited from incurring additional indebtedness, ii) a consolidated fixed charge coverage ratio (as defined) of 1.50:1.00 on a rolling four quarter basis, and iii) a prohibition of the Company paying dividends if the Company is in default (as defined) or if the fixed charge coverage ratio (as defined) is below 1.25:1.00.  During the first two quarters of fiscal year 2017, the Company’s fixed charge coverage ratio fell below 1.25:1.00 and, as a result, the Company was prohibited from paying dividends.  As of April 30, 2018, the Company was in compliance with all debt covenants.

Non-financial covenants set forth in the EPR Agreement include i) restrictions on certain transactions, including mergers, acquisitions, leases, asset sales, loans to third parties, and the incurrence of certain additional debt and liens and ii) a requirement that the Company obtain the consent of EPR prior to redeeming any preferred or common stock.

The EPR Agreement also provides that none of the EPR Secured Notes may be prepaid without the consent of EPR and that any default under any of the EPR Secured Notes, lease agreements between the Company and EPR, or credit facilities with other lenders would constitute a default under all EPR Secured Notes and lease agreements.  A change of control (as defined) would also constitute an event of default.

An additional contingent interest payment would be due to EPR if, on a calendar year basis, the gross receipts (as defined) from the properties securing the EPR Secured Notes (the “Gross Receipts”) are more than the result (the “Interest Quotient”) of diving the total interest charges for the EPR Secured Notes by a certain percentage rate (the “Additional Interest Rate”).  In such a case, the additional interest payment would equal the difference between the Gross Receipts and the Interest Quotient multiplied by the Additional Interest Rate.  This calculation is made on an aggregated basis for the notes secured by the Company’s Jack Frost, Big Boulder, Boston Mills, Brandywine, Alpine Valley and Hunter Mountain ski resorts, where the Additional Interest Rate is 10%, and is made on a standalone basis for the note secured by the Company’s Mount Snow ski resort, where the Additional Interest Rate is 12%.  The Company has not made any additional interest payments on the EPR Secured Notes based on these provisions.

The EPR Agreement grants EPR certain other rights including i) an option to purchase the Company’s Boston Mills, Brandywine, Jack Frost, Big Boulder and Alpine Valley resorts exercisable on the maturity dates of the applicable promissory notes for such properties, ii) a right of first refusal through 2021, subject to certain conditions, to provide all or a portion of the financing associated with any purchase, ground lease, sale/leaseback, management or financing transaction contemplated by the Company with respect to any new or existing ski resort properties, and iii) a right of first refusal through 2021 to purchase the Company’s Attitash ski resort in the event the Company were to desire to sell the Attitash ski resort. In the event EPR were to exercise one or more of its purchase options, the Company would be subject to capital gain taxes to the extent the purchase price exceeded the Company’s tax basis in the properties.  As the Company has deducted tax depreciation for these properties on its federal income tax returns, the amount of capital gains and related taxes might be significant.  To date, EPR has not exercised any purchase options.  If EPR exercises a purchase option, EPR will enter into an agreement with us for the lease of each acquired property for an initial term of 20 years, plus options to extend the lease for two additional periods of ten years each.

The EPR Secured Notes include the following:

•

The Alpine Valley Secured Note. The $4.6 million Alpine Valley Secured Note provides for interest only payments through its maturity on December 1, 2034.  As of April 30, 2018, interest on this note accrued at a rate of 10.88%.  This note is secured by a mortgage and other interests in the Company’s Alpine Valley ski resort.

•

The Boston Mills/Brandywine Secured Note.  The $23.3 million Boston Mills/Brandywine Secured Note provides for interest only payments through its maturity on December 1, 2034.  As of April 30, 2018, interest on this note accrued at a rate of 10.43%. This note is secured by a mortgage and other interests in the Company’s Boston Mills and Brandywine ski resorts.

•

The Jack Frost/Big Boulder Secured Note.  The $14.3 million Jack Frost/Big Boulder Secured Note provides for interest only payments through its maturity on December 1, 2034.  As of April 30, 2018, interest on this note accrued at a rate of 10.43%. This note is secured by a mortgage and other interests in the Company’s Jack Frost and Big Boulder ski resorts.

•

The Mount Snow Secured Note.  The $51.1 million Mount Snow Secured Note provides for interest only payments through its maturity on December 1, 2034.  As of April 30, 2018, interest on this note accrued at a rate of 11.43%.  This note is secured by a mortgage and other interests in the Company’s Mount Snow ski resort.

•

The Hunter Mountain Secured Note.  The $21.0 million Hunter Mountain Secured Note provides for interest only payments through its maturity on January 5, 2036.  As of April 30, 2018, interest on this note accrued at a rate of 8.14%.  This note is secured by a mortgage and other interests in the Company’s Hunter Mountain ski resort.

EB-5 Development Notes

The Company serves as the general partner for two limited partnerships, Carinthia Group 1, LP and Carinthia Group 2, LP (together, the “Limited Partnerships”), which were formed to raise $52.0 million through the Immigrant Investor Program administered by the U.S. Citizenship and Immigration Services (“USCIS”) pursuant to the Immigration and Nationality Act (the “EB-5 Program”).  The EB-5 Program was created to stimulate the U.S. economy through the creation of jobs and capital investments in U.S. companies by foreign investors.  The program allocates immigrant visas to qualified individuals (“EB-5 Investors”) seeking lawful permanent resident status based on their investment in a U.S. commercial enterprise.

On December 27, 2016, the Company borrowed $52.0 million from the Limited Partnerships to fund two capital projects at its Mount Snow ski resort. The development projects include i) the West Lake Water Project, which was completed during fiscal 2018 and included the construction of a new water storage reservoir for snowmaking, and ii) the Carinthia Ski Lodge Project, which, as of April 30, 2018, is in progress and includes the construction of a new skier service building. The amounts were borrowed through two loan agreements, which provided $30.0 million for the West Lake Water Project and $22.0 million for the Carinthia Ski Lodge project (together, the “EB-5 Development Notes”).

Amounts outstanding under the EB-5 Development Notes accrue simple interest at a fixed rate of 1.0% per annum until the maturity date, which is December 27, 2021, subject to extension of up to an additional two years at the option of the borrowers with lender consent.  If the maturity date is extended, amounts outstanding under the EB-5 Development Notes will accrue simple interest at a fixed rate of 7.0% per annum during the first year of extension and a fixed rate of 10.0% per annum during the second year of extension.

Upon an event of default (as defined), amounts outstanding under the EB-5 Development Notes shall bear interest at the rate of 5.0% per annum, subject to the extension increases. For so long as amounts under the EB-5 Development Notes are outstanding, the Company is restricted from taking certain actions without the consent of the lenders, including, but not limited to transferring or disposing of the properties or assets financed with the loan proceeds.  In addition, the Company is prohibited from prepaying outstanding amounts owed if such prepayment would jeopardize any of the EB-5 Investors from being admitted to the U.S. via the EB-5 Program.

The Company has evaluated the facts and circumstances surrounding the Limited Partnerships and determined the Limited Partnership do not require consolidation in the Company’s financial statements as the Company does not have a variable interest in the Limited Partnerships under either the variable interest model or the voting interest model, as substantive participation rights give the limited partners the ability to effectively participate in significant decisions that would be expected to be made in the ordinary course of the Limited Partnerships’ business and thereby preclude the Company as general partner from exercising unilateral control over the partnerships.

Wildcat Mountain Note

The Wildcat Mountain Note due December 22, 2020 bears interest at a fixed rate of 4.00% and is secured by a security interest in the improvements at the Company’s Wildcat Mountain ski resort.  The loan is payable in monthly principal and interest payments with a balloon payment of $2.7 million due upon maturity.

Royal Banks of Missouri Credit Facilities

On October 27, 2017, the Company renewed and increased its existing credit facility with Royal Banks of Missouri (the “2017 Royal Banks Credit Facility”).  The 2017 Royal Banks Credit Facility provides for a $10.0 million working capital line of credit to be used for general business purposes and a $15.0 million acquisition line of credit to be used i) to pay off $12.4 million of principal and accrued interest outstanding under the previous credit agreement with Royal Banks of Missouri (the “Original Credit Facility”) and ii) for the acquisition of additional ski resort properties. On October 27, 2017, the Company used the borrowing capacity available under the acquisition line of credit to pay off the amount outstanding under the Original Credit Facility, including amounts outstanding under term loan described in the table above as Royal Banks of Missouri Debt.  As of April 30, 2018, $12.4 million was outstanding under the 2017 Royal Banks Credit Facility and $12.6 million was unused and available.

The term of the 2017 Royal Banks Credit Facility is 14 months with loans payable in monthly interest only installments charged at the bank’s prime rate plus 1.00% per annum, with any outstanding principal amounts due in December 2018.  Beginning on January 31, 2018, the Company is required to fund a debt service account by depositing in three equal monthly installments an amount equal to the estimated annual interest due in connection with outstanding loans under the 2017 Royal Banks Credit Facility.  The Company is required to maintain a minimum debt service coverage ratio (as defined in the credit agreement) of 1.25:1.00.  In addition, were the Company’s fixed charge coverage ratio (as defined in the credit agreement) to fall below 1.50:1.00, the Company would be required to prefund certain other debt service payments, and should the ratio fall below 1.25:1.00, the Company would be prohibited from paying dividends.  The 2017 Royal Banks Credit Facility is secured by the assets of the Company’s subsidiaries which operate its Hidden Valley, Paoli Peaks, Snow Creek, Crotched Mountain and Attitash resorts.

Series A Preferred Stock

As more fully described in Note 5 to our consolidated financial statements filed with this Proxy Statement, on November 2, 2016, we completed the Private Placement of $20 million of Series A Preferred Stock and the 2016 Warrants to Cap 1 pursuant to the Cap 1 Agreement.

The Cap 1 Agreement also grants to us the right to require Cap 1 to purchase an additional 20,000 shares of Series A Preferred Stock for $1,000 per share, along with additional warrants, all on the same terms and conditions as the Private Placement under certain conditions, including that the average closing price of the our common stock for the ten trading days prior to the transaction is not less than the average closing price of our common stock for the ten trading days prior to the execution of the Securities Purchase Agreement ($4.79).

From and after the date that is nine months from the date of issuance, cumulative dividends accrue on the Series A Preferred Stock on a daily basis in arrears at the rate of 8% per annum on the liquidation value of $1,000 per share.  All accrued and accumulated dividends on the Series A Preferred Stock shall be paid prior and in preference to any dividend or distribution on or redemption of any junior securities, provided that the Company may, prior to the payment of all accrued and accumulated dividends on the Series A Preferred Stock, (i) declare or pay any dividend or distribution payable on the common stock in shares of common stock; or (ii) repurchase common stock held by employees or consultants of the Company upon termination of their employment or services pursuant to agreements providing for such repurchase.  The Company may also redeem or repurchase junior securities at any time when there are no accrued or accumulated unpaid dividends on the Series A Preferred Stock.

Off Balance Sheet Arrangements

We do not have any off balance sheet arrangements as defined under SEC rules.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with U.S. GAAP requires that management make certain estimates and assumptions that affect amounts reported in the financial statements and accompanying notes.  Actual results may differ from those estimates and assumptions and the differences may be material.  Significant accounting policies, estimates and judgments that management believes are the most critical to aid in fully understanding and evaluating the reported financial results are discussed below.

We qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012, which provides that an emerging growth company may take advantage of an extended transition period for complying with new or revised accounting standards.  As an emerging growth company, we may delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. As a result, our financial statements may not be comparable to those of other public companies.

Goodwill

At April 30, 2018, our goodwill balance relates entirely to our Hunter Mountain ski resort.  We conduct an assessment of the carrying value of goodwill annually, as of the last day of March, or more frequently if circumstance arise which would indicate the fair value of a reporting unit is below its carrying amount.  A quantitative test of goodwill requires us to make certain assumptions and estimates in determining fair value of our reporting units.  When performing such a test, we use multiple methods to estimate the fair value of our reporting units, including discounted cash flow analyses and an EBITDA-multiple approach, which derives an implied fair value of a business unit based on the market value of comparable companies expressed as a multiple of those companies’ earnings before interest, taxes, depreciation and amortization (“EBITDA”).  Discounted cash flow analyses require us to make significant assumptions about discount rates, sales growth, profitability and other factors.  The EBITDA-multiple approach requires us to judgmentally select comparable companies based on factors such as their nature, scope and size.  Significant judgment is required in making assumptions and estimates to perform a quantitative impairment test, and should our assumptions change in the future, our fair value models could result in lower fair values, which could materially affect the value of goodwill and our operating results.

In any given year we may elect to perform a qualitative impairment test for impairment.  A qualitative assessment requires us to consider a number of relevant factors and conclude whether it is more likely than not that the fair value of a reporting unit is more than its carrying amount.  In performing a qualitative assessment to screen for potential impairment of goodwill, we considered a number of factors, including i) macroeconomic conditions, ii) factors impacting our industry, iii) factors impacting our costs to operate our business, iv) the financial performance of reporting units compared with projections and prior periods, v) reporting unit specific events which could impact future operating results, vi) the market value of our debt and equity securities, and vii) other relevant events and circumstances identified at the time of the assessment.

As a result of the annual assessment as of March 31, 2018, we recorded an impairment loss of $0.4 million of goodwill associated with our Alpine Valley ski resort.  We did not record any impairment of goodwill for the years ended April 30, 2017 or 2016.

Income Taxes

We are subject to income taxes in the United States and numerous state jurisdictions.  Significant judgments and estimates are required in determining our consolidated income tax expense or benefit.  Our income tax provision and deferred tax balances reflect our best assessment of estimated current and future taxes to be paid.

Deferred income taxes arise from temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements.  These temporary differences will result in taxable or deductible amounts in the future.  In evaluating our ability to recover our deferred tax assets, we consider all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax-planning strategies, and results of recent operations.  In projecting future taxable income, we begin with historical results and incorporate assumptions about the amount of our future pretax operating income.  While our assumptions about future taxable income are consistent with the plans and estimates we use to manage our business, they require significant judgment and are subject to factors beyond our control, such as impact of weather on our operations.

Changes in tax laws and rates may affect recorded deferred tax assets and liabilities and our effective tax rate. Changes in tax laws are accounted for in the period of enactment.  On December 22, 2017, the U.S. government enacted the 2017 Tax Act which made broad and complex changes to the U.S. tax code that had an impact on our results and financial position as of and for our fiscal year ended April 30, 2018.  These impacts included, but were not limited to, i) a new bonus depreciation rule that allows for full expensing of qualified property, ii) a reduction of the U.S. federal corporate tax rate, iii) elimination of the corporate alternative minimum tax (“AMT”), iv) a new limitation on deductible interest expense, and v) limitations on NOLs generated after December 31, 2017, which caps their benefit at 80 percent of taxable income.  We recorded an income tax benefit of $4.0 million for the year ended April 30, 2018, which includes a $0.1 million discrete benefit at the 2017 Tax Act enactment date and an additional benefit of $3.5 million which was directly attributable to the impact of the 2017 Tax Act’s reduced corporate tax rate that became effective January 1, 2018.  The additional benefit arises because we are a calendar year taxpayer and the seasonality of our business resulted in significant losses during the first eight months of fiscal 2018, which produced a tax benefit at the prior corporate tax rate of 34%, and significant income during the period January to April 2018, which was subject to the lower 21% corporate tax rate implemented by the 2017 Tax Act.

As of April 30, 2018, we have federal income tax NOL carryforwards of $26.6 million, which will expire at various dates through 2035.  We believe it is more likely than not that the full benefit from a certain state’s NOL carryforwards will not be realized. In recognition of this risk, we have provided a valuation allowance of $0.4 million against the deferred tax assets relating to that state’s NOL carryforwards.  If our assumptions change and we determine we will be able to realize these NOLs, the tax benefits relating to any reversal of the valuation allowance would be recognized as a reduction of income tax expense.  We expect the limitation on deductible interest contained in the 2017 Tax Act will make it more likely we will be able to utilize our existing federal NOL carryovers; however, this provision may also give rise to interest carryforwards that could be subject to valuation allowances.

We must make certain estimates and judgments in determining income tax expense for financial statement purposes.  These estimates and judgments occur in the calculation of tax credits and deductions and in the calculation of certain tax assets and liabilities, which arise from differences in the timing of recognition of revenue and expense for tax and financial statement purposes, as well as the interest and penalties relating to uncertain tax positions.  The calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax regulations.  We recognize liabilities for uncertain tax positions based on a two-step process.  The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any.  The second step requires us to estimate and measure the tax benefit as the largest amount that is more than 50% likely of being realized upon ultimate settlement.  It is inherently difficult and subjective to estimate such amounts, as this requires us to determine the probability of various possible outcomes.  This evaluation is based on factors including, but not limited to, changes in facts or circumstances, changes in tax law, effectively settled issues under audit and new audit activity.

A significant amount of time may pass before a particular matter, for which we may have established a reserve, is audited and fully resolved.  The estimates of our tax contingencies reserve, if any, contain uncertainty because management must use judgment to estimate the potential exposure associated with our various filing positions.  Although we believe the estimates and judgments discussed herein are reasonable and we have adequate reserves for our tax contingencies, actual results could differ, and we may be exposed to increases or decreases in those reserves and tax provisions that could be material.

An unfavorable tax settlement could require the use of cash and could possibly result in an increased tax expense and effective tax rate in the year of resolution.  A favorable tax settlement could possibly result in a reduction in our tax expense, effective tax rate, income taxes payable, other long-term liabilities and/or adjustments to our deferred tax assets, deferred tax liabilities or intangible assets in the year of settlement or in future years.

Management has made the assumption that the deferred tax assets will generally be recovered through the reversal of the deferred tax liabilities.  Changes in the timing of the reversal pattern of these deferred tax liabilities, such as due to changes in asset lives, could necessitate a further evaluation of whether a valuation allowance is required.  While management does not expect a need will arise to evaluate the valuation allowance, this would require management to estimate future taxable income, which would be subjective.

Long-Lived Assets, Excluding Goodwill

Impairment:  We review the carrying amounts of property and equipment, definite-lived intangible assets and other long-lived assets for potential impairment if an event occurs or circumstances change that indicates the carrying amount may not be recoverable.  In evaluating the recoverability of a long-lived asset, we compare the carrying values of the assets with corresponding estimated undiscounted future operating cash flows.  For impairment testing purposes, long-lived assets are grouped at the lowest level for which there are identifiable cash flows; however, where identifiable cash flows are not independent of the cash flows of other assets, those long-lived assets are evaluated for impairment on a higher level.  In the event the carrying values of long-lived assets are not recoverable by future undiscounted operating cash flows, impairments may exist.  In the event of impairment, an impairment charge would be measured as the amount by which the carrying value of the relevant long-lived assets exceeds their fair value.  During fiscal 2018 we recognized an impairment loss to property and equipment of $1.6 million as a result of our decision to terminate a rental management program and cease operation of a restaurant and other hotel-type amenities at a condominium property adjacent to our Attitash ski resort.

Depreciable Lives of Assets:  Mountain and lodging operational assets, furniture and fixtures, computer equipment, software, vehicles and leasehold improvements are primarily depreciated using the straight-line method over the estimated useful life of the asset. Assets may become obsolete or require replacement before the end of their useful life in which case the remaining book value would be written-off or we could incur costs to remove or dispose of such assets no longer in use. The estimate of our useful lives of the assets contain uncertainty because management must use judgment to estimate the useful life of the asset. Although we believe the estimates and judgments discussed herein are reasonable, actual results could differ, and we may be exposed to increased expense related to depreciable assets disposed of, removed or taken out of service prior to its originally estimated useful life, which may be material.

Accounting for Acquisitions

The acquisition method of accounting requires an acquirer to recognize the assets acquired and the liabilities assumed at the acquisition date measured at their estimated fair value as of that date.  Extensive use of estimates and judgments are required to allocate the consideration paid in a business combination to the assets acquired and liabilities assumed.  If necessary, these estimates can be revised during an allocation period when information becomes available to further define and quantify the value of assets acquired and liabilities assumed.  The allocation period does not exceed a period of one year from the date of acquisition.  To the extent additional information to refine the original allocation becomes available during the allocation period, the purchase price allocation would be adjusted accordingly.  Should information become available after the allocation period, the effects would be reflected in operating results.

Recently Adopted Accounting Standards

In July 2015, the FASB issued ASU 2015-11, “Simplifying the Measurement of Inventory,” which requires entities to measure inventory at “the lower of cost and net realizable value,” simplifying the current guidance under which entities must measure inventory at the lower of cost or market.  Net realizable value is the estimated selling price in the ordinary course of business, less reasonably predictable costs of disposal.  The Company adopted this ASU prospectively as of April 30, 2018, and there were no adjustments to the carrying value of the Company’s inventories upon adoption.

In November 2015, the FASB issued ASU 2015-17, “Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes,” which requires deferred tax assets and liabilities be classified as noncurrent on a classified balance sheet.  The Company adopted this ASU retrospectively as of April 30, 2018.  As a result of the adoption of ASU 2015-17, we reclassified $0.6 million of current deferred tax assets to long-term deferred tax liabilities in our consolidated balance sheet as of April 30, 2017.

In November 2016, the FASB issued ASU 2016-18, “Statement of Cash Flows (Topic 230): Restricted Cash (a Consensus of the FASB Emerging Issues Task Force),” which clarifies the requirements for the presentation of changes in restricted cash balances on the statement of cash flows.  The Company adopted this ASU retrospectively as of April 30, 2018.  Prior to the adoption of ASU 2016-18, we presented a reconciliation of cash flows from operating, investing and financing activities to the net change in cash and cash equivalents during each year presented in the consolidated statement of cash flows.  As a result of adoption of ASU 2016-18, we began to present a reconciliation of cash flows from operating, investing and financing activities to the net change in cash, cash equivalents and restricted cash during each year presented in the consolidated statement of cash flows.  See Note 1 to the consolidated financial statements included in this Report.

In January 2017, the FASB issued ASU 2017-04, “Intangibles-Goodwill and Other (Topic 350),” which simplifies the existing guidance for testing goodwill for impairment.  The new standard eliminates the current two-step approach used to test goodwill for impairment and requires an entity to apply a one-step quantitative test and record the amount of goodwill impairment as the excess of a reporting unit’s carrying amount over its fair value, not to exceed the total amount of goodwill.  The Company adopted this ASU on a prospective basis as of March 31, 2018, the date of its annual goodwill impairment test for its fiscal year 2018.

Recently Issued Accounting Standards

We qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012, which provides that an emerging growth company may take advantage of an extended transition period for complying with new or revised accounting standards.  As an emerging growth company, we may delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842),” which requires lessees to recognize most leases on the balance sheet.  This ASU requires modified retrospective adoption and will be applicable for the Company as of April 30, 2020, with early adoption permitted.  We are currently evaluating the impact the adoption of this ASU will have on our consolidated financial statements.  While we expect the pattern of expense for leases we currently classify as operating will be similar between the old and new guidance, we expect adoption of the new standard will result in a significant increase in assets and liabilities for right of use assets and lease obligations, respectively, for leases we currently classify as operating.  As of April 30, 2018, our future minimum lease payments under operating leases was approximately $15.6 million.

In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers (Topic 606),” which was subsequently modified by other ASUs from 2015 through 2017.  This ASU, as amended, provides new guidance for the recognition of revenue and provides for a five-step analysis of transactions to determine when and how revenue is recognized.  This ASU establishes a core principle that revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.  It also requires additional disclosures regarding the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers.  This ASU may be adopted using either a full or modified retrospective approach and will be applicable for the Company as of April 30, 2020, with early adoption permitted.  We expect to adopt this ASU using the full retrospective approach and do not expect the adoption of this ASU will have a material impact on our consolidated financial statements.

In March 2016, the FASB issued ASU 2016-09, “Compensation-Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting,” which provides new guidance related to accounting for share-based payments.  This ASU requires entities to record the income tax effect of share-based payments when the awards vest or are settled, and clarifies the cash flow statement presentation of excess tax benefits and withholding tax payments.  In addition, the ASU allows for a policy election to account for forfeitures either upon occurrence or by estimating forfeitures.  This ASU requires prospective adoption and will be applicable for us as of April 30, 2019, with early adoption permitted.  We are currently evaluating the impact the adoption of this ASU will have on our consolidated financial statements.

Contractual Obligations

The following table provides a summary of future payments due under contractual obligations and commitments as of April 30, 2018:

	Payments due by period
	Less than	1-3	3-5	More than
Contractual Obligations (dollars in millions)	1 year	years	years	5 years	Total
EPR Secured Notes	$-	$-	$-	$114.2	$114.2
Interest on EPR Secured Notes	3.0	24.5	25.3	168.7	221.5

EB-5 Development Notes, including interest	0.5	1.0	52.3	-	53.8
Other borrowings, including interest	0.8	3.2	0.2	-	4.2
Capital lease payments, including interest	1.8	0.9	-	-	2.7
Operating leases	2.5	4.4	3.1	5.5	15.5
Total	$8.6	$34.0	$80.9	$288.4	$411.9

Three Months Ended July 31, 2018 and 2017

Results of Operations

The following table presents our condensed unaudited consolidated statements of operations for the three months ended July 31, 2018 and 2017 (dollars in thousands):

	Three months ended July 31,
	2018	2017	$ change	% change

Revenues:
Food and beverage	2,745	2,830	(85)	-3.0%
Hotel/lodging	1,444	1,841	(397)	-21.6%
Retail	212	241	(29)	-12.0%
Summer activities	1,909	1,881	28	1.5%
Other	697	727	(30)	-4.1%
	7,007	7,520	(513)	-6.8%
Costs and Expenses:
Resort operating expenses:
Labor and labor related expenses	8,388	8,611	(223)	-2.6%
Retail and food and beverage cost of sales	894	752	142	18.9%
Power and utilities	967	789	178	22.6%
Other	4,022	3,387	635	18.7%
	14,271	13,539	732	5.4%

Depreciation and amortization	3,298	3,145	153	4.9%
General and administrative expenses	1,256	1,248	8	0.6%
Real estate and other non-income taxes	687	684	3	0.4%
Land and building rent	336	353	(17)	-4.8%
Restructuring and impairment loss	177	-	177	100.0%
	20,025	18,969	1,056	5.6%
Loss from operations	(13,018)	(11,449)	(1,569)	13.7%

Other (expense) income:
Interest, net of interest capitalized of $173 and $431 in 2018 and 2017, respectively	(3,479)	(3,011)	(468)	15.5%
Gain on sale/leaseback	83	83	-	0.0%
Other income	32	55	(23)	-41.8%
	(3,364)	(2,873)	(491)	17.1%

Loss before income taxes	(16,382)	(14,322)	(2,060)	14.4%
Income tax benefit	(4,587)	(5,727)	1,140	-19.9%
Net loss	$(11,795)	$(8,595)	$(3,200)	37.2%
Reported EBITDA	$(9,543)	$(8,304)	$(1,239)	14.9%

Reported EBITDA

We have specifically chosen to include “Reported EBITDA” (which we define as net income before interest, income taxes, depreciation, amortization, gain on sale/leaseback, other income and expense and other non-recurring items) as a measurement of our results of operations because we consider this measurement to be a significant indication of our financial performance and available capital resources.  Because of large depreciation and other charges relating to our ski resorts operations, it is difficult for management to fully and accurately evaluate our financial results and available capital resources using net income alone.  In addition, the use of this non-U.S. GAAP measure provides an indication of our ability to service debt, and we consider it an appropriate measure to use because of our highly leveraged position.

We believe that by providing investors with Reported EBITDA, they will have a clearer understanding of our financial performance and cash flows because Reported EBITDA i) is widely used in the ski industry to measure a company’s operating performance without regard to items excluded from the calculation of such measure; ii) helps investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the effect of our capital structure and asset base from our operating results; and iii) is used by our Board of Directors, management and our lenders for various purposes, including as a measure of our operating performance and as a basis for planning.

The items we exclude from net income to arrive at Reported EBITDA are significant components for understanding and assessing our financial performance and liquidity.  Reported EBITDA should not be considered in isolation or as an alternative to, or substitute for, net income, net change in cash and cash equivalents or other financial statement data presented in our condensed consolidated financial statements as indicators of financial performance or liquidity.  Because Reported EBITDA is not a measurement determined in accordance with U. S. GAAP and is susceptible to varying calculations, Reported EBITDA, as presented, may not be comparable to other similarly titled measures of other companies, limiting its usefulness as a comparative measure.

Reconciliations of net loss to EBITDA for the three months ended July 31, 2018 and 2017, were as follows (dollars in thousands):

	Three months ended
	July 31,
	2018	2017

Net loss	$(11,795)	$(8,595)
Income tax benefit	(4,587)	(5,727)
Interest expense, net	3,479	3,011
Depreciation and amortization	3,298	3,145
Restructuring charges	177	-
Other income	(32)	(55)
Gain on sale/leaseback	(83)	(83)
Reported EBITDA	$(9,543)	$(8,304)

Three Months Ended July 31, 2018, Compared with the Three Months ended July 31, 2017

Net Revenue.  Net revenue decreased $0.5 million, or 6.8%, for the three months ended July 31, 2018, compared with the three months ended July 31, 2017.  The decrease is primarily attributable to reduced lodging and food and beverage sales at our Attitash resort following the April 30, 2018 termination of a hotel/condominium management agreement and closure of a restaurant facility adjacent to the Attitash resort (the “Attitash Hotel Closure”), partially offset by an increase in revenue from summer festivals, banquets and events.

Resort Operating Costs.  Resort operating costs increased $0.7 million, or 5.4%, for the three months ended July 31, 2018, compared with the same period in the prior year.  A $0.2 million decline in labor costs was more than offset by a $0.1 million increase in cost of goods sold, a $0.2 million increase in power and utility costs and a $0.6 million increase in other operating costs.

A decline in labor costs associated with the Attitash Hotel Closure, was partially offset by increased labor costs at our resorts in New York and Vermont, as a result of increased state minimum wage rates and additional labor at our Hunter Mountain resort to support the expansion project there.  Retail food and beverage cost of sales increased $0.1 million during the season due to increased banquet, events and festival sales during the period, partially offset by decreased food and beverage sales as a result of the Attitash Hotel Closure.  Power and Utility costs were up due to increased electric transmission charges associated with our Pennsylvania resorts.  Other operating expenses increased due to i) increased information technology costs associated with a new customer marketing project, ii) costs associated with new snow groomer equipment leased prior to the 2017/2018 ski season and iii) pulled-forward supplies and repairs and maintenance projects.

General and Administrative Costs.  General and administrative expenses of approximately $1.3 million for the three months ended July 31, 2018, were unchanged as compared to the same period in the prior year.

Restructuring charges.  For the three months ended July 31, 2018, we incurred restructuring charges of $0.2 million in connection with the Attitash Hotel Closure, which included professional service fees and costs to maintain the facility pending its disposal, which we expect will occur during the second quarter of our 2019 fiscal year.

Total costs through July 31, 2018 associated with the Attitash Hotel Closure include $1.6 million of asset impairment charges and $0.3 million of other costs.  As of July 31, 2018, no amounts were accrued for costs associated with the Attitash Hotel Closure, and we expect we may incur future additional charges in the range of approximately $0.1 million related to professional fees and other costs.

Interest, net.  Net interest expense of $3.5 million for the three months ended July 31, 2018, increased by $0.5 million, or 15.5%, as compared to the $3.0 million of net interest expense for the three months ended July 31, 2017.  The increase in net interest expense relates primarily to i) a $0.3 million decrease in the amount of capitalized interest during the first quarter of fiscal 2019, as compared to the same quarter in fiscal 2018, as a result of the completion of the West Lake Water project in November 2017 and ii) an increase in interest rates on variable rate debt.

Income Taxes. Income tax benefit decreased $1.1 million, or 19.9%, to $4.6 million for the three months ended July 31, 2018 as compared with the three months ended July 31, 2017, as result of a decrease in our effective tax rate applied to a larger loss before income taxes.  Our effective income tax rates were 28.0% and 40.0% for the three months ended July 31, 2018 and 2017, respectively.  The 2018 tax rate reflects the enactment of the Tax Cuts and Job Act of 2017, which permanently reduced the U.S. corporate statutory rate from 35.0% to 21.0% as of January 1, 2018.

Reported EBITDA.  Reported EBITDA decreased by $1.2 million, or 14.9%, for the three months ended July 31, 2018, as compared with the same period in the prior year, primarily as a result of a higher operating loss.  See reconciliation above.

Liquidity and Capital Resources

Significant Sources of Cash

Our available cash is consistently highest in our fourth quarter primarily due to the seasonality of our resort business. We had $10.1 million of cash and cash equivalents as of July 31, 2018, compared with $23.1 million at April 30, 2018.  Cash of $6.2 million and $5.9 million was used by operating activities during the three months ended July 31, 2018 and 2017, respectively.  We generate the majority of our cash from operations during the ski season, which occurs during our third and fourth quarters.  We currently anticipate cash flow from operations will continue to provide a significant source of our future cash flows.  We expect our liquidity needs for the near term and the next fiscal year will be met by operating cash flows (primarily those generated in our third and fourth fiscal quarters) and additional borrowings under our various credit agreements, as needed.

Long-term debt at July 31, 2018 and April 30, 2018 consisted primarily of borrowings pursuant to the loans and other credit facilities with EPR Properties, our primary lender, Royal Banks of Missouri, our primary banking partner, and our EB-5 partnerships.  We have presented in the table below the composition of our long-term debt as of July 31, 2018 and April 30, 2018 (dollars in thousands):

	July 31,	April 30,
	2018	2018
EPR Secured Notes due 2034	$93,162	$93,162
EPR Secured Notes due 2036	21,000	21,000
EB-5 Development Notes due 2021	52,000	52,000
Wildcat Mountain Note due 2020	3,182	3,231
Capital Leases	2,078	2,426
Other borrowings	1,048	1,184
Less: Unamortized debt issuance costs	(4,281)	(4,552)
	168,189	168,451
Less: Current maturities	(2,421)	(2,614)
	$165,768	$165,837

In addition to the credit facilities listed above, the Company maintains a $10.0 million working capital line of credit and a $15.0 million acquisition line of credit with Royal Banks of Missouri.  As of July 31, 2018, $12.4 million was outstanding under the acquisition line of credit and nothing was outstanding under the working capital line of credit, and $10.0 million and $2.6 million was unused and available under the lines of credit, respectively.

As of July 31, 2018, we were in compliance will all debt covenants under our various credit facilities and debt agreements.

Cash Flow

Cash of $6.2 million was used in operating activities in the first three months of fiscal 2019, a $0.3 million increase when compared with the $5.9 million of cash used in the first three months of fiscal 2018.  A higher net loss for the first quarter of fiscal 2019 was partially offset by positive changes in working capital.

Cash of $8.2 million was used by investing activities in the first three months of fiscal 2019, a decrease of $0.4 million when compared with the $8.6 million used in the first three months of fiscal 2018.  Investing cash flows in fiscal 2019 related primarily to the construction of the Carinthia Ski Lodge and Hunter Mountain expansion projects, and investing cash flows in fiscal 2018 related primarily to the construction of the West Lake Water and Carinthia Ski Lodge projects.

Cash of $1.9 million was used in financing activities in the first three months of fiscal 2019, a decrease of $2.0 million when compared with the $3.9 million used in the first three months of fiscal 2018.  Financing cash flows in fiscal 2019 included approximately $1.4 million of distributions to shareholders and approximately $0.5 million of debt payments.  Financing cash flows in the fiscal 2018 period included i) the repayment of approximately $2.4 million of credit facility and long-term debt; and ii) $1.0 million of distributions to shareholders, partially offset by $0.5 million in EB-5 investor funds released from escrow.

Significant Uses of Cash

Our cash uses are currently expected to include i) operating expenditures, ii) capital expenditures, and iii) debt service. We have historically invested significant cash in capital expenditures for our resort operations and expect to continue to invest in the future.

Capital expenditures during the first three months of fiscal 2019 were $8.2 million, and included $4.1 million related to the Hunter Mountain expansion project, $2.9 million on the Carinthia Ski Lodge project and $1.2 million to maintain and enhance our resort properties.  We currently anticipate we will spend between approximately $28.0 to $32.0 million on capital expenditures during fiscal 2019, which includes approximately $11.5 million to $12.5 million to complete the Carinthia Ski Lodge project, approximately $1.5 million to $2.5 million to finish construction of the zip tour at Hidden Valley, and approximately $8.5 million to $9.5 million on the expansion of Hunter North terrain.  We also expect to spend approximately $6.0 million to $8.0 million on resort maintenance capital expenditures, which is consistent with our historical maintenance capital expenditures that are needed to maintain and improve the level of service and overall experiences we strive to provide our visitors.  The Carinthia Ski Lodge project is being funded with proceeds raised pursuant to the Company’s EB‑5 program, which are reflected in Restricted cash, construction on our condensed consolidated balance sheet. We currently plan to use cash on hand, borrowings and cash generated from future operations to provide the cash necessary to execute our capital plans and believe that these sources of cash will be adequate to meet our needs.

Currently, 20,000 shares of our Series A Cumulative Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), are outstanding.  The terms of the Series A Preferred Stock provide that cumulative dividends accrue on a daily basis in arrears at the rate of 8.0% per annum on the liquidation value of $1,000 per share, beginning in August 2017.  All accrued and accumulated dividends on the Series A Preferred Stock must be paid prior and in preference to any cash dividend on our common stock.  In addition, until the earlier of i) such date as no Series A Preferred Stock remains outstanding and ii) January 1, 2027, we are prohibited from paying any dividend on capital stock when there are accrued or unpaid dividends with respect to the Series A Preferred Stock.  We intend to pay the Series A Preferred Stock dividends of approximately $1.6 million annually, or $0.4 million quarterly.

Our Board of Directors declared a cash dividend of $0.07 payable on August 10, 2018, to stockholders of record on July 26, 2018. The declaration and payment of future dividends will be at the sole discretion of our Board of Directors, and will depend on many factors, including our actual results of operations, financial condition, capital requirements, contractual restrictions, restrictions in our debt agreements, preference of our Series A Preferred Stock, economic conditions and other factors that could differ materially from our current expectations.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

DESCRIPTION OF SECURITIES

Stockholders are being asked to approve the issuance of Series A Preferred Stock and warrants to Cap 1, and the Common Stock issuable upon conversion of the Series A Preferred Stock and exercise of the warrants, pursuant to the terms of the Commitment Letter.  The following discussion summarizes the material terms of the Series A Preferred Stock and warrants to be issued in connection with the proposed Acquisition of Snow Time.

Series A Preferred Stock
General

The Series A Preferred Stock constitutes a single series of our preferred stock, consisting of 40,000 authorized shares, $0.01 par value per share, having a liquidation preference amount of $1,000 per share.  The rights, privileges and designations of the Series A Preferred Stock are set forth in the Certificate of Designation.

Ranking; Seniority

The Series A Preferred Stock shall, with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company (whether voluntary or involuntary), rank: (i) senior to Common Stock and to any capital stock that ranks junior with respect to payment of dividends and the distribution of assets upon liquidation; (ii) on parity with any capital stock, the terms of which expressly provide that such capital stock ranks on parity with the Series A Preferred Stock with respect to payment of dividends and the distribution of assets upon liquidation; (iii) junior to any other capital stock, the terms of which expressly provide that such capital stock ranks senior to the Series A Preferred Stock with respect to payment of dividends and the distribution of assets upon liquidation; and (iv) junior to all of the Company’s existing and future indebtedness (except indebtedness issued on or prior to the Expiration Date (as defined below) that is convertible into or exercisable for any class or series of capital stock).

Until the earlier of (x) such date as no shares of Series A Preferred Stock remain outstanding and (y) January 1, 2027 (the first to occur of which shall be the “Expiration Date”), the Company and its subsidiaries shall not (A) create, authorize, issue, sell or obligate itself to issue or sell, any capital stock (or any security convertible into or exercisable for any class or series of capital stock) that grants to the holder thereof the right to (i) receive any dividend or interest payment at any time prior to the Expiration Date when there are any accrued or accumulated unpaid dividends with respect to the Series A Preferred Stock or (ii) receive any payment upon any liquidation prior to the Expiration Date at a time when the holders of Series A Preferred Stock have not received their full liquidation value; (B) pay any dividend or interest on any capital stock (or any security convertible into or exercisable for capital stock) when there are any accrued or accumulated unpaid dividends with respect to the Series A Preferred Stock; (C)  pay or permit to be paid any liquidation payment on any capital stock (or any security convertible into or exercisable for capital stock) at a time when the holders of any shares of Series A Preferred Stock have not received their full liquidation value; or (D) issue any indebtedness convertible into or exercisable for capital stock.  In addition, prior to the Expiration Date, the Company shall not make any redemption payment on any capital stock (or any security convertible into or exercisable for capital stock) at any time prior to the Expiration Date when any shares of Series A Preferred Stock have not been redeemed except for the redemption of junior securities to the extent permitted under “Dividend Rights” below.  The foregoing shall not restrict the Company’s ability to create, authorize the creation of, issue, sell, or obligate itself to issue (i) any indebtedness (other than, prior to the Expiration Date, indebtedness convertible into or exercisable for capital stock) or (ii) any Common Stock (or any capital stock convertible into or exercisable for Common Stock (other than any capital stock that is prohibited by this paragraph)).

Dividend Rights

From and after the date that is nine months from the date of issuance, cumulative dividends shall accrue on the Series A Preferred Stock, whether or not declared by the board of directors and whether or not there are funds legally available for the payment of dividends, on a daily basis in arrears at the rate of 8% per annum on the liquidation value of $1,000 per share.  All accrued and accumulated dividends on the Series A Preferred Stock shall be paid prior and in preference to any dividend or distribution on or redemption of any junior securities, provided that the Company may, prior to the payment of all accrued and accumulated dividends on the Series A Preferred Stock, (i) declare or pay any dividend or distribution payable on the Common Stock in shares of Common Stock; or (ii) repurchase Common Stock held by employees or consultants of the Company upon termination of their employment or services pursuant to agreements providing for such repurchase.  The Company may also redeem or repurchase junior securities at any time when there are no accrued or accumulated unpaid dividends on the Series A Preferred Stock.

Liquidation

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Series A Preferred Stock shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders, before any payment shall be made to the holders of junior securities, and subject to the rights of any parity or senior securities, an amount in cash equal to $1,000 per share (the “Liquidation Value”) held by such holder, plus all unpaid accrued and accumulated dividends.  The

Series A Preferred Stock shall not be entitled to any further payment or other participation in any distribution of the available assets of the Company.  Neither the consolidation nor merger with or into any other person or entity, nor the voluntary sale, lease, transfer or conveyance of all or substantially all of the Company’s property or business shall be deemed to constitute a liquidation.

Redemption

At any time on or after the third anniversary of the date of issuance that the average closing price of the Common Stock on the 30 trading days preceding written notice by the Company of its exercise of the redemption right is greater than 130% of the Conversion Price (as defined below), the Company shall  have the right to call for redemption all or any portion of the then outstanding Series A Preferred Stock for a price per share equal to 125% of the Liquidation Value, plus all unpaid accrued and accumulated dividends, whether or not declared (the “Redemption Price”).

In addition, upon occurrence of a change of control of the Company (which, as defined, excludes ownership changes by Cap 1 and its affiliates), any holder of Series A Preferred Stock shall have the right to elect to have all or any portion of its then outstanding Series A Preferred Stock redeemed for cash at the Series A Redemption Price by the Company or the surviving entity of such change of control.  The Redemption Price may, at the option of the Company, be paid in shares of Common Stock (valued at a price per share equal to the price to be paid in such change of control transaction).  Any such redemption shall occur immediately prior to the consummation of such change of control.

Conversion

Upon the earlier of (x) a change of control and (y) (at any time and from time to time) on or after the date that is nine months from the date of issuance, any holder of Series A Preferred Stock shall have the right by written election to the Company to (a) convert all or any portion of the outstanding Series A Preferred Stock into an aggregate number of shares of Common Stock (including any fraction of a share) as is determined by (i) multiplying the number of shares to be converted by the Liquidation Value thereof, and then (ii) dividing the result by the Conversion Price in effect immediately prior to such conversion and (b) receive in cash the aggregate accrued or accumulated and unpaid dividends thereon.  The initial conversion price per Share (the “Conversion Price”) shall be $6.29, subject to adjustment.

In order to prevent dilution of the conversion rights granted, the Series A Preferred Stock have the following basic anti-dilution rights:

•

in the event of any dividend or distribution payable in capital stock or securities exercisable or convertible into capital stock or any subdivision (by any stock split, recapitalization or otherwise) of the Company’s outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to any such dividend, distribution or subdivision shall be proportionately reduced and the number of shares issuable upon conversion of the Series A Preferred Stock shall be proportionately increased;

•

if the Company combines (by combination, reverse stock split or otherwise) its outstanding Common Stock into a smaller number of shares, the Conversion Price shall be proportionately increased and the number of shares issuable upon conversion shall be proportionately decreased; and

•

in the event of any (i) capital reorganization; (ii) reclassification of stock; (iii) consolidation or merger; (iv) sale of all or substantially all of the Company’s assets; or (v) other similar transaction, including a tender offer which entitles the holders of Common Stock to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, the Series A Preferred Stock shall remain outstanding and shall thereafter, in lieu of or in addition to (as the case may be) the conversion shares, be exercisable for the kind and number of shares of stock or other securities or assets of the Company or of the successor to which such Series A Preferred Stock would have been entitled upon such transaction if the Series A Preferred Stock had been converted in full immediately prior to the time of such transaction and acquired the applicable number of conversion shares then issuable as a result of conversion, and appropriate adjustment shall be made with respect to such holder's rights under the Certificate of Designation to insure the application of the conversion provisions as nearly as possible in relation to any shares of stock, securities or assets thereafter acquirable upon conversion of Series A Preferred Stock.

Voting Rights

Each holder of Series A Preferred Stock shall be entitled to vote, on an as-converted basis, with holders of outstanding shares of Common Stock, voting together as a single class, with respect to any and all matters presented to the stockholders of the Company.

Reservation and Reissuance

The Company shall at all times when any Series A Preferred Stock is outstanding reserve and keep available out of its authorized but unissued shares of capital stock, solely for the purpose of issuance upon the conversion of the Series A Preferred Stock, such number of shares of Common Stock issuable upon the conversion of all outstanding Series A Preferred Stock, taking into account any adjustment to such number of shares so issuable.  Any Series A Preferred Stock that is redeemed, converted or otherwise acquired by the Company or any subsidiary shall automatically be cancelled and shall become authorized but unissued shares of preferred stock and may be reissued.

Amendment

No provision of the Certificate of Designation may be amended, modified or waived in any manner without the approval of the holders of a majority of the issues and outstanding Series A Preferred Stock.

Warrants

The terms of the Option Warrants to be issued to Cap 1 pursuant to the exercise of the Cap 1 Option will be identical to the 2016 Warrants issued to Cap 1 pursuant to the Cap 1 Agreement and are exercisable for 12 years to purchase (i) 1,538,462 shares of Common Stock at $6.50 per share; (ii) 625,000 shares of Common Stock at $8.00 per share; and (iii) 555,556 shares of Common Stock at $9.00 per share.Each of the Option Warrants may be exercised in whole or in part at any time for a period of 12 years from the date of issuance.  The exercise price must be paid in cash. The exercise price of the Option Warrants and the number of shares of Common Stock issuable upon exercise of the Option Warrants are subject to adjustment in the event of a stock split, stock dividend, reorganization, reclassification, consolidation, merger, sale and similar transaction.

As consideration for the Term Loan and in lieu of fees, upon funding, the Company has also agreed to issue Cap 1 the Financing Warrant to purchase 1,750,000 shares of Common Stock at $10.00 per share, which shall be immediately exercisable and expire ten years from the date of issuance.  In addition, if the Company exercises the one-year Term Loan extension, it has agreed to issue Cap 1 the Extension Warrant to purchase 666,667 shares of Common Stock, exercisable immediately, at $7.50 per share. The Extension Warrant shall expire ten years from the date of issuance. The final terms of the Financing Warrant and Extension Warrant have not yet been determined, but they are expected to be the same as the terms of the Option Warrants as described above, provided that the warrant agreements will provide for cashless exercise at the option of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth as of October 2, 2018 certain information with respect to the beneficial ownership of the Company’s Common Stock and Series A Preferred Stock by (i) each of the named executive officers and directors; (ii) all executive officers and directors as a group; and (iii) each person known by the Company to beneficially own more than 5% of the Company’s Common Stock and Series A Preferred Stock.  All such information provided by the stockholders who are not executive officers or directors reflects their beneficial ownership as of the dates specified in the relevant footnotes to the table.

Shares of Common Stock subject to warrants and shares of Common Stock subject to RSUs that have vested or will vest within 60 days of October 2, 2018 are deemed to be outstanding for calculating the number and percentage of outstanding shares of the person holding such securities, but are not deemed to be outstanding for calculating the percentage ownership of any other person.  Beneficial ownership or voting power representing less than 1% is denoted with an asterisk (*).

Unless otherwise noted, these persons, to our knowledge, have sole voting and investment power over the shares listed, and the principal address for the stockholders is c/o Peak Resorts, Inc., 17409 Hidden Valley Drive, Wildwood, Missouri 63025.

Security Ownership Prior to the Acquisition and Term Loan Funding

The following table reflects the beneficial ownership of the named persons as of October 2, 2018, without giving effect to the Acquisition and the consummation of the transactions contemplated in the Commitment Letter and Term Loan funding.

Applicable percentage ownership for our Common Stock in the following table is based on 13,982,400 shares of Common Stock outstanding as of October 2, 2018 and the assumed conversion as of October 2, 2018 of 20,000 outstanding shares of our Series A Preferred Stock into 3,179,650 shares of Common Stock, for an aggregate of 17,162,050 shares of Common Stock deemed outstanding for voting purposes.  Such shares of Series A Preferred Stock were issued to Cap 1 in the 2016 Private Placement.  Upon the earlier of a change of control or nine months from the issuance date, each share of Series A Preferred Stock is convertible, at the option of the holder, into a number of shares of Common Stock equal to the number of shares of Series A Preferred Stock to be converted, times the liquidation value of $1,000, divided by the conversion price.  The initial conversion price per share is $6.29, subject to adjustment pursuant to the terms of the Series A Preferred Stock Certificate of Designation.  Each holder of Series A Preferred Stock is entitled to vote, on an as-converted basis, with holders of outstanding shares of Common Stock, voting together as a single class, with respect to any and all matters presented to the stockholders of the Company.

	Shares of Common Stock Beneficially Owned		Shares of Series A Preferred Stock Beneficially Owned
Name and Address of Beneficial Owner	Shares	Percentage	Shares	Percentage
Greater than 5% Stockholders:
CAP 1 LLC and related persons (1) 14000 Quail Springs Parkway, Suite 2200 Oklahoma City, Oklahoma 73134	7,925,168	39.86%	20,000	100%
American Financial Group, Inc. (2) Great American Insurance Group Tower 301 East Fourth Street Cincinnati, Ohio 45202	1,245,986	7.26%	--	--
Rutabaga Capital Management. LLC (3) 1716 Corporate Landing Parkway Virginia Beach, Virginia 23454	938,451	5.47%	--	--
Executive Officers and Directors:
Timothy D. Boyd (4)	1,274,300	7.43%	--	--
Stephen J. Mueller (5)	489,100	2.85%	--	--
Richard K. Deutsch (6)	483,400	2.82%	--	--
Christopher J. Bub (7)	7,924	*	--	--
Stanley W. Hansen (8)	36,115	*	--	--
Carl E. Kraus (9)	41,611	*	--	--
Christopher S. O’Connor (10)	40,140	*	--	--
David W. Braswell (11)	31,435	*	--	--
Rory A. Held (12)	0	*	--	--
All named directors and executive officers as a group (9 persons) (13)	2,404,025	13.90%	--	--
			--	--
			--	--
			--	--

(1)Based on the Schedule 13D/A jointly filed with the SEC on behalf of Cap 1 LLC, Richard S. Sackler, M.D., the Richard and Beth Sackler Foundation, Inc. (the “Foundation”) and David Sackler on August 1, 2017.  CAP 1 LLC is a Delaware limited liability company wholly owned by Crystal Fiduciary Management LLC, as Trustee of the 1974 Irrevocable Trust A FBO BS and RSS.  The beneficiaries of the 1974 Irrevocable Trust A FBO BS and RSS are Beverly Sackler, Richard S. Sackler, M.D. and the issue of Richard S. Sackler, M.D. David Sackler is the President of Summer Road LLC, which serves as a family office and provides investment management services to Cap 1 LLC.  The Schedule 13D/A reports ownership as follows: (i) Cap 1 LLC reports sole voting and dispositive power over 7,696,373 shares (which includes 5,898,668 shares of Common Stock issuable upon conversion of the Series A Preferred Stock and exercise of the Warrants, as defined herein); (ii) Dr. Sackler reports sole voting and dispositive power over 102,595 shares; (iii) the Foundation reports sole voting and dispositive power over 26,200 shares; and (iv) David Sackler reports sole voting and dispositive power over 100,000 shares.  The percentage of shares of Common Stock beneficially owned by Cap 1 LLC as reported in the table above assumes conversion of the Series A Preferred Stock and exercise of the Warrants.

(2)Based on a Schedule 13G/A filed by the reporting person on January 26, 2018.  The percentage of shares of Common Stock beneficially owned as reported in the table above assumes conversion of the Series A Preferred Stock.  Without assumed conversion, the reporting person beneficially owns 8.91% of the outstanding shares of Common Stock as of October 2, 2018.

(3)Based on a Schedule 13G/A filed by the reporting person on February 9, 2018.  The percentage of shares of Common Stock beneficially owned as reported in the table above assumes conversion of the Series A Preferred Stock. Without assumed conversion, the reporting person beneficially owns 6.71% of the outstanding shares of Common Stock as of October 2, 2018.

(4)Includes 750,000 shares held by Mr. Boyd as Trustee of the Timothy D. Boyd Revocable Trust, dated August 27, 1996. This amount also includes 221,900 shares held by Mr. Boyd’s wife, Melissa K. Boyd, as Trustee of the Timothy D. Boyd 2011 Family Trust u/a, dated January 28, 2011, and 302,400 shares held by Ms. Boyd as Trustee of the Melissa K. Boyd Revocable Trust, dated August 27, 1996.  Ms. Boyd has sole voting and investment power as Trustee.  The percentage of shares of Common Stock beneficially owned as reported in the table above assumes conversion of the Series A Preferred Stock.  Without assumed conversion, Mr. Boyd beneficially owns 9.11% of the outstanding shares of Common Stock as of October 2, 2018.

(5)Represents 489,100 shares held by Mr. Mueller and Beth R. Mueller, Trustees of the Stephen J. Mueller Revocable Living Trust U/S dated October 5, 2012, as amended.  Mr. Mueller has pledged these shares as security for a loan.  The percentage of shares of Common Stock beneficially owned as reported in the table above assumes conversion of the Series A Preferred Stock.  Without assumed conversion, Mr. Mueller beneficially owns 3.50% of the outstanding shares of Common Stock as of October 2, 2018.

(6)Includes 50,000 shares pledged as security for a loan.  The percentage of shares of Common Stock beneficially owned as reported in the table above assumes conversion of the Series A Preferred Stock.  Without assumed conversion, Mr. Deutsch beneficially owns 3.46% of the outstanding shares of Common Stock as of October 2, 2018.

(7)Represents 7,924 vested RSUs.

(8)Includes 25,034 vested RSUs and 9,080 RSUs that will vest within 60 days of October 2, 2018.

(9)Includes 25,034 vested RSUs and 9,080 RSUs that will vest within 60 days of October 2, 2018.

(10)Includes 25,034 vested RSUs and 9,080 RSUs that will vest within 60 days of October 2, 2018.

(11)Includes 12,355 vested RSUs and 9,080 RSUs that will vest within 60 days of October 2, 2018.

(12)As described in the section “Director Compensation,” all compensation paid to Mr. Held in connection with his service on the Board, including awards of RSUs, is paid to his employer, Summer Road LLC, pursuant to an arrangement between Mr. Held and Summer Road LLC.

(13)The percentage of shares of Common Stock beneficially owned as reported in the table above assumes conversion of the Series A Preferred Stock. Without assumed conversion, all directors and executive officers as a group beneficially own 17.03% of the Common Stock as of October 2, 2018.

Security Ownership after Giving Effect to the Acquisition and Term Loan Funding

The table below reflects the beneficial ownership of the named persons after giving effect to the issuance of (i) 1,200,000 shares of Common Stock to the Snow Time Sellers in connection with the Snow Time Acquisition; (ii) 20,000 shares of Series A Preferred Stock and the Option Warrants to Cap 1 in connection with the Cap 1 Option exercise pursuant to the terms of the

Commitment Letter; and (iii) the Financing Warrant to Cap 1 pursuant to the terms of the Commitment Letter, as if the Acquisition and Term Loan funding occurred on October 2, 2018.  The table does not reflect the issuance of the Extension Warrant to Cap 1, as the Company is only obligated to issue the Extension Warrant upon extension of the Term Loan at maturity. The number of shares of Common Stock to be issued to the Snow Time Sellers is an estimate only. The final number is subject to adjustment, as described in this Proxy Statement, and will be finalized upon closing of the Acquisition.

Applicable percentage ownership for our Common Stock in the following table is based on (i) 13,982,400 shares of Common Stock outstanding as of October 2, 2018; (ii) the assumed issuance of 1,200,000 shares of Common Stock to the Sellers in connection with the Snow Time Acquisition; and (iii) the assumed conversion as of October 2, 2018 of 40,000 outstanding shares of our Series A Preferred Stock into 6,359,300 shares of Common Stock, for an aggregate of 21,541,700 shares of Common Stock deemed outstanding for voting purposes.  Upon the earlier of a change of control or nine months from the issuance date, each share of Series A Preferred Stock is convertible, at the option of the holder, into a number of shares of Common Stock equal to the number of shares of Series A Preferred Stock to be converted, times the liquidation value of $1,000, divided by the conversion price.  The initial conversion price per share is $6.29, subject to adjustment pursuant to the terms of the Series A Preferred Stock Certificate of Designation.  Each holder of Series A Preferred Stock is entitled to vote, on an as-converted basis, with holders of outstanding shares of Common Stock, voting together as a single class, with respect to any and all matters presented to the stockholders of the Company.

	Shares of Common Stock Beneficially Owned after Snow Time Acquisition and Term Loan Funding		Shares of Series A Preferred Stock Beneficially Owned after Snow Time Acquisition and Term Loan Funding
Name and Address of Beneficial Owner	Shares	Percentage	Shares	Percentage
Greater than 5% Stockholders:
CAP 1 LLC and related persons (1) 14000 Quail Springs Parkway, Suite 2200 Oklahoma City, Oklahoma 73134	15,573,836	54.21%	40,000	100%
American Financial Group, Inc. (2) Great American Insurance Group Tower 301 East Fourth Street Cincinnati, Ohio 45202	1,245,986	5.78%	--	--
Rutabaga Capital Management. LLC (3) 1716 Corporate Landing Parkway Virginia Beach, Virginia 23454	938,451	4.36%	--	--
Executive Officers and Directors:
Timothy D. Boyd (4)	1,274,300	5.92%	--	--
Stephen J. Mueller (5)	489,100	2.27%	--	--
Richard K. Deutsch (6)	483,400	2.24%	--	--
Christopher J. Bub (7)	7,924	*	--	--
Stanley W. Hansen (8)	36,115	*	--	--
Carl E. Kraus (9)	41,611	*	--	--
Christopher S. O’Connor (10)	40,140	*	--	--
David W. Braswell (11)	31,435	*	--	--
Rory A. Held (12)	0	*	--	--
All named directors and executive officers as a group (9 persons) (13)	2,404,025	11.09%	--	--
			--	--
			--	--
			--	--

(1)Based on the Schedule 13D/A jointly filed with the SEC on behalf of Cap 1 LLC, Richard S. Sackler, M.D., the Richard and Beth Sackler Foundation, Inc. (the “Foundation”) and David Sackler on August 1, 2017.  CAP 1 LLC is a Delaware limited liability company wholly owned by Crystal Fiduciary Management LLC as Trustee of the 1974 Irrevocable Trust A FBO BS and RSS.  The beneficiaries of the 1974 Irrevocable Trust A FBO BS and RSS are Beverly Sackler, Richard S. Sackler, M.D. and the issue of Richard S. Sackler, M.D. David Sackler is the President of Summer Road LLC, which serves as a family office and provides investment management services to Cap 1 LLC.  The Schedule 13D/A reports ownership as follows: (i) Cap 1 LLC reports sole voting and dispositive power over 7,696,373 shares (which includes 5,898,668 shares of Common Stock issuable upon conversion of the Series A Preferred Stock and exercise of the Warrants, as defined herein); (ii) Dr. Sackler reports sole voting and dispositive power over 102,595 shares; (iii) the Foundation reports sole voting and dispositive power over 26,200 shares; and (iv) David Sackler reports sole voting and dispositive power over 100,000 shares.  The reported number and percentage of shares of Common Stock owned by Cap 1 assumes conversion of the 40,000 shares of Series A Preferred Stock and exercise of the 2016 Warrants, Option Warrants and Financing Warrant.

(2)Based on a Schedule 13G/A filed by the reporting person on January 26, 2018.  The percentage of shares of Common Stock beneficially owned as reported in the table above assumes conversion of the Series A Preferred Stock. Without assumed conversion, the reporting person would beneficially own 8.21% of the outstanding shares of Common Stock as of October 2, 2018 assuming the issuance of 1,200,000 shares of Common Stock to the Sellers.

(3)Based on a Schedule 13G/A filed by the reporting person on February 9, 2018.  The percentage of shares of Common Stock beneficially owned as reported in the table above assumes conversion of the Series A Preferred Stock.  Without assumed conversion, the reporting person would beneficially own 6.18% of the outstanding shares of Common Stock as of October 2, 2018 assuming the issuance of 1,200,000 shares of Common Stock to the Sellers.

(4)Includes 750,000 shares held by Mr. Boyd as Trustee of the Timothy D. Boyd Revocable Trust, dated August 27, 1996. This amount also includes 221,900 shares held by Mr. Boyd’s wife, Melissa K. Boyd, as Trustee of the Timothy D. Boyd 2011 Family Trust u/a, dated January 28, 2011, and 302,400 shares held by Ms. Boyd as Trustee of the Melissa K. Boyd Revocable Trust, dated August 27, 1996.  Ms. Boyd has sole voting and investment power as Trustee.  The percentage of shares of Common Stock beneficially owned as reported in the table above assumes conversion of the Series A Preferred Stock.  Without assumed conversion, Mr. Boyd would beneficially own 8.39% of the outstanding shares of Common Stock as of October 2, 2018 assuming the issuance of 1,200,000 shares of Common Stock to the Sellers.

(5)Represents 489,100 shares held by Mr. Mueller and Beth R. Mueller, Trustees of the Stephen J. Mueller Revocable Living Trust U/S dated October 5, 2012, as amended.  Mr. Mueller has pledged these shares as security for a loan.  The percentage of shares of Common Stock beneficially owned as reported in the table above assumes conversion of the Series A Preferred Stock.  Without assumed conversion, Mr. Mueller would beneficially own 3.22% of the outstanding shares of Common Stock as of October 2, 2018 assuming the issuance of 1,200,000 shares of Common Stock to the Sellers.

(6)Includes 50,000 shares pledged as security for a loan.  The percentage of shares of Common Stock beneficially owned as reported in the table above assumes conversion of the Series A Preferred Stock.  Without assumed conversion, Mr. Deutsch would beneficially own 3.18% of the outstanding shares of Common Stock as of October 2, 2018 assuming the issuance of 1,200,000 shares of Common Stock to the Sellers.

(7)Represents 7,924 vested RSUs.

(8)Includes 25,034 vested RSUs and 9,080 RSUs that will vest within 60 days of October 2, 2018.

(9)Includes 25,034 vested RSUs and 9,080 RSUs that will vest within 60 days of October 2, 2018.

(10)Includes 25,034 vested RSUs and 9,080 RSUs that will vest within 60 days of October 2, 2018.

(11)Includes 12,355 vested RSUs and 8,961 RSUs that will vest within 60 days of October 2, 2018.

(12)As described in the section “Director Compensation,” all compensation paid to Mr. Held in connection with his service on the Board, including awards of RSUs, is paid to his employer, Summer Road LLC, pursuant to an arrangement between Mr. Held and Summer Road LLC.

(13)The percentage of shares of Common Stock beneficially owned as reported in the table above assumes conversion of the Series A Preferred Stock. Without assumed conversion, all directors and executive officers as a group would beneficially own 15.70% of the outstanding shares of Common Stock as of October 2, 2018 assuming the issuance of 1,200,000 shares of Common Stock to the Sellers.

PROPOSAL 1: THE NASDAQ PROPOSAL

At the special meeting, Peak Resorts stockholders will be asked to approve, in accordance with Nasdaq Rule 5635(a), the issuance of the Series A Preferred Stock, Option Warrants, Financing Warrant, Extension Warrant and Common Stock upon conversion of the Series A Preferred Stock and exercise of the Option Warrants, Financing Warrant and Extension Warrant pursuant to the terms of the Commitment Letter in connection with the Acquisition of Snow Time.  The terms of, reasons for, and other aspects of the Acquisition and related financing are described in detail in other sections of this Proxy Statement.

It is important to understand that we are not required to seek, nor are we seeking, stockholder approval of the proposed Acquisition of Snow Time or the issuance of shares of our Common Stock to the Sellers as consideration for the Acquisition.

The Nasdaq Proposal must be approved by the affirmative vote of a majority of votes cast, meaning the number of shares voted “for” a proposal must exceed the number of shares voted “against” such proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL
OF THE NASDAQ PROPOSAL.

PROPOSAL 2: THE ADJOURNMENT PROPOSAL

Stockholders are being asked to vote on whether or not to adjourn the Special Meeting, if necessary or appropriate, in the view of the Board of Directors, to solicit additional votes in favor of the Nasdaq Proposal if there are not sufficient votes at the time the Special Meeting is held to approve the proposal.  The affirmative vote of a majority of those shares present (either in person or by proxy) and entitled to vote at the Special Meeting is required for the approval of the Adjournment Proposal.  Our Board of Directors has concluded that it is in the best interest of the Company and its stockholders to adjourn the Special Meeting, if necessary or appropriate, to solicit additional votes in favor of the Nasdaq Proposal if there are not sufficient votes at the time the Special Meeting is held to approve the Nasdaq Proposal in order to improve the chance of it being approved.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL
OF THE ADJOURNMENT PROPOSAL.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act.  We make available free of charge on or through our website, www.peakresorts.com, these materials as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.  These materials can also be accessed free of charge via the SEC’s website, www.sec.gov.

We will provide, without charge, on the written request of any stockholder, a copy of our Annual Report, including the financial statements filed as part of the Annual Report.  Requests should be directed to our Secretary at Peak Resorts, Inc., 17409 Hidden Valley Drive, Wildwood, Missouri 63025.

OTHER BUSINESS

According to our bylaws, the only business that may be considered at a special meeting is that which is contained in the notice of such meeting.  Therefore, only the Nasdaq Proposal and, if necessary, the Adjournment Proposal will be considered at the Special Meeting, and no other business will be presented for consideration at the Special Meeting.  Stockholders are urged to complete, sign, date and return the accompanying proxy card in the enclosed envelope.

By order of the Board of Directors,

/s/ Christopher J. Bub
Christopher J. Bub
Vice President,
Chief Financial Officer and
Corporate Secretary

October 4, 2018

INDEX TO FINANCIAL STATEMENTS

Page #

PEAK RESORTS, INC.
For the Fiscal Years Ended April 30, 2018, 2017 and 2016
Report of Independent Registered Public Accounting Firm.....................................................................................................	F - 2
Consolidated Statements of Operations for the Years Ended April 30, 2018, 2017 and 2016.........................................................	F - 3
Consolidated Balance Sheets as of April 30, 2018 and 2017...................................................................................................	F - 4
Consolidated Statements of Stockholders’ Equity for the Years Ended April 30, 2018, 2017 and 2016...........................................	F - 5
Consolidated Statements of Cash Flows for the Years Ended April 30, 2018, 2017 and 2016.......................................................	F - 6
Notes to the Consolidated Financial Statements...................................................................................................................	F - 8
For the Three Months Ended July 31, 2018 and 2017
Condensed Consolidated Balance Sheets as of July 31, 2018 (unaudited) and April 30, 2018.......................................................	F - 26
Condensed Consolidated Statements of Operations for the Three Months Ended July 31, 2018 and 2017 (unaudited).......................	F - 28
Condensed Consolidated Statements of Cash Flows for the Three Months Ended July 31, 2018 and 2017 (unaudited).....................	F - 29
Notes to Unaudited Condensed Consolidated Financial Statements...........................................................................................	F - 31

SNOW TIME, INC.
For the Fiscal Years Ended March 31, 2018 and 2017
Report of Independent Auditors.........................................................................................................................................	F - 36
Consolidated Balance Sheets as of March 31, 2018 and 2017.................................................................................................	F - 38
Consolidated Statements of Income for the Years Ended March 31, 2018 and 2017 ...................................................................	F - 40
Consolidated Statements of Changes in Stockholders’ Equity for the Years Ended March 31, 2018 and 2017...................................	F - 42
Consolidated Statements of Cash Flows for the Years Ended March 31, 2018 and 2017.............................................................	F - 43
Notes to Consolidated Financial Statements .......................................................................................................................	F - 44

For the Three Months Ended June 30, 2018 and 2017
Condensed Consolidated Balance Sheets as of June 30, 2018 (unaudited) and March 31, 2018.....................................................	F - 49
Condensed Consolidated Statements of Income for the Three Months Ended June 30, 2018 and 2017 (unaudited)...........................	F - 50
Condensed Consolidated Statements of Changes in Retained Earnings for the Three Months Ended June 30, 2018 and 2017 (unaudited)	F - 50
Condensed Consolidated Statements of Cash Flows for the Three Months Ended June 30, 2018 and 2017 (unaudited).....................	F - 50
Notes to Unaudited Condensed Consolidated Financial Statements...........................................................................................	F - 50

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of Peak Resorts, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Peak Resorts, Inc. and its subsidiaries (the Company) as of April 30, 2018 and 2017, the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended April 30, 2018, and the related notes to the consolidated financial statements (collectively, the financial statements).  In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of April 30, 2018 and 2017, and the results of its operations and its cash flows for the three years in the period ended April 30, 2018, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on the Company’s financial statements based on our audits.  We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks.  Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.  Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements.  We believe that our audits provide a reasonable basis for our opinion.

/s/ RSM US LLP

We have served as the Company’s auditor since 2011.

St. Louis, Missouri

July 17, 2018

F-2

Peak Resorts, Inc. and Subsidiaries Consolidated Statements of Operations (dollars in thousands, except per share amounts)

	Years ended April 30,
	2018	2017	2016

Net revenue	$131,662	$123,249	$95,729
Operating expenses:
Resort operating expenses	96,593	87,319	72,215
Depreciation and amortization	13,231	12,713	10,709
General and administrative expenses	5,797	5,431	4,513
Land and building rent	1,401	1,395	1,386
Real estate and other taxes	2,286	2,322	1,932
Restructuring and impairment charges	2,135	-	-
	121,443	109,180	90,755
Gain on involuntary conversion	-	-	195
Income from operations	10,219	14,069	5,169

Other (expense) income:
Interest, net of amounts capitalized of
$1,256, $1,545 and $867 in
2018, 2017 and 2016, respectively	(13,322)	(12,473)	(10,814)
Gain on sale/leaseback	333	333	333
Other income	160	61	8
	(12,829)	(12,079)	(10,473)

(Loss) income before income taxes	(2,610)	1,990	(5,304)
Income tax (benefit) expense	(3,962)	749	(2,078)
Net income (loss)	$1,352	$1,241	$(3,226)

Less declaration and accretion of
Series A Preferred Stock dividends	(1,600)	(800)	-
Net (loss) income attributable to common shareholders	$(248)	$441	$(3,226)

Basic (loss) earnings per share	$(0.02)	$0.03	$(0.23)

Diluted (loss) earnings per share	$(0.02)	$0.03	$(0.23)

Cash dividends declared per common share	$0.28	$0.14	$0.41

Cash dividends declared per preferred share	$60.00	$-	$-

See accompanying notes to consolidated financial statements.

Peak Resorts Inc. and Subsidiaries Consolidated Balance Sheets (dollars in thousands, except per share amounts)

	April 30,	April 30,
Assets	2018	2017

Current assets:
Cash and cash equivalents	$23,091	$33,665
Restricted cash	1,163	11,113
Accounts receivable	8,560	5,083
Inventory	1,971	2,215
Prepaid expenses and deposits	12,731	2,183
Total current assets	47,516	54,259

Property and equipment, net	204,095	188,143
Land held for development	37,634	37,583
Restricted cash, construction	12,175	33,700
Goodwill	4,382	4,825
Intangible assets, net	731	788
Other assets	1,797	648
Total assets	$308,330	$319,946

Liabilities and Stockholders’ Equity

Current liabilities:
Revolving lines of credit	$12,415	$4,500
Current maturities of long-term debt	2,614	3,592
Accounts payable and accrued expenses	12,079	12,371
Accrued salaries, wages and related taxes and benefits	922	1,035
Unearned revenue	16,084	14,092
Current portion of deferred gain on sale/leaseback	333	333
EB-5 investor funds in escrow	-	500
Total current liabilities	44,447	36,423

Long-term debt, less current maturities	165,837	177,493
Deferred gain on sale/leaseback	2,512	2,845
Deferred income taxes	7,809	11,883
Other liabilities	504	540
Total liabilities	221,109	229,184

Series A preferred stock, $0.01 par value per share, $1,000 liquidation preference per share, 40,000 shares authorized, 20,000 shares
issued and outstanding	17,401	17,001

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.01 par value per share, 40,000,000 shares
authorized, 13,982,400 shares issued and outstanding	140	140
Additional paid-in capital	86,631	86,372
Accumulated deficit	(16,951)	(12,751)
Total stockholders’ equity	69,820	73,761
Total liabilities and stockholders’ equity	$308,330	$319,946

See accompanying notes to consolidated financial statements.

Peak Resorts Inc. and Subsidiaries Consolidated Statements of Stockholders’ Equity (dollars in thousands)

			Additional
	Common Stock		Paid-in	Accumulated
	Shares	Dollars	Capital	Deficit	Total

Balances, April 30, 2015	13,982,400	$140	$82,538	$(2,240)	$80,438

Net loss	-	-	-	(3,226)	(3,226)
Dividends declared	-	-	-	(5,768)	(5,768)
Stock based compensation	-	-	190	-	190
Balances, April 30, 2016	13,982,400	140	82,728	(11,234)	71,634
			-		-
Issuance of warrants	-	-	3,446	-	3,446
Net income	-	-	-	1,241	1,241
Dividends declared - common stock	-	-	-	(1,958)	(1,958)
Accretive dividend - preferred stock	-	-	-	(800)	(800)
Stock based compensation	-	-	198	-	198
Balances, April 30, 2017	13,982,400	$140	$86,372	$(12,751)	$73,761

Net income	-	-	-	1,352	1,352
Dividends declared - common	-	-	-	(3,916)	(3,916)
Dividends declared - preferred, including
$400 of accretive dividends	-	-	-	(1,600)	(1,600)
Dividends paid as restricted stock units	-	-	36	(36)	-
Stock based compensation	-	-	223	-	223
Balances, April 30, 2018	13,982,400	$140	$86,631	$(16,951)	$69,820

See accompanying notes to consolidated financial statements.

Peak Resorts, Inc. and Subsidiaries Consolidated Statements of Cash Flows (dollars in thousands)
	Year ended April 30,
	2018	2017	2016
Cash flows from operating activities:
Net income (loss)	$1,352	$1,241	$(3,226)
Adjustments to reconcile net income (loss) to net cash
(used in) provided by operating activities:
Depreciation and amortization of property and equipment
and intangibles	13,231	12,713	10,709
Non-cash impairment loss	2,029	-	-
Amortization of deferred financing costs	1,084	1,133	291
Stock based compensation	223	198	190
Amortization of other liabilities	(36)	(36)	(36)
Gain on sale/leaseback	(333)	(333)	(333)
Deferred income tax	(4,074)	303	(2,078)
Gain on involuntary conversion	-	-	(195)
Changes in operating assets and liabilities:
Accounts receivable	(3,477)	(311)	(2,738)
Inventory	244	515	(806)
Prepaid expenses and deposits	(10,798)	497	(504)
Other assets	(1,149)	155	84
Accounts payable and accrued expenses	(385)	(4,387)	7,459
Accrued salaries, wages and related taxes and benefits	(113)	116	(258)
Unearned revenue	1,992	859	1,634
Net cash (used in) provided by operating activities	(210)	12,663	10,193

Cash flows from investing activities:
Additions to property and equipment	(31,019)	(11,454)	(12,407)
Additions to land held for development	(51)	(41)	(1,358)
Business combination (net of cash acquired of $1,640)	-	-	(33,360)
Proceeds from involuntary conversion	-	-	459
Net cash (used in) investing activities	(31,070)	(11,495)	(46,666)

Cash flows from financing activities:
Borrowings on lines of credit	12,415	10,000	-
Payments on lines of credit	(4,500)	-	-
Borrowings on long-term debt and capital lease obligations	102	51,533	1,250
Payments on long-term debt and capital lease obligations	(13,932)	(2,412)	(2,080)
Distributions to stockholders	(4,716)	(979)	(7,689)
Payment of deferred financing costs	(138)	(4,470)	(1,383)
Gross proceeds from issuance of preferred stock	-	20,000	-
Issuance costs associated with issuance of preferred stock	-	(353)	-
Proceeds from hunter loan financing	-	-	36,500
Payment on line of credit and bridge loans	-	(11,000)	-
Release from EB-5 investor funds held in escrow	-	(51,504)	22,002
Net cash (used in) provided by financing activities	(10,769)	10,815	48,600

Net (decrease) increase in cash, cash equivalents
and restricted cash	(42,049)	11,983	12,127
Cash, cash equivalents, and restricted cash, beginning of period	78,478	66,495	54,368
Cash, cash equivalents, and restricted cash, end of period	$36,429	$78,478	$66,495

Supplemental cash flow information:
Cash paid income taxes	$59	$40	$113
Cash paid interest, including amounts capitalized and
including amounts prepaid of $8,905, $0 and $0, respectively	$22,399	$13,273	$11,007

Supplemental disclosure of noncash investing
and financing activities:
Capital lease agreements to acquire equipment	$-	$83	$3,950
Land held for development financed with long-term borrowings	$-	$-	$404
Assets under construction included in accounts payable	$235	$542	$3,459
Reclassification of EB-5 funds from escrow to long term debt	$500	$-	$-
Accretive dividends - Series A preferred stock	$400	$800	$-
Accrued dividends, common and preferred	$1,379	$979	$-

See accompanying notes to consolidated financial statements.

PEAK RESORTS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Fiscal Years Ended April 30, 2018, 2017 and 2016

(dollars in thousands, except per share amounts)

1.Nature of Business and Summary of Significant Accounting Policies
Nature of Business

Peak Resorts, Inc., a Missouri corporation, was formed on September 24, 1997, and together with its subsidiaries, is a leading owner and operator of high-quality, individually branded ski resorts in the United States and operates 14 ski resorts primarily located in the Northeast and Midwest, 13 of which are owned.  The majority of the resorts are located within 100 miles of major metropolitan markets, including New York City, Boston, Philadelphia, Cleveland and St. Louis, enabling day and overnight drive accessibility.  The Company’s resorts are comprised of nearly 1,859 acres of skiable terrain appropriate to a wide range of ages and abilities.  The activities, services and amenities available at the Company’s resorts include skiing, snowboarding, terrain parks, tubing, dining, lodging, equipment rentals and sales, ski and snowboard instruction, zip lines, mountain coasters, mountain biking, hiking and other summer activities.  Peak Resorts, Inc., together with its subsidiaries, is herein referred to as “the Company.”

The Company’s revenues are highly seasonal in nature.  The vast majority of revenue is generated during the ski season, which occurs during the winter months in the Company’s third and fourth fiscal quarters.  Some of the Company’s properties offer non-winter attractions, such as golf, roller coasters, swimming, summer concerts and zip rides; however, these activities comprise less than 5% of the Company’s annual revenues.  As a result, the Company’s resorts typically experience operating losses and negative operating cash flows during the first and second quarters of each fiscal year.

The seasonality of the Company’s revenues amplifies the effect of events outside its control, especially weather.  While the Company’s geographically diverse operating locations help mitigate the effect of weather conditions, adverse weather could lower attendance due to suboptimal skiing conditions or limited access to our resorts, render snowmaking wholly or partially ineffective in maintaining ski conditions, and increase operating costs related to snowmaking efforts and inefficient labor utilization.

The Company aggregates its operating segments into a single reportable segment – Ski Resort Operations. Management has determined a single reportable segment is appropriate based on the uniformity of services and similar operating characteristics.

Principles of consolidation

The consolidated financial statements include the accounts of Peak Resorts, Inc. and its wholly owned subsidiaries.  All intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles (“GAAP”) in the United States requires management to make estimates and assumptions that affect i) the reported amounts of assets and liabilities, ii) the disclosure of contingent assets and liabilities at the date of the financial statements and iii) the reported amounts of revenues and expenses during the reporting period.

Estimates and assumptions are used in accounting for the following significant matters, among others:

•	fair value of assets acquired and liabilities assumed in acquisitions;
•	useful lives of property, equipment and intangible assets;
•	long-lived and intangible asset impairments, including goodwill;
•	tax related items; and
•	contingencies.
Cash and Cash Equivalents and Restricted Cash

The Company considers i) all credit card and debit card transactions that process in less than seven days and ii) short-term highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.  The amounts due from banks for credit card and debit card transactions classified as cash and cash equivalents was $1,669 and $2,379 at April 30, 2018 and 2017, respectively.

The provisions of certain of the Company’s debt instruments require that the Company maintain a deposit with the respective lender in an amount equal to the estimated minimum interest payment through December 31 of a given year, and the proceeds from certain borrowing for capital projects are restricted as to use. Restricted cash related to interest payments and capital projects are included on the consolidated balance sheets under the captions restricted cash and restricted cash, construction, respectively.

Accounts Receivable

The Company’s accounts receivable balance consists primarily of amounts due under advance season pass installment plans sold during the fourth quarter of its fiscal year.  The Company performs ongoing reviews of the collectability of accounts receivable and, when necessary, establishes reserves for estimated credit losses.  In assessing the need for and in determining the amount of any reserve for credit losses, the Company considers the level of historical bad debts, the credit worthiness of significant debtors based on periodic credit evaluations and significant economic developments that could adversely impact upon a customer’s ability to pay amounts owed the Company.  As of April 30, 2018 and 2017, the Company determined that no allowance for credit loss was required on it receivable balance as of those dates.

Inventories

The Company’s inventories consist of retail goods and food and beverage products.  Inventories are stated at the lower of cost or net realizable value, with cost determined using the first-in, first-out (FIFO) and average cost methods.

Property and Equipment

Property and equipment is carried at cost net of accumulated depreciation, amortization and impairment charges, if any.  Costs to construct significant assets include capitalized interest during the construction and development period.  Expenditures for replacements and major betterments or improvements are capitalized; maintenance and repair expenditures are charged to expense as incurred.  Depreciation and amortization are determined using both straight-line and accelerated methods over estimated useful lives ranging from 3 to 25 years for land improvements, 5 to 40 years for buildings and improvements and 3 to 25 years for equipment, furniture and fixtures.

Land Held for Development

Land held for development relates to projects in and around its Mount Snow resort, and is carried at acquisition cost plus costs attributable to its ongoing development, including capitalized interest.

Impairment of Long-Lived Assets

The Company reviews intangible assets with a finite life and other long-lived assets for impairment if facts and circumstances exist that indicate the asset’s useful life is shorter than previously estimated or the carrying amount may not be recoverable from future operations based on undiscounted expected future cash flows.  For impairment testing purposes, long-lived assets are grouped at the lowest level for which there are identifiable cash flows; however, where identifiable cash flows are not independent of the cash flows of other assets, those long-lived assets are evaluated for impairment on a higher level.  Impairment losses are recognized in operating results for the amount by which the carrying value of the asset exceeds its fair value.  In addition, the remaining useful life of an impaired asset group would be reassessed and revised, if necessary.

Goodwill

Goodwill is recorded when the consideration paid for an acquisition exceeds the fair value of identifiable net tangible and intangible assets acquired.  Goodwill and other indefinite-lived intangible assets are not amortized but are reviewed for impairment annually or more frequently if a triggering event were to occur in an interim period.  The Company tests for goodwill impairment at the reporting unit level and has concluded that each of its resorts constitutes a reporting unit.  As of April 30, 2018, the Company’s goodwill balance is associated with one resort, Hunter Mountain.

Development Costs

Costs related to major development projects at the Company’s ski resorts, including planning, engineering and permitting, are capitalized.  When acquiring, developing and constructing real estate assets, the Company capitalizes costs.  Capitalization begins when the activities related to development have begun and ceases when activities are substantially complete and the asset is available for use.  Costs capitalized include permits, licenses, fees, legal costs, interest, development, and construction costs.

Deferred Financing Costs

Deferred financing costs, consisting of fees and other expenses associated with debt financing, are recorded as a reduction in the carrying amount of the related debt and are amortized to interest expense over the term of the related debt using the straight-line method, which approximates the effective interest method.

Classification of Preferred Stock

The Company considers whether substantive redemption features exist in the instrument in which case it may be classified outside of equity, such as temporary equity or as a liability.  Additionally, the Company evaluates whether the instrument contains any embedded or stand-alone instruments, which require separate recognition.  The Company presents mandatorily redeemable preferred stock as a liability and contingently redeemable preferred stock and preferred stock that is redeemable outside the control of the Company as temporary equity on the consolidated balance sheets.

Stock Warrants

The Company accounts for its warrants as either equity or liability awards based upon the characteristics and provisions of each instrument.  Warrants classified as equity are recorded at fair value as of the date of issuance with no further adjustments to their valuation made.  Warrants classified as a liability are recorded at fair value at each reporting period, and the corresponding non-cash gain or loss is recorded in current period earnings.  When warrants are issued in conjunction with preferred stock, the warrants are recorded based on the proceeds received allocated to the two elements’ relative fair values.  The Company has recorded the $3,446 fair value of the warrants issued in November 2016, as component of additional paid-in capital in the consolidated statement of stockholders’ equity (see Note 5).

Earnings or Loss Per Share

Basic earnings (loss) per common share is computed by dividing net income (loss) available to common shareholders by the weighted average common shares issued and outstanding for the period.  Net income (loss) available to common shareholders represents net income adjusted for preferred stock dividends including dividends declared, accretions of discounts on preferred stock issuances and cumulative dividends related to the current dividend period that have not been declared as of year-end.  In addition, for diluted earnings (loss) per common share, net income (loss) available to common shareholders can be affected by the conversion of the registrant’s convertible preferred stock.  Where the effect of this conversion would be dilutive, net income (loss) available to common shareholders is adjusted by the associated preferred dividends.  This adjusted net income (loss) is divided by the weighted average number of common shares issued and outstanding for each period plus amounts representing the dilutive effect of stock options outstanding, restricted stock, restricted stock units, outstanding warrants, and the dilution resulting from the conversion of the registrant’s convertible preferred stock, if applicable.  The effects of convertible preferred stock and outstanding warrants and stock options are excluded from the computation of diluted earnings (loss) per common share in periods in which the effect would be antidilutive.  Dilutive potential common shares are calculated using the treasury stock and if-converted methods.

Revenue Recognition

Revenues from operations are generated from a wide variety of sources including snow pass sales, snow sports lessons, equipment rentals, retail product sales, food and beverage operations, and golf course operations.  Revenues are recognized as services are provided or products are sold.  Sales of season passes are initially deferred in unearned revenue and recognized ratably over the number of days the Company expects they may be used.

Advertising Costs

Advertising costs are expensed at the time such advertising commences.  Advertising expense for the years ended April 30, 2018, 2017 and 2016 was $2,890, $2,700 and $2,784, respectively.

Taxes Collected from Customers

Taxes collected from customers and remitted to tax authorities are local and state sales taxes on snow pass sales as well as food service and retail transactions at the Company’s resorts.  Sales taxes collected from customers are recognized as a liability, with such liability being reduced when collected amounts are remitted to the taxing authority.

Income Taxes

Under the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 740, “Income Taxes” (“ASC 740”), income taxes are accounted for under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements.  Under this method, deferred tax assets and liabilities are provided for differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to be resolved or settled.  The effect of changes in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

Deferred tax assets are recognized to the extent the Company determines these assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies and results of recent operations.  If it is determined that the future realization of deferred tax assets would be in an amount less than their net recorded amount a valuation allowance would be provided, thereby increasing the provision for income taxes.  Conversely, if it is determined that the benefit from realization of such deferred tax assets would exceed their net recorded amount, an adjustment would be made to reduce the valuation allowance thereby reducing the provision for income taxes.

ASC 740 also provides guidance with respect to the accounting for uncertainty in income taxes recognized in a Company’s consolidated financial statements, and it prescribes a recognition threshold and measurement attribute criteria for the consolidated financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.  The Company does not have any material uncertain tax positions.

With few exceptions, the Company is no longer subject to U.S. federal, state and local income tax examinations by tax authorities for years before 2013 due to the statute of limitations.

The Company’s policy is to accrue income tax related interest and penalties, if applicable, within income tax expense.

Reclassifications

The accompanying consolidated financial statements for prior years contain certain reclassifications to conform to the presentation used in the current period.  Reclassifications had no effect on the reported amounts of net income or stockholders’ equity.

Recently Adopted Accounting Standards

In July 2015, the FASB issued Accounting Standards Update (“ASU”) 2015-11, “Simplifying the Measurement of Inventory,” which requires entities to measure inventory at “the lower of cost and net realizable value,” simplifying the current guidance under which entities must measure inventory at the lower of cost or market.  Net realizable value is the estimated selling price in the ordinary course of business, less reasonably predictable costs of disposal.  The Company adopted this ASU prospectively as of April 30, 2018, and there were no adjustments to the carrying value of the Company’s inventories upon adoption.

In November 2015, the FASB issued ASU 2015-17, “Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes,” which requires deferred tax assets and liabilities be classified as noncurrent on a classified balance sheet.  The Company adopted this ASU retrospectively as of April 30, 2018.  As a result of the adoption of ASU 2015-17, we reclassified $591 of current deferred tax assets to long-term deferred tax liabilities in our consolidated balance sheet as of April 30, 2017.

In November 2016, the FASB issued ASU 2016-18, “Statement of Cash Flows (Topic 230): Restricted Cash (a Consensus of the FASB Emerging Issues Task Force),” which clarifies the requirements for the presentation of changes in restricted cash balances on the statement of cash flows.  The Company adopted this ASU retrospectively as of April 30, 2018.  Prior to the adoption of ASU 2016-18, the Company presented a reconciliation of cash flows from operating, investing and financing activities to the net change in cash and cash equivalents during each year presented in the consolidated statement of cash flows.  As a result of adoption of ASU 2016-18, the Company began to present a reconciliation of cash flows from operating, investing and financing activities to the net change in cash, cash equivalents and restricted cash during each year presented in the consolidated statement of cash flows.  The following table provides a reconciliation of cash, cash equivalents and restricted cash reported with the consolidated balance sheets to the total of the same such amounts shown in the consolidated statements of cash flow:

	April 30,
	2018	2017	2016
Cash and cash equivalents	$23,091	$33,665	$5,396
Restricted cash	1,163	11,113	61,099
Restricted cash, construction	12,175	33,700	-

Total cash, cash equivalents, and restricted
cash, beginning of period	$36,429	$78,478	$66,495

In January 2017, the FASB issued ASU 2017-04, “Intangibles-Goodwill and Other (Topic 350),” which simplifies the existing guidance for testing goodwill for impairment.  The new standard eliminates the current two-step approach used to test goodwill for impairment and requires an entity to apply a one-step quantitative test and record the amount of goodwill impairment as the excess of a reporting unit’s carrying amount over its fair value, not to exceed the total amount of goodwill.  The Company adopted this ASU on a prospective basis as of March 31, 2018, the date of its annual goodwill impairment test for its fiscal year 2018.

Recently Issued Accounting Standards

The Company qualifies as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012, which provides that an emerging growth company may take advantage of an extended transition period for complying with new or revised accounting standards.  As an emerging growth company, the Company may delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842),” which requires lessees to recognize most leases on the balance sheet.  This ASU requires modified retrospective adoption and will be applicable for the Company as of April 30, 2020, with early adoption permitted.  The Company is currently evaluating the impact the adoption of this ASU will have on its consolidated financial statements.  While the Company expects the pattern of expense for leases it currently classified as operating will be similar between the old and new guidance, it expects adoption of the new standard will result in a significant increase in assets and liabilities for right of use assets and lease obligations, respectively, for leases it currently classifies as operating.  As of April 30, 2018, future minimum lease payments under operating leases was approximately $14,712.

In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers (Topic 606),” which was subsequently modified by other ASUs from 2015 through 2017.  This ASU, as amended, provides new guidance for the recognition of revenue and provides for a five-step analysis of transactions to determine when and how revenue is recognized.  This ASU establishes a core principle that revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.  It also requires additional disclosures regarding the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers.  This ASU may be adopted using either a full or modified retrospective approach and will be applicable for the Company as of April 30, 2020, with early adoption permitted.  The Company expects to adopt this ASU using the full retrospective approach and does not expect the adoption of this ASU will have a material impact on its consolidated financial statements.

In March 2016, the FASB issued ASU 2016-09, “Compensation-Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting,” which provides new guidance related to accounting for share-based payments.  This ASU requires entities to record the income tax effect of share-based payments when the awards vest or are settled, and clarifies the cash flow statement presentation of excess tax benefits and withholding tax payments.  In addition, the ASU allows for a policy election to account for forfeitures either upon occurrence or by estimating forfeitures.  This ASU requires prospective adoption and will be applicable for the Company as of April 30, 2019, with early adoption permitted.  The Company is currently evaluating the impact the adoption of this ASU will have on its consolidated financial statements.

Note 2. Property and Equipment

The composition of property and equipment is as follows:

	April 30, 2018	April 30, 2017
Land and improvements	$54,785	$35,609
Buildings and improvements	75,321	72,622
Equipment, furniture and fixtures	175,532	163,191
Construction in progress	16,787	22,806
	322,425	294,228
Less: accumulated depreciation and amortization	118,330	106,085
	$204,095	$188,143

Depreciation expense for the years ended April 30, 2018, 2017 and 2016, was $13,174, $12,655 and $10,690, respectively.  As of April 30, 2018 and 2017, equipment under capital leases with a cost of $7,753 and $7,668, respectively, and accumulated depreciation of $1,368 and $1,084, respectively, was included in property and equipment.

Note 3. Goodwill and Intangible Assets
Goodwill

As of April 30, 2018, the Company had goodwill of $4,382 related to prior acquisitions.  The Company conducts an assessment of the carrying value of goodwill annually, as of last day of March, or more frequently if circumstances arise which would indicate the fair value of a reporting unit with goodwill is below its carrying amount.  As a result of the annual assessment as of March 31, 2018, the Company recorded an impairment loss of $443 of goodwill associated with its Alpine Valley ski resort.  The Company used a discounted cash flow approach with Level 2 and Level 3 inputs.  As of April 30, 2018, the balance of goodwill relates entirely to the Company’s Hunter Mountain ski resort.  The Company did not record any impairment of goodwill for the years ended April 30, 2017 or 2016.

Changes to the carrying value of goodwill over the three years ended April 30, 2018 are as follows:

Balance
Balance as of April 30, 2017
Goodwill	$5,009
Accumulated non-impairment adjustments	(184)
4,825

Goodwill impairment losses	(443)

Balance as of April 30, 2018
Goodwill	5,009
Accumulated non-impairment adjustments	(184)
Accumulated impairment losses	(443)
$4,382

Intangible Assets

The components of intangible assets subject to amortization are as follows:

	April 30, 2018			April 30, 2017
	Gross carrying amount	Accumulated amortization	Net book value	Gross carrying amount	Accumulated amortization	Net book value

Trade name	$768	$120	$648	$768	$69	$699
Customer relationships	97	14	83	97	8	89
	$865	$134	$731	$865	$77	$788

Intangible amortization expense for the years ended April 30, 2018, 2017 and 2016, was $57, $58 and $19, respectively.  The trade name and customer relationships relate to the Company’s Hunter Mountain resort and are being amortized over a fifteen-year term.  The expected future annual amortization expense for definite-lived intangible assets is $58 each year for the next five fiscal years and $441 thereafter.

4. Long‑term Debt and Revolving Credit Facilities

The composition of long-term debt at April 30, is as follows:

	2018	2017
EPR Secured Notes due 2034	$93,162	$93,162
EPR Secured Notes due 2036	21,000	21,000
EB-5 Development Notes due 2021	52,000	51,500
Royal Banks of Missouri Note	-	9,875
Wildcat Mountain Note due 2020	3,231	3,425
Capital Leases	2,426	4,493
Other borrowings	1,184	2,870
Less: Unamortized debt issuance costs	(4,552)	(5,240)
	168,451	181,085
Less: Current maturities	(2,614)	(3,592)
	$165,837	$177,493

EPR Secured Notes

The Company has various secured borrowings (the “EPR Secured Notes”) under a master credit and security agreement and other related agreements, as amended, (together, the “EPR Agreement”) with EPR Properties and its affiliates (“EPR”).  Each of the EPR Secured Notes is secured by one or more of the Company’s resort properties and is guaranteed by the Company.  The EPR Secured Notes bear interest at specified interest rates which are subject to increase each year by the lesser of i) three times the percentage increase in the Consumer Price Index (as defined) or ii) a capped index (the “Capped CPI Index”) which is 1.75% for the Hunter Mountain Secured Note and 1.50% for all other notes.  The Company has determined the Capped CPI Index features represent an embedded derivative; however, this derivative does not require bifurcation and separate presentation at fair value because the Capped CPI Index feature is closely related to the debt instrument.

The following table illustrates the potential future interest rates applicable to the EPR Secured Notes for each of the next five years, assuming rates increase by the Capped CPI Index:

Rates as of April 30,	Mount Snow Secured Note	Hunter Mountain Secured Note	Alpine Valley Secured Note	Boston Mills/Brandywine and Jack Frost/Big Boulder Secured Notes
2018	11.43%	8.28%	10.88%	10.43%
2019	11.60%	8.42%	11.04%	10.59%
2020	11.78%	8.57%	11.21%	10.75%
2021	11.95%	8.72%	11.38%	10.91%
2022	12.13%	8.87%	11.55%	11.07%
2023	12.31%	9.03%	11.72%	11.24%

Financial covenants set forth in the EPR Agreement consist of i) a maximum leverage ratio (as defined) of 65%, above which the Company and certain of its subsidiaries are prohibited from incurring additional indebtedness, ii) a consolidated fixed charge coverage ratio (as defined) of 1.50:1.00 on a rolling four quarter basis, and iii) a prohibition of the Company paying dividends if the Company is in default (as defined) or if the fixed charge coverage ratio (as defined) is below 1.25:1.00.  During the first two quarters of fiscal year 2017, the Company’s fixed charge coverage ratio fell below 1.25:1.00 and, as a result, the Company was prohibited from paying dividends.  As of April 30, 2018, the Company was in compliance with all debt covenants.

Non-financial covenants set forth in the EPR Agreement include i) restrictions on certain transactions, including mergers, acquisitions, leases, asset sales, loans to third parties, and the incurrence of certain additional debt and liens and ii) a requirement that the Company obtain the consent of EPR prior to redeeming any preferred or common stock.

The EPR Agreement also provides that none of the EPR Secured Notes may be prepaid without the consent of EPR and that any default under any of the EPR Secured Notes, lease agreements between the Company and EPR, or credit facilities with other lenders would constitute a default under all EPR Secured Notes and lease agreements.  A change in control (as defined) would also constitute an event of default.

An additional contingent interest payment would be due to EPR if, on a calendar year basis, the gross receipts (as defined) from the properties securing the EPR Secured Notes (the “Gross Receipts”) are more than the result (the “Interest Quotient”) of dividing the total interest charges for the EPR Secured Notes by a certain percentage rate (the “Additional Interest Rate”).  In such a case, the additional interest payment would equal the difference between the Gross Receipts and the Interest Quotient multiplied by the Additional Interest Rate. This calculation is made on an aggregated basis for the notes secured by the Company’s Jack Frost, Big Boulder, Boston Mills, Brandywine, Alpine Valley and Hunter Mountain ski resorts, where the Additional Interest Rate is 10%, and is made on a standalone basis for the note secured by the Company’s Mount Snow ski resort, where the Additional Interest Rate is 12%.  The Company has not made any additional interest payments on the EPR Secured Notes based on these provisions.

The EPR Agreement grants EPR certain other rights including i) an option to purchase the Company’s Boston Mills, Brandywine, Jack Frost, Big Boulder and Alpine Valley resorts exercisable on the maturity dates of the applicable promissory notes for such properties,, ii) a right of first refusal through 2021, subject to certain conditions, to provide all or a portion of the financing associated with any purchase, ground lease, sale/leaseback, management or financing transaction contemplated by the Company with respect to any new or existing ski resort properties, and iii) a right of first refusal through 2021 to purchase the Company’s Attitash ski resort in the event the Company were to desire to sell the Attitash ski resort. To date, EPR has not exercised any purchase options.  If EPR exercises a purchase option, EPR will enter into an agreement with the Company for the lease of each acquired property for an initial term of 20 years, plus options to extend the lease for two additional periods of ten years each.

Under the terms of the various borrowing agreements the Company has with EPR, it is required to, at EPR’s discretion, either prepay a certain amount of interest payments to EPR or deposit the equivalent amount of cash in a restricted account to fund interest payments to EPR.  As of April 30, 2018, the Company had prepaid interest to EPR of $8,905 which is included in the caption prepaid expenses and deposits.  As of April 30, 2017, the Company had no prepaid interest to EPR, although it had $8,775 of restricted cash to fund interest payments to EPR.

The EPR Secured Notes include the following:

The Alpine Valley Secured Note

The $4,550 Alpine Valley Secured Note provides for interest only payments through its maturity on December 1, 2034.  As of April 30, 2018, interest on this note accrued at a rate of 10.88%.  This note is secured by a mortgage and other interests in the Company’s Alpine Valley ski resort.

The Boston Mills/Brandywine Secured Note

The $23,294 Boston Mills/Brandywine Secured Note provides for interest only payments through its maturity on December 1, 2034.  As of April 30, 2018, interest on this note accrued at a rate of 10.43%.  This note is secured by a mortgage and other interests in the Company’s Boston Mills and Brandywine ski resorts.

The Jack Frost/Big Boulder Secured Note

The $14,268 Jack Frost/Big Boulder Secured Note provides for interest only payments through its maturity on December 1, 2034.  As of April 30, 2018, interest on this note accrued at a rate of 10.43%.  This note is secured by a mortgage and other interests in the Company’s Jack Frost and Big Boulder ski resorts.

The Mount Snow Secured Note

The $51,050 Mount Snow Secured Note provides for interest only payments through its maturity on December 1, 2034.  As of April 30, 2018, interest on this note accrued at a rate of 11.43%.  This note is secured by a mortgage and other interests in the Company’s Mount Snow ski resort.

The Hunter Mountain Secured Note

The $21,000 Hunter Mountain Secured Note provides for interest only payments through its maturity on January 5, 2036.  As of April 30, 2018, interest on this note accrued at a rate of 8.28%.  This note is secured by a mortgage and other interests in the Company’s Hunter Mountain ski resort.

EB-5 Development Notes

The Company serves as the general partner for two limited partnerships, Carinthia Group 1, LP and Carinthia Group 2, LP (together, the “Limited Partnerships”), which were formed to raise $52,000 through the Immigrant Investor Program administered by the U.S. Citizenship and Immigration Services (“USCIS”) pursuant to the Immigration and Nationality Act (the “EB-5 Program”).  The EB-5 Program was created to stimulate the U.S. economy through the creation of jobs and capital investments in U.S. companies by foreign investors.  The program allocates immigrant visas to qualified individuals (“EB-5 Investors”) seeking lawful permanent resident status based on their investment in a U.S. commercial enterprise.

On December 27, 2016, the Company borrowed $52,000 from the Limited Partnerships to fund two capital projects at its Mount Snow ski resort.  The development projects include i) the West Lake Water Project, which was completed during fiscal 2018 and included the construction of a new water storage reservoir for snowmaking, and ii) the Carinthia Ski Lodge Project, which, as of April 30, 2018, is in progress and includes the construction of a new skier service building.  The amounts were borrowed through two loan agreements, which provided $30,000 for the West Lake Water Project and $22,000 for the Carinthia Ski Lodge project (together, the “EB-5 Development Notes”).

Amounts outstanding under the EB-5 Development Notes accrue simple interest at a fixed rate of 1.0% per annum until the maturity date, which is December 27, 2021, subject to extension of up to an additional two years at the option of the borrowers with lender consent.  If the maturity date is extended, amounts outstanding under the EB-5 Development Notes will accrue simple interest at a fixed rate of 7.0% per annum during the first year of extension and a fixed rate of 10.0% per annum during the second year of extension.

Upon an event of default (as defined), amounts outstanding under the EB-5 Development Notes shall bear interest at the rate of 5.0% per annum, subject to the extension increases.  For so long as amounts under the EB-5 Development Notes are outstanding, the Company is restricted from taking certain actions without the consent of the lenders, including, but not limited to transferring or disposing of the properties or assets financed with the loan proceeds.  In addition, the Company is prohibited from prepaying outstanding amounts owed if such prepayment would jeopardize any of the EB-5 Investors from being admitted to the U.S. via the EB-5 Program.

The Company has evaluated the facts and circumstances surrounding the Limited Partnerships and determined the Limited Partnership do not require consolidation in the Company’s financial statements as the Company does not have a variable interest in the Limited Partnerships under either the variable interest model or the voting interest model, as substantive participation rights give the limited partners the ability to effectively participate in significant decisions that would be expected to be made in the ordinary course of the Limited Partnerships’ business and thereby preclude the Company as general partner from exercising unilateral control over the partnerships.

Wildcat Mountain Note

The Wildcat Mountain Note due December 22, 2020 bears interest at a fixed rate of 4.00% and is secured by a security interest in the improvements at the Company’s Wildcat Mountain ski resort.  The loan is payable in monthly principal and interest payments of $27 with a balloon payment of $2,675 due upon maturity.

The schedule of principal payments for long-term debt at April 30, 2018, is as follows:

Year Ended April 30,
2019	$2,614
2020	1,104
2021	2,887
2022	52,214
2023	13
Thereafter	114,171
$173,003

Amortization of deferred financing costs for the years ended April 30, 2018, 2017 and 2016 was $1,084, $1,133 and $291, respectively.  Amortization of deferred financing costs are estimated to be $1,063, $982, $982, $618, $73 and $82 for the years ended April 30, 2019, 2020, 2021, 2022, 2023 and thereafter, respectively.

Royal Banks of Missouri Credit Facilities

On October 27, 2017, the Company renewed and increased its existing credit facility with Royal Banks of Missouri (the “2017 Royal Banks Credit Facility”).  The 2017 Royal Banks Credit Facility provides for a $10,000 working capital line of credit to be used for general business purposes and a $15,000 acquisition line of credit to be used i) to pay off $12,415 of principal and accrued interest outstanding under the previous credit agreement with Royal Banks of Missouri (the “Original Credit Facility”) and ii) for the acquisition of additional ski resort properties.  On October 27, 2017, the Company used the borrowing capacity available under the acquisition line of credit to pay off the amount outstanding under the Original Credit Facility, including amounts outstanding under term loan described in the table above as Royal Banks of Missouri Debt.  As of April 30, 2018, $12,415 was outstanding under the acquisition line of credit and nothing was outstanding under the working capital line of credit.  $10,000 and $2,585 was unused and available under the working capital line of credit and acquisition line of credit, respectively.

The term of the 2017 Royal Banks Credit Facility is 14 months with loans payable in monthly interest only installments charged at the bank’s prime rate plus 1.00% per annum, with any outstanding principal amounts due in December 2018.  As of April 30, 2018, the Company had $508 in restricted cash to fund a debt service account for the estimated interest payments due through the end of calendar 2018 in connection with outstanding loans under the 2017 Royal Banks Credit Facility.  The Company is required to maintain a minimum debt service coverage ratio (as defined in the credit agreement) of 1.25:1.00.  In addition, were the Company’s fixed charge coverage ratio (as defined in the credit agreement) to fall below 1.50:1.00, the Company would be required to prefund certain other debt service payments, and should the ratio fall below 1.25:1.00, the Company would be prohibited from paying dividends.  The 2017 Royal Banks Credit Facility is secured by the assets of the Company’s subsidiaries which operate its Hidden Valley, Paoli Peaks, Snow Creek, Crotched Mountain and Attitash resorts.

5. Series A Preferred Stock

On August 22, 2016, the Company entered into a private placement (the “Private Placement”) securities purchase agreement (the “Securities Purchase Agreement”) with CAP 1 LLC and affiliates (the “Investor”) in connection with the sale and issuance of $20,000 in Series A Cumulative Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), and three warrants (the “Warrants”) to purchase shares of the Company’s common stock, as follows:  (i) 1,538,462 shares of Common Stock at $6.50 per share; (ii) 625,000 shares of Common Stock at $8.00 per share; and (iii) 555,556 shares of Common Stock at $9.00 per share. The Company completed the Private Placement on November 2, 2016.

The Securities Purchase Agreement also grants to the Company the right to require the Investor to purchase an additional 20,000 shares of Series A Preferred Stock for $1,000 per share, along with additional warrants, all on the same terms and conditions as the Private Placement under certain conditions, including that the average closing price of the Company’s common stock for the ten trading days prior to the transaction is not less than the average closing price of the Company’s common stock for the ten trading days prior to the execution of the Securities Purchase Agreement ($4.79).  The Company’s right to require the additional purchase expires on August 22, 2018.

The rights and preferences of the Series A Preferred Stock include, among other things, the following:

Seniority.  The Series A Preferred Stock shall generally rank, with respect to liquidation, dividends and redemption, i) senior to common stock and to any other junior capital stock; ii) on parity with any parity capital stock; iii) junior to any senior capital stock; and iv) junior to all of the Company’s existing and future indebtedness (as defined).  Until the earlier of the date that no Series A Stock remains outstanding and January 1, 2027, the Company is prohibited from paying cash dividends on common stock if there are accrued and unpaid dividends with respect to the Series A Preferred Stock.

Dividend Rights. From and after the date that is nine months from the date of issuance, cumulative dividends accrue on the Series A Preferred Stock on a daily basis in arrears at the rate of 8% per annum on the liquidation value of $1,000 per share.  All accrued and accumulated dividends on the Series A Preferred Stock shall be paid prior and in preference to any dividend or distribution on or redemption of any junior securities, provided that the Company may, prior to the payment of all accrued and accumulated dividends on the Series A Preferred Stock, (i) declare or pay any dividend or distribution payable on the common stock in shares of common stock; or (ii) repurchase common stock held by employees or consultants of the Company upon termination of their employment or services pursuant to agreements providing for such repurchase.  The Company may also redeem or repurchase junior securities at any time when there are no accrued or accumulated unpaid dividends on the Series A Preferred Stock.

Liquidation.  In the event of any liquidation (as defined), dissolution or winding up of the Company, the holders of Series A Preferred Stock shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders, before any payment shall be made to the holders of junior securities, and subject to the rights of any parity or senior securities, an amount in cash equal to $1,000 per share plus all unpaid accrued and accumulated dividends.

Redemption.    The Series A Preferred Stock is subject to redemption at the option of the Company at a price of $1,250 per share, plus all unpaid accrued and accumulated dividends, at any time on or after the third anniversary of the issuance of the Series A Preferred Stock that the average closing price of the Company’s common stock on the 30 trading days preceding notice of the exercise of the redemption right is greater than $8.18.

Voting Rights.    Each holder of Series A Preferred Stock shall be entitled to vote, on an as-converted basis, with holders of outstanding shares of common stock, voting together as a single class, with respect to any and all matters presented to the stockholders of the Company.

Warrants.    Each of the Warrants may be exercised in whole or in part at any time for a period of 12 years from the date of issuance.  The following table shows Warrant activity for the years ending April 30, 2018 and 2017:

	2018		2017
	Warrants	Weighted Average Exercise Price	Warrants	Weighted Average Exercise Price
Outstanding - beginning of the year	2,719,018	$7.36	-	$-
Warrants granted	-	-	2,719,018	$7.36
Outstanding - end of period	2,719,018	$7.36	2,719,018	$7.36

Registration Rights.  In connection with the closing of the Private Placement, on November 2, 2016, the Company entered into a Registration Rights Agreement with the Investor that grants certain registration rights with respect to the exercise of the Warrants.

Stockholders’ Agreement. On November 2, 2016, in connection with the closing of the Private Placement, the Company entered into the Stockholders’ Agreement (the “Stockholders’ Agreement”) which, among other provisions, i) provides the Investor a right to nominate a director to sit on the Company’s board of directors so long as the Investor beneficially owns, on a fully diluted, as-converted basis, at least 20% of the outstanding equity securities of the Company, ii) restricts transfers of the Company’s securities by the Investor and certain management shareholders (the “Management Stockholders”), iii) provides the Investor with a right of first offer to purchase shares of the Company’s common stock from the Management Stockholders, iv) grants the Investor preemptive rights with respect to future issuances of securities, and v) requires the Investor’s approval, so long as it meets certain ownership requirements (as defined), in order for the Company to a) materially change the nature of its business or b) acquire or dispose of any resorts, assets or properties for aggregate consideration equal to or greater than 30% of the enterprise value (as defined) of the Company and its subsidiaries.

6.Restructuring and Impairment

During the year ended April 30, 2018, the Company incurred restructuring and impairment charges of $1,691 in connection with its decision to cease operation of a restaurant and certain hotel-like amenities at a condominium building adjacent to its Attitash ski resort (the “Attitash Hotel Closure”).  In connection with the Company’s 2007 acquisition of its Attitash ski resort, the Company acquired property and equipment constituting the commercial core of a condominium building located adjacent to the resort.  Since this acquisition, the Company i) provided management services to the condominium’s owners association under a management services agreement (the “Management Services Agreement”), ii) sponsored a rental management program whereby unoccupied condominium units were rented as hotel rooms, and iii) operated restaurant and other hotel-type amenities.  In December 2017, the Company determined it would not be able to renew the Management Services Agreement upon its expiration on April 30, 2018 and, as a result, decided to terminate the rental management program and cease operation of the hotel-type amenities as of that date.  The charges included $1,586 of asset impairment charges, $36 of severance expense and $70 of other costs.  As of April 30, 2018, no amounts were accrued for costs associated with the Attitash Hotel Closure, and the Company expects it may incur future additional charges in the range of $100 to $400 related to the maintenance of the condominium building’s commercial core until such time as it can be disposed of.

7.Equity Incentive Plan

The Company’s 2014 Equity incentive Plan, (the “2014 Plan”) was adopted in November 2014, and provides for grants of restricted stock units (“RSUs”), stock options, restricted stock awards, performance share units and other stock-based awards to the Company’s employees and directors.  Subject to additions and adjustments, 559,296 shares are authorized for granting under the 2014 Plan.  At April 30, 2018, 403,630 shares were available for future grants.

The 2014 Plan provides the Company’s board of directors the discretion to grant awards in any form and with any terms permitted by the 2014 Plan.  All awards granted since the inception of the 2014 Plan were in the form of RSUs with vesting on the first anniversary of the grant date.

Stock Compensation Expense

The Company recognizes expense associated with stock-based awards ratably over the requisite service period based on the grant date fair value of the award.  For RSUs, the grant date fair value is the closing price of the Company’s common stock on the date the grant is made.  Stock compensation expense of $223, $198 and $190 was recorded in general and administrative expenses in the consolidated statements of operations for the years ended April 30, 2018, 2017 and 2016, respectively associated with this plan.  As of April 30, 2018, unrecognized compensation expense related to grants of RSUs was $84 and will be recognized over a period of approximately six months.

Restricted Stock Units

RSUs are generally convertible to shares of the Company’s common stock upon vesting; however, for all of the RSUs granted since the inception of the 2014 Plan, the RSUs are not convertible until six months after the grantee leaves employment with the Company or ceases to be a member of the Company’s board of directors.  Outstanding RSUs accrue dividends in the form of additional RSUs based on the market price of the Company’s common stock on the date cash dividends are paid to the Company’s common stockholders.

The following table summarizes RSU activity for the years ended April 30:

	2018		2017		2016
		Weighted Average Grant Date Per Share Fair Value		Weighted Average Grant Date Per Share Fair Value		Weighted Average Grant Date Per Share Fair Value
Nonvested, beginning of year	47,800	$4.76	63,741	$5.90	-	$-
Granted	49,459	4.40	47,800	4.76	63,741	5.90
Vested	(47,800)	4.76	(58,407)	5.89	-	-
Forfeited	-	-	(5,334)	6.01	-	-
Nonvested, end of year	49,459	$4.40	47,800	$4.76	63,741	$5.90
Vested and outstanding, end of year	106,207	$4.58	58,407	$5.89	-	$-

RSUs outstanding as of April 30, 2018, had an aggregate intrinsic value of $724.  As of the vesting date, the total fair value of RSUs which vested during fiscal 2018 was $239.

8.Income Taxes

The Company’s income tax provision for the years ended April 30, 2018, 2017 and 2016, consists of the following:

	2018	2017	2016
Current:
Federal	$52	$59	$-
State taxes based on income	60	27	-
	112	86	-
Deferred:
Federal	(4,565)	589	(1,753)
State	141	(22)	(325)
Valuation allowance	350	-	-
	(4,074)	567	(2,078)
	(3,962)	653	(2,078)
Income tax related purchase accounting adjustments	-	96	-
	$(3,962)	$749	$(2,078)

The tax effects of significant temporary differences representing deferred tax assets and liabilities at April 30, 2018 and 2017, are as follows:

	2018	2017
Deferred tax assets:
Deferred gain on sale/leaseback	$598	$1,081
Accrued compensation	226	341
Unearned revenue	637	916
Net operating loss carryforwards	7,028	10,425
	8,489	12,763
Valuation allowance	(350)	-
	8,139	12,763

Deferred tax liabilities:
Property and equipment	(15,948)	(24,646)
	(15,948)	(24,646)
	$(7,809)	$(11,883)

The Company assesses available positive and negative evidence to estimate if sufficient future taxable income will be generated to use the existing deferred tax assets.  Significant pieces of objective negative evidence evaluated included i) the shorter net operating loss carryforward period associated with a certain state in which the Company operates and ii) the amounts of taxable income apportioned to that taxing jurisdiction over the three-year period ended April 30, 2018.  Such objective evidence limits the Company’s ability to consider other subjective evidence, such as projections for future growth.

Based on its evaluation, the Company concluded it is more likely than not that the benefit of net operating loss carryforwards associated with that state will not be fully realized.  In recognition of that risk the Company established a valuation allowance of $350 as of April 30, 2018, to reduce the carrying value of deferred tax assets related to those state net operating loss carryforwards.  The amount of the deferred tax assets considered realizable, however, could be adjusted in the future if estimates of future taxable income during the carryforward period are reduced or increased or if objective negative evidence is no longer present, thus allowing additional weight to be given to subjective evidence such as the Company’s projections for growth.

In connection with the Company’s initial public offering in November 2014, a change of ownership in the Company occurred pursuant to the provisions of the Tax Reform Act of 1986.  As a result, the Company’s usage of its net operating loss carryforwards will be limited each year; however, management believes the full benefit of those carryforwards will be realized prior to their respective expiration dates.

Federal loss carryforwards for tax purposes as of April 30, 2018, have the following expiration dates:

Expiration date	Amount
2031	$6,883
2032	3,811
2033	2,492
2034	7,541
2035	5,863
$26,590

A reconciliation between the income tax provision computed at the federal statutory income tax rate and the effective tax rate, for the years ended April 30, 2018, 2017 and 2016, is summarized below:

	2018	2017	2016
Computed tax at statutory rates	$(774)	$677	$(1,804)
Permanent items	162	35	38
State taxes, net of federal benefit	(51)	2	(325)
Change in federal statutory rate	(3,611)	-	-
Valuation allowance for deferred tax assets	350	-	-
Other	(38)	35	13
Income tax expense (benefit)	$(3,962)	$749	$(2,078)

On December 22, 2017, the United States government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “2017 Tax Act”).  The 2017 Tax Act made broad changes to the federal tax code which impacts the Company.  The 2017 Tax Act included provisions that, among other things, provides for i) the reduction of the federal corporate tax rate, ii) the elimination of the corporate alternative minimum tax, iii) a new limitation on the deductibility of interest expense, iv) changes in the treatment of net operating losses after December 31, 2017, and v) bonus depreciation that allows for full expensing of qualified property.

The 2018 change in federal statutory rate as appearing in the table above, consists of two components related to the 2017 Tax Act.  First, the Company recognized a discrete benefit at the enactment date of the 2017 Tax Act of $124 based on remeasurement of net deferred tax liabilities at that date utilizing the reduced corporate tax rate of 21% implemented by the 2017 Tax Act.  In addition, the reconciliation from the federal tax rate above applies a blended rate based on a 34% corporate tax rate for the first eight months of fiscal 2018 and a 21% corporate tax rate for the last four months of fiscal 2018.  However, as the Company is a calendar year taxpayer and its business is seasonal, cumulative losses result during the first eight months of the fiscal year that are partially offset by income in the four month period ending April 30, 2018.  Consequently, the actual tax rates applicable to the Company’s full year pretax loss are substantially different than the blended rate, resulting in an additional beneficial impact of approximately $3,487.

The Company accounts for unrecognized tax benefits also in accordance with ASC 740, which prescribes a minimum probability threshold that a tax position must meet before a financial statement benefit is recognized.  The minimum threshold is defined as a tax position that is more likely than not to be sustained upon examination by the applicable taxing authority, including resolution to any related appeals or litigation, based solely on the technical merits of the position.

9.The Hunter Mountain Acquisition

On January 6, 2016, the Company acquired Hunter Mountain ski resort in an all cash purchase transaction pursuant to which Hunter Mountain ski resort became a wholly owned subsidiary of the Company.

Pro Forma Information (unaudited)

The accompanying consolidated financial statements include Hunter Mountain’s results of operations from the date of acquisition.  The following unaudited pro forma information presents the combined results of operations of the Company for the year ended April 30, 2016, as if the Hunter Mountain acquisition had been completed on May 1, 2015, the beginning of the Company’s 2016 fiscal year.  The unaudited pro forma results do not reflect any operating efficiencies or potential cost savings which may result from the consolidation of the operations of the companies.  Accordingly, these unaudited pro forma results are presented for illustrative purposes and are not intended to represent or be indicative of the actual results of operations of the combined company that would have been achieved had the acquisition occurred at the beginning of the period presented, nor are they intended to represent or be indicative of future results of operations.

The following table summarizes the unaudited pro forma results of operations:

Year ended April 30, 2016
Net revenues	$102,860
Net loss	$(9,776)

10.Sale/Leaseback

In November 2005, the Company sold its Mad River Mountain ski resort and simultaneously leased the property back for a period of 21 years.  The resulting gain on the sale was deferred and is being ratably recognized in income over the term of the lease.

11.Employee Benefit Plan

The Company maintains a tax-deferred savings plan for all eligible employees.  Employees become eligible to participate after attaining the age of 21 and completing one year of service.  Employee contributions to the plan are tax-deferred under Section 401(k) of the Internal Revenue Code of 1986, as amended.  Company matching contributions are made at the discretion of the board of directors.  No contributions were made in fiscal years 2018, 2017, and 2016.

12.Concentrations of Credit Risk and Fair Value Measures

Concentrations of Credit Risk

The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash, cash equivalents and restricted cash.  The Company’s cash, cash equivalents and restricted cash are on deposit with financial institutions where such balances will, at times, be in excess of federally insured limits.  The Company has not experienced any losses associated with such deposits.

Fair Value of Measurements

The Company measures the fair value of assets and liabilities using a three-tier fair value hierarchy which prioritizes the inputs used in measuring fair value as follows: Level 1 - observable inputs such as quoted prices in active markets; Level 2 - inputs, other than quoted market prices in active markets, which are observable, either directly or indirectly; and Level 3 - valuations derived from valuation techniques in which one or more significant inputs are unobservable.  In addition, the Company may use various valuation techniques, including the market approach, using comparable market prices; the income approach, using present value of future income or cash flow; and the cost approach, using the replacement cost of assets.

The Company’s financial instruments consist of cash equivalents, restricted cash, accounts receivable, accounts payable, accrued liabilities, long-term debt and preferred stock.  For cash equivalents, restricted cash, accounts receivable, accounts payable and accrued liabilities, the carrying amounts approximate fair market value due to their short-term nature.  The estimated fair values of the Company’s debt instruments and preferred stock as of April 30, 2018, is as follows:

April 30, 2018
	Fair Value	Carrying Amount	Balance Sheet Classification
EPR Secured Notes due 2034	$90,771	$93,162	Long-term debt, less current maturities
EPR Secured Notes due 2036	15,866	21,000	Long-term debt, less current maturities
EB-5 Development Notes due 2021	45,752	52,000	Long-term debt, less current maturities
Wildcat Mountain Note due 2020	3,242	3,231	Long-term debt, including current maturities
Capital leases and other borrowings	3,610	3,610	Long-term debt, less current maturities
Series A Preferred Stock	19,522	17,401	Series A preferred stock

The Company estimated the fair value of the EPR Secured Notes, EB-5 Development Notes and Wildcat Mountain Note using a discounted cash flow approach and Level 2 inputs, including market borrowing yields for instruments of similar maturities.  The Company estimated the fair value of the Series A Preferred Stock and related warrants and other features using Level 2 inputs, including market yields for similar instruments.  The Company estimated the fair value of capital leases and other borrowings to approximate their carrying value.

13.Commitments and Contingencies
Loss contingencies

The Company is periodically involved in various claims and legal proceedings, many of which occur in the normal course of business.  Management routinely assesses the likelihood of adverse judgments or outcomes, including consideration of its insurance coverage and, in the opinion of the Company’s management, the ultimate liabilities resulting from such claims and proceedings will not have a material adverse effect on its business, financial condition, results of operations or cash flows.

Leases

The Company leases certain land, land improvements, buildings and equipment under noncancelable operating leases.  Certain of the leases contain escalation provisions based generally on changes in the consumer price index with maximum annual percentage increases capped at rates between 1.5% to 4.5%.  Additionally, certain leases contain contingent rental provisions which are based on revenue.  The Company paid no significant contingent rentals in the periods presented.  Rent expense under operating leases for the years ended April 30, 2018, 2017 and 2016, was $2,548, $1,669 and $1,732, respectively.

Restricted cash
The provisions of certain of the Company’s debt instruments require that the Company make and maintain deposits with third party financial institutions, to be held in escrow for the benefit of the lender, in an amount equal to the estimated minimum interest payment for the upcoming fiscal year.  When funded, these amounts are included in restricted cash on the consolidated balance sheets.

Future minimum lease payments under capital leases and operating leases that have initial or remaining non-cancelable lease terms in excess of one year at April 30, 2018, are as follows:

	Capital	Operating
	Leases	Leases
2019	$1,797	$2,451
2020	924	2,283
2021	4	2,112
2022	-	1,547
2023	-	1,543
Thereafter	-	5,606
	2,725	$15,542
Less: amount representing interest	299
	2,426
Less: current portion	1,660
Long-term portion	$766

14.Earnings (Loss) Per Share

The computation of basic and diluted earnings (loss) per share for the years ended April 30, 2018, 2017 and 2016 is as follows:

	2018	2017	2016
Net (loss) income available to common shareholders	$(248)	$441	$(3,226)
Weighted number of shares:
Basic weighted average shares outstanding	13,982,400	13,982,400	13,982,400
Weighted average vested restricted stock units	78,339	35,238	12,893
	14,060,739	14,017,638	13,995,293
Basic (loss) earnings per share	$(0.02)	$0.03	$(0.23)

Dilutive effect of unvested restricted stock units	-	23,654	-
	14,060,739	14,041,292	13,995,293
Diluted (loss) earnings per share	$(0.02)	$0.03	$(0.23)

The Company accounts for its Series A Preferred Stock as temporary equity.  As a result, the weighted average number of shares associated with the conversion of the Series A Preferred Stock are included in the calculation of diluted earnings (loss) per share if the effect is not antidilutive, regardless of whether the Company’s stock price as of the measurement date is lower than the conversion prices associated with Series A Preferred Stock.  The effect of i) 44,187, 19,515 and 0 unvested RSUs as of April 30, 2018, 2017 and 2016, respectively, and ii) the conversion of Series A Preferred Stock have been excluded for the calculation of diluted loss per share for the years ended April 30, 2018 and 2016, because the impact of those items would be antidilutive.

15.Selected Quarterly Financial Data (unaudited)

Selected quarterly financial data for the years ended April 30, 2018, 2017 and 2016 is as follows (in thousands, except for per share data):

2018
	Quarter
	1st	2nd	3rd	4th	Year
Net revenue	$7,520	$8,838	$59,272	$56,032	$131,662
Resort operating expenses	13,539	15,121	35,982	31,951	96,593
Depreciation and amortization	3,145	3,154	3,379	3,553	13,231
General and administrative expenses	1,248	1,529	1,353	1,667	5,797
Restructuring and impairment charges	-	-	1,586	549	2,135
Other operating expenses	1,037	810	941	899	3,687
(Loss) income from operations	$(11,449)	$(11,776)	$16,031	$17,413	$10,219

Net income (loss)	$(8,595)	$(8,914)	$9,181	$9,680	$1,352

Declaration and accretion of
Series A Preferred Stock dividends	(400)	(400)	(400)	(400)	(1,600)
Net income (loss) attributable
to common shareholders	$(8,995)	$(9,314)	$8,781	$9,280	$(248)
Basic (loss) earnings per share	$(0.64)	$(0.66)	$0.62	$0.66	$(0.02)
Diluted (loss) earnings per share	$(0.64)	$(0.66)	$0.53	$0.56	$(0.02)

2017
	Quarter
	1st	2nd	3rd	4th	Year
Net revenue	$7,126	$8,475	$56,385	$51,263	$123,249
Resort operating expenses	11,764	13,015	33,669	28,871	87,319
Depreciation and amortization	3,217	3,216	3,209	3,071	12,713
General and administrative expenses	1,372	1,517	1,793	749	5,431
Other operating expenses	890	863	999	965	3,717
(Loss) income from operations	$(10,117)	$(10,136)	$16,715	$17,607	$14,069

Net (loss) income	$(7,904)	$(7,982)	$8,165	$8,962	$1,241
Declaration and accretion of
Series A Preferred Stock dividends	-	-	-	(800)	(800)
Net income (loss) attributable
to common shareholders	$(7,904)	$(7,982)	$8,165	$8,162	$441
Basic (loss) earnings per share	$(0.56)	$(0.57)	$0.58	$0.58	$0.03
Diluted (loss) earnings per share	$(0.56)	$(0.57)	$0.47	$0.52	$0.03

2016
	Quarter
	1st	2nd	3rd	4th	Year
Net revenue	$5,432	$6,155	$38,667	$45,475	$95,729
Resort operating expenses	10,207	10,783	25,346	25,879	72,215
Depreciation and amortization	2,448	2,465	2,558	3,238	10,709
General and administrative expenses	936	1,029	1,104	1,444	4,513
Other operating expenses	804	753	826	740	3,123
(Loss) income from operations	$(8,963)	$(8,875)	$8,833	$14,174	$5,169

Net (loss) income	$(7,079)	$(6,888)	$3,700	$7,041	$(3,226)
Basic and diluted (loss) earnings
per share	$(0.51)	$(0.49)	$0.26	$0.50	$(0.23)

16. Related Party Transactions

One of the members of the Company’s board of directors is a partner of a law firm that provides services to the Company.  For the years ended April 30, 2018, 2017 and 2016 the Company paid legal fees to this firm of $144, $393 and $196, respectively.

In December 2017, the Company paid $471 for land and improvements located adjacent to one of its resorts to a trust in which the Company’s Chief Executive Officer was a trustee.

17.Subsequent Events

On July 10, 2018, the Company’s board of directors approved i) a cash dividend payment of $979 ($0.07 per share of common stock) payable on August 10, 2018 to common shareholders of record on July 26, 2018, and ii) a cash dividend payment of $400 payable on August 10, 2018 to the holder of the Company’s Series A Preferred Stock.

Peak Resorts Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (dollars in thousands, except per share amounts)

	July 31,	April 30,
Assets	2018	2018
	(Unaudited)
Current assets:
Cash and cash equivalents	$10,085	$23,091
Restricted cash	1,440	1,163
Income tax receivable	4,587	-
Accounts receivable	2,872	8,560
Inventory	2,097	1,971
Prepaid expenses and deposits	10,034	12,731
Total current assets	31,115	47,516

Property and equipment, net	209,102	204,095
Land held for development	37,640	37,634
Restricted cash, construction	8,589	12,175
Goodwill	4,382	4,382
Intangible assets, net	721	731
Other assets	2,513	1,797
Total assets	$294,062	$308,330

Liabilities and Stockholders’ Equity

Current liabilities:
Revolving lines of credit	$12,415	$12,415
Current maturities of long-term debt	2,421	2,614
Accounts payable and accrued expenses	10,507	12,079
Accrued salaries, wages and related taxes and benefits	1,036	922
Unearned revenue	16,756	16,084
Current portion of deferred gain on sale/leaseback	333	333
Total current liabilities	43,468	44,447

Long-term debt, less current maturities	165,768	165,837
Deferred gain on sale/leaseback	2,429	2,512
Deferred income taxes	7,809	7,809
Other liabilities	495	504
Total liabilities	219,969	221,109

Series A preferred stock, $0.01 par value per share, $1,000 liquidation preference per share, 40,000 shares authorized, 20,000 shares
issued and outstanding	17,401	17,401

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.01 par value per share, 40,000,000 shares
authorized, 13,982,400 shares issued and outstanding	140	140
Additional paid-in capital	86,687	86,631
Accumulated deficit	(30,135)	(16,951)
Total stockholders’ equity	56,692	69,820
Total liabilities and stockholders’ equity	$294,062	$308,330

See accompanying notes to unaudited condensed consolidated financial statements.

Peak Resorts, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations (dollars in thousands, except per share amounts) (Unaudited)

	Three months ended July 31,
	2018	2017

Net revenue	$7,007	$7,520

Operating expenses:
Resort operating costs	14,271	13,539
Depreciation and amortization	3,298	3,145
General and administrative	1,256	1,248
Real estate and other non-income taxes	687	684
Land and building rent	336	353
Restructuring charges	177	-
Loss from operations	(13,018)	(11,449)

Other (expense) income:
Interest, net of amounts capitalized of
$173 and $431 in 2018 and 2017, respectively	(3,479)	(3,011)
Gain on sale/leaseback	83	83
Other income	32	55
	(3,364)	(2,873)

Loss before income taxes	(16,382)	(14,322)
Income tax benefit	(4,587)	(5,727)
Net loss	$(11,795)	$(8,595)

Less declaration and accretion of Series A preferred
stock dividends	(400)	(400)
Net loss attributable to common shareholders	$(12,195)	$(8,995)

Basic and diluted loss per common share	$(0.87)	$(0.64)

Cash dividends declared per common share	$0.07	$0.07

Cash dividends declared per preferred share	$20.00	$-

See accompanying notes to unaudited condensed consolidated financial statements.

Peak Resorts, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows (dollars in thousands) (Unaudited)

	Three months ended July 31,
	2018	2017
Cash flows from operating activities:
Net loss	$(11,795)	$(8,595)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation and amortization of property and equipment
and intangibles	3,298	3,145
Amortization of deferred financing costs	271	236
Stock based compensation	56	63
Amortization of other liabilities	(9)	(9)
Gain on sale/leaseback	(83)	(83)
Changes in operating assets and liabilities:
Income tax receivable	(4,587)	(5,727)
Accounts receivable	5,688	3,458
Inventory	(126)	(180)
Prepaid expenses and deposits	2,697	(358)
Other assets	(716)	(13)
Accounts payable and accrued expenses	(1,700)	1,431
Accrued salaries, wages and related taxes and benefits	114	57
Unearned revenue	672	670
Net cash used in operating activities	(6,220)	(5,905)

Cash flows from investing activities:
Additions to property and equipment	(8,177)	(8,591)
Additions to land held for development	(6)	(9)
Net cash used in investing activities	(8,183)	(8,600)

Cash flows from financing activities:
Payments on lines of credit	-	(1,750)
Payments on long-term debt and capital lease obligations	(533)	(610)
Distributions to stockholders	(1,379)	(979)
Payment of deferred financing costs	-	(30)
Release from EB-5 investor funds held in escrow	-	(500)
Net cash used in financing activities	(1,912)	(3,869)

Net decrease in cash, cash equivalents
and restricted cash	(16,315)	(18,374)
Cash, cash equivalents, and restricted cash, beginning of period	36,429	78,478
Cash, cash equivalents, and restricted cash, end of period	$20,114	$60,104

Supplemental cash flow information:
Cash paid interest	$48	$3,206

Supplemental disclosure of noncash investing
and financing activities:
Assets under construction included in accounts payable	$353	$583
Accretive dividends - Series A preferred stock	$-	$400
Accrued dividends, common and preferred	$1,379	$979

See accompanying notes to unaudited condensed consolidated financial statements.

PEAK RESORTS, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Three Months Ended July 31, 2018 and 2017
(dollars in thousands, except per share amounts)
(Unaudited)

1. Basis of Presentation
Unaudited Interim Condensed Consolidated Financial Statements

The unaudited interim condensed consolidated financial statements of Peak Resorts, Inc. and its subsidiaries (the “Company”) reflect all adjustments (consisting only of normal recurring adjustments) that are, in the opinion of management, necessary for a fair presentation of its financial position, results of operations and cash flows.  The results for the three months ended July 31, 2018 are not necessarily indicative of the results expected for a full fiscal year.  Due to the seasonality of the ski industry, the Company typically incurs significant operating losses during its first and second fiscal quarters.  These condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company’s annual report on Form 10-K for the fiscal year ended April 30, 2018, filed with the Securities and Exchange Commission.

Nature of business

The Company is a leading owner and operator of high-quality, individually branded ski resorts in the U.S. and operates 14 ski resorts primarily located in the Northeast and Midwest, 13 of which are owned. The majority of the resorts are located within 100 miles of major metropolitan markets, including New York City, Boston, Philadelphia, Cleveland and St. Louis, enabling day and overnight drive accessibility.  The Company’s resorts are comprised of nearly 1,859 acres of skiable terrain appropriate to a wide range of ages and abilities.  The activities, services and amenities available at the Company’s resorts include skiing, snowboarding, terrain parks, tubing, dining, lodging, equipment rentals and sales, ski and snowboard instruction, zip lines, mountain coasters, mountain biking, hiking and other summer activities. The Company operates in a single business segment—ski resort operations.

Principles of Consolidation

The accompanying condensed consolidated financial statements include the accounts of Peak Resorts, Inc. and its wholly-owned subsidiaries.  All intercompany accounts and transactions have been eliminated in consolidation.

Cash and Restricted Cash

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported in the condensed consolidated balance sheet to the total of the same such amounts shown in the consolidated statements of cash flow:

	July 31,
	2018	2017
Cash and cash equivalents	$10,085	$26,869
Restricted cash	1,440	7,079
Restricted cash, construction	8,589	26,156
Total cash, cash equivalents, and restricted
cash, end of period	$20,114	$60,104

Note 2. Recently Issued Accounting Standards

The Company qualifies as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012, which provides that an emerging growth company may take advantage of an extended transition period for complying with new or revised accounting standards.  As an emerging growth company, the Company may delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-02, “Leases (Topic 842),” which requires lessees to recognize most leases on the balance sheet.  This ASU requires modified retrospective adoption and will be applicable for the Company as of April 30, 2020, with early adoption permitted.  The Company is currently evaluating the impact the adoption of this ASU will have on its consolidated financial statements.  While the Company expects the pattern of expense for leases it currently classifies as operating will be similar under the old and new guidance, it expects adoption of the new standard will result in a significant increase in assets and liabilities for right of use assets and lease obligations, respectively, for leases it currently classifies as operating.  As of July 31, 2018, future minimum lease payments under operating leases was approximately $14,000.

In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers (Topic 606),” which was subsequently modified by other ASUs from 2015 through 2017.  This ASU, as amended, provides new guidance for the recognition of revenue and provides for a five-step analysis of transactions to determine when and how revenue is recognized.  This ASU establishes a core principle that revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.  It also requires additional disclosures regarding the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers.  This ASU may be adopted using either a full or modified retrospective approach and will be applicable for the Company as of April 30, 2020, with early adoption permitted.  The Company expects to adopt this ASU using the full retrospective approach and does not expect the adoption of this ASU will have a material impact on its consolidated financial statements.

In March 2016, the FASB issued ASU 2016-09, “Compensation-Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting,” which provides new guidance related to accounting for share-based payments.  This ASU requires entities to record the income tax effect of share-based payments when the awards vest or are settled, and clarifies the cash flow statement presentation of excess tax benefits and withholding tax payments.  In addition, the ASU allows for a policy election to account for forfeitures either upon occurrence or by estimating forfeitures.  This ASU requires prospective adoption and will be applicable for the Company as of April 30, 2019, with early adoption permitted.  The Company is currently evaluating the impact the adoption of this ASU will have on its consolidated financial statements.

Note 3. Income Taxes

The Company’s effective income tax rates were 28.0% and 40.0% for the three months ended July 31, 2018 and 2017, respectively.  The 2018 tax rate reflects the enactment of the Tax Cuts and Job Act of 2017, which permanently reduced the U.S. corporate statutory rate from 35.0% to 21.0% as of January 1, 2018.  Deferred income tax assets and liabilities are measured at enacted tax rates in the respective jurisdictions where the Company operates.  In assessing the ability to realize deferred tax assets, the Company considers whether it is more likely than not that some portion or all deferred tax assets will not be realized, and a valuation allowance would be provided if necessary.

Income tax receivable of $4,587 as of July 31, 2018, is a result of the expected tax rate for the Company’s fiscal year ending April 30, 2019, applied to its loss before income tax for the three months ended July 31, 2018.  Due to the seasonality of the ski industry, the Company typically incurs significant operating losses during its first and second fiscal quarters.

The Company does not have any material uncertain tax positions.

Note 4. Fixed Assets

The composition of property and equipment is as follows:

	July 31,	April 30,
	2018	2018
Land and improvements	$54,795	$54,785
Buildings and improvements	75,328	75,321
Equipment, furniture and fixtures	175,862	175,532
Construction in progress	24,735	16,787
	330,720	322,425
Less: accumulated depreciation and amortization	121,618	118,330
	$209,102	$204,095

Note 5.  Credit Facilities and Long‑term Debt

The composition of long-term debt is as follows:

July 31,	April 30,

	2018	2018
EPR Secured Notes due 2034	$93,162	$93,162
EPR Secured Notes due 2036	21,000	21,000
EB-5 Development Notes due 2021	52,000	52,000
Wildcat Mountain Note due 2020	3,182	3,231
Capital Leases	2,078	2,426
Other borrowings	1,048	1,184
Less: Unamortized debt issuance costs	(4,281)	(4,552)
	168,189	168,451
Less: Current maturities	(2,421)	(2,614)
	$165,768	$165,837

In addition to the credit facilities listed above, the Company maintains a $10,000 working capital line of credit and a $15,000 acquisition line of credit with Royal Banks of Missouri.  As of July 31, 2018, $12,415 was outstanding under the acquisition line of credit and nothing was outstanding under the working capital line of credit, and $10,000 and $2,585 was unused and available under the lines of credit, respectively.

As of July 31, 2018, the Company was in compliance will all debt covenants under its various credit facility and debt agreements.

Note 6. Concentrations of Credit Risk and Fair Value Measures
Concentrations of Credit Risk

The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash, cash equivalents and restricted cash.  The Company’s cash, cash equivalents and restricted cash are on deposit with financial institutions where such balances will, at times, be in excess of federally insured limits.  The Company has not experienced any losses associated with such deposits.

Fair Value of Measurements

The Company measures the fair value of assets and liabilities using a three-tier fair value hierarchy which prioritizes the inputs used in measuring fair value as follows: Level 1 - observable inputs such as quoted prices in active markets; Level 2 - inputs, other than quoted market prices in active markets, which are observable, either directly or indirectly; and Level 3 - valuations derived from valuation techniques in which one or more significant inputs are unobservable.  In addition, the Company may use various valuation techniques, including the market approach, using comparable market prices; the income approach, using present value of future income or cash flow; and the cost approach, using the replacement cost of assets.

The Company’s financial instruments consist of cash equivalents, restricted cash, accounts receivable, accounts payable, accrued liabilities, long-term debt and preferred stock.  For cash equivalents, restricted cash, accounts receivable, accounts payable and accrued liabilities, the carrying amounts approximate fair market value due to their short-term nature.

The estimated fair values of the Company’s debt instruments and preferred stock as of July 31, 2018, is as follows:

	July 31, 2018
	Fair Value	Carrying Amount	Balance Sheet Classification
EPR Secured Notes due 2034	$90,681	$93,162	Long-term debt, less current maturities
EPR Secured Notes due 2036	15,948	21,000	Long-term debt, less current maturities
EB-5 Development Notes due 2021	46,309	52,000	Long-term debt, less current maturities
Wildcat Mountain Note due 2020	3,139	3,182	Long-term debt, including current maturities
Capital leases and other borrowings	3,126	3,126	Long-term debt, less current maturities
Series A Preferred Stock	19,789	17,401	Series A preferred stock

The Company estimated the fair value of the EPR Secured Notes, EB-5 Development Notes and Wildcat Mountain Note using a discounted cash flow approach and Level 2 inputs, including market borrowing yields for instruments of similar maturities.  The Company estimated the fair value of the Series A Preferred Stock and related warrants and other features using Level 2 inputs, including market yields for similar instruments.  The Company estimated the fair value of capital leases and other borrowings to approximate their carrying value.

Note 7. Commitments and Contingencies
Loss contingencies

The Company is periodically involved in various claims and legal proceedings, many of which occur in the normal course of business. Management routinely assesses the likelihood of adverse judgments or outcomes, including consideration of its insurance coverage and, in the opinion of the Company’s management, the ultimate liabilities resulting from such claims and proceedings will not have a material adverse effect on its business, financial condition, results of operations or cash flows.

Leases

The Company leases certain land, land improvements, buildings and equipment under noncancelable operating leases. Certain of the leases contain escalation provisions based generally on changes in the consumer price index with maximum annual percentage increases capped at rates between 1.5% to 4.5%.  Additionally, certain leases contain contingent rental provisions which are based on revenue.  The Company paid no contingent rentals in the periods presented.

Note 8. Stock-Based Compensation

Stock-based compensation expense was recognized in general and administrative expense in the accompanying consolidated condensed statements of operations for the three months ended July 31, 2018 and 2017 in the amounts of $56 and $63, respectively.

Restricted Stock Units

Under the Company’s 2014 Equity Incentive Plan, the Company granted 2,064 restricted stock units (“RSUs”) during the three months ended July 31, 2018, with a weighted-average grant date fair value per unit of $4.95; and granted 2,190 RSUs during the three months ended July 31, 2017, with a weighted-average grant date fair value per unit of $5.64.  As of July 31, 2018,148,007 RSUs were outstanding, of which 103,203 were vested.

Note 9. Loss Per share

The computation of basic and diluted loss per share for the three months ended July 31, 2018 and 2017 is as follows:

	Three Months Ended July 31,
	2018	2017
Net loss attributable to common shareholders	$(12,195)	$(8,995)
Weighted number of shares:
Common stock	13,982,400	13,982,400
Outstanding vested Restricted Stock Units	103,203	49,818
	14,085,603	14,032,218
Basic and diluted loss per share	$(0.87)	$(0.64)

The Company’s 44,804 and 47,826 outstanding unvested RSUs as of July 31, 2018 and 2017, respectively, have been excluded from the calculations of diluted earnings per share because their impact would be anti-dilutive. In addition, warrants to purchase 2,719,018 shares of common stock and the effect of the Company’s Series A preferred stock have been excluded from the calculation of diluted earnings per share for the three months ended July 31, 2018, because the impact would be antidilutive.

Note 10. Restructuring and Impairment

As of April 30, 2018, the Company closed a restaurant and certain hotel-like amenities at a condominium building adjacent to its Attitash ski resort and terminated a related rental management agreement (the “Attitash Hotel Closure”).  For the three months ended July 31, 2018, the Company incurred restructuring charges of $177 in connection with the Attitash Hotel Closure, which included professional service fees and costs to maintain the facility pending its disposal, which the Company expects will occur during the second quarter of its 2019 fiscal year.

Total costs through July 31, 2018, associated with the Attitash Hotel Closure include $1,586 of asset impairment charges, $36 of severance expense and $247 of other costs. As of July 31, 2018, no amounts were accrued for costs associated with the Attitash Hotel

Closure, and the Company expects it may incur future additional charges in the range of $50 to $100 related to professional fees and other costs.

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors

Snow Time, Inc. and Subsidiaries

York, Pennsylvania

Report on the Consolidated Financial Statements

We have audited the accompanying consolidated financial statements of Snow Time, Inc. and Subsidiaries, which comprise the consolidated balance sheet as of March 31, 2018 and 2017, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits.  We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements.  The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error.  In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control.  Accordingly, we express no such opinion.  An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Snow Time, Inc. and Subsidiaries as of March 31, 2018 and 2017, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As discussed in Note 11 to the consolidated financial statements, the Company unadopted the accounting guidance previously used related to the treatment of goodwill.  Our opinion is not modified with respect to this matter.

June 8, 2018, except for Notes 2 - Goodwill and

Other Intangibles, 10, and 11, for which the

date is October 3, 2018

York, Pennsylvania

Snow Time, Inc. and Subsidiaries

Consolidated Balance Sheets
	March 31,
	2018	2017
Assets
Current Assets
Cash and cash equivalents	$15,128,362	$11,369,227
Accounts receivable	546,897	342,864
Inventories	453,023	565,888
Prepayments	1,030,111	1,371,431
Total Current Assets	17,158,393	13,649,410
Investments	5,019,624	39,104
Property, Plant, and Equipment
Land and land improvements	7,422,801	7,422,801
Buildings	46,789,283	46,789,283
Equipment and fixtures	57,702,007	56,552,098
Leasehold improvements	26,283,557	24,848,339
	138,197,648	135,612,521
Accumulated depreciation	(72,066,748)	(66,353,315)
	66,130,900	69,259,206
Construction in progress	405,982	375,832
Total Property, Plant, and Equipment, Net	66,536,882	69,635,038
Other Assets
Real estate available for development	2,827,318	2,831,898
Goodwill and other intangibles	1,892,423	1,892,423
Total Other Assets	4,719,741	4,724,321
Total Assets	$93,434,640	$88,047,873

See accompanying notes.

Snow Time, Inc. and Subsidiaries

Consolidated Balance Sheets (continued)
	March 31,
	2018	2017
Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$2,028,738	$1,286,565
Sales and amusement tax collected	96,075	40,639
Accrued liabilities	1,699,191	1,081,369
Deferred income	3,209,805	2,678,277
Total Current Liabilities	7,033,809	5,086,850
Other Long-Term Liabilities	1,921,414	300,000
Total Liabilities	8,955,223	5,386,850
Stockholders' Equity
Common stock	273,740	273,740
Contributions in excess of par value	900	900
Retained earnings	84,204,777	82,386,383
Total Stockholders' Equity	84,479,417	82,661,023

Total Liabilities and Stockholders' Equity	$93,434,640	$88,047,873

See accompanying notes.

Snow Time, Inc. and Subsidiaries

Consolidated Statements of Income
	Years Ended March 31,
	2018		2017
Income	$48,499,430	100.00%	$ 41,703,157	100.00%
Cost of Operations	16,520,315	34.06	14,320,574	34.34
Gross Profit before Direct
Operating Expenses	31,979,115	65.94	27,382,583	65.66
Direct Operating Expenses	13,490,792	27.82	13,146,758	31.52
Gross Profit	18,488,323	38.12	14,235,825	34.14
Other Operating Expenses
Lodging and general maintenance	2,800,974	5.78	2,665,968	6.39
Real estate taxes	928,500	1.91	834,487	2.00
Insurance	950,379	1.96	668,076	1.60
Total Other Operating
Expenses	4,679,853	9.65	4,168,531	9.99
General and Administrative Expenses
Manager's, administrative, and office
Salaries	3,960,386	8.17	3,408,273	8.17
Payroll taxes	531,458	1.10	503,922	1.21
Other taxes	2,630	0.01	(2,431)	(0.01)
Office supplies and expense	204,205	0.42	211,212	0.51
Computer supplies and expense	505,590	1.04	341,121	0.82
Information technology support	345,256	0.71	442,933	1.06
Payroll processing	63,122	0.13	62,000	0.15
Telephone	68,444	0.14	68,300	0.16
Travel and entertainment	79,099	0.16	68,763	0.16
Legal	94,311	0.19	47,334	0.11
Accounting	85,835	0.18	92,925	0.22
Consulting	72,026	0.15	107,818	0.26
Credit card discount	964,376	1.99	777,281	1.86
Dues and subscriptions	48,687	0.10	52,136	0.13
Miscellaneous expense	72,117	0.15	98,028	0.24
Group insurance	1,079,872	2.23	859,956	2.06
Directors' fees	80,400	0.17	79,200	0.19
Contributions	53,095	0.11	40,322	0.10
Employment expenses	196,266	0.40	182,151	0.44
Employee benefits	285,417	0.59	254,857	0.61
Depreciation	2,342,655	4.83	1,998,484	4.79
Total General and Administrative
Expenses	11,135,247	22.96	9,694,585	23.25
Total Other Operating, General
and Administrative Expenses	15,815,100	32.61	13,863,116	33.24
Operating Income	2,673,223	5.51	372,709	0.89

See accompanying notes.

Snow Time, Inc. and Subsidiaries

Consolidated Statements of Income (continued)
	Years Ended March 31,
	2018		2017
Other Income (Expenses)
Games and vending machines income, net	4,559	0.01	7,010	0.02
Rental income - other, net	49,307	0.10	66,679	0.16
Locker income, net	295,039	0.61	271,843	0.65
Miscellaneous summer operations, net	85,859	0.18	91,579	0.22
Real estate maintenance, net	(13,487)	(0.03)	(17,034)	(0.04)
Parking income, net	27,589	0.06	24,579	0.06
Loss on sale of property, plant, and equipment	(58,376)	(0.12)	(10,329)	(0.02)
Spa, net	35,918	0.07	28,146	0.07
Incentive compensation	(1,621,414)	(3.34)	-	-
Interest income	46,168	0.10	15,316	0.04
Miscellaneous income	347,032	0.72	344,644	0.83
Nursery, net	62,860	0.13	54,847	0.13
Ice skating, net	(12,071)	(0.02)	22,200	0.05
Bad debt expense	(3,812)	(0.01)	(4,971)	(0.01)
Total Other Income (Expenses), Net	(754,829)	(1.54)	894,509	2.16
Net Income	$1,918,394	3.96%	$1,267,218	3.04%

See accompanying notes.

Snow Time, Inc. and Subsidiaries

Consolidated Statements of Changes in Stockholders’ Equity
	Years Ended March 31, 2018 and 2017
	Common Stock
	Shares		Par Value
	Voting	Non-Voting	Voting	Non-Voting	Contributions in Excess of Par Value	Retained Earnings	Total Stockholders’ Equity
Balance at March 31, 2016
(as Previously Stated)	27,374	246,336	$ 27,374	$246,366	$900	$80,819,165	$81,093,805
Cumulative effect of change in accounting principle	-	-	-	-	-	300,000	300,000
Balance at March 31, 2016 (as Restated)	27,374	246,336	27,374	246,366	900	81,119,165	81,393,805
Net income	-	-	-	-	-	1,267,218	1,267,218
Balance at March 31, 2017	27,374	246,336	27,374	246,366	900	82,386,383	82,661,023
Net income	-	-	-	-	-	1,918,394	1,918,394
Stockholders' dividends	-	-	-	-	-	(100,000)	(100,000)
Balance at March 31, 2018	27,374	246,336	$27,374	$246,366	$900	$84,204,777	$84,479,417

See accompanying notes.

Snow Time, Inc. and Subsidiaries

Consolidated Statements of Cash Flows
	Years Ended March 31,
	2018	2017
Cash Flows from Operating Activities
Net income	$1,918,394	$1,267,218
Adjustments to reconcile net income to net cash
provided by operating activities
Depreciation	6,002,892	5,624,520
Amortization - rental equipment	668,682	467,247
Loss on sale of property, plant, and equipment	58,376	10,329
(Increase) decrease in assets
Accounts receivable	(204,033)	14,208
Inventories	112,865	(17,432)
Prepayments	(327,362)	(746,026)
Increase (decrease) in liabilities
Accounts payable	455,166	(45,017)
Sales and amusement tax collected	55,436	(997)
Accrued liabilities	617,822	(324,007)
Deferred income	531,528	446,618
Other long-term liabilities	1,621,414	(79,000)
Net Cash Provided by Operating Activities	11,511,180	6,617,661
Cash Flows from Investing Activities
Proceeds from sale of property, plant, and equipment	1,900	-
Sale of investments	313	29
Purchase of investments	(4,980,833)	-
Purchase of property, plant, and equipment	(2,673,425)	(10,544,215)
Net Cash Used in Investing Activities	(7,652,045)	(10,544,186)
Cash Flows Used in Financing Activities
Stockholders' dividends	(100,000)	-
Net Increase (Decrease) in Cash and
Cash Equivalents	3,759,135	(3,926,525)
Cash and Cash Equivalents at Beginning of Year	11,369,227	15,295,752
Cash and Cash Equivalents at End of Year	$15,128,362	$11,369,227
Supplementary Disclosures of Noncash Transactions
Property, plant, and equipment in accounts payable	$509,124	$222,117
Real estate available for development cost transferred to
property, plant, and equipment	$4,580	$4,580

See accompanying notes.

SNOW TIME, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Nature of Business

Snow Time, Inc. and Subsidiaries (Company) is engaged in the ownership, operation, and management of three ski resorts in South Central Pennsylvania with its primary activities of skiing, snowboarding, and snow tubing (collectively, snowsports).  The Company also operates business activities unrelated to snowsports including golf, lodging, outdoor adventures activities, conferences and events, the combination of which represents approximately 19% of total revenue for each of the years ended March 31, 2018 and 2017.

Note 2 - Summary of Significant Accounting Policies

A summary of the significant accounting policies consistently applied in the preparation of the accompanying consolidated financial statements follows:

Use of Estimates

The preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities, if any, at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Ski Roundtop Operating Corp. d/b/a Roundtop Mountain Resort, Ski Liberty Operating Corp. d/b/a Liberty Mountain Resort, Whitetail Mountain Operating Corp. d/b/a Whitetail Resort, College Mountain Recreational Corp., and Transworld Agencies, Ltd.  All material intercompany transactions and balances have been eliminated.

Revenue Recognition

Revenue is recognized primarily at point of sale transactions. Deferred revenue consists of prepaid season passes and events; deposits on summer activities, hotel reservations, and banquets; and gift cards outstanding.  The revenues received are not recognized until the year in which the related services are rendered.

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be a cash equivalent.

Accounts Receivable

Accounts receivable are stated at outstanding balances.  The Company considers accounts receivable to be fully collectible.  If collection becomes doubtful, an allowance for doubtful accounts will be established or the accounts will be charged to income when that determination is made by management.  Unpaid balances remaining after the stated payment terms are considered past due.  Recoveries of previously charged off accounts are recorded when received.

Inventories

Inventories consist of retail goods and are stated at the lower of cost or net realizable value with cost being determined by the average cost method.

Prepaid Rental Equipment

Rental equipment, including ski equipment, snowboard equipment, golf equipment, and OGO balls, is amortized over two or three years using the straight-line method.

Investments

Investments consist of marketable securities, investment in a captive insurance company, and industry-related investments. Marketable securities are considered available-for-sale and are reported at aggregate fair value, with realized and unrealized gains and losses included in earnings.  The investment in the captive insurance company and industry-related investments are carried at cost since the companies are closely held with no market value readily available. The cost of these investments is deemed to approximate fair value.

Fair Value of Financial Instruments

The fair value hierarchy prioritizes the inputs to valuation methods used to measure fair value.  The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).  The three levels of the fair value hierarchy are as follows:

Level 1:Unadjusted quoted prices in active markets that are accessible at the measurement date for identical assets or liabilities.

Level 2:Quoted prices in markets that are not active, or inputs that are observable either directly or indirectly, for substantially the full term of the asset or liability.

Level 3:Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported with little or no market activity).

An asset’s or liability’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.  Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

Property, Plant, and Equipment

Property, plant, and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the respective assets.  Costs of maintenance, repairs, and minor renewals are charged against income. Upon sale or retirement, the cost of the asset and related accumulated depreciation are removed from the accounts and gains or losses on dispositions are credited to or charged against operating income.  Items held in construction in progress are not currently depreciated.

Impairment of Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or circumstances indicate that the carrying amount of the assets may not be recoverable.  An asset is considered to be impaired when the undiscounted estimated net cash flows to be generated by the asset are less than the carrying amount.  The impairment recognized is the amount by which the carrying amount exceeds the fair value amount.  Fair value estimates are based on assumptions concerning the amount and timing of estimated future cash flows and discount rates reflecting varying degrees of perceived risk.  The management of the Company has concluded that no impairment adjustments were required during the years ended March 31, 2018 and 2017.

Advertising Costs

Advertising costs are charged to expense when incurred.

Nonmonetary Transactions

In the normal course of operations, the Company trades various products and services with some of its suppliers.  These transactions are recorded at fair values when the goods and services are received.  Nonmonetary transactions were $104,393 and $89,044 for the years ended March 31, 2018 and 2017, respectively.

Income Taxes

The Company has elected by unanimous consent of its stockholders to be taxed under the provisions of Subchapter S of the Internal Revenue Code.  Under those provisions, the Company does not pay federal or Pennsylvania corporate income taxes on its taxable income.  Instead, the stockholders of an S corporation are taxed on their proportionate share of the Company’s taxable income.  The Company, at its discretion, will distribute money to its stockholders to cover those income taxes.

Accounting principles generally accepted in the United States of America require management to evaluate tax positions taken by the Company, including whether the entity is exempt from income taxes.  Management evaluated the tax positions taken and concluded that the Company had taken no uncertain tax positions that require recognition or disclosure in the consolidated financial statements.  With few exceptions, the Company is no longer subject to income tax examinations by the U.S. Federal, state, or local tax authorities for years before March 31, 2015.

Goodwill and Other Intangibles

The Company accounts for intangible assets as required by the Financial Accounting Standards Board (FASB) Accounting Standards Update (ASU) Topic 350, Goodwill and Other Intangibles.  Intangible assets acquired in a purchased business combination for impairment at least annually. Goodwill and other intangibles are tested annually for impairment, or sooner when circumstances indicate an impairment exist.  This analysis is performed by comparing the respective carrying values of asset groups to the current and expected future cash flows, on an undiscounted basis, to be generated from such asset group.  Goodwill of $1,500,000 was recorded upon the purchase of conference and golf at the Liberty Resort.  Other intangibles consist of a liquor licensed held at Roundtop Resort for $392,422.  Management determined that no impairment of goodwill or long- lived assets exists at March 31, 2018 and 2017.

Recent Accounting Pronouncements

In May 2014, FASB issued ASU 2014-09, Revenue from Contracts with Customers, and subsequently amended in ASU 2015-14, which provides a robust framework for addressing revenue recognition issues and, upon its effective date, replaces almost all existing revenue recognition guidance. This guidance is effective for annual reporting periods beginning after December 15, 2018.

In February 2016, FASB issued ASU 2016-02, Leases (Topic 842).  The guidance in this ASU supersedes the leasing guidance in Topic 840, Leases.  Under the new guidance, lessees are required to recognize lease assets and lease liabilities on the balance sheet for all leases with terms longer than 12 months.  Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the consolidated statement of income.  The guidance is effective for fiscal years beginning after December 15, 2019.

In July 2015, FASB issued ASU 2015-11, Inventory (Topic 330): Simplifying the Measurement of Inventory.  The amendments in the ASU require entities that measure inventory using the first-in, first-out or average cost methods to measure inventory at the lower of cost and net realizable value.  Net realizable value is defined as estimated selling price in the ordinary course of business less reasonably predictable costs of completion, disposal, and transportation.  ASU 2015-11 is effective for financial statements issued for fiscal years, and interim periods within those years, beginning after December 15, 2016 on a prospective basis.  Early adoption of ASU 2015-11 is permitted.  The Company adopted ASU 2015-11 during the year ended March 31, 2018, which did not have a material effect on its consolidated financial statements.

The Company is currently evaluating the impact of the pending adoption of the new standards on the consolidated financial statements.

Note 3 - Concentration of Credit Risk

The Company maintains its cash balances with local financial institutions. The balances held in these accounts are subject to federally insured limits.  At times during the years ended March 31, 2018 and 2017, the Company’s cash balances have exceeded the federally insured limit of $250,000.

Note 4 - Credit Facility

The Company has an available revolving credit agreement of $20,000,000 with interest at LIBOR plus 1.8%.  At March 31, 2018 and 2017, there were no outstanding borrowings; however, the Company has outstanding letters of credit totaling $395,080, against this agreement. Certain covenants of the loan agreement provide, among other matters, limitations on corporate activities, and various ratio tests and reporting requirements.  The Company and its subsidiaries are in compliance with all material aspects of their loan agreements as of March 31, 2018.

Note 5 – Investments

Investments consist of the following as of March 31:

	2018	2017

Fixed Income	$4,980,833	$ -
Treasury bond

Captive Insurance and Industry-Related Investments	38,791	39,104
	$5,019,624	$39,104

Investments in marketable securities, with readily determinable fair values, are stated at the fair value on a recurring basis. The fair value is determined based on quoted prices for identical investments in their respective active markets, which is a Level 1 valuation input, as described in Note 1.

The method described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Company believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

The availability of observable market data is monitored to assess the appropriate classification of financial instruments within the fair value hierarchy.  Changes in economic conditions or model-based valuation techniques may require the transfer of financial instruments from one fair value level to another.  In such instances, the transfer is reported at the beginning of the reporting period.

We evaluated the significance of transfers between levels based upon the nature of the financial instrument and size of the transfer relative to total assets. For the years ended March 31, 2018 and 2017, there were no transfers in or out of Level 3.

Note 6 - Commitments and Contingencies

The Company participates in certain insurance programs in the alternative insurance markets for its workers’ compensation, general liability, auto, and health insurance coverage.  Within these programs, the Company is self-insured at certain levels and has insurance coverage provided by commercial insurance companies after certain claim levels have been met. In accordance with the terms of those insurance programs, the Company faces potential exposure, which could require additional premium payments if the programs experience significant adverse claims development; however, management is not aware of any need to fund additional amounts as of March 31, 2018.  The maximum exposure under these programs as of March 31, 2018 is approximately $1,238,000.

At March 31, 2018 and 2017, the Company has recorded reserves totaling $300,000, to cover potential costs for incurred general liability costs.  Claims paid amounted to $191,603 and $60,604 for the years ended March 31, 2018 and 2017, respectively.

The Company is subject to claims, both actual and potential, arising in the normal course of business. Management believes that these matters will be resolved without material effect on the Company’s business.

Roundtop Mountain Resort, Liberty Mountain Resort, and Whitetail Resort jointly promote certain products such as season passes, frequency products, and other offers that are valid at any of the three resorts.  As a result of these joint promotions, certain revenues or expenses may not be recorded at the resort where the product is redeemed.

During the year ended March 31, 2018, the Company entered into retention incentive agreements with two key members of management.  The amount of benefits to be paid are based on the profitability of the Company.  The agreements provide for additional benefits to be paid to these individuals upon separation from the Company or a change in control of the Company. The benefit amounts to be paid will vest over a period of time, as defined in the agreements.  As of March 31, 2018, $1,621,414 was accrued to allow for the benefits.  To date, no benefits have been paid.

As of March 31, 2018, the Company has entered into construction contracts related to leasehold improvements amounting to approximately $497,000.

Note 7 - Related Party Transactions

A director of the Company is associated with the law firm that provides legal services to the Company.  Such legal fees for the years ended March 31, 2018 and 2017 were $25,453 and $14,557, respectively.

Note 8 - Retirement Plan

The Company maintains a 401(k) retirement plan for the benefit of its employees.  The Plan covers all employees who meet certain age and hours of service requirements.  The employer contribution is a matching contribution, which amounted to $110,558 and $98,789 for the years ended March 31, 2018 and 2017, respectively.

Note 9 - Advertising Costs

Advertising costs amounted to $2,881,629 and $2,952,424 for the years ended March 31, 2018 and 2017, respectively.

Note 10 - Subsequent Events

Except as discussed below, management of the Company has evaluated all subsequent events through October 3, 2018, which is the date the consolidated financial statements were available to be issued.  Management notes that they have executed an agreement to sell all of the outstanding stock of the Company to Peak Resorts for $76,000,000.  The final completion of the sale transaction is anticipated to close in the near future.  A transaction involving a change in control triggers agreements with certain key members of management and Board of Directors.  In the event that a transaction is consummated, the Company will disburse fourteen percent of the transaction value to those key individuals.  No other material events subsequent to March 31, 2018 were noted.

Note 11 - Cumulative Effect of Change in Accounting Principle

During the year ended March 31, 2018 and as a result of the anticipated sale of the Company, the Company changed its method of accounting for goodwill. The transaction and effect of the change in accounting related to the previously issued financial statements are as follows:

The Company previously followed the alternative accounting approach for the subsequent accounting for goodwill as provided for in Accounting Standards Update (ASU) 2014-02.  As such, the Company began to amortize goodwill on a straight-line basis over a period of ten years beginning in 2015.  In 2018, the Company elected to change its method of accounting for goodwill to follow FASB ASC Topic 350,  Goodwill and Other Intangibles (refer to Note 2).  This change increased retained earnings by $300,000 at March 31, 2016.

Snow Time, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	June 30, 2018	March 31, 2018
Assets	(Unaudited)

Current Assets
Cash and cash equivalents	$14,376,719	$15,128,362
Accounts receivable	123,819	546,897
Inventories	516,870	453,023
Prepayments	1,006,050	1,030,111
Total Current Assets	16,023,458	17,158,393

Investments	38,791	5,019,624
Property, Plant, and Equipment
Land and land improvements	7,422,801	7,422,801
Buildings	46,789,283	46,789,283
Equipment and fixtures	57,355,703	57,702,007
Leasehold improvements	27,256,457	26,283,557
	138,824,244	138,197,648
Accumulated depreciation	(73,543,634)	(72,066,748)
	65,280,610	66,130,900
Construction in progress	1,223,739	405,982
Total Property, Plant, and Equipment, Net	66,504,349	66,536,882
Other Assets
Real estate available for development	2,827,315	2,827,318
Goodwill and other intangibles, net	1,892,423	1,892,423
Total Other Assets	4,719,738	4,719,741
Total Assets	$87,286,336	93,434,640

Snow Time, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (Continued)

	June 30, 2018	March 31, 2018
Liabilities and Stockholders’ Equity	(Unaudited)
Current Liabilities
Accounts payable	$1,604,458	$2,028,738
Sales and amusement tax collected	23,729	96,075
Accrued liabilities	745,848	1,699,191
Deferred income	3,329,509	3,209,805
Total Current Liabilities	5,703,544	7,033,809
Other Long-Term Liabilities	1,871,414	1,921,414
Total Liabilities	7,574,958	8,955,223
Stockholders' Equity
Common stock	273,740	273,740
Contributions in excess of par value	900	900
Retained earnings	79,436,738	82,204,777
Total Stockholders' Equity	79,711,378	84,479,417

Total Liabilities and Stockholders' Equity	$87,286,336	$92,434,640

See accompanying notes to unaudited condensed consolidated financial statements.

These financial statements omit substantially all disclosures required by generally accepted accounting principles.  The balance sheet as of June 30, 2018 has not been subjected to an audit or review or compilation engagement and no other assurance is provided on these financial statements.

Snow Time, Inc. and Subsidiaries

Condensed Consolidated Statements of Income
(Unaudited)
	For the three months ended June 30,
	2018	2017
Income	$2,929,784	$2,821,255
Cost of Operations	2,044,852	2,039,109
Gross Profit before Direct
Operating Expenses	884,932	782,146
Direct Operating Expenses	2,460,803	2,455,103
Gross Profit	(1,575,871)	(1,672,957)
Other Operating Expenses
Lodging and general maintenance	611,473	607,201
Real estate taxes	1,531
Insurance	170,491	134,888
Total Other Operating
Expenses	783,495	742,089
General and Administrative Expenses
Manager's, administrative, and office
Salaries	777,312	717,761
Payroll taxes	141,820	137,248
Other taxes	3,476	759
Office supplies and expense	44,844	40,442
Computer supplies and expense	212,276	118,344
Information technology support	1,380	8,987
Payroll processing	7,879	5,926
Telephone	11,005	15,199
Travel and entertainment	18,786	17,462
Legal	14,603	14,787
Accounting	49,395	52,760
Consulting	17,612	19,552
Credit card discount	24,962	46,216
Dues and subscriptions	8,051	3,376
Miscellaneous expense	22,540	19,790
Group insurance	500,813	540,703
Contributions	2,255	1,500
Employment expenses	67,668	123,690
Employee benefits	20,935	13,032
Depreciation	590,754	600,289
Total General and Administrative
Expenses	2,538,366	2,497,823
Total Other Operating, General
and Administrative Expenses	3,321,861	3,239,912
Operating Loss	(4,897,732)	(4,912,869)

Snow Time, Inc. and Subsidiaries

Condensed Consolidated Statements of Income (continued)

(Unaudited)

	For the three months ended June 30,
	2018	2017

Other Income (Expenses)
Games and vending machines income, net	1,437	(132)
Rental income - other, net	3,434	9,096
Locker income, net	25,590	10,099
Miscellaneous summer operations, net	4,254	5,720
Real estate maintenance, net	9,269	(459)
Spa, net	8,118	7,675
Incentive compensation
Interest income	73,203	12,971
Miscellaneous income	12,718	83,663
Nursery, net	(918)	(2,242)
Ice skating, net	(6,058)	(807)
Bad debt expense	(1,354)	(778)
Total Other Income (Expenses), Net	129,693	124,806
Net Loss	$(4,768,039)	$(4,788,063)

See accompanying notes to unaudited condensed consolidated financial statements.

These financial statements omit substantially all disclosures required by generally accepted accounting principles.  The financial statements have not been subjected to an audit or review or compilation engagement and no other assurance is provided on these financial statements

Snow Time, Inc. and Subsidiaries

Condensed Consolidated Statements of Changes in Retained Earnings
(Unaudited)
	For three months ended June 30,
	2018	2017
Retained Earnings at Beginning of Year	$84,204,777	$82,386,383
Net loss	(4,768,039)	(4,788,063)
Retained Earnings at June 30	$79,436,738	$77,598,320

See accompanying notes to unaudited condensed consolidated financial statements.

These financial statements omit substantially all disclosures required by generally accepted accounting principles.  The financial statements have not been subjected to an audit or review or compilation engagement and no other assurance is provided on these financial statements.

Snow Time, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows
(Unaudited)
	For the three months ended June 30,
	2018	2017
Cash Flows from Operating Activities
Net loss	$ (4,768,039)	$(4,788,063)
Adjustments to reconcile net loss to net cash
provided by operating activities
Depreciation	1,476,886	1,406,130
Amortization - rental equipment	221,949	97,682
(Increase) decrease in assets
Accounts receivable	423,081	298,240
Inventories	(63,847)	(52,097)
Prepayments	(197,888)	293,903
Increase (decrease) in liabilities
Accounts payable	(424,280)	(238,875)
Sales and amusement tax collected	(72,346)	(904)
Accrued liabilities	(953,343)	(451,143)
Deferred income	119,704	99,068
Other long-term liabilities	(50,000)	-
Net Cash Used in Operating Activities	(4,288,123)	(3,336,059)
Cash Flows from Investing Activities
Sale of investments	4,980,833	-
Purchase of property, plant, and equipment	(1,444,353)	(604,165)
Net Cash Provided (Used) in Investing Activities	3,536,480	(604,165)
Net Increase (Decrease) in Cash and
Cash Equivalents	(751,643)	(3,940,224)
Cash and Cash Equivalents at Beginning of Year	15,128,362	11,369,227
Cash and Cash Equivalents at End of Year	$ 14,376,719	$7,429,003

See accompanying notes to unaudited condensed consolidated financial statements.

These financial statements omit substantially all disclosures required by generally accepted accounting principles.  The financial statements have not been subjected to an audit or review or compilation engagement and no other assurance is provided on these financial statements.

SNOW TIME, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Nature of Business

Snow Time, Inc. and Subsidiaries (Company) is engaged in the ownership, operation, and management of three ski resorts in South Central Pennsylvania with its primary activities of skiing, snowboarding, and snow tubing (collectively, snowsports).  The Company also operates business activities unrelated to snowsports including golf, lodging, outdoor adventures activities, conferences and events.

Note 2 - Summary of Significant Accounting Policies

A summary of the significant accounting policies consistently applied in the preparation of the accompanying consolidated financial statements follows:

Use of Estimates

The preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities, if any, at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Principles of Consolidation

The unaudited interim consolidated financial statements of Snow Time, Inc. and its wholly-owned subsidiaries, Ski Roundtop Operating Corp. d/b/a Roundtop Mountain Resort, Ski Liberty Operating Corp. d/b/a Liberty Mountain Resort, Whitetail Mountain Operating Corp. d/b/a Whitetail Resort, College Mountain Recreational Corp., and Transworld Agencies, Ltd. (the “Company”) reflect all adjustments (consisting only of normal recurring adjustments) that are, in the opinion of management, necessary for a fair presentation of its financial position, results of operations and cash flows.  The results for the three months ended June 30, 2018 and 2017 are not necessarily indicative of the results expected for a full fiscal year. Due to the seasonality of the ski industry, the Company typically incurs significant operating losses during its first and second fiscal quarters. These condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included elsewhere in this Proxy Statement for the fiscal year ended March 31, 2018.

Revenue Recognition

Revenue is recognized primarily at point of sale transactions.  Deferred revenue consists of prepaid season passes and events; deposits on summer activities, hotel reservations, and banquets; and gift cards outstanding.  The revenues received are not recognized until the period in which the related services are rendered.

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be a cash equivalent.

Accounts Receivable

Accounts receivable are stated at outstanding balances.  The Company considers accounts receivable to be fully collectible.  If collection becomes doubtful, an allowance for doubtful accounts will be established or the accounts will be charged to income when that determination is made by management.  Unpaid balances remaining after the stated payment terms are considered past due.  Recoveries of previously charged off accounts are recorded when received.

Inventories

Inventories consist of retail goods and are stated at the lower of cost or net realizable value with cost being determined by the average cost method.

Prepaid Rental Equipment

Rental equipment, including ski equipment, snowboard equipment, golf equipment, and OGO balls, is amortized over two or three years using the straight-line method.

Investments

Investments consist of marketable securities, investment in a captive insurance company, and industry-related investments. Marketable securities are considered available-for-sale and are reported at aggregate fair value, with realized and unrealized gains and losses included in earnings. The investment in the captive insurance company and industry-related investments are carried at cost since the companies are closely held with no market value readily available. The cost of these investments is deemed to approximate fair value.

Fair Value of Financial Instruments

The fair value hierarchy prioritizes the inputs to valuation methods used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).  The three levels of the fair value hierarchy are as follows:

Level 1:Unadjusted quoted prices in active markets that are accessible at the measurement date for identical assets or liabilities.

Level 2:Quoted prices in markets that are not active, or inputs that are observable either directly or indirectly, for substantially the full term of the asset or liability.

Level 3:Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported with little or no market activity).

An asset’s or liability’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.  Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

Property, Plant, and Equipment

Property, plant, and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the respective assets. Costs of maintenance, repairs, and minor renewals are charged against income. Upon sale or retirement, the cost of the asset and related accumulated depreciation are removed from the accounts and gains or losses on dispositions are credited to or charged against operating income. Items held in construction in progress are not currently depreciated.

Impairment of Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or circumstances indicate that the carrying amount of the assets may not be recoverable.  An asset is considered to be impaired when the undiscounted estimated net cash flows to be generated by the asset are less than the carrying amount.  The impairment recognized is the amount by which the carrying amount exceeds the fair value amount. Fair value estimates are based on assumptions concerning the amount and timing of estimated future cash flows and discount rates reflecting varying degrees of perceived risk.  The management of the Company has concluded that no impairment adjustments were required during the periods ended June 30, 2018 and March 31, 2018.

Advertising Costs

Advertising costs are charged to expense when incurred.

Income Taxes

The Company has elected by unanimous consent of its stockholders to be taxed under the provisions of Subchapter S of the Internal Revenue Code.  Under those provisions, the Company does not pay federal or Pennsylvania corporate income taxes on its taxable income.  Instead, the stockholders of an S corporation are taxed on their proportionate share of the Company’s taxable income.  The Company, at its discretion, will distribute money to its stockholders to cover those income taxes.

Accounting principles generally accepted in the United States of America require management to evaluate tax positions taken by the Company, including whether the entity is exempt from income taxes.  Management evaluated the tax positions taken and concluded that the Company had taken no uncertain tax positions that require recognition or disclosure in the consolidated financial statements.  With few exceptions, the Company is no longer subject to income tax examinations by the U.S. Federal, state, or local tax authorities for years before March 31, 2015.

Goodwill and Other Intangibles

The Company accounts for intangible assets as required by the Financial Accounting Standards Board (FASB) Accounting Standards Update (ASU) Topic 350, Goodwill and Other Intangibles. Goodwill and other intangibles are tested annually for impairment, or sooner when circumstances indicate an impairment exists.  This analysis is performed by comparing the respective carrying values of asset groups to the current and expected future cash flows, on an undiscounted basis, to be generated from such asset group.  Goodwill of $1,500,000 was recorded upon the purchase of a golf and conference facility at Liberty Mountain Resort.  Management determined that no impairment of goodwill exists at June 30, 2018 and March 31, 2018 The Company has liquor licenses totaling $392,422 and trademarks totaling $1

Recent Accounting Pronouncements

In May 2014, FASB issued ASU 2014-09, Revenue from Contracts with Customers, and subsequently amended in ASU 2015-14, which provides a robust framework for addressing revenue recognition issues and, upon its effective date, replaces almost all existing revenue recognition guidance.  This guidance is effective for annual reporting periods beginning after December 15, 2018.

In February 2016, FASB issued ASU 2016-02, Leases (Topic 842).  The guidance in this ASU supersedes the leasing guidance in Topic 840, Leases.  Under the new guidance, lessees are required to recognize lease assets and lease liabilities on the balance sheet for all leases with terms longer than 12 months.  Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the consolidated statement of income.  The guidance is effective for fiscal years beginning after December 15, 2019.

In July 2015, FASB issued ASU 2015-11, Inventory (Topic 330):  Simplifying the Measurement of Inventory.  The amendments in the ASU require entities that measure inventory using the first-in, first-out or average cost methods to measure inventory at the lower of cost and net realizable value.  Net realizable value is defined as estimated selling price in the ordinary course of business less reasonably predictable costs of completion, disposal, and transportation.  ASU 2015-11 is effective for financial statements issued for fiscal years, and interim periods within those years, beginning after December 15, 2016 on a prospective basis.  Early adoption of ASU 2015-11 is permitted.  The Company adopted ASU 2015-11 during the year ended March 31, 2018, which did not have a material effect on its consolidated financial statements.

The Company is currently evaluating the impact of the pending adoption of the new standards on the consolidated financial statements.

Note 3 - Concentration of Credit Risk

The Company maintains its cash balances with local financial institutions.  The balances held in these accounts are subject to federally insured limits.  At times during the periods ended June 30, 2018 and March 31, 2018, the Company’s cash balances have exceeded the federally insured limit of $250,000.

Note 4 - Credit Facility

The Company has an available revolving credit agreement of $20,000,000 with interest at LIBOR plus 1.8%.  At June 30, 2018 and March 31, 2018, there were no outstanding borrowings; however, the Company has outstanding letters of credit totaling $395,080, against this agreement.  Certain covenants of the loan agreement provide, among other matters, limitations on corporate activities, and various ratio tests and reporting requirements.  The Company and its subsidiaries are in compliance with all material aspects of their loan agreements as of June 30, 2018.

Note 5 - Investments

Investments consist of the following as of June 30, 2018 and March 31, 2018:

	June 30, 2018	March 31, 2018

Fixed Income
Treasury bond	$0	$4,980,833
Captive Insurance and Industry-Related Investments	38,791	38,791
	$38,791	$5,019,624

Investments in marketable securities, with readily determinable fair values, are stated at the fair value on a recurring basis. The fair value is determined based on quoted prices for identical investments in their respective active markets, which is a Level 1 valuation input, as described in Note 1.

The method described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values.  Furthermore, while the Company believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

The availability of observable market data is monitored to assess the appropriate classification of financial instruments within the fair value hierarchy.  Changes in economic conditions or model-based valuation techniques may require the transfer of financial instruments from one fair value level to another.  In such instances, the transfer is reported at the beginning of the reporting period.

We evaluated the significance of transfers between levels based upon the nature of the financial instrument and size of the transfer relative to total assets.  For the periods ended June 30, 2018 and March 31, 2018, there were no transfers in or out of Level 3.

Note 6 - Commitments and Contingencies

The Company participates in certain insurance programs in the alternative insurance markets for its workers’ compensation, general liability, auto, and health insurance coverage.  Within these programs, the Company is self-insured at certain levels and has insurance coverage provided by commercial insurance companies after certain claim levels have been met. In accordance with the terms of those insurance programs, the Company faces potential exposure, which could require additional premium payments if the programs experience significant adverse claims development; however, management is not aware of any need to fund additional amounts as of June 30, 2018.  The maximum exposure under these programs as of June 30, 2018 is approximately $1,238,000.

At June 30, 2018 and March 31, 2018, the Company has recorded reserves totaling $250,000 and $300,000, respectively, to cover potential costs for incurred general liability costs.  Claims paid amounted to $50,000 and $0 for the periods ended June 30, 2018 and 2017, respectively.

The Company is subject to claims, both actual and potential, arising in the normal course of business.  Management believes that these matters will be resolved without material effect on the Company’s business.

Roundtop Mountain Resort, Liberty Mountain Resort, and Whitetail Resort jointly promote certain products such as season passes, frequency products, and other offers that are valid at any of the three resorts.  As a result of these joint promotions, certain revenues or expenses may not be recorded at the resort where the product is redeemed.

During the year ended March 31, 2018, the Company entered into retention incentive agreements with key members of management.  The amount of benefits to be paid are based on the profitability of the Company.  The agreements provide for additional benefits to be paid to these individuals upon separation from the Company or a change in control of the Company. The benefit amounts to be paid will vest over a period of time, as defined in the agreements.  As of June 30, 2018 and March 31, 2018, $1,621,414 was accrued to allow for the benefits.  To date, no benefits have been paid.

Note 7 - Retirement Plan

The Company maintains a 401(k) retirement plan for the benefit of its employees.  The Plan covers all employees who meet certain age and hours of service requirements.

ANNEX A

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of September 20, 2018 (the “Effective Date”), by and among Scott Romberger, Bradley Leber, and Robert Black, trustees of the Irvin S. Naylor Trust U/D/T dated 12/11/2003 F/B/O Leah R. Naylor, Irvin S. Naylor Trust U/D/T dated 12/11/2003 F/B/O S. Chester Naylor, II, and Irvin S. Naylor Trust U/D/T dated 12/11/2003 F/B/O Sarah R. Naylor (each a “Seller” and together “Sellers”), and PEAK RESORTS, INC., a Missouri corporation (“Buyer”), for the sale and purchase of all of the outstanding capital stock (the “Stock”) of Snow Time, Inc., a Delaware corporation (“Company”). Sellers and Buyer may hereinafter be referred to as a “Party” or the “Parties”).

Recitals

A.Sellers collectively own all of the Stock of the Company.

B.Sellers desire to sell to Buyer and Buyer desires to purchase from Sellers all of the Stock upon the terms and subject to the conditions of this Agreement.

Agreement

NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants contained herein, the parties hereby agree as follows:

Article 1. CERTAIN DEFINITIONS
Certain Definitions

.  As used in this Agreement, unless the context requires otherwise, the following terms shall have the meanings indicated:

“Acquired Companies” means the Company and its Subsidiaries, collectively.

“Affiliate” of any specified Person means any other Person, directly or indirectly Controlling, Controlled by or under common Control with the specified Person.

“Approvals” means franchises, licenses, permits, certificates of occupancy and other required approvals, authorizations and consents.

“Base Balance Sheet” means the audited consolidated balance sheet of the Company at the Base Balance Sheet Date included in the Financial Statements.

“Base Balance Sheet Date” means March 31, 2018.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the Commonwealth of Pennsylvania are authorized or required by law or executive order to close.

“Buyer’s Auditors” means RSM US LLP.

“Capital Expenditures” means the aggregate of all expenditures incurred by a Person with respect to and/or in connection with either (i) acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or (ii) additions, improvements, replacements and/or repairs to real property, existing buildings and improvements, and/or equipment and all other expenditures that should be capitalized under GAAP on a balance sheet.

“Capital Lease” means any capital lease (as classified under GAAP) listed on Schedule 1.1.

“Closing” means the closing of the transactions contemplated by this Agreement.

“Closing Cash on Hand” means, with respect to the Acquired Companies, all cash, all cash equivalents and all marketable securities as of the close of business on the Closing Date determined in accordance with GAAP.

“Closing Date” means the date on which the Closing actually occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any written loan or credit agreement, note, bond, mortgage, indenture, deed of trust, license agreement, franchise, contract, agreement, Lease (including any Real Property Lease), instrument or guarantee (including any amendments, modifications, extensions or replacements thereof), option agreement or agreement conferring similar rights.

“Control” means the power to direct or cause the direction of the management and policies of another Person, whether through the ownership of securities, by contract or otherwise.

“Environmental Claim” means any claim, action, cause of action, investigation or written notice by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of any Material of Environmental Concern at any location for which the Acquired Company is alleged to be responsible, or (b) any violation, or alleged violation, of any Environmental Law by the Acquired Company.

“Environmental Laws” means all federal, state and local Laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, Laws relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity which is (or at any relevant time was): (i) a member of a “controlled group of corporations” with, (ii) under “common control” with, or (iii) a member of an “affiliated service group” with any of the Acquired Companies as defined in Section 414(b), (c), (m) or (o) of the Code, or under “common control” with any of the Acquired Companies within the meaning of Section 4001(b)(1) of ERISA.

“Exchange Act” means the Security Exchange Act of 1934, as amended.

“Financial Statements” means the audited consolidated balance sheets and statements of operations, stockholder’s equity and cash flows of the Acquired Companies as of and for the fiscal years ended March 31, 2016, March 31, 2017 and March 31, 2018.

“GAAP” means United States generally accepted accounting principles consistently applied.

“Governmental Agency” means any federal, state or local governmental body or other regulatory or administrative agency or commission.

“Indebtedness” means, without double counting, (i) any liability, contingent or otherwise, of the Acquired Companies (a) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of Acquired Company or only to a portion thereof) or (b) evidenced by a note, debenture or similar instrument or letter of credit (including a purchase money obligation or other obligation relating to the deferred purchase price of property); (ii) any liability of others of the kind described in the preceding clause (i) which an Acquired Company has guaranteed or which is otherwise its legal liability; and (iii) any monetary obligation secured by a lien to which the property or assets of an Acquired Company is subject, whether or not the obligations secured thereby shall have been assumed by it or shall otherwise be its legal liability, but not including Liens of the nature described in clauses (ii) through (ix) of the definition of “Permitted Exceptions”.  In no event shall Indebtedness include trade payables or operating lease obligations.  The Parties agree and acknowledge that the Capital Leases will not be repaid or prepaid at or prior to Closing and that the obligations and rights associated therewith shall remain with the Acquired Companies.

“Intellectual Property” means all intellectual property rights of any kind or nature, including all U.S. and foreign (i) patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof, (ii) trademarks, service marks, names, corporate names, trade names, domain names, logos, slogans, trade dress, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (iii) copyrights and copyrightable subject matter, (iv) rights of publicity, (v) computer programs (whether in source code, object code, or other form) and similar algorithms databases and compilations (“Software”) together with all data and technology supporting the foregoing and all documentation, including user manuals and training materials, related to any of the foregoing, (vi) trade secrets and all other confidential information, know-how, inventions, proprietary processes, formulae, models, and methodologies, (vii) telephone numbers and Internet protocol addresses, and (viii) all rights in the foregoing and in other similar intangible assets, and (ix) all applications and registrations for the foregoing.

“Judgment” means any judgment, ruling, writ, injunction, order, arbitral award or decree issued by a court of competent jurisdiction.

“Knowledge” (and any similar phrases) means the existing actual knowledge of the party in question. In the case of the Sellers, their Knowledge shall include the Knowledge of the Sellers and the Knowledge of Scott W. Romberger of the Company. In the case of Buyer, its Knowledge shall include the Knowledge of Timothy D. Boyd and Christopher J. Bub.

“Law” means any applicable Judgment, law, statute, rule or regulation of any Governmental Agency.

“Lease” means any written lease, sublease, or similar occupancy right in real or personal property.

“Lien” means any lien, encumbrance, security interest (whether or not the subject of a UCC financing statement), charge, mortgage, UCC financing statement, right of first offer, right of first refusal, collateral assignment or pledge of any nature whatsoever which encumbers or affects the Stock, any Acquired Company and/or any of any Acquired Company’s assets.

“Litigation” means any arbitration, action, suit, claim, proceeding, investigation or written inquiry by or before any Governmental Agency, court or arbitrator.

“Material Adverse Effect” means an event or occurrence that materially and adversely  effects the operations, properties, assets, liabilities or financial condition of the business of a Party taken as a whole; provided, however, that for purposes of determining whether a “Material Adverse Effect” has occurred, effects, conditions, events and other circumstances (collectively, “Events”) arising out of any and all the following shall be disregarded: (i) general economic conditions, changes, effects, events or circumstances in any market or geographic areas the specified Person operates, except to the extent such Events disproportionately affect such specified Person and its Subsidiaries, (ii) changes, effects, conditions, events or circumstances that generally affect the ski, resort or hospitality industries, (iii) in any effect which the financial condition of a Party may have on the terms and conditions on which inventory or other assets are purchased by such Party (provided that such effect will be taken into account for purposes of this definition of Material Adverse Effect only to the extent such effect would reasonably be expected to have a material adverse effect (taking into account the reasonably expected duration of said effect) on such Party following the Closing),  (iv) any bankruptcy or insolvency of, or any other event affecting the service of, any airline conducting business at any airport servicing a Party’s resorts, or any reduction in or elimination of service by any such airline (or any announcement that any such reduction or elimination is to occur), (v) acts of God or other calamities, any acts of terrorism or acts of war, whether occurring within or outside the United States, or any effect of any such acts on general economic or other conditions, (vi) any climatic or weather condition, except to the extent of any damage or destruction of the assets of such specified Person which has a material and adverse effect on such Person and which is caused by such damage or destruction, (vii) changes in Law, GAAP or other applicable accounting standards or interpretations thereof; (viii) any failure to meet internal projections, estimates or expectations; (ix) the resignation or termination of any employee; (x) any delay of completion of such a Party’s capital expenditure program; (xi) any adverse regulatory action taken or threatened by any Governmental Agency relating to the ability of such a Party to continue to utilize its current source of water (it being acknowledged that the non-compliance of such usage with applicable laws and regulations has been fully disclosed by each Party to the other Party); or (xii) changes arising from the consummation of the transactions contemplated hereby or the announcement of the execution of this Agreement.

“Materials of Environmental Concern” means pollutants, contaminants, wastes, toxic substances, hazardous substances, radioactive materials, asbestos, petroleum and petroleum products.

“Multiemployer Plan” means an employee pension benefit plan, as defined in Section 3(37) of ERISA, to which the Sellers or any of their ERISA Affiliates contribute, have contributed, are obligated to contribute or have been obligated to contribute.

“Mutual Non-Disclosure/Confidentiality Agreement” means that certain agreement, dated April 27, 2018, by and between Buyer and Company.

“Ordinary Course of Business” means the ordinary course of operations of a Person, consistent with its customary business practices.

“Outstanding Indebtedness” means the aggregate outstanding principal balance of, and accrued but unpaid interest on, all Indebtedness of the Acquired Companies, calculated as of the close of business on the day immediately preceding the Closing Date.

“Permitted Exceptions” means (i) Liens disclosed on any balance sheet included in the Financial Statements or securing liabilities reflected therein; (ii) Liens for taxes, assessments and similar charges that are not yet due and payable; (iii) mechanic’s, materialman’s, carrier’s, repairer’s, landlord’s and other similar Liens arising out of applicable Law arising or incurred in the Ordinary Course of Business; (iv) easements, rights-of-way, restrictions and other similar charges or encumbrances the existence of which do not materially adversely detract from the value of the property affected by such encumbrances(s) and do not materially interfere with the operation of the Acquired Companies’ respective businesses as currently conducted; (v) Liens or other encumbrances that would be disclosed by an accurate survey of the Real Property provided that the same do not materially adversely detract from the value of the property affected by such encumbrance(s) and do not materially interfere with the operation of such Acquired Company as currently conducted; (v) all registered and unregistered municipal agreements and agreements with public and private utilities; (vi) Liens incurred or deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, performance and return of money bonds and similar obligations; (vii) Liens arising under conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business consistent with past practice (viii) applicable zoning regulations and ordinances, and building, health and other applicable laws or ordinances; and (ix) any exceptions to title set forth in any title commitment in connection with the transactions contemplated herein.

“Person” means an individual, a corporation, a limited liability company, a partnership, an unincorporated association, a joint venture, a Governmental Agency or any other entity.

“Regulatory Agency or Regulatory Agencies” means (i) any state regulatory authority, (ii) the SEC, (iii) any foreign regulatory authority and (iv) any SRO ((i) – (v), each a “Regulatory Agency” and, collectively the “Regulatory Agencies”.

“Related Documents” means all agreements, instruments and certificates described in or contemplated by this Agreement or reasonably requested by either Buyer or the Sellers that are to be executed and delivered in connection with the transactions contemplated hereby, including, without limitation, good standing certificates, incumbency certificates and secretary certificates for the Parties.

“Representative Amount” means One Hundred Thousand Dollars ($100,000.00).

“Resorts” means the mountain resorts operated by Acquired Companies known as Roundtop Mountain Resort, Liberty Mountain Resort, and Whitetail Resort.

“SEC” means the United States Security and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the Securities Act, the Securities Exchange Act, and all other applicable securities Laws promulgated by the SEC or any other relevant Governmental Agency.

“Sellers’ Representative” means Scott W. Romberger or his successor.

“SOX Act” means the Sarbanes-Oxley Act of 2002.

“SRO” means (i) any “self-regulatory organization” as defined in Section 3(a)(26) of the Exchange Act and (ii) any other United States or foreign securities exchange, futures exchange commodities exchange or contract market.

“Subsidiary” of any specified Person means any other Person (i) as to which more than 50% of its outstanding shares or securities representing the right to vote for the election of directors or other managing authority of such other Person are owned or Controlled, directly or indirectly, by such specified Person, but such other Person shall be deemed to be a Subsidiary only so long as such ownership or Control exists, or (ii) which does not have outstanding shares or securities with such right to vote, as may be the case in a partnership, limited liability company, joint venture or unincorporated association, but more than 50% of whose ownership interest representing the right to make the decisions for such other Person is owned or Controlled, directly or indirectly, by such specified Person, but such other Person shall be deemed to be a Subsidiary only so long as such ownership or Control exists.

“Taxes” means all taxes, charges, fees, duties or levies, imposed by any federal, state or local taxing authority, including federal, state or local income, profits, franchise, gross receipts, environmental, customs duty, severances, stamp, payroll, sales, use, intangibles, employment, unemployment, disability, property, withholding, backup withholding, excise, production, occupation, service, service use, leasing and lease use, ad valorem, value added, occupancy, transfer, and other taxes, of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

“Tax Returns” means all returns and reports, information returns, or payee statements (including, elections, declarations, filings, forms, statements, disclosures, schedules, estimates and information returns) required to be supplied to a Governmental Agency relating to Taxes.

“Title Commitments” shall mean the title commitments issued by a title company related to the real property on which the Resorts are located.

“Transaction Documents” means this Agreement and all other agreements, instruments, certificates and other documents to be entered into or delivered by any party, pursuant to any of the foregoing.

“Transaction Expenses” means the aggregate amount required to pay in full: (i) the fees and expenses of professionals (including investment bankers, attorneys, accountants and other consultants and advisors) retained by the Company and the Sellers’ Representative in connection with the Transactions, in each case to the extent incurred prior to the Closing and (ii) any Transaction Payments.

“Transaction Payments” means all transaction-related bonuses paid or payable to stockholders or employees of the Company upon the consummation of the Transactions.

“Transactions” means the transactions contemplated by the Transaction Documents.

“WARN Act” means the Worker Adjustment and Retraining Notification Act, as amended.

“Working Capital” means as the date of Closing, current assets of the Acquired Companies (excluding cash, cash equivalents and liquid investments) less current liabilities (excluding the prepaid payments of customers for unfulfilled services, including ski season passes, Advantage Cards, Night Club Cards, ski school programs, wedding and event deposits, hotel deposits and the amount due for the second installment payment for rental equipment in the amount of $371,654.00.)

Cross Reference Table for Other Definitions

.  The following terms are defined in the Sections indicated;

401(k).........................................................9.2(b)

Assignment.........................................................7.5

Attorney-Client Communications.....................9.6(b)

Buyer Awards.............................................4.9(d)

Buyer Balance Sheet.........................................4.12

Buyer Broker.......................................................4.6

Buyer Common Stock...................................2.4(a)

Buyer Indemnitees.............................................10.2

Buyer Parties Group.....................................9.6(b)

Buyer Preferred Stock...................................4.9(a)

Buyer SEC Reports...................................4.10(b)

Buyer Stock Plan.........................................4.9(d)

Buyer Subsidiary.........................................4.9(b)

Buyer’s Notice.....................................................5.4

Capital Program...................................................3.7

Claim Notice.............................................10.5(a)

Closing.................................................................6.1

Closing Date.......................................................6.1

Closing Stock Price.......................................2.4(a)

Commitment Letters.............................................9.5

Common Stock Amount.................................2.4(a)

Company Subject Matter.......................................5.3

Contest.......................................................11.4(b)

CPA Firm...............................................2.5(c)(ii)

CPA-Determined Differences.................2.5(c)(ii)

Cut-off Date.......................................................6.1

Decreased Net Seller Payment.........................2.5(a)

Deductible...............................................10.4(d)

Differences.........................................2.4(c)(ii)

Disagreement Notice.....................................2.5(b)

Due Diligence Expiration Date...............................5.4

Due Diligence Period.............................................5.3

Employees...........................................................9.1

Employer Match...................................9.2(b)(ii)

Enforceability Exceptions.......................................3.4

Estimated Balance Sheet.................................2.3(a)

Estimated Closing Cash on Hand.....................2.3(a)

Estimated Closing Statement...........................2.3(a)

Estimated Indebtedness.................................2.3(a)

Estimated Net Closing Payments.....................2.3(b)

Estimated Prepaid Adjustment.........................2.3(a)

Estimated Transaction Expenses.....................2.3(a)

Estimated Working Capital.............................2.3(a)

Excluded Assets...................................................2.6

Financing Plan.....................................................4.8

Increased Net Seller Closing Payment...............2.5(a)

Indemnity...................................................10.4(d)

Insurance Policies.....................................3.11(a)

Interim Period...........................................11.1(a)

Material Contracts.............................................3.18

NDA.....................................................................9.7

Nonqualified Deferred Compensation Plan.......3.15(j)

Owned Real Property.................................3.16(a)

Plans.........................................................3.15(a)

Pre-Closing Periods...................................11.1(a)

Prepaid Adjustment.......................................2.2(a)

Purchase Price.....................................................2.1

Real Property...........................................3.16(a)

Real Property Lease...................................3.16(a)

Representatives...................................................5.3

Resolved Objections...............................2.5(c)(i)

Review Period.............................................2.5(b)

Schedules...............................................Article 3

Seller Broker.......................................................3.9

Seller Cap...................................................10.4(d)

Seller Indemnitees.............................................10.3

Straddle Contest.......................................11.4(c)

Tax Indemnifying Party...............................11.1(a)

Tax Notice...............................................11.4(a)

Termination Date.......................................12.1(c)

Termination Fee...............................................12.3

Third Party Real Property Leases.................3.16(f)

Third-Party Claim...............................10.5(b)(i)

Updated Balance Sheet...................................2.5(a)

Updated Closing Statement.............................2.5(a)

Article 2. PURCHASE PRICE AND EXCLUSIONS TO SALE OF STOCK
Sale and Purchase of Stock; Purchase Price

.  At the Closing, upon the terms and subject to the conditions of this Agreement, Sellers shall sell to Buyer, and Buyer shall purchase from Sellers, the Stock.  The aggregate purchase price for the Stock shall be Seventy-Six Million Dollars ($76,000,000) as adjusted pursuant to Section 2.2 (the “Purchase Price“).

Adjustments to Purchase Price

. The Purchase Price shall be adjusted as follows:

(a) Prepaid Customers Payment Adjustment: The Buyer shall be entitled to a reduction of the Purchase Price for the amount of prepaid payments of customers for unfulfilled services that exist on the Closing Date, including ski season passes, Advantage Cards, Night Club Cards, ski school programs, wedding and event deposits and hotel deposits (the “Prepaid Adjustment“).

(b) Working Capital Adjustment. The Purchase Price shall be increased, on a dollar for dollar basis, to the extent the Working Capital  is greater than zero (0), or decreased on a dollar for dollar basis, to the extent the Working Capital is less than zero (0).  An example of the calculation and definition of Working Capital is attached as Exhibit A.

Estimated Closing Statement

.

(a) Not less than two (2) Business Days prior to the Closing, the Acquired Companies shall deliver to the Buyer the unaudited balance sheet of the Acquired Companies as of 11:59 p.m. Eastern Time on the Closing Date reflecting the good faith estimates of the Companies without giving effect to the Transactions (the “Estimated Balance Sheet“).  The Acquired Companies will deliver, with the Estimated Balance Sheet, a statement (an “Estimated Closing Statement“) setting forth the Acquired Companies’ good faith estimated calculation, as of the date of the Estimated Balance Sheet, of (i) the Prepaid Adjustment (the “Estimated Prepaid Adjustment“),  (ii) the Working Capital (the “Estimated Working Capital“), (iii) Indebtedness (the “Estimated Indebtedness“) (for the avoidance of doubt, Capital Leases are not included in the Indebtedness), (iv) Closing Cash on Hand (the “Estimated Closing Cash on Hand“) and (v) Transaction Expenses (the “Estimated Transaction Expenses“).

(b) The Estimated Closing Statement shall be used to calculate the “Estimated Net Closing Payments“, i.e. the Purchase Price less the Common Stock Amount, adjusted as follows:
(i) The Estimated Net Closing Payments payable to the Sellers at the Closing shall be reduced by an amount equal to the Estimated Prepaid Adjustment.

(ii) If the Estimated Working Capital exceeds zero, then the Estimated Net Closing Payments payable to the Sellers at the Closing shall be increased by the amount by which the Estimated Working Capital exceeds zero.

(iii) If the Estimated Working Capital is less than zero, then the Estimated Net Closing Payments payable to the Sellers at the Closing shall be reduced by the amount by which the Estimated Net Working Capital is less than zero.

(iv) If there is a positive amount of Estimated Indebtedness (i.e., any amount greater than zero dollars), then the Estimated Net Closing Payments payable to the Sellers at the Closing shall be reduced by an amount equal to the Estimated Indebtedness.

(v) If there is a positive amount of Estimated Closing Cash on Hand (i.e., any amount greater than zero dollars), then the Estimated Net Closing Payments payable to the Sellers at the Closing shall be increased by an amount equal to the Estimated Closing Cash on Hand.

(vi) If there is a positive amount of Estimated Transaction Expenses (i.e., any amount greater than zero dollars), then the Estimated Net Closing Payments payable to the Sellers at the Closing herein shall be reduced by an amount equal to the Estimated Transaction Expenses.

Payment of the Purchase Price and Estimated Net Closing Payments

.

At the Closing, the Buyer shall:

(a) deliver to Sellers a number of shares of restricted common stock, par value $0.01 of the Buyer (the “Buyer Common Stock“), with a value equal to Six Million Dollars ($6,000,000) (the “Common Stock Amount“), as determined based on the average closing price of the Common Stock as reported on the Nasdaq Global Market for the 20 trading days immediately preceding the Closing (the “Closing Stock Price”); i.e. the number of shares of Buyer Common Stock to be issued to Seller shall be equal to the Common Stock Amount divided by the Closing Stock Price.  The Buyer Common Stock shall be subject to the six-month holding period set forth in Rule 144(d)(1) under the Securities Act and, after such holding period, the only restrictions on transfer of the Buyer Common Stock will be the restrictions set forth in Rule 144.

(b) repay, or cause to be repaid, on behalf of the Acquired Companies, the Estimated Indebtedness by wire transfer of immediately available funds as directed by the holders of such Indebtedness at or prior to the Closing, and the Companies shall deliver to the Buyer Parties all appropriate payoff letters and shall make arrangements reasonably satisfactory to the Buyer to deliver lien releases and termination statements or other documents evidencing the termination of all Liens held by the lenders under the Indebtedness, all in form and substance reasonably acceptable to the Buyer;

(c) pay, or cause to be paid, on behalf of the Acquired Companies, the Estimated Transaction Expenses, by wire transfer of immediately available funds, as directed by the Sellers’ Representative;
(d) the Buyer shall pay the Representative Amount to the Sellers’ Representative pursuant to written instructions delivered to the Buyer prior to the Closing by the Sellers’ Representative; and

(e) the Buyer shall pay to the Seller (based on each Seller’s Pro Rata Share as set forth on Exhibit B) by wire transfer of immediately available funds an amount equal to the Estimated Net Closing Payments.

Post-Closing Purchase Price Adjustment

.

(a) As soon as practicable, but in any event within 90 days after the Closing Date, the Buyer shall cause to be prepared and delivered to Sellers an unaudited balance sheet of the Acquired Companies (the “Updated Balance Sheet”), and a statement (the “Updated Closing Statement”) updating the amounts set forth on the Estimated Closing Statement, as of the close of business on the day preceding the Closing Date, prepared from the books and records of the Acquired Companies in accordance with GAAP, as applicable, and in a manner consistent with the preparation of the Financial Statements. The Final

Adjustment Certificate shall certify the amount payable by the Buyer to Sellers (the “Increased Net Seller Closing Payment”), or by Sellers to the Buyer (the “Decreased Net Seller Payment”), pursuant to Section 2.5(e).

(b) Upon receipt of the Updated Closing Statement, Sellers shall have the right during the succeeding 30-day period (the “Review Period“) to examine the Updated Closing Statement, and all books and records used to prepare such Final Adjustment Certificate.  If Sellers disagree with any amounts in the Updated Closing Statement, they shall so notify the Buyer in writing (such notice, a “Disagreement Notice“) on or before the last day of the Review Period, which Disagreement Notice shall set forth a specific description of Sellers’ disagreement and the amount of the adjustment to the Updated Closing Statement which Sellers’ believe should be made. If no Disagreement Notice is delivered within the Review Period, the Updated Closing Statement shall be deemed to have been accepted by the parties hereto.  The Buyer will, and will cause the Acquired Companies to, provide Sellers full access (during normal business hours and upon reasonable notice) to the books, ledgers, files, reports and operating records of the Acquired Companies and the then current employees of the Acquired Companies, and cooperate and assist Sellers in evaluating the Updated Closing Statement.

(c) Dispute Resolution.

(i) In the event that a Disagreement Notice is delivered in accordance with Section 2.6, the Buyer and Sellers shall attempt to resolve the objections set forth therein within 30 days of receipt of such Disagreement Notice. The objections set forth in the Disagreement Notice that are resolved by the Buyer and Sellers in accordance with this Section 2.5(c)(i) shall collectively be referred to herein as the “Resolved Objections.”  The Updated Closing Statement shall be adjusted to reflect any Resolved Objections.

(ii) If the Buyer and Sellers are unable to resolve all the objections set forth in the Disagreement Notice within such 30-day period, they shall jointly appoint a major accounting firm mutually agreed upon by Sellers and the Buyer within five days of the end of such 30-day period (the “CPA Firm“).  The CPA Firm, acting as experts and not as arbitrators, shall review the objections set forth in the Disagreement Notice that are not Resolved Objections (collectively, the “Differences“).  The CPA Firm shall determine, based on the requirements set forth in this Section 2.5(c)(ii) and only with respect to Differences submitted to the CPA Firm, whether and to what extent the Updated Closing Statement requires adjustment so as to be calculated in accordance with this Agreement.  The CPA Firm shall be instructed to make its determination within 15 days after its appointment.  The fees and disbursements of the CPA Firm shall be borne equally by Sellers and the Buyer.  The Buyer and Sellers shall, and the Buyer shall cause the Acquired Companies to, provide to the CPA Firm full cooperation.  The CPA Firm’s resolution of the Differences shall be conclusive and binding upon the parties, except in the case of manifest error.  The Differences as resolved by the CPA Firm in accordance with this Section 2.5(c)(ii) shall collectively be referred to herein as the “CPA-Determined Differences.”  The Updated Closing Statement shall be adjusted to reflect any CPA-Determined Differences.

(d) To the extent that the Increased Net Seller Closing Payment or the Decreased Net Seller Payment, as applicable, set forth in the Updated Closing Statement (as adjusted in accordance with any Resolved Objections and CPA-Determined Differences) differs from the Estimated Closing Statement, the Estimated Net Seller Closing Payment initially made pursuant to Section 2.3(a) shall be recalculated by the parties in accordance with Sections 2.3(a) and 2.3(b) by using the Updated Closing Statement in lieu of the Estimated Closing Statement.

(e) On the fifth day following (or, if not a Business Day, on the next Business Day) the latest to occur of (x) the 30th day following receipt by Sellers of the Updated Closing Statement, (y) the resolution by the Buyer and Sellers of all objections set forth in the Disagreement Notice, if any, and (z) the resolution by the CPA Firm of all Differences, if any, the recalculation required by Section 2.5(d) shall be made and the Buyer shall pay to Sellers the amount of any increase in the Estimated Net Seller Closing Payments beyond that received by Sellers at the Closing, or Sellers shall return to the Buyer the excess amount of the

Estimated Net Seller Closing Payments initially received by Sellers at the Closing. Such payment shall be made (i) in the case of a payment to the Buyer, by Sellers by wire transfer of immediately available funds to a bank account or accounts designated by the Buyer and (ii) in the case of a payment to Sellers, by the Buyer by wire transfer of immediately available funds to a bank account or accounts designated by Sellers.

Excluded Assets

.  Notwithstanding the sale of all of the Stock to Buyer on the terms and conditions herein, prior to the Closing Date, Sellers shall sell, transfer, or assign, or cause the Acquired Companies to sell, transfer, or assign, certain assets of the Acquired Companies identified and listed on Schedule 2.6 (the “Excluded Assets“) to a third party, and the Excluded Assets shall not be sold, transferred or assigned to Buyer pursuant to this Agreement.

Article 3. REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Unless otherwise specified herein, all references in this Agreement to schedules are to the disclosure schedules of the Acquired Companies attached to and made part of this Agreement, (the “Schedules“).  The disclosures in the Schedules, and those in any update or supplement thereto, relate only to the representations and warranties in the sections of this Agreement to which they expressly relate and not to any other representation or warranty in this Agreement except to the extent that it is reasonably apparent that such disclosures apply to another representation or warranty.  Sellers jointly and severally represent and warrant to Buyer as follows:

Organization and Qualification

.  Sellers have previously delivered to or made available to Buyer, prior to the date hereof, complete and correct copies of the Certificates of Incorporation and bylaws (or similar organizational documents) of each Acquired Company, as each of the same may have been amended, each of which is in full force and effect.  The Company is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware.  Each of the remaining Acquired Companies is a corporation duly formed, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and each Acquired Company has all requisite power and authority to carry on its business as presently owned or conducted.

Title to the Stock

.  Sellers own, and as of the Closing Date, will own beneficially and of record, free and clear of any Liens as of the Closing Date, with full right, power and authority to transfer, convey and deliver, the Stock and, upon delivery of and payment for the Stock at the Closing as herein provided, Sellers will convey to Buyer good and valid title thereto, free and clear of any Lien.  The Stock consists of all of the issued and outstanding capital stock in the Company.  Except for the rights of Buyer under this Agreement, there is no outstanding right, warrant, subscription, call, preemptive right, option or other agreement or outstanding offer of any kind to sell, purchase, encumber or otherwise convey, transfer, encumber or dispose of any right, title and/or interest in and to the Stock and there is no outstanding debt or security which is convertible into same, and no other Person has any legal, beneficial or equitable right, title or interest in and/or to the Stock.

Subsidiaries

.  Except as set forth on Schedule 3.3 which sets forth the number and type of outstanding equity securities of each Subsidiary and a list of the holders thereof, no Acquired Company has any Subsidiaries and does not directly or indirectly own or have any investment in the capital stock of, or other propriety interest in, any Person.  There is no outstanding right, warrant, subscription, call, preemptive right, option or other agreement or outstanding offer of any kind to sell, purchase, encumber or otherwise convey, transfer, encumber or dispose of any right, title and/or interest in and to the equity of any Subsidiary and there is no outstanding debt or security which is convertible into same, and no other Person has any legal, beneficial or equitable right, title or interest in and/or to such equity.

Binding Obligation

.  This Agreement has been duly executed and delivered by Sellers and, assuming that this Agreement constitutes a legal, valid and binding obligation of Buyer, constitutes the legal, valid and binding obligation of Sellers, enforceable against them in accordance with its terms, except to the extent that the enforceability thereof may be limited by: (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies; and (ii) general principles of equity (the exceptions set forth in (i) and (ii), the “Enforceability Exceptions“).

No Default or Conflicts

.  The execution and delivery by Sellers of this Agreement and the Related Documents to which they are a party, and the performance by them of their respective obligations hereunder and thereunder, except as would not have a Material Adverse Effect on the Acquired Companies taken as a whole:  (a) does not and will not result in any violation of, or breach or default under the Certificate of Incorporation or bylaws (or equivalent organizational documents) of any of the Acquired Companies (subject to receipt of approval of the shareholders of Acquired Companies, which has not yet been obtained); (b) assuming compliance with the matters referred to in Section 3.6, to the Knowledge of Sellers, does not and will not violate or result in a breach or default under any existing applicable Law material to the business of any Acquired Company or any Judgment of any Governmental Agency having jurisdiction over any of Sellers or the Acquired Companies properties in any material respect; (c) to the Knowledge of Sellers, does not and will not result in the imposition of any Lien upon any of the assets of the Acquired Companies; and (d) except as set forth in Schedule 3.5, to the Knowledge of Sellers, does not and will not conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any Party the right to terminate, modify or cancel any Contract to which Sellers, the Acquired Companies is a party or by which Sellers, the Acquired Companies is bound or to which any of their respective assets is subject.

No Governmental Authorization or Consent Required

.  Except as set forth on Schedule 3.6, to the Knowledge of Sellers, no authorization or approval or other action by, and no notice to or filing with, any Governmental Agency will be required to be obtained or made by an Acquired Company in connection with the due execution and delivery by Sellers of this Agreement and the consummation by such Persons of the transactions contemplated hereby, other than such authorizations, approvals, notices or filings with any Governmental Agency that, if not obtained or made, would not materially and adversely affect, impede or delay the Sellers’ ability to consummate the transactions contemplated by this Agreement and the Related Documents (in accordance with the terms of this Agreement) or which would not reasonably be expected to result in a Material Adverse Effect on the Acquired Companies taken as a whole.

Financial Statements

.  The Consolidated Financial Statements fairly present, in all material respects, the financial position of the Acquired Companies, the results of operations, stockholder’s equity and cash flows for the periods indicated, all in conformity with GAAP applied on a consistent basis.  The Financial Statements have been accurately derived from the books and records of the Acquired Companies.  None of the Acquired Companies have any material indebtedness, obligations or other liabilities of a kind required to be disclosed in its financial statements under GAAP other than those (i) fully reflected in, reserved against or otherwise described in the Base Balance Sheet; (ii) incurred in the Ordinary Course of Business since the Base Balance Sheet Date, including but not limited to work in progress on capital expenditures which are contemplated by the capital expenditures program set forth on Schedule 3.7(a) (the “Capital Program”)) or (iii) set forth on Schedule 3.7(b).

Powers of Attorney

.  Except as set forth on Schedule 3.8, none of the Acquired Companies have any material outstanding revocable or irrevocable powers of attorney or similar authorizations issued to any individual who is not an employee or officer of an Acquired Company.

Brokers

.  Except as set forth on Schedule 3.9, no broker, finder, agent, investment banker, financial advisor or similar Person has acted for or on behalf of the Sellers in connection with this Agreement or the transactions contemplated hereby (a “Seller Broker”  ), and no broker, finder, agent, investment banker, financial advisor or similar Person is entitled to any broker’s, finder’s, financial advisor’s or similar fee or other commission in connection therewith based on any agreement, arrangement or understanding with the Acquired Companies or any action taken by any such Person.

Compliance with Laws

.  As of the date hereof, except as set forth in Schedule 3.11(a), to the Knowledge of Sellers no investigation by any Governmental Agency with respect to any of Acquired Companies is pending or threatened.  To the Knowledge of Sellers, and except as set forth in Schedule 3.11(b), none the Acquired Companies have received any written notice or communication of any noncompliance by the Acquired Companies in any material respect with any applicable Laws.  To the Knowledge of Sellers, and except as set forth on Schedule 3.10(c), each of the Acquired Companies is currently conducting, and has at all times since December 31, 2016 conducted, their respective businesses in compliance in all material respects with all applicable Laws.

Insurance

.

(a) Schedule 3.11(a) sets forth as of the date hereof contains a description of each insurance policy (the “Insurance Policies”) of each Acquired Company.  Except as noted on Schedule 3.11(a) and as of the date hereof, (i) all Insurance Policies are in full force and effect and all premiums due and payable thereunder have been paid in full and will not in any way be adversely affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement, (ii) there are no pending claims in excess of $50,000 under any Insurance Policy as to which the respective insurers have denied coverage and (iii) since December 31, 2016, each Acquired Company has been fully insured for worker’s compensation claims. Except as set forth on Schedule 3.11(a), the Sellers and the Acquired Companies have not received any written notice from any insurance company of such insurance company’s intention not to renew any such Insurance Policy applicable to any Acquired Company or materially increase the premiums thereunder beyond such premiums currently in effect.

(b) Schedule 3.11(b) sets forth a true and correct list of any pending worker’s compensation claims not covered by insurance.
Litigation

.  Except as disclosed on Schedule 3.12, to the Knowledge of Sellers there is no Litigation pending or, to the Knowledge of Sellers, threatened against Acquired Companies or their respective properties or assets that, with respect to each such Litigation (i) is not fully covered by insurance or (ii) is covered by insurance and would reasonably be expected to result in a liability to the Acquired Companies in excess of $50,000 individually or $150,000 in the aggregate for all such Litigation or would reasonably be expected to result in a Material Adverse Effect.  Except as set forth on Schedule 3.12, the Acquired Companies are not subject to any material order, Judgment, injunction or decree of any Governmental Agency.

Approvals

.  Except as set forth in Schedule 3.13(a), to the Knowledge of Sellers, the Acquired Companies have in full force and effect all material Approvals necessary for the operation of the business of the Acquired Companies as presently conducted, including for this purpose any Approvals necessary for any development or construction activity that has been commenced with respect to any Real Property (as such term is defined in Section 3.16), or otherwise to the extent required by applicable Law.  Since December 31, 2016, except as set forth on Schedule 3.13(b), to the Knowledge of Sellers the Acquired Companies have been in substantial compliance with the terms of each Approval and have not received written notice of any material default under any such Approval.  Except as set forth on Schedule 3.13(c), to the Knowledge of Sellers, no suspension or cancellation of any such Approval is threatened and there is no basis to believe that any such Approval will not be renewed upon expiration.  To the Knowledge of Sellers, Schedule 3.13(d) sets forth a list of all material Approvals required for the operation of the business of the Acquired Companies as presently conducted.

Labor Matters

.

(a) Except as set forth on Schedule 3.14(a), the Acquired Companies are in compliance in all material respects with all Laws relating to the employment of labor, including all such Laws relating to wages and hours, fair labor standards, collective bargaining, discrimination, civil rights, immigration, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and similar tax.

(b) The Acquired Companies have complied in all material respects with the WARN ACT, and have no plans to undertake any action in the future that would trigger the WARN Act.

(c) There are no strikes, work stoppages, lockouts, boycotts or material labor disputes pending or, to the Knowledge of Sellers, threatened against or affecting the Acquired Companies, and there have been no such events or actions since December 31, 2016.

(d) Except as set forth on Schedule 3.14(d), as of the date hereof, none of the Sellers has received written notice of any pending or, to the Knowledge of Sellers, threatened (i) proceedings under the National Labor Relations Act or before the National Labor Relations Board, (ii) grievances or arbitrations, or (iii) organizational drives or unit clarification requests, in each case against or affecting any Acquired Company. There are no collective bargaining agreements or similar labor agreements that any Acquired Company is bound by, party to or in the process of negotiating.

Employee Benefit Plans

.

(a) Schedule 3.15(a) contains a true and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), stock purchase, stock option or other stock-related rights, severance, employment, change-in-control, fringe benefit, savings or thrift benefits, vacation benefits, cafeteria plan benefits, life, health, medical, or accident benefits (including any “voluntary employees’ beneficiary association” as defined in Section 501(c)(9) of the Code providing for the same or other benefits), employee assistance program, disability or sick leave benefits, worker’s compensation, supplemental unemployment benefits, insurance coverage (including any self-insured arrangements), post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits), collective bargaining, bonus, incentive, deferred compensation, profit sharing, and all other employee benefit or compensation plans, agreements, programs, practices, policies or other arrangements, whether or not subject to ERISA and whether written or unwritten (collectively referred to as “Plans”), under which any employee, former employee, consultant, former consultant, director or former director of any  Acquired Company has any present or future right to benefits or which is entered into, sponsored, maintained, contributed to or required to be contributed to, as the case may be, by any Acquired Company or any ERISA Affiliate or under which any Acquired Company or any ERISA Affiliate has any present or future liability (including, without limitation, contingent liability). To the extent any Acquired Company sponsors, maintains, contributes to, is required to contribute to, or has any present or future liability (including, without limitation, contingent liability) with respect to any such Plans, the same shall be collectively referred to as the “Company Plans.”

(b) With respect to each Acquired Company Plan, Buyer has been furnished access to a current and complete copy (or, to the extent no such copy exists, a description) thereof and all amendments thereto, and, to the extent applicable: (i) any related trust agreement, annuity contract, or other funding instrument; (ii) the most recent IRS determination letter, if applicable; (iii) any summary plan description or other written description or interpretation thereof; (iv) for the three most recent plan years, if applicable, (a) the Form 5500 and attached schedules, (b) audited financial statements, (c) actuarial valuation reports and (d) attorneys’ responses to any auditor’s request for information; (v) any correspondence and other materials submitted to or received from the IRS or Department of Labor in connection with any correction program with respect to the Company Plans; (vi) any correspondence and other materials submitted to or received from any Multiemployer Plan or its trustees with respect to its funding status or potential withdrawal liability; and (vii) all contracts and other service agreements with any third party administrators in connection with the Company Plans.

(c) (i) Each Acquired Company Plan has been established, maintained, and administered in accordance with its terms, and in material compliance with the applicable provisions of ERISA, the Code and other applicable Laws; (ii) each Company Plan which is intended to be qualified within the meaning of Section 401(a) of the Code (and each related trust agreement, annuity contract, or other funding instrument) has received a favorable determination letter or may rely on an opinion letter from the IRS as to its qualification, and the Acquired Companies have no Knowledge of any reason why any such opinion letter would reasonably be expected to be revoked or, if permitted under rules adopted by the IRS, not be reissued; (iii) for each Acquired Company Plan that is a “welfare plan” within the meaning of Section 3(1) of ERISA, neither the Acquired Companies nor any of their ERISA Affiliates has or will have any liability or obligation under any plan which provides medical, death or other welfare benefits with respect to current or former employees of any Acquired Company beyond their termination of employment (other than coverage mandated by Law) and no condition exists which would prevent any Company from amending or terminating any such welfare plan; (iv) to the Knowledge of Sellers, no event has occurred with respect to any Acquired Company Plan that would subject any Acquired Company to any Tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws; (v) to the Knowledge of the Acquired Companies, no “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code, other than any such transaction which is subject to an administrative or statutory exemption) has occurred with respect to any Acquired Company Plan; (vi) to the Knowledge of Sellers, none of the Acquired Companies or any plan fiduciary of any Company Plan subject to ERISA has otherwise violated the provisions of Part 4 of Title I, Subtitle B of ERISA; and (vii) each Acquired Company Plan which is a “group health plan” as defined in Section 607(1) of ERISA has been operated in material compliance with the provisions of Part 6 of Title I, Subtitle B of ERISA and Section 4980B of the Code, as well as with the provisions of any similar state law, at all times.

(d) None of the Acquired Companies or any of their ERISA Affiliates have ever (i) maintained, contributed to, or been obligated to contribute to any plan which is subject to Title IV of ERISA or the minimum funding requirements of Section 412 of the Code or (ii) contributed to, been obligated to contribute to, or incurred any liability to a Multiemployer Plan as defined in Section 3(37) of ERISA.  No liability under Title IV of ERISA has been incurred by any Acquired Company or any ERISA Affiliate that has not been satisfied in full.

(e) Except as set forth on Schedule 3.15(e), the consummation of the transactions contemplated by this Agreement will not entitle any current or former employee, director or consultant of any Acquired Company to severance pay or accelerate the time of payment or vesting of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Acquired Company Plan.  Except as set forth on Schedule 3.15(e) there is no Acquired Company Plan covering any current or former employee, director or consultant of any Acquired Company that, individually or collectively, will give rise to the payment of any amount that would not be deductible by such Company pursuant to Section 280G of the Code.

(f) All contributions (including all employer contributions and employee salary reduction contributions) required by each Acquired Company Plan or by any applicable Law or agreement to have been made under any Acquired Company Plan to any fund, trust, or account established thereunder or in connection therewith have been made by the due date thereof, or the deadline for making such contribution has not yet passed.

(g) Except as set forth on Schedule 3.15(g), none of the Acquired Company Plans are “multiple employer welfare arrangements” within the meaning of Section 3(40) of ERISA.  With respect to any of the  Acquired Company Plans which are self-insured welfare benefit plans, no claims have been made pursuant to any such plans that have not been paid (other than claims which have not yet been paid but are in the normal course of processing) and no individual has incurred injury, sickness or other medical condition with respect to which claims may be made pursuant to any such plans where the liability has in the aggregate with respect to each such individual exceeded $25,000 per year.

(h) Each of the Plans is in full force and effect, enforceable by the Acquired Companies in accordance with its terms.  There is no Litigation pending or, to the Knowledge of Sellers, threatened alleging any breach of the terms of any Company Plan or of any fiduciary duties thereunder or violation of any applicable Law with respect to any Acquired Company Plan, nor to the Knowledge of the Sellers, any pending or threatened arbitration, proceeding or investigation.  To the Knowledge of the Sellers, no Acquired Company or any ERISA Affiliate or any of their respective directors, officers, employees or other fiduciaries (as such term is defined in Section 3(21) of ERISA) has any liability for failure to comply with ERISA or the Code for any action or failure to act in connection with the administration or investment of any Acquired Company Plan.

(i) Schedule 3.15(i)(1) lists all of the full-time year-round employees of each Acquired Company as of the date hereof, together with their respective salaries and date of hire; such list will be updated as of five Business Days prior to the Closing Date and delivered to Buyer prior to the Closing Date.  Schedule 3.15(i)(2) also identifies those employees of each Company who are parties to employment agreements, bonus agreements or other written agreements relating to compensation and identifies those agreements.

(j) Each Acquired Company Plan that is a “nonqualified deferred compensation plan” within the meaning of, and subject to, Section 409A of the Code (a “Nonqualified Deferred Compensation Plan”  ) has been operated in material compliance with Section 409A of the Code since January 1, 2005, based upon a good faith, reasonable interpretation of Section 409A of the Code, the proposed regulations issued thereunder and Internal Revenue Service Notices 2005-1 and 2006-79.

Real Property

.

(a) Schedule 3.16(a)(1) is a complete and accurate list of all real property owned by each Acquired Company as of the date hereof and which is to be owned by an Acquired Company on the Closing Date (the “Owned Real Property”  ).  Schedule 3.16(a)(2) is a complete and accurate list of all leases, subleases, licenses, permits and other agreements, documents or instruments and all amendments, modifications and/or supplements thereto (collectively, the “Real Property Leases”  ) under which any  Acquired Company leases, subleases, licenses, uses or occupies any real property, (the land, buildings and other improvements covered by the Real Property Leases being herein called the “Leased Real Property” and together with the Owned Real Property, (the “Real Property”  ).  Sellers have delivered to Buyer, prior to the date hereof, copies of the Real Property Leases, all of which are true, complete and correct in all material respects.  Except as set forth in Schedule 3.16(a)(3), each Real Property Lease is in full force and effect as to the applicable Acquired Company and, to the Knowledge of Sellers, as to the other parties thereto. Except as set forth in Schedule 3.16(a)(4), neither the applicable Acquired Company nor, to the Knowledge of Sellers, any other party to such Real Property Lease is in breach in any material respect thereof or default in any material respect thereunder.  The Real Property is all of the material real property that is necessary for the operation of the business of the Acquired Companies as presently conducted.  Except as set forth in Schedule 3.16(a)(5), none of the Acquired Companies have received notice that any party to any Real Property Lease intends, or has threatened, to terminate or revoke all or any rights granted in favor of any Acquired Company thereunder.

(b) The Acquired Companies own good and insurable title to the Owned Real Property and good and valid leasehold interests in the Leased Real Property.  The foregoing representation (a) shall not be construed in any event to relate to the fee interest in any Leased Real Property and (b) shall be deemed deleted with respect to any matter covered by a title insurance policy obtained by the Acquired Companies or Buyer.

(c) Except as set forth on Schedule 3.16(c), there are no outstanding options or rights of first refusal to purchase or lease the Owned Real Property or any portion thereof or interest therein, other than rights running in favor of any Acquired Company, and the Owned Real Property is free from agreements creating any obligation on the part of any Person-to sell, lease or grant a third party option to sell or lease.

(d) Except as set forth in Schedule 3.16(d), the Sellers have not received notice of and there is no pending or, to the Knowledge of Sellers, threatened or contemplated condemnation proceeding affecting the Real Property or any part thereof, or any sale or other disposition of the Real Property or any part thereof in lieu of condemnation.

(e) All chairlifts, gondolas, buildings and other improvements, access roads and ski-runs used in connection with the Resorts and the conduct of the business of each Acquired Company as presently conducted are located either on (i) the Owned Real Property, or (ii) the Leased Real Property pursuant to valid Real Property Leases, including valid easement agreements in favor of the applicable Company, which allow and provide for the existence, operation, and maintenance of the chairlifts, gondolas, buildings, improvements, roads and/or ski-runs, as applicable.

(f) Schedule 3.16(f)(i) lists all of the Real Property Leases and other Contracts, including any amendments, modifications and/or supplements thereto, pursuant to which any Person has the right to use, occupy and/or possess all or any portion of the Owned Real Property (the “Third Party Real Property Leases”); provided, however, that Schedule 3.16(f)(i) need not include any bookings at hotels or conference facilities within the Resort in the Ordinary Course of Business. Except as set forth on Schedule 3.16(f)(i), (i) there are no material Third Party Real Property Leases, (ii) there are no material security deposits under any Real Property Leases or any portion thereof and (iii) no material tenant or other occupant is currently entitled to any material rent concessions, rent abatements or rent credits and no material rent concessions or rent abatements permitted under any Real Property Leases are currently claimed by any material tenant(s) or occupant(s) as a result of a default by any Acquired Company or otherwise. Copies of all such Third Party Real Property Leases (including any amendments, modifications and/or supplements) which are true, complete and correct in all material respects, have previously been delivered to Buyer prior to the date hereof.  Except as set forth in Schedule 3.16(f)(ii), each Third Party Real Property Lease is in full force and effect and no Acquired Company or, to the Knowledge of Sellers, any other party to such Third Party Real Property Lease is in breach in any material respect thereof or default in any material respect thereunder.

(g) Except as set forth on Schedule 3.16(g), no Acquired Company has received written notice of, and Sellers have no Knowledge of, (i) any violations of any covenants or restrictions affecting any Real Property including any covenants, conditions or restrictions of or issued by any applicable condominium or home owners association, or (ii) any violations of any zoning codes or ordinances or other Laws of any Governmental Agency applicable to such Real Property, in any case which would reasonably be expected to result in a Material Adverse Effect on the Acquired Companies, taken as a whole.

Tax Matters

.

(a) All material Tax Returns required to be filed by or with respect to any Acquired Company on or before the date hereof have been properly prepared and timely filed.  All such Tax Returns were correct and complete in all material respects. All material Tax Returns required to be filed by or with respect to any Acquired Companies after the date hereof and on or before the Closing Date shall be properly prepared and timely filed, in a manner consistent with prior years and applicable laws and regulations except where any inconsistency is required by applicable laws and regulations.  All material Taxes due and payable by the Acquired Companies (whether or not shown on a Tax return) have been paid.  All material Taxes that the Acquired Companies are or were required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been accrued or paid to the proper Tax authority, and have been properly reported as required under applicable information reporting requirements.

(b) The Acquired Companies have not waived any statute of limitations with respect to any Taxes or has not agreed to any extension of time with respect to a material assessment or Tax deficiency.

(c) With respect to all material federal, state and local Tax Returns of each Acquired Company, (i) no audit is in progress and no extension of time, other than automatic extensions of time, is in force with respect to any date on which any Tax Return was or is to be filed and no waiver or agreement is in force for the extension of time for the assessment or payment of any Tax; and (ii) there is no unassessed deficiency as to which any Acquired Company has received written notice or as to which the Sellers have Knowledge based upon personal contact with any agent of a taxing authority against any Acquired Company.

(d) Except as set forth on Schedule 3.17(d), the Acquired Companies have not agreed to and, to the Knowledge of Sellers, the Acquired Companies are not required to make any adjustments pursuant to Section 481(a) of the Code by reason of a change in accounting method or otherwise for any Tax period for which the applicable federal statute of limitations has not yet expired.

(e) To the Knowledge of Sellers, there are no material Liens for Taxes upon the assets or properties of the Acquired Companies, except for statutory Liens for current Taxes not yet due and except for Taxes, if any, as are being contested in good faith.

(f) The Acquired Companies are not a party to any agreement providing for the allocation or sharing of Taxes.

(g) There are no special assessments or charges which have been levied, and with respect to which the Acquired Companies have received written notice, against the Real Property that are not reflected on the tax bills issued with respect thereto.

(h) The Acquired Companies (i) have not entered into any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) that must be disclosed pursuant to Section 6011 of the Code and the Regulations promulgated thereunder, (ii) are not a party to any closing agreement as defined in Section 7121 of the Code or any similar provision of state, local, or foreign Law or (iii) have not requested any private ruling from any Tax authority.
Contracts and Commitments

.  Except as set forth in Schedule 3.18, the Acquired Companies are not a party to:

(a) any partnership agreements or joint venture agreements which require a payment, or delivery of assets or services beyond the 2018/2019 ski season and which are not terminable by the applicable Company on 30 days or less written notice without penalty to the applicable Acquired Company, or which contain exclusivity arrangements which will be binding upon the Affiliates of the applicable Acquired Company following the Closing;

(b) any agreement pursuant to which the applicable Acquired Company would be required to pay severance to any director, officer, employee or consultant;
(c) any material agreement with another person or entity limiting or restricting the ability of the applicable Acquired Company to enter into or engage in any market or line of business;
(d) any material brokerage agreements;

(e) any agreements for the sale of any of the assets of the applicable Acquired Company other than in the Ordinary Course of Business or for the grant to any person or entity of any preferential rights to purchase any of its assets;

(f) any agreement relating to the acquisition by the applicable Company of any operating business or the assets or capital stock of any other corporation, entity or business entered into during the last twelve (12) months;

(g) any material agreements relating to the incurrence, assumption, surety or guarantee of any indebtedness;

(h) any material agreements, other than agreements granting rights to use readily available commercial Software and having an acquisition price of less than $50,000 in the aggregate for all such agreements and agreements allowing the use of the Acquired Company trademarks, trade names or other marks or names in connection with promotional activities (i) granting or obtaining any right to use any Intellectual Property or (ii) restricting the rights of the applicable Acquired Company, or permitting other Persons, to use or register any Intellectual Property of the applicable Acquired Company;

(i) any material agreements under which the applicable Acquired Company has made advances or loans to any entity or individual not including advances made to an employee of the applicable Acquired Company in the Ordinary Course of Business consistent with past practice;

(j) any agreement pursuant to which both an Acquired Company and any Affiliate (except for another Acquired Company) are jointly and severally liable for breach of such agreement by such Affiliate; or

(k) except for agreements described in Schedule 3.18(k), any other agreement, including group of related agreements, the performance of which presently requires aggregate payments be made to or from the Acquired Companies in excess of $100,000 per year.

Each of the contracts to which any Acquired Company is a party and which is required to be set forth on Schedule 3.18 (the “Material Contracts”), a true and complete copy of each of which has been delivered or made available to Buyer prior to the date hereof, is in full force and effect and is the legal, valid and binding obligation of the applicable Acquired Company, enforceable against it in accordance with its terms, subject to the Enforceability Exceptions. With respect to each Material Contract, neither the applicable Acquired Company nor, to the

Knowledge of Sellers, any other party, is in material breach of violation of, or default under, any such Material Contract and no event has occurred, is pending or, to the Knowledge of Sellers, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a material breach or default by the applicable Acquired Company or, to the Knowledge of Sellers, any other party under such Material Contract.

Environmental Matters

.

(a) To the Knowledge of Sellers, and except as set forth on Schedule 3.19(a), each Acquired Company is in compliance in all material respects with all applicable Environmental Laws, which material compliance includes, but is not limited to, the possession by each Acquired Company of all material approvals, permits and other governmental authorizations required under applicable Environmental Laws for the operation of the business of the Acquired Companies as currently conducted, for which the applicable Acquired Companies are compliance with the terms and conditions thereof, except in each case where the failure to be in such compliance would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Acquired Companies, taken as a whole.

(b) Except as set forth on Schedule 3.19(b), there is no Environmental Claim pending or, to the Knowledge of Sellers, threatened against any Acquired Company.
Intellectual Property

.

(a) Schedule 3.20(a) sets forth a true, correct, and complete list of all U.S. and foreign: (i) issued patents and patent applications, (ii) trademark registrations and applications, (iii) copyright registrations and applications, and (iv) Software, in each case which is owned by any Acquired Company. The applicable Acquired Company, as set forth on Schedule 3.20(a), is the sole and exclusive beneficial and record owner of each of the Intellectual Property items set forth on Schedule 3.20(a) and, to the Knowledge of Sellers, all such Intellectual Property is subsisting, valid and enforceable.

(b) Except as set forth on Schedule 3.20(b):

(i) each of the Acquired Companies owns, or has valid right to use, free and clear of all Liens, except for Permitted Exceptions, all Intellectual Property used or held for use in, or necessary to conduct, such Acquired Company’s business; provided, however, that this Section 3.20(b)(i) shall not constitute a non-infringement representation;

(ii) to the Knowledge of Sellers, the conduct of each Acquired Company’s business (including the products and services of such Acquired Company) as currently conducted does not infringe, misappropriate or otherwise violate any Person’s Intellectual Property rights and there has been no such claim asserted or threatened in the past three years against such Acquired Company or, to the Knowledge of Sellers, any other Person;

(iii) to the Knowledge of Sellers, no Person is infringing, misappropriating or otherwise violating any Intellectual Property owned by or licensed to the Acquired Companies and no such claims have been asserted or threatened against any Person by the Acquired Companies or, to the Knowledge of Sellers, any other Person, in the past three years;

(iv) the consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of or payment of any additional amounts with respect to, or require the consent of any other Person in respect of, the Acquired Companies’ right to own, use or hold for use any of the Intellectual Property as owned, used or held for use in the conduct of the business of the Acquired Companies as currently conducted; and

(v) no claims have been asserted or, to the Knowledge of Sellers, threatened against such Acquired Company alleging a violation of any Person’s privacy or personal information or data rights and the consummation of the transactions contemplated hereby will not breach or otherwise cause any violation of any Law, policy or procedure related to privacy, data protection or the collection and use of personal information collected, used or held for use by such Acquired Company in the conduct of the Acquired Company’s business. The Acquired Companies take reasonable measures to ensure that such information is protected against unauthorized access, use, modification or other misuse.

Related Persons

.  Except as set forth on Schedule 3.21(a), immediately after the Closing, none of the assets, including Intellectual Property, used in the business of the Acquired Companies is or will be owned, or leased from a third party, by Sellers or any of their Affiliates.  Schedule 3.21(b) sets forth a true and complete list of all material Contracts to which Acquired Companies, on the one hand, and any of the Sellers, on the other hand, are a party.

Absence of Certain Changes

.  Except as set forth in Schedule 3.22(a), since the Base Balance Sheet Date, the Acquired Companies have conducted their respective businesses in the Ordinary Course of Business, and since the Base Balance Sheet Date no any event, occurrence, development or state of circumstances or facts has had or reasonably would be expected to have a Material Adverse Effect on the Acquired Companies, taken as a whole except that the Acquired Companies are entitled to make payments to certain executives in conjunction with the Closing and be entitled to such expense deductions. In addition, the Acquired Companies can distribute all the cash to the stockholders of the Company.

Water Rights

.  Except as set forth in Schedule 3.23, each Acquired Company has all water rights, riparian rights, appropriative rights, water allocations, water stock, water supply contracts, water disbursal rights, water discharge rights and water collection rights necessary for the collection, use, distribution, discharge, and disbursal of water and for the continued snowmaking, irrigation, domestic and commercial uses of its Resort facilities and operation of its Resorts in accordance with its operation as of the date of this Agreement other than as would not be reasonably be expected to result in a Material Adverse Effect on the Acquired Companies, taken as a whole.

Necessary Operating Assets

.  The Acquired Companies own or have the right to use all of the assets necessary and sufficient to operate the ski resorts known as Roundtop Mountain Resort, Liberty Mountain Resort and Whitetail Resort, the golf courses located at the Liberty Mountain Resort property and the Whitetail Resort property and the Conference Center located at the Liberty Mountain Resort property

Certain Investment Representations

.

(a) Each Seller is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D promulgated by the SEC under the Securities Act. Each such Seller will execute and deliver to the Buyer such documents as the Buyer may reasonably request in order to confirm the accuracy of the foregoing.

(b) Each Seller is acquiring the Buyer’s Common Stock for investment for the Seller’s own account and not with a view to, or for resale in connection with, the distribution or other disposition thereof except as permitted by Law, including Securities Laws. Each Seller does not have any present intent to resell or distribute all or any part of the Buyer’s Common Stock.

(c) Each Seller acknowledges and agrees that neither the Buyer, nor any of its stockholders, officers, directors, employees, agents or Affiliates: (i) have provided Seller with an offering memorandum or prospectus (each as defined under applicable Securities Laws) or any similar document in connection with the issue of the Buyer’s Common Stock; (ii) have made any representations or warranties of any kind, express or implied, to Seller or its agents in connection with the offer, purchase and/or sale of the Buyer’s Common Stock, except for the express written representations and warranties made by Buyer in Article 4 of this Agreement; or (iii) at any time had or will have any duty to Seller or its agents to disclose any information relating to the Buyer, its business or financial condition or relating to any other matters in connection with the offer, purchase and/or sale of the Buyer’s Common Stock.

(d) Each Seller acknowledges and agrees that the Common Stock is characterized as “restricted securities” under the Securities Laws inasmuch as they are being acquired from the Buyer in a transaction not involving a public offering and that under such laws and applicable regulations such Common Stock may be resold without registration under the Securities Act only in certain limited circumstances. In this respect, each Seller represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and otherwise by the Securities Act.

(e) Each Seller has been given the opportunity to obtain any information or documents, and to ask questions and receive answers about such documents, the Buyer and its Affiliates and the business and prospects of the Buyer and its Affiliates (including the transactions to be consummated pursuant to the terms of this Agreement), as the Seller deems necessary to evaluate the merits and risks related to its investment in the Buyer’s Common Stock and no representations concerning such matters or any other matters related to such investment have been made to the Seller except as set forth in this Agreement. Each Seller has consulted its own attorney, accountant or investment advisor with respect to the investment contemplated hereby and its suitability for the Seller, including the tax and other economic considerations related to the investment.  The decision to execute this Agreement and to acquire the Buyer’s Common Stock have not been based on any verbal or written representations as to fact or otherwise made by or on behalf of the Buyer, other than such written representations as are expressly contained in this Agreement.

(f) Each Seller (i) understands and acknowledges that the Seller’s investment in the shares of Buyer’s Common Stock involves a high degree of risk; (ii) has knowledge and experience in financial and business matters such that the Seller is capable of evaluating the merits and risks of the acquisition of the Buyer’s Common Stock as contemplated by this Agreement; (iii) understands and has taken cognizance of all risk factors related to the acquisition of the Buyer’s Common Stock; and (iv) is able to bear the economic risk of the investment in the Buyer’s Common Stock for an indefinite period of time and can afford to suffer a complete loss of the investment in the Buyer’s Common Stock.

(g) Each Seller has been informed that the offer of the Buyer’s Common Stock is being made pursuant to an exemption from the registration requirements of the Securities Act relating to transactions by an issuer not involving a public offering, and that, consequently, the materials relating to the offer have not been subject to review and comment by the staff of the SEC or any other Governmental Agency.

(h) Each Seller acknowledges that it is not subscribing for the Buyer’s Common Stock as a result of, or subsequent to, any advertisement, article, notice or other communication published in any newspapers, magazine or similar media or broadcast over television or radio, or presented at any seminar or meeting, or any solicitation of a subscription by a Person not previously known to the Seller in connection with investments in securities generally.

Restrictive Legend

. Each Seller acknowledges that the Buyer’s Common Stock to be issued may not be sold, assigned, transferred, encumbered or disposed of unless they are registered under the Securities Act or unless an exemption from such registration is available and shall be subject to applicable stop transfer instructions provided by the Buyer to its transfer agent.  Accordingly, the following restrictive legend will be placed on any instrument, certificate or other document evidencing the Common Stock:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR STATE SECURITIES LAWS.  THESE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT FOR DISTRIBUTION OR RESALE. THEY MAY NOT BE SOLD, ASSIGNED, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED OR DISPOSED OF WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SHARES UNDER THE SECURITIES ACT OF 1933 OR AN OPINION OF COUNSEL THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT.”

Article 4. REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers as follows:

Organization of Buyer

.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri and has all requisite power and authority to own, operate and lease its properties and to carry on its business as presently owned or conducted.

Power and Authority

.  Buyer has the requisite corporate authority and power to execute and deliver this Agreement and the Related Documents to which it is a party and to perform the transactions contemplated hereby.  All corporate and stockholder action on the part of Buyer necessary to approve or to authorize the execution and delivery of this Agreement and the Related Documents and the performance by Buyer of the transactions contemplated hereby and thereby has been duly taken. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except to the extent that the enforceability thereof may be limited by the Enforceability Exceptions.

No Conflicts

.  Neither the execution or delivery by Buyer of this Agreement and the Related Documents to which it is a party nor the performance by Buyer of the transactions contemplated hereby and thereby, shall:

(a) conflict with or result in a breach of any provision of the certificate of incorporation or bylaws of Buyer;

(b) violate any existing applicable Law by which Buyer or any of its properties is bound, which violation would reasonably be expected to have a material adverse effect on the ability of Buyer to purchase the Stock or pay the Purchase Price, in each case on the terms and subject to the conditions set forth herein;

(c) require any consent, approval, authorization or other order or action of, or notice to, or declaration, filing or registration with, any Person other than any such consent, approval, authorization, order, action, notice, declaration, filing or registration the absence of which would not reasonably be expected to have a material adverse effect on the ability of Buyer to purchase the Stock or pay the Purchase Price, in each case on the terms and subject to the conditions set forth herein; or

(d) conflict with or result in a breach of any of the terms or provisions of, or constitute a default under any Material Contract other than such of the foregoing matters which would not reasonably be expected to have a material adverse effect on the ability of Buyer to purchase the Stock or pay the Purchase Price, in each case on the terms and subject to the conditions set forth herein.

Purchase for Investment

.  Buyer is purchasing the Stock for its own account for investment and not for resale or distribution in any transaction that would be in violation of the securities laws of the United States of America or any state thereof.

Litigation

.  There is no Litigation pending or, to the Knowledge of Buyer, threatened against Buyer or any of its properties or assets which seeks to restrain, enjoin or prevent the consummation of this Agreement or any of the transactions contemplated hereby.

Brokers

.  Except as set forth on Schedule 4.6, no broker, finder, agent, investment banker, financial advisor or similar Person has acted for or on behalf of the Buyer in connection with this Agreement or the transactions contemplated hereby (a “Buyer Broker”  ), and no broker, finder, agent, investment banker, financial advisor or similar Person is entitled to any broker’s, finder’s, financial advisor’s or similar fee or other commission in connection therewith.

No Divestitures

.  To the knowledge of Buyer, none of the businesses or operations of Buyer or any of its Subsidiaries or use or ownership of assets or interests in connection with such businesses or operations would reasonably be expected, in connection with and in anticipation of the consummation of the transactions contemplated hereby, to result in Buyer being required to divest itself or hold or operate separately any of its assets or result in any other materially burdensome condition to Buyer or any Company.

Financing Plan

.  Schedule 4.8 sets forth the Buyer’s financing plan with respect to the Transactions (the “Financing Plan”).  The Buyer knows of no facts or circumstances that would be reasonably likely to result in the inability of the Buyer to successfully execute the Financing Plan.  The Buyer acknowledges and affirms that it is not a condition to Closing or any of their other obligations under this Agreement that the Buyer obtain financing (or obtain financing on terms acceptable to the Buyer) for or relating to any of the Transactions.

Capitalization

.

(a) The authorized capital of Buyer consists exclusively of 40,000 shares of Series A Preferred Stock, $0.01 per share, $1,000 liquidation preference per share (“Buyer Preferred Stock”); and 40,000,000 shares of Common Stock, $0.01 par value per share.  As of the date of this Agreement, no shares of capital stock or other voting securities of Buyer are issued, or outstanding, other than: 20,000 shares of Buyer Preferred Stock and 13,982,400 shares of Buyer Common Stock.  The Company has reserved for issuance 3,179,650 shares of Common Stock for issuance upon the conversion of the Buyer Preferred Stock (calculated as of the date of this Agreement in accordance with the Certificate of Designation of Series A Cumulative Convertible Preferred Stock); 2,719,018 shares of Common Stock for issuance upon exercise of certain warrants (as set forth in Schedule 4.9(a)), and 559,296 shares of Common Stock for issuance under the Peak Resorts, Inc. 2014 Equity Incentive Plan.  All of the issued and outstanding shares of Buyer Preferred Stock and Buyer Common Stock have been duly authorized and validly issued and are fully paid and nonassessable.  No bonds, debentures, notes or other indebtedness, other than Buyer Preferred Stock, that have the right to vote on any matters on which shareholders of Buyer may vote are issued or outstanding. Except as set forth in Schedule 4.9, as of the date of this Agreement, no trust preferred or subordinated debt securities of Buyer are issued or outstanding.  Except as set forth in Schedule 4.9, and other than pursuant to a Buyer Stock Plan, as of the date of this Agreement, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Buyer to issue, transfer, sell, purchase, redeem or otherwise acquire any shares of Buyer’s capital stock.

(b) Buyer owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Buyer’s Subsidiaries set forth in Schedule 4.9(b) (each a “Buyer Subsidiary”), free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid and nonassessable.  No Buyer Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

(c) Except as set forth in Schedule 4.9(c), there are no voting trusts, shareholder agreements, proxies or other agreements in effect pursuant to which Buyer or any of the Buyer Subsidiaries has a contractual or other obligation with respect to the voting or transfer of the Buyer Common Stock or other equity interests of Buyer.

(d) Schedule 4.9(d) sets forth a true, correct and complete list of all Buyer plans pursuant to which Buyer equity interests may be issued (each an “Buyer Stock Plan“) and all awards issued under the Buyer Option Plans (“Buyer Awards“) and outstanding as of the date hereof specifying, on a holder-by-holder basis, (i) the name of each holder, (ii) the number of shares subject to each such Buyer Award, (iii) the grant date of each such Buyer Award and (iv) the Buyer Stock Plan under which such Buyer Award was granted. Other than the Buyer Awards, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Buyer or any of its Subsidiaries) are outstanding.

(e) All of the Buyer Shares to be issued in the Transactions have been duly authorized and, upon consummation of the Transactions, will be validly issued, fully paid, non-assessable and free of preemptive rights.

Reports

.

(a) Buyer and each of its Subsidiaries have timely filed (or furnished, as applicable) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2018 with (i) any Regulatory Agency, including any report, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on Buyer. Except for examinations of Buyer and its Subsidiaries conducted by a Regulatory Agency in the Ordinary Course of Business, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Buyer, investigation into the business or operations of Buyer or any of its Subsidiaries since January 1, 2018, except where such proceedings or investigation would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Buyer.  There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Buyer or any of its Subsidiaries, which would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Buyer.

(b) An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Buyer or any of its Subsidiaries pursuant to the Securities Act or the Exchange Act, as the case may be, since January 1, 2018, (the “Buyer SEC Reports”) is publicly available.  No such Buyer SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Buyer SEC Reports filed or furnished under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.  As of the date of this Agreement, no executive officer of Buyer has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the SOX Act.  As of the date of this Agreement, there are no outstanding comments from or material unresolved issues raised by the SEC with respect to any of the Buyer SEC Reports.

Financial Statements

.

(a) The financial statements of Buyer and its Subsidiaries included (or incorporated by reference) in the Buyer SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Buyer and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Buyer and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP. The books and records of Buyer and its Subsidiaries have been, since May 1, 2018, the beginning of the current fiscal year, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.  Buyer’s Auditors have not resigned (or informed Buyer that it intends to resign) or been dismissed as independent public accountants of Buyer as a result of or in connection with any disagreements with Buyer on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Buyer, neither Buyer nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Buyer included in its Annual Report on Form 10-K for the fiscal year ended April 30, 2018 (including any notes thereto) and for liabilities incurred in the Ordinary Course of Business consistent with past practice since April 30, 2018, or in connection with this Agreement and the transactions contemplated hereby.

(c) The records, systems, controls, data and information of Buyer and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Buyer or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Buyer. Buyer (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Buyer, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Buyer by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the SOX Act, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Buyer’s Auditors and the audit committee of Buyer’s Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to materially adversely affect Buyer’s ability to record, process, summarize and report financial information, and (y) to the knowledge of Buyer, any fraud, whether or not material, that involves management or other employees who have a significant role in Buyer’s internal controls over financial reporting. To the knowledge of Buyer, as of the date of this Agreement, there is no reason to believe that its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the SOX Act, without qualification, when next due.

Absence of Undisclosed Liabilities

.  Except as disclosed in Schedule 4.12, or as reflected, noted or adequately reserved against in the most recent balance sheet provided by Buyer to Sellers, dated as of March 31, 2018, prior to the date of this Agreement (the “Buyer Balance Sheet”), as of the date of the Buyer Balance Sheet, Buyer had no material liabilities (whether accrued, absolute, contingent or otherwise) which were required to be reflected, noted or reserved against in the Buyer Balance Sheet under GAAP.  Except as disclosed in Schedule 4.12, Buyer and the Buyer Subsidiaries have not incurred, since the date of the Buyer Balance Sheet, any such liability, other than liabilities of the same nature as those set forth in the Buyer Balance Sheet, all of which have been incurred in the Ordinary Course of Business.

Absence of Changes

.  Since the date of the Buyer Balance Sheet, Buyer and the Buyer Subsidiaries have each conducted their businesses in the Ordinary Course of Business and, except as disclosed in Schedule 4.13, neither Buyer nor the Buyer Subsidiaries have undergone any changes in their condition (financial or otherwise), assets, liabilities, business, results of operations or future prospects, other than changes in the Ordinary Course of Business, which, in the aggregate, had a Material Adverse Effect as to Buyer and the Buyer Subsidiaries on a consolidated basis.

Article 5. PRE-CLOSING COVENANTS
Regulatory Filings, Etc

.  As soon as practicable after the date hereof, the Parties shall make all filings with the appropriate Governmental Agencies of the information and documents required or contemplated with respect to the transactions contemplated by this Agreement.  The Parties shall keep the other Party apprised of the status of any communications with, and inquiries or requests for information from, such Governmental

Agencies, in each case, relating to the transactions contemplated hereby. The Parties shall each use their respective commercially reasonable efforts to comply as expeditiously as possible in good faith with all lawful requests of the Governmental Agencies for additional information and documents pursuant to such Laws.

Injunctions

.  If any court having jurisdiction over any of the Parties issues or otherwise promulgates any restraining order, injunction, decree or similar order which prohibits the consummation of any of the transactions contemplated hereby or by any Related Document, the Parties shall use their respective commercially reasonable best efforts in good faith to have such restraining order, injunction, decree or similar order dissolved or otherwise eliminated as promptly as possible and to pursue the underlying Litigation diligently and in good faith. Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 5.2 shall limit the respective rights of the Parties to terminate this Agreement in accordance with the terms of Section 12.1 or shall limit or otherwise affect the respective conditions to the obligations of the parties set forth in Article 7 and 8 hereof.

Access to Information

.  Commencing on the date of this Agreement and continuing to and including November 8, 2018 (the “Due Diligence Period”), Sellers shall, and shall cause the Acquired Companies, to the extent reasonably required and upon reasonable request by Buyer, provide Buyer, Buyer’s lenders and their respective employees, counsel, accountants and other representatives and advisors (collectively, the “Representatives”) full access, during normal business hours on reasonable notice and at such other times as Buyer reasonably requests and under reasonable circumstances, to any and all premises, properties, Contracts, commitments, books and records and other information exclusively of or relating exclusively to the Stock or the Acquired Companies (the “Company Subject Matter”); provided, however, that Sellers shall use their respective commercially reasonable efforts to provide to Buyer and its lenders any such information that does not relate exclusively to the Company Subject Matter to the extent such information can be segregated without undue effort from information relating to Sellers and that is not otherwise confidential or of a competitive nature; provided, further, that such access may be limited to the location at which the relevant information is normally maintained, shall not unreasonably interfere with the operations of the Acquired Companies or their Affiliates, and shall be limited to the extent reasonably determined to be required by the applicable law.

Expiration of Due Diligence Period

.  On or before November 8, 2018 (“Due Diligence Expiration Date”), Buyer shall deliver to Sellers written notice (“Buyer’s Notice“) specifying either (i) Buyer has approved the Due Diligence Conditions during the Due Diligence Period and elects to proceed to Closing; or (ii) Buyer disapproved of one or both of the Due Diligence Conditions during the Due Diligence Period and elects not to proceed to Closing.  Should Buyer fail to deliver Buyer’s Notice on or before the Due Diligence Expiration Date, Buyer shall be deemed to have approved of the Due Diligence Conditions during the Due Diligence Period and elected to proceed to Closing pursuant to subpart (i) immediately above.  For the purposes of this Section 5.4, the “Due Diligence Conditions” shall be (i) the satisfaction of the condition in Section 7.9 (Title Commitments) and (ii) receipt of environmental site assessments with respect to the real property in which the Resorts are located to the reasonable satisfaction of Buyer and its lenders.

 No Extraordinary Actions by the Sellers

.  In each case except as disclosed on Schedule 5.5, or consented to or approved in writing by Buyer, or contemplated by this Agreement or the Related Documents from the date hereof until the Closing, Sellers shall:

(a) cause the Acquired Companies to conduct their respective businesses in the Ordinary Course of Business and in accordance, in all material respects, with their respective past policies and procedures and specifically shall not:

(b) amend or otherwise change the Certificates of Incorporation or bylaws or other organizational documents of the Acquired Companies;

(c) not permit the Acquired Companies to admit, or undertake to admit, any new stockholders, or issue or sell any stock or other securities of the Acquired Companies or any options, warrants or rights to acquire any such stock or other securities or repurchase or redeem any stock or other securities of any Acquired Company;

(d) not split, combine or reclassify any shares of the Acquired Companies’ capital stock;

(e) cause the Acquired Companies not to take any action with respect to, or make any material change in, its accounting or Tax policies or procedures, except as may be required by changes in generally accepted accounting principles upon the advice of its independent accountants;

(f) cause the Acquired Companies not to make or revoke any material Tax election or settle or compromise any material Tax liability, or amend any material Tax Return, provided that the Acquired Companies shall be permitted to make an election to close their books as of the date of closing pursuant to Section 1377(a)(2) of the Code;

(g) comply with and not take any action or fail to take any action which would constitute a material breach or default under any of: (i) the Certificates of Incorporation or bylaws or other organizational documents of the Acquired Companies, (ii) any Real Property Lease, (iii) any other material Lease, or (iv) any other Material Contract and/or any material judgment, order or other writing with the force of Law;

(h) not dispose of, pledge, hypothecate, encumber, transfer or assign any of the Stock or the equity securities of the Acquired Companies, or any material assets of the Acquired Companies except for the Excluded Assets or in the Ordinary Course of Business;

(i) cause the Acquired Companies not to acquire, lease or license any assets or property, other than in the Ordinary Course of Business, or merge or consolidate with any entity;

(j) maintain in full force and effect the casualty insurance policies currently in effect with respect to the Real Property and all other Insurance Policies, and shall deliver to Buyer, upon request, reasonable evidence of same in the form of certificates of such insurance;

(k) not terminate, amend or modify any Real Property Lease, material Lease, or any other Material Contract, or enter into any new or additional Material Contracts of any type, nature or description, except in the Ordinary Course of Business;

(l) not undertake any material capital improvement projects or make any material additions, improvements or renovations to existing facilities and/or equipment;

(m) not institute or settle, except for settlements which do not exceed $25,000 in the aggregate or are claims which are fully covered by insurance, except for applicable self-insured retentions under existing insurance policies, any Litigation;

(n) not create, incur or assume any short-term Indebtedness, including obligations in respect of capital leases, on behalf of the Acquired Companies, other than in the Ordinary Course of Business, or create, incur or assume any long-term Indebtedness, and not assume, guarantee, endorse or otherwise become liable or responsible, whether directly, contingently or otherwise, for the obligations of any other Person, or make any loans, advances or capital contributions to, or investments in, any other Person;

(o) not enter into, adopt or amend in any respect any Company Plan or, except for annual adjustments in the Ordinary Course of Business consistent with past practice, increase in any material respect the compensation or benefits of, or modify the employment terms of, its directors, officers or employees, generally or individually, or pay or promise to pay any bonus or benefit to its directors, officers or employees, except as required by the Company Plans in accordance with their terms immediately prior to the execution of this Agreement, or hire any new officers, or, except in the Ordinary Course of Business;

(p) except as required by applicable Law, not increase the compensation or benefits payable under any existing employment, severance or termination policies or agreements, or enter into any employment, deferred compensation, severance or other similar agreement, or amend any such existing agreement, with any director, officer or employee of any Acquired Company, except for anniversary date or annual adjustments for at-will employees;
(q) not enter into any collective bargaining agreement or similar labor agreement, or renew, extend or renegotiate any existing collective bargaining agreement or similar labor agreement;
(r) pay all Transaction Payments in full; and
(s) not agree to do anything prohibited by this Section 5.5.
Commercially Reasonable Efforts; Further Assurances

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(a) Upon the terms and subject to the conditions hereof, Sellers and Buyer each agree to use their respective commercially reasonable efforts in good faith to take or cause to be taken all actions and to do, or cause to be done, all things necessary, proper or advisable to ensure that the conditions set forth in Article 7 and 8 are satisfied and to consummate and make effective the transactions contemplated by this Agreement and the Related Documents insofar as such matters are within their respective control.

(b) Except as otherwise expressly provided for in this Agreement, the Parties shall provide such information and cooperate fully with each other in making such applications, filings and other submissions which may be required or reasonably necessary in order to obtain all approvals, consents, authorizations, releases and waivers as may be required under this Agreement and the Related Documents as conditions to the Parties’ Closing obligations.

(c) Except as otherwise expressly provided for in this Agreement, the Parties  shall promptly take all actions necessary to make each filing, including any supplemental filing, which any of them may be required to make with any Governmental Agency as a condition to or consequence of the consummation of the transactions contemplated by this Agreement or any Related Document.

(d) On or prior to the Closing, the Parties shall execute and deliver to each other the Related Documents to which they are a party.

(e) Sellers shall, to the extent permitted by applicable Law, use their commercially reasonable efforts to assist and cooperate with Buyer in making such arrangements as would permit the continued sales of alcoholic beverages by the Acquired Companies at the Resorts following the Closing and pending the issuance of new liquor licenses to the Acquired Companies reflecting the transactions contemplated by this Agreement, including assisting with transfer applications; and (ii) in causing the transfer of other operational permits used in the operations of the Acquired Companies’ businesses.

(f) Subject to compliance by Sellers with any proprietary rights, confidentiality or applicable laws, regulations or agreements, Sellers shall transfer, or shall cause to be transferred, to each Acquired Company, at or prior to the Closing, all data and all right, title and interest to such data that relates exclusively to such Acquired Company and is maintained in electronic format including, without limitation, marketing data and customer lists (including skiers and lodging guests) for the past three years, and shall not retain any of such data for the use of Sellers or for any other reason; provided, however, that Sellers shall use their respective commercially reasonable efforts to transfer to each Acquired Company any such data that does not relate exclusively to such Acquired Company to the extent such data can be segregated from information relating to the Acquired Companies that is not otherwise subject to a proprietary rights, confidentiality or similar agreement.

(g) To the extent the Acquired Companies shall not be able to continue to use any of the licenses set forth on Schedule 9.6(g) after the Closing, Sellers agree to use their commercially reasonable efforts to assist the Acquired Companies in replacing such licenses and/or to provide the Acquired Companies with the benefits of such licenses including allowing such Acquired Company to act as sub-licensee to the extent the underlying license permits.

Confidentiality; Publicity

.  Each Party shall keep confidential all nonpublic information concerning the other Parties furnished to it by such other Persons per the terms of that certain Mutual Nondisclosure/Confidentiality Agreement dated April 27, 2018 between the Buyer and Snow Time, Inc. (the “NDA”) as if originally a party thereto, except that Sellers shall maintain such information with respect to the Company as confidential only to the extent such information is specific to the Company following the Closing Date. Any release to the public of information with respect to the matters contemplated by this Agreement, including any termination of this Agreement, shall be made only in the form and manner approved jointly by Sellers and Buyer, provided that if a Party is required by law to make any disclosure concerning such matters, such Party shall discuss in good faith with the other Party the form and content of such disclosure prior to its release, but such release shall not require the prior approval of the other parties.

No Solicitation

.  From the date hereof until the earlier of the Closing Date or November 8, 2018, Sellers shall not and shall cause their Representatives not to, directly or indirectly: (a) initiate, solicit, encourage or otherwise facilitate any inquiry, proposal, offer or discussion with any party other than Buyer concerning any merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale of material assets or similar business transaction involving the Acquired Companies; (b) furnish, or make available, any non-public information concerning the business, properties or assets of the Acquired Companies or any division of the Acquired Companies to any Person other than Buyer or in the Ordinary Course of Business; or (c) engage in discussions or negotiations with any Person concerning any such transaction.  Sellers shall immediately notify any Person with which discussions or negotiations of the nature described above were pending that the Sellers are terminating such discussions or negotiations.  If Sellers receive any inquiry, proposal or offer of the nature described above, Sellers shall, within two Business Days after such receipt, notify Buyer of such inquiry, proposal or offer, including the general terms of such inquiry, proposal or offer.

Article 6. CLOSING
Closing

.  Provided that this Agreement shall not have been terminated in accordance with its express terms, the closing (the “Closing”) shall occur on or about November8, 2018 or such later date as the Parties may mutually agree, with the exact date being the third Business Day following the satisfaction or waiver of the conditions to the Closing set forth in Article 7 and 8 (the ”Closing Date”).  The Closing shall occur electronically or through the mail or at a time and place that is mutually acceptable to the Parties.  In the event that the Closing Date occurs on or after October 1, 2018, the parties agree that, for all purposes other than Sections 2.4(a), the Closing shall have deemed to have occurred as of October 1, 2018.

Specifically, for the purposes of the Estimated Closing Statement under Section 2.3, the calculation of the Estimated Prepaid Adjustment, the Estimated Working Capital, the Estimated Indebtedness and the Estimated Closing Cash on Hand shall be done as of September 30, 2018 (the “Cut-off Date“).  For the purposes of calculating the Closing Stock Price, the Closing shall be deemed to have occurred on the Closing Date and not the Cut-off Date.  In the event that the Closing Date occurs after the record date for the next dividend on the Buyer Common Stock, the Purchase Price shall be increased by the amount that Sellers would have received from such dividend had the Closing Date occurred prior to such record date; it is the intention of this provision that Sellers receive the benefit of the dividend as if Sellers owned the Buyer Common Stock to be received under this Agreement as of such record date.

Further, the Parties agree to settle up the net operating cash activity (excluding Transaction Expenses for the avoidance of doubt, such exclusion shall include Transaction Payments) from October 1, 2018 until the Closing Date between the Parties.  Sellers will continue to operate the Acquired Companies with complete operational authority until the Closing Date, subject to the terms and conditions of this Agreement.  Sellers shall receive all operating cash receipts and being responsible for all operating cash outlays up to Cut-off Date and Buyer shall receive operating cash receipts and being responsible for all operating cash outlays after that date.  Sellers agree to operate the Acquired Companies in the Ordinary Course of Business under its existing management plan, with the Ordinary Course of Business to include paying all invoices, payrolls, taxes, benefits, etc. within term and pursuing cash receipts from all revenue sources, including season passes, Advantage Cards, Night Club Cards, seasonal lockers, seasonal lesson programs, hotel, paintball, golf, catered events, etc.

Sellers will prepare a financial report as of Cut-off Date documenting the financial condition of the Acquired Companies at that date.  Sellers will also prepare a financial report documenting the net operating cash activity (excluding all Transaction Expenses for the avoidance of doubt, such exclusion shall include Transaction Payments) by taking operating cash receipts less operating cash outlays from October 1, 2018 through the Closing Date (the “Interim Period”).  Such calculation will be completed within 10 business days of the Closing and shall be made available to Buyer as soon as it has been prepared.  Buyer shall have access to the books and records of Sellers so as to be able to satisfy Buyer as to the accuracy of such financial report.  In the event that the Parties are unable to agree as to the net operating cash activity for the Interim Period, any differences shall be resolved using the procedures set forth in Section 2.5.  If operating cash receipts exceed the operating cash outlays during the Interim Period, the difference will be paid by Sellers to Buyer within 10 days following the calculation of the net cash operating activity.  If operating cash outlays exceed operating cash receipts during the Interim Period, the difference will be payable by Buyer to Sellers within 10 days following the calculation of the net operating cash activity.

Article 7. CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

The obligations of Buyer to consummate the Closing shall be subject to the satisfaction or Buyer’s waiver, at or prior to the Closing, of the following conditions:

Representations and Warranties; Compliance with Covenants

.  The representations and warranties of Sellers contained in Article 3 herein shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or similar terms set forth therein) both as of the date of this Agreement and on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except for those representations and warranties that are expressly limited by their terms to dates or times other than the Closing Date, which representations and warranties need only be true and correct as of such other date or time, and except where the failure to be so true and correct individually or in the aggregate with all other such failures, does not have and would not reasonably be expected to have a Material Adverse Effect on the Acquired Companies taken as a whole. The Sellers shall have performed and complied in all material respects with all covenants and agreements required hereby to be performed or complied with by them on or prior to the Closing Date.  Sellers shall have delivered to Buyer a certificate, dated the date of the Closing and signed by Sellers, to the foregoing effect.

No Material Adverse Effect

.  Since the date hereof, there shall have occurred no change, effect, condition, event or circumstance which has had or would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Acquired Companies, taken as a whole.

No Injunction

.  No Judgment shall have been rendered in any Litigation which has the effect of enjoining the consummation of the transactions contemplated by this Agreement, and no Litigation shall be pending that would reasonably be expected to result in such a Judgment.

Release of Liens

.  On or prior to Closing, the Sellers shall have caused the release of all Liens, except for Permitted Exceptions, securing monetary obligations.

Assignment

.  Sellers shall have delivered to Buyer stock certificates representing all of the outstanding shares of the Stock and executed stock powers, in form and substance reasonably satisfactory to Buyer, concerning the Stock (the “Assignment”).

Related Documents

.  Sellers and the Acquired Companies shall have executed and delivered all Related Documents required to be executed by them at or prior to the Closing.

FIRPTA

.  Buyer shall have received a statement from Sellers that they are not a “foreign person” within the meaning of Section 1445 of the Code.

Resignations

.  On the Closing Date, Sellers shall cause to be delivered to Buyer duly signed resignations, effective immediately after the Closing, of all directors of the Acquired Companies and all officers of the Acquired Companies.

Title Commitments

.  Provided that Buyer has taken all customary and necessary actions for the issuance of the title policies, including without limitation satisfying those certain requirements listed in the Title Commitments within the control and reasonably required to be satisfied on the part of Buyer, a title company selected and approved by Buyer  that is a member of the Pennsylvania Board of Title Underwriters and is prepared to issue title on the ALTA Owner’s Policy Form (6-17-06) shall have committed and be prepared to deliver contemporaneously with the Closing, at Buyer’s sole expense, an Owner’s Policy of Title Insurance materially in accordance with its Title Commitments. Sellers hereby covenant to satisfy all standard requirements listed in Schedule B of the Title Commitments within the control of and reasonably required to be satisfied on the part of Sellers, including without limitation all actions required to be performed by Sellers pursuant to this Agreement.

7.10 Due Diligence Period. The condition set forth in Section 5.4 shall have been satisfied or waived.
Releases

.  Seller shall have delivered releases by the Sellers of the Acquired Companies in the form and substance attached as Exhibit C executed by each Seller.

Article 8. CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS

The obligations of Sellers to consummate the Closing shall be subject to the satisfaction or waiver, at or prior to the Closing, of the following conditions:

Representations and Warranties; Compliance with Covenants

.  The representations and warranties of Buyer contained herein shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or similar terms set forth therein) both as of the date of this Agreement and on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date except for those representations and warranties that are expressly limited by their terms to dates or times other than the Closing Date, which representations and warranties need only be true and correct as of such other date or time, except where the failure to be so true and correct, individually or in the aggregate with all other such failures, does not have and would not reasonably be expected to have a Material Adverse Effect on Buyer.  Buyer shall have performed and complied in all material respects with all material covenants and agreements required hereby to be performed or complied with by it on or prior to the Closing Date.  Buyer shall have delivered to Sellers, a certificate, dated the date of the Closing and signed by an officer of Buyer, to the foregoing effect.

No Injunction

.  No Judgment shall have been rendered in any Litigation which has the effect of enjoining the consummation of the transactions contemplated by this Agreement and no Litigation shall be pending that would reasonably be expected to result in such a Judgment.

Related Documents

.  Buyer shall have executed and delivered all Related Documents required to be executed by it at or prior to the Closing.

 Closing Documents

.  The Buyer shall have delivered to the Sellers the following:

(i) Certificates evidencing the Buyer Common Stock to be issued to the Sellers as set forth in Section 2.5 and of wire transfers representing each Seller’s portion of the Estimated Net Closing Payments determined in accordance with Section 2.5 herein (together with wire transfers to the Sellers’ Representative and any other applicable third parties, all in accordance with Section 2.5 herein);

(ii) A release by the Acquired Companies of each Seller in the form and substance of Exhibit D, executed by the Acquired Companies;

(iii) A copy of the resolutions duly adopted by the board of directors or similar governing body of Buyer authorizing Buyer’s execution, delivery and performance of each Transaction Document to which Buyer is a party and the consummation of the Transactions, as in effect as of the Closing, certified, on behalf of Buyer by an officer of Buyer (such certification shall include a representation as to the incumbency and signatures of the officers of Buyer executing the Transaction Documents).
No Material Adverse Effect

.  Since the date hereof, there shall have occurred no change, effect, condition, event or circumstance which has had or would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Buyer, taken as a whole.

Lifetime Ski Passes

.  Buyer shall have provided the individuals listed on Schedule 8.7 with lifetime ski passes for the Resorts.

Article 9. POST-CLOSING COVENANTS
Employment Matters

.  Except to the extent otherwise agreed in writing by the parties, Buyer agrees to, and cause each Acquired Company to, continue to employ the employees of such Company as of the Closing Date (the “Employees”) and that, through the end of the 2018/2019 ski season, the compensation paid and benefits provided to the Employees, in the aggregate, will be at least comparable to the aggregate compensation and benefits (other than senior management level bonuses) under such Acquired Company’s compensation benefit plans immediately prior to the Closing Date.

Benefit Plans

.

(a) For all purposes of any employee welfare benefit plans in which Employees participate after the Closing Date, Buyer shall credit Employees for prior service with the Acquired Companies and their Affiliates for purposes of participation and vesting under the applicable Plan.  Buyer shall allow Employees with vacation earned but unused as of the Closing Date to use such vacation in accordance with Buyer’s policy as in effect on the date hereof with respect to Buyer’s employees generally.  Buyer shall waive eligibility waiting periods for Employees in connection with any group health plan in which Employees participate after the Closing Date to the extent permitted under the applicable Plan.  For purposes of the preceding sentence, “group health plan” shall have the meaning prescribed in Section 5000(b)(1) of the Code.

(b)

(i) Effective as of the Closing Date or as soon thereafter as reasonably practicable, Buyer shall cause each Acquired Company to become a participating employer in Buyer’s 401(k) Retirement Plan (the “401(k) Plan”) and shall cause each Employee to be given Credit for his or her prior service as reflected in the records of the Acquired Companies for all purposes under the 401(k) Plan.

(ii) Following the Closing Date, Buyer shall cause the Acquired Companies to pay the “employer matches” under the Acquired Companies’ 401K Retirement Plan in an amount equal to the employer match included as a current liability for the purposes of calculating Working Capital under Section 2.2(b) (the “Employer Match”) in accordance with, and in a manner consistent with, the Acquired Companies’ historical practices; Sellers shall be entitled to the tax deductions resulting from the Employer Match.

(c) No provision in this Article 5 shall be construed to prevent the termination of employment of any Employee or the amendment or termination of any particular Acquired Company Plan to the extent not prohibited by its terms as in effect immediately prior to the date hereof. This Article 5 shall be binding upon and inure solely to the benefit of each of the Parties to this Agreement, and nothing in this Article 5, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever.

Transition

.  Without limiting the agreements set forth in this Article 9, for a period of 6 months following the Closing Date Sellers and Buyer shall and shall cause the Acquired Companies to, cooperate in good faith to effect an orderly transition in the operation of the Resorts, provided, that no Party shall be required to expend any funds or enter into any contractual commitments in performing its obligations under this Section 9.3.

Access to Records After the Closing

.  Sellers and Buyer recognize that subsequent to the Closing they may have information and documents which relate to the Acquired Companies, the Resorts, their employees, their properties and Taxes that relate to the period prior to Closing and to which the other Party may need access, subsequent to the Closing. Each such Party shall provide the other Party and its Representatives commercially reasonable access, during normal business hours on reasonable notice and at such other times as such other Party reasonably requests and under reasonable circumstances, to all such information and documents, and to furnish copies thereof, which such other Party reasonably requests.  Buyer and Sellers agree that prior to the destruction or disposition of any such books or records pertaining to the Acquired Companies at any time within 3 years after the Closing Date or, in any matter involving Taxes, within 7 years after the Closing Date, each such Party shall provide not less than 30 calendar days’ prior written notice to the other Party of any such proposed destruction or disposal.  If the recipient of such notice desires to obtain any documents to be destroyed, it may do so by notifying the other Party in writing at any time prior to the scheduled date for such destruction or disposal.  Such notice must specify the documents the requesting Party wishes to obtain.  The Parties shall then promptly arrange for the delivery of such documents.  All out-of-pocket costs associated with the delivery of the requested documents shall be paid by the requesting Party.  Notwithstanding any provision of this Agreement or the Related Documents to the contrary, in no event shall the Sellers or the Acquired Companies be required to provide Buyer with access to or copies of Sellers’ or their Affiliates’ Tax Returns to the extent such Tax Returns do not relate to the Acquired Companies, and in no case shall Buyer have any right to review any Tax Returns other than pro forma Tax Returns of the Acquired Companies.

Commitment Letters

.

(a) The Buyer shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to effect the Financing Plan, including, without limitation, maintaining in full force any applicable commitment letters (collectively the “Commitment Letters”) (ii) satisfy on a timely basis all conditions applicable to the Buyer within the Commitment Letters, (iii) enter into definitive agreements with respect to the Commitment Letters and (iv) consummate the transactions contemplated by the  Commitment Letters at or prior to the Closing (including by enforcing all rights under the  Commitment Letters), subject to the satisfaction of the conditions described in the Commitment Letters.

(b) The Buyer shall give the Sellers’ Representative prompt written notice of any breach by any party to the Commitment Letters of which any Buyer becomes aware or any termination of the Commitment Letters.  The Buyer shall keep the Sellers’ Representative reasonably informed on a reasonably current basis of the status of its efforts with respect to the Financing Plan.

Waiver of Conflicts; Attorney-Client Communications

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(a) Recognizing that Barley Snyder LLP has acted as legal counsel to the Sellers, the Acquired Companies and their respective Affiliates prior to the Closing, and that certain Sellers may continue to engage Barley Snyder LLP to act as legal counsel to such Sellers and their respective Affiliates after the Closing, each of the Buyer and the Acquired Companies consents to, waives, and will not assert, and agrees to cause the Acquired Companies to consent to, waive, and to not assert any present, past or future actual or potential conflict of interest that may arise in connection with (i) Barley Snyder LLP representing any or all of the Sellers or any officer, employee or director of the Acquired Companies or their respective Affiliates prior to or after the Closing and (ii) the communication by Barley Snyder LLP to such Persons, in any such representation, of any fact known to Barley Snyder LLP, including Attorney-Client Communications, including with respect to clauses (i) and (ii) in connection with any negotiation, arbitration, mediation, litigation or other Action or Proceeding in any way related to a dispute with either of the Buyer or the Acquired Companies or Person following the Closing, and the disclosure of any such fact in connection with any process undertaken for the resolution of such dispute.

(b) Each of the Buyer and the Acquired Companies, for themselves and their Affiliates, and any other party whom any Seller is obligated to indemnify pursuant to Article 10 (collectively, “Buyer Parties Group”), irrevocably acknowledges and agrees as follows: (i) all communications of any nature at any time (and all records of such communications) between any or all of the Sellers, the Acquired Companies, any officer, director, employee, or agent of the Companies, and their respective Affiliates, any of the Acquired Companies’ brokers, financial advisors, attorneys, accountants and other advisors, and Barley Snyder LLP and its partners and employees, and all of Barley Snyder LLP’s work product with respect to, relating to, or in connection with the negotiation, preparation, execution, delivery and closing under, or any dispute or Action or Proceeding arising under or in connection with, this Agreement or any other Transaction Document, the Transactions or any acquisition proposal, and all matters related to any of the foregoing (individually and collectively “Attorney-Client Communications”) shall at all times be subject to the attorney-client privilege or attorney work-product doctrine, as applicable, solely in favor of and held by Sellers, and shall be deemed to be confidential and proprietary information solely of the Sellers;  (ii) such privilege or doctrine shall be held solely by, and may be waived only by, the Sellers and their personal representatives, successors and assigns, and not by the Companies or any other member of the Buyer Parties Group, or their Affiliates, successor or assigns; (iii) all Attorney-Client Communications, and all records, and copies or extracts of records, of or maintained by the Companies of or relating to Attorney-Client Communications in any form, including hard copy or in digital or electronic media, and all rights, privileges and interests therein shall be (and hereby are) irrevocably and completely assigned, transferred and delivered by the Acquired Companies to the Sellers immediately prior to Closing, may be removed by the Sellers from the Acquired Companies’ possession, and the Companies and the other members of the Buyer Parties Group and their Affiliates, successors and assigns shall have no right or interest therein of any nature whatsoever including any access to or possession of such records or copies and any right to waive the attorney-client privilege or attorney work-product doctrine with respect to any Attorney-Client Communications and (iv) Barley Snyder LLP shall have no duty whatsoever to reveal or disclose any such Attorney-Client Communications or files to the Acquired Companies or any other member of the Buyer Parties Group by reason of any attorney-client relationship between Barley Snyder LLP and the Acquired Companies, the Buyer Parties or otherwise.

No Employee Solicitation

.  For a period of 12 months following the Closing, without the prior written agreement of Buyer, Sellers shall not, directly or indirectly, solicit for employment any individual that is employed at such time by any of the Acquired Companies.  Notwithstanding the foregoing, Sellers shall be permitted to employ any individual who responds to a general solicitation for employment not specifically targeted at any employee of the Acquired Companies, and shall additionally be permitted to employ any non-management employees of the Company between April 1 and October 31.

Article 10. SURVIVAL AND INDEMNIFICATION
Survival

.  The Parties, intending to contractually shorten the applicable statute of limitations, hereby agree that representations and warranties contained in Article 3 and Article 4 and the covenants and agreements of the parties contained herein to be performed on or prior to the Closing shall remain in effect for a period of eighteen (18) months  after the Closing Date and shall then terminate and be of no further force or effect; provided, however, that the representations and warranties in Sections 3.1,  3.2,  3.4,  4.1 and 4.2 shall survive the Closing until the expiration of the applicable statute of limitations. The covenants of Sellers and Buyer contained in this Agreement which by their terms require action following the Closing shall survive the Closing.

Indemnification by Sellers

.  Upon the Closing, and subject to Sections 10.1 and 10.4, Sellers shall jointly and severally indemnify and hereby hold harmless Buyer and its affiliates, officers, directors, employees and agents (the “Buyer Indemnitees”) against any Indemnifiable Losses incurred or suffered as a result of:

(a) any breach of any representation or warranty made by Sellers in Sections 3.1, 3.2 and 3.4 of this Agreement;
(b) any breach of any covenant made by Sellers in this Agreement or in any other document, instrument or agreement entered into in connection herewith; and

(c) any breach of the Confidentiality Agreement made herein in favor of Buyer.
Indemnification by Buyer

.  Upon the Closing, and subject to Sections 10.1 and 10.4, Buyer shall indemnify, defend and hold harmless Sellers, their Affiliates, the Acquired Companies and each of the respective past, present and future directors, officers, employees, stockholders, agents and representatives (together, the “Seller Indemnitees”) from and against any and all Indemnifiable Losses resulting from, relating to or arising out of any one or more of the following:

(a) any inaccuracy in any of the representations and warranties made by Buyer in Sections 4.1 and 4.2 of this Agreement;

(b) any breach by Buyer of any covenant to be performed or complied with by Buyer in this Agreement or any breach by the Acquired Companies of any covenant to be performed or complied with by such Acquired Company after the Closing Date under this Agreement; or

(c) any breach of the Confidentiality Agreement made herein in favor of Seller.
Limitations on Indemnification

.

(a) To the extent that a Party shall have any obligation to indemnify and hold harmless any other Person hereunder, such obligation shall not include lost profits or other consequential, special, punitive, incidental or indirect damages (and the injured Party shall not recover for such amounts).

(b) The amount of any loss, liability, cost or expense for which indemnification is provided under this Article 10 shall be net of any amounts actually recovered by a Buyer Indemnitee or a Seller Indemnitee, as the case may be, under an insurance policy with respect to such loss, liability, cost or expenses.

(c) Except as provided in Article 11 and except for fraud, from and after the Closing, the indemnification obligations set forth in this Article 10 are the exclusive remedy of the Indemnitees: (a) for any inaccuracy in any of the representations or any breach of any of the warranties or covenants contained herein or; (b) otherwise with respect to this Agreement, the Company and the transactions contemplated by this Agreement and matters arising out of, relating to or resulting from the subject matter of this Agreement, whether based on statute, contract, tort, property or otherwise, and whether or not arising from the relevant Party’s sole, joint or concurrent negligence, strict liability or other fault.

(d) No claim for indemnification shall be subject to assertion and no Party shall have an obligation to indemnify a Seller Indemnitee or Buyer Indemnitee (an “Indemnity“), as the case may be, for any loss or liability unless and until such Indemnity shall have incurred loss or liability in an aggregate amount in excess of $380,000  (the “Deductible) and then such indemnifying Party shall be liable only for such incurred loss or liability in excess of the Deductible.

(e) Notwithstanding anything herein to the contrary, the aggregate liability for which indemnification is provided by the Sellers under this Article 10 shall in no event exceed $7,600,000 in the aggregate (the “Seller Cap“).

(f) Sellers shall not be liable under this Article 10 for any loss, liability, cost or expense based upon or arising out of any breach of any of the representations, warranties or covenants of a Seller contained in this Agreement if Buyer had knowledge of such inaccuracy or breach prior to the Closing.

Procedures Relating to Indemnification

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(a) Claims Procedure.  An Indemnified Person shall give prompt written notice (a “Claim Notice”) to the Indemnifying Person after the Indemnified Person first becomes aware of any event or other facts that has resulted or that might result in any Loss for which the Indemnified Person is entitled to any indemnification under this Agreement, and such notice shall contain (1) a detailed description and, if known, the estimated amount of any Loss incurred or reasonably expected to be incurred by the Indemnified Person together with such supporting documents reasonably available to such Indemnified Person, (2) a reasonable explanation of the basis for the Claim Notice to the extent of the facts then known by the Indemnified Person and (3) a demand for payment of such Loss; provided that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Person shall have been actually prejudiced as a result of such failure (except that the Indemnifying Person shall not be liable for any expense incurred during the period in which the Indemnified Person failed to give such notice).  Any dispute regarding the Indemnified Person’s entitlement to indemnification in connection with a Claim Notice shall be resolved by any legally available means consistent with the provisions of Section 10.5(a) herein or as otherwise agreed in writing between the Parties.

(b) Third Party Claims.

(i) In order for an Indemnified Person to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any Person against the Indemnified Person (a “Third-Party Claim”), such Indemnified Person must provide the Indemnifying Person with a Claim Notice regarding the Third-Party Claim promptly and in any event within ten (10) Business Days after receipt by such Indemnified Person of written notice of the Third-Party Claim; provided that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Person shall have been actually prejudiced as a result of such failure (except that the Indemnifying Person shall not be liable for any expense incurred during the period in which the Indemnified Person failed to give such notice).  Thereafter, the Indemnified Person shall deliver to the Indemnifying Person, within five Business Days after the Indemnified Person’s receipt thereof, copies of all notices and documents (including court pleadings) received by the Indemnified Person relating to the Third-Party Claim together with such supporting documents reasonably available to such Indemnified Person.  Notwithstanding the foregoing, any Third-Party Claims with respect to Taxes shall be addressed in the manner set forth in Article 11 herein.

(ii) If a Third-Party Claim is made against an Indemnified Person, the Indemnifying Person will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Person.  If the Third-Party Claim includes allegations for which the Indemnifying Person both would and would not be obligated to indemnify the Indemnified Person, the Indemnifying Person and the Indemnified Person shall in that case jointly assume the defense thereof.  Should the Indemnifying Person so elect to assume the defense of a Third-Party Claim, notwithstanding anything to the contrary, the Indemnifying Person will not be liable to the Indemnified Person for legal fees and expenses subsequently incurred by the Indemnified Person in connection with the defense thereof.  If the Indemnifying Person assumes such defense, the Indemnified Person shall have the right, at its own expense, to participate in the defense thereof and, at its own expense, to employ counsel reasonably acceptable to the Indemnifying Person, separate from the counsel employed by the Indemnifying Person, it being understood that the Indemnifying Person shall control such defense.  The Indemnifying Person shall be liable for the fees and expenses of counsel employed by the Indemnified Person for any period during which the Indemnifying Person has not assumed the defense thereof (other than during any period in which the Indemnified Person shall have failed to give notice of the Third-Party Claim as provided above).  For the avoidance of doubt, all legal fees and expenses incurred by the Indemnifying Person shall be credited against and counted for the purpose of computing the remaining amount available under the Seller Cap for purposes of Section 10.4(e) , and, with respect to any Seller as the Indemnifying Person, such legal fees and expenses shall be paid from the Escrow Fund until so exhausted. If the Indemnifying Person chooses to defend or prosecute any Third-Party Claim, all the Parties hereto shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnifying Person’s request) the provision to the Indemnifying Person of records and information which are reasonably relevant to such Third-Party Claim, and making officers, directors, employees and agents of the Indemnified Person available on a mutually convenient basis to provide information, testimony at depositions, hearings or trials, and such other assistance as may be reasonably requested by the Indemnifying Person.  Whether or not the Indemnifying Person shall have assumed the defense of a Third-Party Claim, the Indemnified Person shall not admit any Liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the Indemnifying Person’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).  The Indemnifying Person shall not admit any Liability with respect to, or settle, compromise or discharge any Third-Party Claim without the Indemnified Person’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided that the Indemnified Person shall agree to any admission of Liability, settlement, compromise or discharge of a Third-Party Claim that the Indemnifying Person may recommend and that by its terms obligates the Indemnifying Person to pay the full amount of the Liability in connection with such Third-Party Claim and which releases the Indemnified Person completely in connection with such Third-Party Claim.

Article 11. TAX MATTERS
Tax Indemnification

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(a) Subject to Section 11.2, from and after the Closing Date, Sellers shall jointly and severally (for purposes of this Article 11 only, the “Tax Indemnifying Party”), shall be responsible for, shall pay or cause to be paid, and shall indemnify, defend and hold harmless Buyer and the Acquired Companies and reimburse Buyer and the Acquired Companies for the following Taxes, to the extent that such Taxes have not been paid as of the Closing Date: (i) all Taxes imposed on the Acquired Companies or Buyer as a result of the operations of the Acquired Companies with respect to any taxable year or period ending on or before the Closing Date; (ii) with respect to taxable years or periods beginning before the Closing Date and ending after the Closing Date, all Taxes imposed on the Acquired Companies or Buyer as a result of the operations of the Acquired Companies, which Taxes are allocable to the portion of such taxable year or period ending on the Closing Date (an “Interim Period”) (Interim Periods and any taxable years or periods that end on or prior to the Closing Date being referred to collectively hereinafter as “Pre-Closing Periods”); (iii) Taxes of any member of any affiliated group of corporations (as defined in Section 1504 of the Code) with which the Acquired Companies file or have filed a Tax Return on a consolidated, combined, affiliated, unitary or similar basis for a taxable year or period beginning before the Closing Date; (iv) Taxes or other costs of Buyer Indemnitees payable as a result of any inaccuracy in or breach of any representation or warranty made in Section 3.16 of this Agreement or any breach of any covenant contained in this Article 11, without duplication; and (v) any Taxes or other payments required to be made after the Closing Date by the Acquired Companies to any Person under any Tax sharing, indemnity or allocation agreement or other arrangement in effect prior to the Closing, whether or not written, with respect to a Pre-Closing Period.

(b) For purposes of this Section 11.1(b), in order to apportion appropriately any Taxes relating to any taxable year or period that includes an Interim Period, the parties shall, to the extent permitted under applicable law, elect with the relevant Tax authority to treat for all purposes the Closing Date as the last day of the taxable year or period of the Acquired Companies.  The parties shall cooperate in making an election under Section 1377(a)(2) of the Code.  In any case where applicable law does not permit the Acquired Companies to treat the Closing Date as the last day of the taxable year or period, then, in each such case, the portion of any Taxes that are allocable to the portion of the Interim Period ending on the Closing Date shall be: (i) in the case of Taxes that are based upon or related to income or receipts, deemed equal to the amount that would be payable if the taxable year or period ended on the Closing Date; and (ii) in the case of Taxes not described in subparagraph (i) above that are imposed on a periodic basis, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of calendar days in the Interim Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire relevant period.

(c) All matters relating in any manner to Tax indemnification obligations and payments shall be governed exclusively by this Article 11.
Preparation and Filing of Tax Returns and Payment of Taxes

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(a) Sellers shall prepare and file (i) all income Tax Returns with respect to the Acquired Companies for any Tax period ending on or prior to the Closing Date and (ii) all non-income Tax Returns with respect to the Acquired Companies for any Tax period ending on or prior to the Closing Date, but only to the extent such Tax Returns are required to be filed on or prior to the Closing Date. All such Tax Returns shall be prepared and filed in a manner that is consistent, in all material respects, with the prior practice of the Acquired Companies including, without limitation, prior Tax elections and accounting methods or conventions made or utilized by the Acquired Companies, except as required by a change in the applicable Law or regulations.

(b) Buyer shall prepare and timely file or cause the Acquired Companies to prepare and timely file all Tax Returns required to be filed after the Closing Date other than Tax Returns described as the responsibility of Sellers in Section 11.2(a).  All such Tax Returns with respect to Pre-Closing Periods shall be prepared and filed in a manner that is consistent, in all material respects, with the prior practice of the Acquired Companies including, without limitation, prior Tax elections and accounting methods or conventions made or utilized by the Acquired Companies, except as required by a change in the applicable Law or regulations. Buyer shall deliver all such Tax Returns with respect to Pre-Closing Periods to Sellers for Sellers’ review at least 45 days prior to the due date, including extensions, of any such Tax Return.  If Sellers dispute any item on such Tax Returns, they shall notify Buyer of such disputed item and the basis of the objection.  The parties shall act in good faith to resolve any such dispute prior to the date on which the Tax Return is required to be filed. If the parties cannot resolve any disputed item, the item in question shall be resolved by an independent accounting firm mutually acceptable to Sellers and Buyer.

(c) Sellers shall deliver to Buyer for its review any sales use, real property, transfer or other non-income Tax Returns of the Acquired Companies that are to be filed on or prior to the Closing Date at least 15 days prior to the due date, including extensions, of any such Tax Return or within 15 days after the date hereof, whichever is later, provided that any such Tax Return that is due within 15 days after the date hereof shall be delivered to Buyer as soon as reasonably practicable, but in any event prior to the due date of such Tax Return.  If Buyer disputes any item on a Tax Return delivered pursuant to the preceding sentence, it shall notify Sellers of such disputed item and the basis of the objection.  The parties shall act in good faith to resolve any such dispute prior to the date on which the Tax Return is required to be filed.  If the parties cannot resolve any disputed item, the item in question shall be resolved by an independent accounting firm mutually acceptable to Sellers and Buyer.  The fees and expenses of such accounting firm shall be borne equally by Sellers and Buyer.  Notwithstanding the foregoing, nothing in this Section 11.2(c) shall prevent Sellers or the Acquired Companies from timely filing any Tax Returns that are due (including extensions) on or prior to the Closing Date.

Tax Cooperation

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(a) For a period of 7 years from and after the Closing, Sellers and Buyer shall furnish or cause to be furnished to each other, upon written request, as promptly as practicable, such information including access to books and records and assistance relating to the Acquired Companies as is reasonably requested for the filing of any Tax Returns, for the preparation of any audit, and for the prosecution or defense of any claim, suit or proceeding related to any proposed assessment. Any information obtained under this Section 11.3(a) shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.  After the expiration of such 7 year period, Buyer or Sellers, as the case may be, may dispose of such information, books and records, provided that prior to such disposition, (i) Sellers shall give Buyer the opportunity, at Buyer’s expense, to take possession of such information, books and records held by Sellers; and (ii) Buyer shall give Sellers the opportunity, at Sellers’ expense, to take possession of such information, books and records held by the Acquired Companies.

(b) Buyer agrees that with respect to Pre-Closing Periods, it shall not, on or after the Closing Date, without the prior written consent of Sellers, amend any Tax Return, except as required by Law, or waive or extend any statute of limitations with respect to any such Tax Return to the extent such amendment or waiver would increase the Taxes of the Acquired Companies or Sellers for any Pre-Closing Period.  With respect to Pre-Closing Periods, Sellers shall not, on or after the date hereof, without the prior written consent of Buyer, amend any Tax Return, except as required by Law, of the Acquired Companies or waive or extend the statute of limitations with respect to any such Tax Return, to the extent such amendment or waiver would increase the Taxes of the Acquired Companies or Buyer in a taxable period (or portion thereof) beginning on or-after the Closing Date.

Tax Audits

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(a) After the Closing, Buyer shall notify Sellers in writing of any demand or claim received by Buyer or any Acquired Company from any Tax authority or any other party (a “Tax Notice”) with respect to Taxes for which the Tax Indemnifying Party is liable pursuant to Section 11.1 within 10 days after Buyer’s receipt of such demand or claim; provided, however, failure to give such Tax Notice will not affect the rights of Buyer or the Acquired Companies to indemnification under Section 11.1 unless, or except to the extent that such failure precludes the Tax Indemnifying Parties from contesting such demand or claim. Such Tax Notice shall contain factual information describing the asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any Tax authority in respect of any such asserted Tax liability.

(b) Subject to the following sentence, Sellers may elect to control the conduct, through counsel chosen by Sellers and reasonably acceptable to Buyer and at Sellers’ expense, of any audit, claim for refund, or administrative or judicial proceeding involving any asserted liability with respect to which indemnity may be sought under Section 11.1(a), including any contest in respect of an Interim Period (any such audit, claim for refund, or proceeding relating to an asserted Tax liability is referred to herein as a “Contest”).  If Sellers elect to control a Contest, Sellers shall, within 30 days after receipt of the Tax Notice, notify Buyer in writing of its intent to do so; provided, however, Buyer and the Acquired Companies are authorized to file any motion, answer or other pleading that may be reasonably necessary or appropriate to protect their interests during such 30 day period.  If Sellers properly elect to control a Contest, then Sellers shall have all rights to settle, compromise and/or concede such asserted liability and Buyer shall cooperate and shall cause the Acquired Companies (and any of their successors) to cooperate in each phase of such Contest. If Sellers do not elect to control a Contest, Buyer or the Acquired Companies may, without affecting its or any other indemnified party’s rights to indemnification under this Article 11 assume and control the defense of such Contest with participation by the Sellers.

(c) In the event that a Contest involves an Interim Period (a “Straddle Contest”), the parties shall endeavor to cause the Contest proceeding to be separated into two or more separate proceedings, one of which shall involve exclusively the applicable Interim Period.  In the event that such separation cannot, after diligent efforts, be achieved, Buyer and Sellers shall jointly control the Straddle Contest; provided, however, that, subject to this Section 11.4(c), Buyer shall have all rights to make decisions, settle, compromise and/or concede such asserted liability as it relates to the portion of the taxable period that begins after the Closing Date, and Sellers shall have all rights to settle, compromise and/or concede such asserted liability as it relates to the Interim Period.

(d) With respect to a Contest that is described in paragraphs (b) and (c) of this Section, and which relates to a method of accounting, a recurring item of income, gain, loss, deduction or credit, Taxes other than income Taxes, franchise Taxes, and Transfer and Recording Taxes, Sellers’ ability to settle, compromise and/or concede any asserted liability shall be subject to Buyer’s consent, if Sellers’ proposed settlement, compromise or concession would adversely affect such Tax liability of an Acquired Company in a Post-Closing period; provided, however, if Buyer does not provide Sellers with such consent and Sellers pay to Buyer the amount Sellers were willing to pay the Taxing authority to settle the asserted Tax liability, Sellers shall be released by Buyer from all indemnification obligations thereto pursuant to Section 10.4 with respect to such Contest and Buyer shall assume control over the conduct of such Contest and shall have all rights if such Contest does not involve any issues for which Sellers remains liable under this Article 11 to make decisions, settle, compromise, and/or concede such asserted liability.

(e) Notwithstanding anything contained in this Section 11.4 to the contrary, neither the Buyer nor the Acquired Companies shall be required to permit Sellers to contest any claim; provided, however, that the Tax Indemnifying Parties shall have no obligation to pay, indemnify or reimburse Buyer or the Acquired Companies for any amounts that Buyer or the Acquired Companies pay without the prior approval of Sellers, which approval may not be unreasonably withheld or delayed if the related indemnification obligation does not have a material economic impact on Sellers or the Indemnifying Parties with respect to a claim Sellers timely elect to contest but is not permitted to contest under this Section 11.4(e).

(f) Notwithstanding anything contained in this Section 11.4(f) to the contrary, Sellers shall not, without the prior written consent of Buyer, which consent may not be unreasonably withheld or delayed, compromise or concede any asserted liability unless Sellers have: (i) paid or otherwise satisfied the asserted liability on or prior to the date of such settlement, compromise or concession, or (ii) obtained, as an unconditional term of such settlement, compromise or concession, an unconditional release, issued by the applicable taxing authority in favor of the Acquired Companies, for all responsibility in respect of the asserted liability.

Tax Treatment of Indemnification Payment

.  The parties agree to treat any indemnity payment made under this Agreement as an adjustment to the Purchase Price for all tax purposes.

Tax Benefits Associated with Transaction Expenses

.  The parties hereby agree and acknowledge that the Tax deductions associated with the Transaction Expenses shall be for the sole benefit of the Sellers and shall be allocated to (and deemed to have been incurred in) the applicable Pre-Closing Tax Periods ending on the day before the Closing Date or portions of the applicable Straddle Tax Periods ending on the Closing Date, in each case to the extent permitted by applicable Law and that notwithstanding anything to the contrary in this Agreement, the Sellers shall be entitled to any tax benefits of each such Tax deduction.

Article 12. TERMINATION
Termination

.  This Agreement may be terminated at any time prior to the Closing:

(a) by the written mutual consent of the parties;

(b) upon written notice by (i) any Party, if any court of competent jurisdiction or any other Governmental Agency shall have issued a Judgment or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and (ii) such Judgment or other action shall have become final and non-appealable;

(c) upon written notice at any time on or after November 30, 2018 (the “Termination Date”) by any Party if the Closing has not occurred by the Termination Date; provided, however, that (i) if Sellers are seeking termination, then the Sellers may not be in breach in any material respect of their representations, warranties, covenants or agreements contained in this Agreement or (ii) if Buyer is seeking termination, then Buyer may not be in breach in any material respect of any of its representations, warranties, covenants or agreements contained in this Agreement; and provided further, however, Sellers may elect to extend the date of the Termination Date by up to 60 additional days if the condition set forth in Section 5.1 shall have not been satisfied and the parties shall have received a “second request” or the equivalent from the applicable Governmental Authorities;

(d) upon written notice to the other Party if the other Party is in material breach of any of its representations, warranties, covenants or agreements hereunder (which breach continues by such Party for 30 days after written notice thereof to such Party); provided, however, that if such other Party is Buyer, it shall not be entitled to such 30 day period if it is in default of its obligation to pay the Purchase Price to the Sellers on the Closing Date as provided herein; and provided, further, that (i) if Sellers are seeking termination, then Sellers may not be in breach in any material respect of their representations, warranties, covenants or agreements contained in this Agreement or (ii) if Buyer is seeking termination, then Buyer may not be in breach in any material respect of any of its representations, warranties, covenants or agreements contained in this Agreement.

Other Agreements; Material To Be Returned

.

(a) In the event this Agreement is terminated pursuant to Section 12.1, the transactions contemplated by this Agreement and the Related Documents shall be terminated, without further action by any Party, and the Parties shall immediately enter into, or cause their relevant Affiliates to enter into, written consents to terminate each of the Related Documents that have become effective prior to the date of such termination.

(b) Furthermore, in the event that this Agreement is terminated pursuant to Section 12.1, Buyer shall return or destroy all nonpublic information regarding the Companies in accordance with the terms of the NDA.

Effect of Termination

.  In the event this Agreement is terminated pursuant to Section 12.1 hereof, all obligations of the parties under this Agreement shall terminate and become void and of no further effect and there shall be no liability of any Party to any other Party except: (a) the obligations with respect to confidentiality and publicity contained in Section 5.7 hereof, (b) all obligations set forth in the NDA; provided, however, that no Party shall be relieved from liabilities arising out of any breach of its representations and warranties, or for any breach of its covenants or other agreements contained in this Agreement.  Specifically, in the event of termination of this Agreement, other than as a result of a breach by Sellers of their representations, warranties, covenants or agreements in this Agreement, Buyer shall be responsible to the Sellers for a fee equal to the $650,000 (the “Termination Fee”) as Sellers’ sole and exclusive remedy.  For the avoidance of doubt, (x) termination of this Agreement by Buyer under Section 5.5 shall not be deemed to be a breach by Buyer and (y) the inability of Buyer to obtain the financing necessary for the Transactions shall entitle Sellers to the Termination Fee.

Article 13. MISCELLANEOUS
Complete Agreement

.  This Agreement, the Related Documents and the Schedules and Exhibits attached hereto and thereto and the documents referred to herein and therein constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

Waiver, Discharge, etc

.  This Agreement may not be released, discharged, abandoned, waived, changed or modified in any manner, except by an instrument in writing signed on behalf of each of the Parties by their duly authorized representatives.  The failure of any Party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, or in any way be construed to affect the validity of this Agreement or any part thereof or the right of any Party thereafter to enforce each and every such provision.  No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

Fees and Expenses

.  Except as otherwise expressly provided in this Agreement, Sellers shall pay all legal, broker, accountant and similar fees and expenses incurred by the Sellers, and Buyer shall pay all legal, broker, accountant and similar fees and expenses incurred by Buyer, in each case in connection with this Agreement, the Related Documents and the transactions contemplated hereby and thereby.  Notwithstanding the foregoing, Seller and Buyer shall each pay one-half (1/2) of all real estate transfer taxes and payable as a result of the consummation of the transaction contemplated hereby, and Buyer shall pay all sales taxes payable as a result of the consummation of the transaction contemplated hereby.  Buyer shall also pay all other customary costs, fees and expenses associated with the transactions contemplated by this Agreement.

Amendments

.  No amendment to this Agreement shall be effective unless it is in writing signed by the Parties.  No amendment to any Related Document shall be effective unless it shall have been approved in writing by the Parties.

Notices

.  All notices, requests, consents and demands to or upon the respective parties shall be in writing, and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made: (a) if delivered by hand including by overnight courier, when delivered; or (b) on the day after delivery to a nationally recognized overnight carrier service if sent by overnight delivery for next morning delivery.  In each case: (a) if delivery is not made during normal business hours at the place of receipt, receipt and due notice under this Agreement shall be deemed to have been made on the immediately following Business Day; and (b) notice shall be sent to the address of the Party to be notified, as follows, or to such other address as may be hereafter designated by the respective Parties in accordance with these notice provisions:

If to Buyer, to:

Peak Resorts, Inc.

Attn: Christopher J. Bub

17409 Hidden Valley Drive

Wildwood, Missouri 63025

With a copy to:

David L. Jones

Sandberg Phoenix & von Gontard PC

120 S. Central, Suite 1600

St. Louis, Missouri 63105

If to the Sellers, to:

Snow Time, Inc.

Attn:  Scott W. Romberger

Snow Time, Inc.

100 Boxwood Lane, Suite 2

York, Pennsylvania 17402

and a copy to:

Barley Snyder LLP

Attn:  Paul G. Mattaini

126 East King Street

Lancaster, PA 17602

Venue

.  Any legal suit, action or proceeding arising out of or relating to this Agreement may be instituted in any federal or state court in the Commonwealth of Pennsylvania and each Party waives any objection which it may now have or hereafter have to the laying of venue of any such suit, action or proceeding in such jurisdiction.

Governing Law; Waiver of Jury Trial

.

(a) This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to conflict of law principles.

(b) EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION, SUIT, OR PROCEEDING BETWEEN THE PARTIES TO THIS AGREEMENT ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Headings

.  The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

Interpretation

.  All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.  All terms defined in this Agreement in one form have correlative meanings when used herein in any other form.  Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement.  When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule, such reference shall be to a Section or Article of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.  For all purposes hereof, the terms “include”, “includes” and “including” shall be deemed to be followed by the words “without limitation”.

Exhibits and Schedules

.  The Exhibits and Schedules are a part of this Agreement as if fully set forth herein.

Successors

.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties except with the prior written consent of the other Parties or by operation of law; provided, however, Buyer may assign any or all of its rights or delegate any or all of its duties under this Agreement to any Affiliate without the prior written consent of Sellers; provided further, however, that Buyer shall remain liable for its obligations and duties under this Agreement notwithstanding any such assignment.

Remedies

.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party shall be deemed cumulative with and not exclusive of any other remedy conferred herein, or by law or equity upon such Party, and the exercise by a Party of any one remedy shall not preclude the exercise of any other remedy.  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or were otherwise breached.  The Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without proof of actual damages, this being in addition to any other remedy to which the Parties are entitled at law or in equity.

Third Parties

.  Except as provided in Sections 10.2 and 10.3, nothing herein expressed or implied is intended or shall be construed to confer upon or give any Person, other than the Parties and their successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

Severability

.  If any provision of this Agreement shall be declared by any court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, the other provisions shall not be affected by such invalidity, illegality or unenforceability, but shall remain in full force and effect.

Counterparts; Effectiveness

.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and each of which shall be deemed an original. This Agreement shall become effective when each Party shall have received counterparts hereof signed by all of the other parties.

NO OTHER REPRESENTATIONS BY SELLER

.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLERS SPECIFICALLY CONTAINED IN Article  3, NONE OF THE ACQUIRED COMPANIES, SELLERS, OR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED HEREBY OR THE CONDITION (FINANCIAL OR OTHERWISE) OF, OR ANY OTHER MATTER INVOLVING, THE ACQUIRED COMPANIES, THE RESORTS OR SELLERS. IN ADDITION, EXCEPT AS SPECIFICALLY PROVIDED IN Article  3, NONE OF THE ACQUIRED COMPANIES, SELLERS OR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO BUYER, INCLUDING IN ANY “DATA ROOMS,” IN CONNECTION WITH ANY MANAGEMENT PRESENTATIONS, OR IN CONNECTION WITH ANY OTHER-MATTER (INCLUDING, WITHOUT LIMITATION, THE PROVISION OF ANY BUSINESS OR FINANCIAL ESTIMATES AND PROJECTIONS

AND OTHER FORECASTS AND PLANS (INCLUDING THE REASONABLENESS OF THE ASSUMPTIONS UNDERLYING SUCH ESTIMATES, PROJECTIONS OR FORECASTS)).

NO OTHER REPRESENTATIONS BY BUYER

.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF BUYER SPECIFICALLY CONTAINED IN Article  4, NEITHER BUYER NOR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO EITHER THE TRANSACTIONS CONTEMPLATED HEREBY OR THE CONDITION (FINANCIAL OR OTHERWISE) OF, OR ANY OTHER MATTER INVOLVING, BUYER.  IN ADDITION, EXCEPT AS SPECIFICALLY PROVIDED IN Article  4, NEITHER BUYER NOR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO SELLERS.

INDEPENDENT INVESTIGATION

.  BUYER HEREBY ACKNOWLEDGES AND AFFIRMS THAT IT HAS CONDUCTED AND COMPLETED ITS OWN INVESTIGATION, ANALYSIS AND EVALUATION OF THE COMPANIES, THEIR. RESPECTIVE ASSETS AND THE RESORTS, THAT IT HAS MADE ALL SUCH REVIEWS AND INSPECTIONS OF THE RESULTS OF OPERATIONS, CONDITION (FINANCIAL AND OTHERWISE) AND PROSPECTS OF SUCH ASSETS, THE RESORTS AND THE COMPANIES AS IT HAS DEEMED NECESSARY OR APPROPRIATE, AND THAT IN MAKING ITS DECISION TO ENTER INTO THIS AGREEMENT AND TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREBY IT HAS RELIED SOLELY ON: (A) ITS OWN INVESTIGATION, ANALYSIS AND EVALUATION OF THE RESORTS AND (B) THE REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLERS CONTAINED IN THIS AGREEMENT.

Sellers’ Representative

.  Each Seller makes, constitutes and appoints the Sellers’ Representative, with full power of substitution and re-substitution, as his or its true and lawful attorney-in-fact for him or it and in his or its name, place, and stead to sign, execute, deliver and perform any Transaction Documents required to be executed by such Seller (or any Transaction Documents by which such Seller is otherwise bound), to make and authorize amendments to, or waivers of, this Agreement or any other Transaction Document, to enforce the obligations of the Buyer or the Acquired Companies under this Agreement or any other Transaction Document, to give and receive all notices required or permitted by the Sellers’ Representative under this Agreement or any other Transaction Document, and to defend and/or settle any indemnification claims made by the Buyer or any of the Acquired Companies or any other Indemnified Person pursuant to the terms of this Agreement or any other Transaction Document (to the extent such claims are to be satisfied out of the Representative Amount), hereby ratifying and confirming that the Sellers’ Representative may do or cause to be done by virtue hereof and to make all determinations and elections hereunder and thereunder.  This power of attorney is a special power of attorney coupled with an interest and is irrevocable, and shall survive the Closing and death, disability, legal incapacity, bankruptcy, insolvency, dissolution, or cessation of existence of any Seller.  This power of attorney may be exercised by the Sellers’ Representative by listing the Seller executing any Transaction Document with the single signature of the Sellers’ Representative acting as attorney-in-fact for such Seller. The Sellers’ Representative shall have no Liability to the Buyer, any of the Acquired Companies or the Sellers, or any of the respective Affiliates or Representatives of the Buyer, the Acquired Companies or the Sellers, arising out of or resulting from any action taken or omitted to be taken in his capacity as Sellers’ Representative or otherwise on behalf of the Sellers, except with respect to any Liability resulting from the Sellers’ Representative’s willful misconduct.  Each Seller hereby forever releases and discharges the Sellers’ Representative from any and all Liability which may arise out of or result from any action taken or omitted to be taken in his capacity as Sellers’ Representative or otherwise on behalf of the Sellers, except with respect to any Liability resulting from the willful misconduct of the Sellers’ Representative.

(a) Each Seller shall indemnify and hold harmless and reimburse the Sellers’ Representative from and against such Seller’s Pro Rata Share of any and all Liabilities, losses, damages, claims, costs or expenses suffered or incurred by the Sellers’ Representative arising out of or resulting from any action taken or omitted to be taken by the Sellers’ Representative in his capacity as Sellers’ Representative or otherwise on behalf of the Sellers or under the Transaction Documents, other than such Liabilities, losses, damages, claims, costs or expenses arising out of or resulting from the Sellers’ Representative’s gross negligence or willful misconduct or in Sellers’ Representative’s capacity as an Seller hereunder.

(b) Each Party shall be entitled to rely exclusively upon any communication given or other action taken by the Sellers’ Representative on behalf of the Sellers pursuant to this Agreement or the other Transaction Documents.

(c) The Sellers may remove or replace the Representative upon written consent by a majority-in-interest of the holders of the Company’s capital stock immediately prior to Closing upon not less than ten (10) business days’ prior written notice to Buyer. Notwithstanding anything to the contrary herein, in the event that (i) Mr. Romberger is temporarily unavailable to act as the Representative, Bradley J. Leber may act in place of Mr. Romberger as the Representative during the period of Mr. Romberger’s unavailability or (ii) Mr. Romberger is unable or unwilling to continue in his capacity as the Representative, or if Mr. Romberger resigns as the Representative, Bradley J. Leber shall become the Representative without the need for appointment of Mr. Leber by a majority-in-interest of the holders of the Company’s capital stock. No bond will be required of the Representative, and the Representative will receive no compensation for his services.  Notices or communications to or from the Representative will constitute notice to or from each of Sellers.

(d) Each Seller hereby acknowledges and agree that the Representative Amount shall be withheld and paid directly to an account maintained by the Representative (or a financial institution selected by the Representative) as a fund for the fees incurred in connection with this Agreement, with any balance of the Representative Amount not utilized for such purposes to be returned to the Sellers in accordance with their Pro Rata Percentage.  If the Representative Amount shall be insufficient to satisfy the fees and expenses of the Representative, then the Representative shall be entitled to recover any remaining expenses directly from the Sellers.

(Signature Page Follows)

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first written above:

SELLERS:

/s/ Scott Romberger

Scott Romberger, trustee of the Irvin S. Naylor Trust U/D/T dated 12/11/2003 F/B/O Leah R. Naylor, Irvin S. Naylor Trust U/D/T dated 12/11/2003 F/B/O S. Chester Naylor, II, and Irvin S. Naylor Trust U/D/T dated 12/11/2003 F/B/O Sarah R. Naylor

/s/ Bradley Leber

Bradley Leber, trustee of the Irvin S. Naylor Trust U/D/T dated 12/11/2003 F/B/O Leah R. Naylor, Irvin S. Naylor Trust U/D/T dated 12/11/2003 F/B/O S. Chester Naylor, II, and Irvin S. Naylor Trust U/D/T dated 12/11/2003 F/B/O Sarah R. Naylor

/s/ Robert Black

Robert Black, trustee of the Irvin S. Naylor Trust U/D/T dated 12/11/2003 F/B/O Leah R. Naylor, Irvin S. Naylor Trust U/D/T dated 12/11/2003 F/B/O S. Chester Naylor, II, and Irvin S. Naylor Trust U/D/T dated 12/11/2003 F/B/O Sarah R. Naylor

[Seller Signature Page to

SnowTime Stock Purchase Agreement] A-44

BUYER:

Peak Resorts, Inc.

a Missouri corporation

By:  _/s/ Timothy D. Boyd

Name:  Timothy D. Boyd

Title:President and Chief Executive Officer

[Buyer Signature Page to

SnowTime Stock Purchase Agreement]A-45

Exhibits

Exhibit AExample of Working Capital Calculation

Exhibit BPro Rata Shares

Exhibit CSeller Releases

Exhibit DCompany Releases

Schedules

Schedule 1.1	Capital Leases
Schedule 2.4	Excluded Assets
Schedule 3.3	Company Subsidiaries
Schedule 3.6	Governmental Authorization
Schedule 3.7(a)	Capital Expenditures
Schedule 3.8	Powers of Attorney
Schedule 3.9	Company Brokers
Schedule 3.10(a)	Governmental Agency Investigation
Schedule 3.10(b)	Noncompliance Notices
Schedule 3.10(c)	Compliance Exceptions
Schedule 3.11(a)	Insurance Policies
Schedule 3.11(b)	Pending Worker’s Compensation Claims
Schedule 3.12	Litigation
Schedule 3.13(a)	Required Approvals Exceptions
Schedule 3.13(b)	Compliance with Required Approvals
Schedule 3.13(c)	Suspension/Cancellation of Required Approvals
Schedule 3.13(d)	Material Required Approvals
Schedule 3.14(a)	Labor Matters
Schedule 3.14(d)	Written Notice on Labor Matters
Schedule 3.15(a)	Employee Benefit Plans
Schedule 3.15(e)	Severance Pay
Schedule 3.15(g)	Multiple Employer Welfare Arrangements
Schedule 3.15(i)(1)	Full-time Year-round Employees
Schedule 3.15(i)(2)	Employees with Employment Agreements, etc.
Schedule 3.16(a)(1)	Real Property Owned by Company
Schedule 3.16(a)(2)	Leases, Subleases, Licenses, Permits and other Agreements
Schedule 3.16(a)(3)	Real Property Lease Exceptions
Schedule 3.16(a)(4)	Real Property Lease Breaches
Schedule 3.16(a)(5)	Termination Notice as to Real Property Lease
Schedule 3.16(c)	Outstanding Options/Rights of First Refusal to Purchase or Lease Owned Real Property
Schedule 3.16(d)	Condemnation Proceeding Affecting Real Property
Schedule 3.16(f)(i)	Third Party Real Property Leases
Schedule 3.16(f)(ii)	Breach of Third Party Real Property Lease
Schedule 3.16(g)	Violations of Real Property Covenants or Restrictions
Schedule 3.17(d)	Change in Accounting Method
Schedule 3.18	Material Contracts
Schedule 3.18(k)	Other Agreements in Excess of $100,000
Schedule 3.19(a)	Environmental Compliance Exceptions
Schedule 3.19(b)	Environmental Claims
Schedule 3.20(a)	Intellectual Property
Schedule 3.20(b)	Intellectual Property Exceptions
Schedule 3.21(a)	Related Party Ownership
Schedule 3.21(b)	Related Party Material Contracts
Schedule 3.22	Absence of Certain Changes
Schedule 3.23	Water Rights

Schedule 4.6	Buyer Brokers
Schedule 4.9	Buyer Capitalization and Outstanding Securities
Schedule 4.9(a)	Series A Convertible Stock
Schedule 4.9(b)	Capital Stock
Schedule 4.9(c)	Shareholder and Other Related Agreements
Schedule 4.9(d)	Buyer’s Stock Plan
Schedule 4.12	Undisclosed Liabilities
Schedule 4.13	Absence of Changes
Schedule 8.6	Lifetime Ski Passes
Schedule 9.4	Extraordinary Actions by the Sellers
Schedule 9.5	Commercially Reasonable Efforts – Licenses